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As filed with the Securities and Exchange Commission on June 14, 2006

Registration No. 333-131813

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT
NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	5182, 5614, 3231 (Primary Standard Industrial Classification Code Numbers)	41-0946258 (I.R.S. Employer Identification No.)

One Merrill Circle St. Paul, Minnesota 55108 (651) 646-4501 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Machov
Executive Vice President, General Counsel and Secretary
Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108
(651) 646-4501
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Bruce A. Machmeier, Esq. Amy E. Culbert, Esq. Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300, 45 South Seventh Street Minneapolis, Minnesota 55402 (612) 607-7000	Thomas R. Brome, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common stock, par value $.01 per share	$253,000,000	$27,071

(1)
Includes common stock issuable upon exercise of the underwriters' over-allotment option, if any.
(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 14, 2006

             Shares

Common Stock

This is the initial public offering of Merrill Corporation. We are offering             shares of our common stock. Selling shareholders, including DLJ Merchant Banking Partners II, L.P. and certain affiliated investors, are offering an additional             shares of our common stock. We will not receive any proceeds from the sale of shares by the selling shareholders. We anticipate that the initial offering price will be between $             and $             per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "MRL."

Investing in our common stock involves risk. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Merrill Corporation	$	$
Proceeds, before expenses, to selling shareholders	$	$

Certain selling shareholders have granted the underwriters a 30-day option to purchase from them up to                    additional shares of common stock on the same terms and conditions set forth above to cover over-allotments.

Deutsche Bank Securities	Credit Suisse

Piper Jaffray

The date of this prospectus is                           , 2006.

[Inside front cover]

        In this prospectus, "Merrill," our "company," "we," "us" or "our" refer to Merrill Corporation and its subsidiaries, except where the context makes clear that the reference is only to Merrill Corporation itself and not its subsidiaries. "Merrill Communications" refers to Merrill Communications LLC, a wholly owned subsidiary of Merrill Corporation. "WordWave" refers to WordWave, Inc., a wholly owned subsidiary of Merrill Corporation. "QMC" refers to Quebecor Merrill Canada, Inc., a wholly owned subsidiary of Merrill Corporation.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 10 and the financial statements and related notes, before making an investment in our common stock.

Our Business

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision-making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use, comprehensive service offerings.

        We target specific markets that have complex information, document and communications requirements, including the legal, financial services, insurance and real estate industries. Our clients in these markets typically value accuracy, confidentiality, reliability and responsiveness. Over time, we believe we have developed a comprehensive understanding of our clients' markets, enabling us to align our technology, processes and services with our clients' business objectives. We believe we have also built strong, long-standing relationships with clients who rely on us to manage and communicate important information. We meet our clients' service requirements on a global basis through over 70 domestic and 15 international offices, as well as through selected affiliate relationships.

        We currently conduct our business in three segments:

  •
  Legal Solutions provides both on-demand and on-site litigation support, information management and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography.

  •
  Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies.

  •
  Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support our clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, Securities and Exchange Commission filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions and restructurings.

        We also operate four other communication businesses: Language Translation, Captioning, Election Services and Specialty Printing. These businesses tend to complement or use the same underlying competencies found in our three segments. Examples of services these businesses provide include translating product manuals into multiple languages and providing closed captioning for television programming.

        Throughout our 37-year history, we believe we have fostered a culture of technological and process innovation and client-focused and reliable customer service. Our technology team consists of 295 employees focused on improving, maintaining and expanding the scope of our service offering. We also employ 350 sales representatives and 595 customer service professionals to deliver consistent and reliable service and maintain our strong client relationships. Over the past four years, we have grown our sales force and customer service personnel by 33% to increase our market penetration and enhance our responsiveness. In addition, during the past ten years we have acquired and integrated several specialized service and technology companies that have broadened our service offering and augmented our industry expertise. We believe our ability to identify, develop or acquire, and integrate new services and technologies is a significant competitive differentiator and enhances our growth opportunities.

        Our consolidated net revenues have grown at a compound annual growth rate of 15.6% from fiscal 2004 to fiscal 2006. Our net loss for fiscal 2006 was $39.6 million, while our EBITDA was $26.1 million and our Adjusted EBITDA was $97.3 million. Please see footnote 3 under the heading "Summary Consolidated Financial Data" for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Industry Overview

        Global business process outsourcing is an increasingly complex, broad and evolving area encompassing a wide range of outsourcing functions, including customer service, document management, marketing, logistics, procurement, human resources and product engineering. In an August 2005 report, International Data Corporation estimated worldwide spending on business process outsourcing services totaled $382.5 billion in 2004. This report estimated that the total market for these services grew at a rate of 10.8% in 2004 and will continue to grow over the next five years at a 10.9% compound annual growth rate, with worldwide spending increasing to $641.2 billion by 2009.

        We currently focus on the complex information and document management and communication solutions areas of the global business process outsourcing market. The boundaries of this market are constantly changing, presenting new opportunities and challenges for service providers. The development and proliferation of the Internet combined with new software and digital print technologies have led to a transition from a historically fragmented industry, with separate direct mail, printing and fulfillment providers, toward an industry where companies provide a broad range of integrated document and information management services. In addition, technological advances have led to the creation of new products and services, such as online data rooms and digital on-demand customized printing, and have contributed to the convergence of information management and document service providers. We expect the increasing technological complexity of document and information management will drive continued growth opportunities for business process outsourcing solution providers.

Our Competitive Strengths

        We believe we possess a number of competitive strengths that will contribute to our future growth, including the following:

  •
  Comprehensive and Integrated Solutions.    We design, package and deliver our services in ways that address our clients' unique challenges, providing integrated solutions to their critical business issues. We apply our operational, technological and customer service expertise to deliver easy-to-use, flexible and comprehensive solutions to our clients. We believe our integrated, problem-solving approach strengthens our relationships with our clients and differentiates us from our competitors.

  •
  Vertical Market Expertise.    We approach our target markets by developing a specific understanding of the industry dynamics and the particular needs of the clients within that industry. Once we identify a new potential market, we study factors affecting it and hire professionals with relevant operational and industry experience, enabling us to develop a deeper level of understanding and insight regarding the industry's business decisions and objectives.

  •
  Tailored Proprietary Technologies.    We believe we have cultivated a strong reputation for innovation through our commitment to tailored and scalable technologies. We apply common technologies across our businesses and then add industry-specific functionality that provides our clients with a flexible platform that can be further tailored to meet their specific needs. We believe our technological innovation, intellectual property and tailored proprietary technologies contribute to the appeal of our offerings for our clients.

  •
  Strong Client Relationships and Customer Service.    We believe our clients associate our brand with client-focused and reliable customer service. Our commitment, discretion and responsiveness, particularly for projects involving highly sensitive information, have enabled us to develop strong, long-standing relationships with our clients, often at senior levels in their organizations. We believe our ability to retain our current client base and to attract new clients is directly related to our sales force and customer service personnel, and we devote extensive resources to recruiting, developing and retaining experienced sales and service professionals. We also provide opportunities for equity ownership by our sales employees to align their success with that of our company. As of June 1, 2006, 38% of our sales employees held outstanding shares, stock options or phantom stock incentive awards granted under our equity compensation plans.

  •
  Experienced Management Team and Ownership Culture.    Our senior management team averages 15 years of experience with our company. Our Chairman of the Board and Chief Executive Officer, John W. Castro, has been with us since 1978 and our President and Chief Operating Officer, Rick R. Atterbury, has been with us since 1976. As of

  June 1, 2006, we had over 200 employee shareholders and option holders, who upon completion of this offering will hold over    % of our outstanding common stock on a fully diluted basis, assuming the exercise of all outstanding options and warrants. We believe our broad-based ownership culture aligns the interests of our employees with our shareholders, driving significant commitment to the long-term success of our business.

Our Growth Strategy

        We strive to grow our business through the implementation of the following strategies:

  •
  Focus on Selected Growth Markets.    We believe our services are well-suited to our targeted growth markets, particularly those markets involving significant amounts of physical and electronic documentation and requiring rapid turnaround of tailored marketing, compliance or business communication materials. We believe these growth markets offer us significant opportunities and we will continue to focus our sales, marketing, research and development resources on providing enhanced and specialized service offerings for these markets.

  •
  Expand into New Markets.    We intend to increase our penetration in our existing markets by expanding geographically and to enter new markets that share similar attributes to our existing markets. We believe our existing technology, infrastructure and service capabilities will help us penetrate these new markets.

  •
  Expand the Range of Solutions Provided to Existing Clients.    We seek to capitalize on our technological expertise and operational competencies to broaden the array of services we offer our existing client base. We believe there are opportunities for us to sell additional existing solutions to our current clients. We also anticipate we will continue to develop new services that can be delivered to our existing client base.

  •
  Pursue Selective Strategic Relationships and Acquisition Opportunities.    Over the last ten years, we have acquired 14 companies, expanding our service offering and broadening our market reach. We intend to continue to pursue strategic relationships and acquisitions. Given the relative fragmentation of many of our target markets, we believe we will be able to continue to identify and capitalize on complementary acquisition opportunities in the future.

  •
  Use our Technology and Operational Expertise to Drive Efficiencies.    We believe many of our technology-based services are scalable and require limited incremental capital spending to support additional growth. Since fiscal 2001, we have taken considerable measures to reduce the fixed portion of our cost structure, resulting in increased financial flexibility, higher capital efficiency and enhanced profitability. We plan to continue to identify technology and process improvements that would allow us to become more efficient.

Our Challenges

        In conjunction with your consideration of our competitive strengths and growth strategies, you should also consider the following challenges we face: many of the industries in which we compete are highly competitive, and a material change in our ability to compete in these industries could adversely affect our operating results. Additionally, our ability to generate future financial results in line with historical trends and to compete effectively may depend on our ability to acquire new businesses and integrate the businesses we have acquired to date. Our recent acquisition of WordWave is the largest acquisition we have made to date, and thus our operating results may be particularly sensitive to our ability to successfully integrate this business. The fact that we have significant outstanding debt obligations may exacerbate these risks. For additional information on these and other risks relating to our business and an investment in our common stock, see "Risk Factors" beginning on page 10.

        We are a Minnesota corporation incorporated in 1968. Our principal executive offices are located at One Merrill Circle, St. Paul, Minnesota 55108. Our telephone number is (651) 646-4501, and our website is www.merrillcorp.com. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus.

The Offering

Common stock offered by us	shares
Common stock offered by the selling shareholders	shares
Total common stock offered	shares
Over-allotment option from certain selling shareholders	shares
Total common stock outstanding after this offering	shares
Use of proceeds	We intend to use the net proceeds from this offering to repay indebtedness under our senior credit facility and for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of common stock by the selling shareholders in this offering. See "Use of Proceeds."
Proposed trading symbol	MRL

        The number of shares of our common stock that will be outstanding immediately after this offering is based on the number of shares outstanding as of June 1, 2006, and excludes:

  •
  shares of common stock issuable upon the exercise of outstanding stock options (                           of which were exercisable) as of June 1, 2006 at a weighted average exercise price of $             per share;

  •
  shares of common stock issuable upon the exercise of outstanding warrants as of June 1, 2006 at a weighted average exercise price of $             per share, as adjusted to reflect the estimated impact of an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below;

  •
  shares of common stock issuable upon exercise of certain warrants that will become issuable upon the completion of this offering at an exercise price of $             per share; and

  •
  shares of common stock reserved and available for future issuance under our new stock incentive plan and employee stock purchase plan.

        Except as otherwise indicated, all information in this prospectus is based on the following assumptions:

  •
  no exercise of the underwriters' over-allotment option;

  •
  a         for         stock split of our common stock that will occur immediately prior to the effectiveness of this offering;

  •
  the issuance of warrants to purchase an aggregate of                  shares of common stock at an exercise price of $             per share that will become issuable upon the completion of this offering and the estimated anti-dilution impact of the issuance of these warrants based on an assumed initial public offering price of $             ; and

  •
  the completion of a plan of recapitalization and adoption of amended and restated articles of incorporation, effective immediately prior to the effectiveness of this offering, pursuant to which, among other things, our outstanding class B common stock will be converted into common stock and a class of undesignated stock will be created.

Summary Consolidated Financial Data

        The following table sets forth our summary historical and pro forma consolidated financial data for the periods ended and at the dates indicated below. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, the consolidated financial statements of WordWave, Inc. and our unaudited pro forma condensed consolidated financial statements and related notes, all included elsewhere in this prospectus.

        Our fiscal year ends on January 31. References to fiscal 2004, fiscal 2005 and fiscal 2006 in this prospectus relate to the fiscal years ended January 31, 2004, January 31, 2005 and January 31, 2006, respectively. We have derived the historical financial data set forth below for the fiscal years ended January 31, 2004, January 31, 2005 and January 31, 2006 from our audited financial statements, which are included elsewhere in this prospectus.

        The pro forma condensed consolidated statement of operations data in the following table gives effect to our January 2006 acquisition of WordWave and our December 2005 debt refinancing, pursuant to which we financed our acquisition of WordWave, redeemed all of our outstanding senior subordinated notes and amended, restated and combined our then existing senior credit facility with a new senior credit facility, as if the acquisition and refinancing took place as of the beginning of the applicable period presented.

        The as adjusted balance sheet information in the following table reflects the condensed consolidated balance sheet data as of January 31, 2006, adjusted for our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from those shares.

	Year Ended January 31,
				Pro Forma 2006 (6)
	2004	2005 (5)	2006 (6)
	(restated)	(restated)
	(dollars in thousands except per share data)
Statement of Operations Data:
Net revenue	$596,215	$697,893	$796,417	$919,171
Cost of revenue	411,783	462,410	525,267	596,155

Gross profit	184,432	235,483	271,150	323,016
Selling, general and administrative expenses (1)	132,507	166,067	258,330	303,233

Operating income	51,925	69,416	12,820	19,783
Interest expense	36,329	33,538	34,256	34,234
Other (income) expense, net (8)	(1,879)	(2,191)	9,504	(2,656)

Income (loss) before income taxes	17,475	38,069	(30,940)	(11,795)
Provision for income taxes	9,831	18,437	8,645	15,784
Minority interest	18	(11)	—	—

Income (loss) before cumulative effect of change in accounting principle, net of income taxes	7,626	19,643	(39,585)	(27,579)
Cumulative effect of change in accounting principle, net of income taxes (2)	20,882	—	—	—

Net income (loss)	$28,508	$19,643	$(39,585)	$(27,579)

Accretion of preferred stock	(116)	—	—	—

Net income (loss) available for class B common shareholders	$28,392	$19,643	$(39,585)	$(27,579)

Earnings per share:
Basic net income (loss) available for class B common shareholders	$4.84	$3.35	$(6.93)	$(4.83)

Diluted net income (loss) available for class B common shareholders	$4.82	$3.25	$(6.93)	$(4.83)

Weighted average number of shares outstanding:
Basic	5,862,476	5,860,548	5,712,339	5,712,339
Diluted	5,890,166	6,038,188	5,712,339	5,712,339
Unaudited pro forma basic and diluted net (loss) available for class B common shareholders assuming warrant issuances in connection with initial public offering (7)			$(6.50)
Unaudited pro forma basic and diluted weighted average number of shares outstanding assuming warrant issuances in connection with initial public offering (7)			6,090,541
Other Data:
Depreciation and amortization	$15,025	$14,786	$16,720	$24,852
Amortization of intangible and other assets	64	363	6,089	13,846
Capital expenditures	13,890	16,026	19,953
EBITDA (3)	68,875	86,767	26,125
Adjusted EBITDA (3)	67,526	87,664	97,284
Non-cash, stock-based compensation	365	1,781	59,910
	As of January 31, 2006
	Actual	As Adjusted
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,430	$
Working capital	93,508
Total assets	566,988
Total debt obligations, including capital leases	476,833
Redeemable preferred stock	25,618
Puttable class B common stock (4)	67,820
Total shareholders' deficit	(162,479)

(1)
Selling, general and administrative expenses include non-cash, stock-based compensation expense associated with stock ownership and option plans that are accounted for as variable plans under APB Opinion No. 25 "Accounting For Stock Issued to Employees" and related pronouncements. We recorded non-cash, stock-based compensation of $365, $1,781 and $59,910 for the years ended January 31, 2004, 2005 and 2006, respectively. Net of taxes, these non-cash stock-based compensation charges were $209, $1,026 and $55,366 for the years ended January 31, 2004, 2005 and 2006, respectively. Also included in selling, general and administrative expenses for the year ended January 31, 2006 are $1,286 of advisor fees and other expenses associated with the potential sale of our company to an employee stock ownership plan, which we ultimately chose not to pursue.

(2)
Effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock, as of August 1, 2003, is recorded as a liability on our consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of the change in this accounting principle, net of income taxes, of $20,882, is reflected on our consolidated statements of operations for the year ended January 31, 2004.

(3)
EBITDA is defined as net income (loss) before the cumulative effect of the change in this accounting principle, interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that EBITDA is useful to an investor in evaluating our operating performance because:

  •
  this measure is widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

  •
  this measure helps investors to evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and our asset base; and

  •
  this measure is used by our management, among other operating measures, for various purposes, including as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

  EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

    •
    Although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    EBITDA is not calculated identically by all companies; therefore, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

  Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash, stock-based employee compensation expense, other income (expense), (gain) loss on disposal of property, plant and equipment, ESOP transaction related fees and long-term incentive plans expense. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that Adjusted EBITDA is an important operating measure because:

    •
    it is used by our management, among other operating measures, for various purposes, including measuring our operating performance, assisting in comparing our financial performance from period to period on a consistent basis and presenting our financial performance to our board of directors for strategic planning and forecasting; and

    •
    the financial covenants applicable to our old and new senior credit facilities (interest coverage ratio and leverage ratio) are based on EBITDA, adjusted for non-cash expenses, among other adjustments. Therefore, our management and our lenders use EBITDA, as adjusted for non-cash, stock-based compensation expense, among other adjustments, as a measure of our continuing compliance with our financial covenants.

        The following is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	Year Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Net income (loss)	$28,508	$19,643	$(39,585)
Cumulative effect of change in accounting principle, net of income taxes	(20,882)	—	—
Interest expense	36,329	33,538	34,256
Provision for income taxes	9,831	18,437	8,645
Depreciation and amortization	15,025	14,786	16,720
Amortization of intangible and other assets	64	363	6,089

EBITDA	68,875	86,767	26,125
Non-cash, stock-based compensation (1)	365	1,781	59,910
Other (income) expense (8)	(1,879)	(2,191)	9,504
(Gain) loss from disposal of property, plant and equipment	148	381	84
Advisor fees and other expenses related to abandoned ESOP transaction (1)	—	—	1,286
Long-term incentive plans expense	17	926	375

Adjusted EBITDA	$67,526	$87,664	$97,284

(4)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holders' rights (but not obligations) to put their shares to us upon termination without cause, death, disability or resignation. This puttable class B common stock will be converted into common stock immediately prior to the offering. However, these shareholders will retain the put arrangement following the completion of the offering.

(5)
The operating results for the year ended January 31, 2005 include the acquired operations of Jim Laffey, Inc., Ken Freeberg, Inc, Webcopies.com LLC and The Berkshire Homebuyers Guide, Inc. (collectively CfRE). The impact of these acquired businesses are not separately identifiable because the operations are integrated with ours.

(6)
The operating results for the year ended January 31, 2006 include the acquired operations of CfRE, Fine Arts Engraving Company, P.H. Brink International Corporation, Quebecor Merrill Corporation and WordWave, Inc. The impact of these acquired businesses are not separately identifiable because the operations are integrated with ours.

(7)
In connection with an August 2002 modification of our preferred stock terms, we granted our redeemable preferred shareholders the right to receive warrants to purchase up to 378,202 shares of our class B common stock if certain "triggering events" occurred. In connection with our initial public offering we will experience a "triggering event," as defined, pursuant to which we will be required to issue to our redeemable preferred shareholders warrants to purchase 378,202 shares of our class B common stock. The unaudited pro forma net loss per share has been presented to give effect to the issuance of all of these warrants as if such issuance occurred on February 1, 2005.

(8)
Other (income) expense included $11.6 million of aggregate costs in fiscal 2006 incurred in connection with the December 2005 refinancing of our 2004 senior credit facility and repayment of our senior subordinated notes.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occurs, our business, financial condition and operating results would be adversely affected. The market price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Our Business

Our revenue from printing transaction and compliance documents is subject to volatility in demand due to rules and regulations of the Securities and Exchange Commission and other regulatory bodies, which could adversely affect our operating results and financial results.

        Our Transaction and Compliance Services revenue is primarily derived from the composition, filing, printing and distribution of documents in electronic and printed form. Demand for the printing portion of this business is affected in part by rules and regulations of the Securities and Exchange Commission, or SEC, and other regulatory bodies. The SEC recently has implemented regulatory changes to move toward electronic delivery of documents and disclosure based on company registration rather than transaction registration. Most recently, the SEC's "access equals delivery" rules became effective on December 1, 2005. These rules, among other things, eliminate the requirement to deliver a printed final prospectus unless a prospectus is requested by an investor. We are uncertain as to whether these rules will impact the final prospectus printing practices of issuers, underwriters, broker-dealers and investors, the financial printing industry in general or our business in particular. However, we do expect a decline in the market for final prospectus printing and, as a result, a decline in our revenue from printing transaction documents. The "access equals delivery" rules could lead to a significant decline in the overall market for printing transaction documents over the next several years. Any rulemaking relating to the manner and timing of the delivery of printed transaction documents could affect the printing portion of our Transaction and Compliance Services business, which could adversely affect our operating and financial results.

        Demand for printing compliance documents, like transaction documents, is also driven by rules and regulations issued by the SEC and other regulatory bodies. Under the "notice and access" proposed rules, companies and other persons soliciting proxies would be able to post their proxy materials on an Internet website and send shareholders a "Notice of Electronic Proxy Materials" at least 30 days before the date of the shareholder meeting notifying recipients of the electronic availability of the proxy materials. If a shareholder requested a copy of the proxy materials, only then would a paper copy of the materials be required to be delivered to that shareholder. If adopted, we believe these rules would reduce the demand for printed proxy materials and could adversely affect our operating and financial results.

Our recent acquisition of WordWave, Inc. is significantly larger than any other acquisition we have made to date and we may face challenges integrating this new business into our other businesses.

        On January 3, 2006, we completed the acquisition of WordWave, Inc., a provider of litigation support, court reporting, captioning and transcription services for law firms, courts, governmental agencies and corporations worldwide. This acquisition was the largest acquisition we have made to date. WordWave's operations include businesses in which we have no prior experience. There is a risk that, due to the size of the acquisition and the nature of the acquired businesses, we will be unable to integrate WordWave into our operations as effectively as we have with our prior acquisitions. This could result in fewer benefits to us from the acquisition than we anticipated, as well as increased costs. The integration of the WordWave operations and businesses will also require implementation of appropriate operations, management and financial reporting systems and controls, especially since WordWave was a private company and not subject to public company reporting requirements and regulations, including those required by the Sarbanes-Oxley Act of 2002. We may experience difficulties in this implementation and integration. In addition, because of WordWave's international presence in countries in which we have no prior operating experience, we may encounter difficulties implementing certain country-specific regulatory requirements. In addition, WordWave has few long-term contracts with clients and thus there is no assurance that WordWave's clients will engage us for future services once a project is completed or that clients will not unilaterally reduce the scope of, or terminate, existing projects. If we are not successful in our implementation and integration of WordWave or if our WordWave operations are less profitable than we currently anticipate, our results of operations and financial condition may be adversely affected.

In addition to WordWave, we have completed four smaller acquisitions during the past 18 months and intend to pursue further growth and diversification of our business through additional acquisitions, which could present integration risks.

        As part of our growth and diversification strategy, we have in the past acquired and intend to acquire in the future other businesses that have technologies and service offerings complementary to our core businesses, expand the breadth of our markets, enhance our technical capabilities or offer us other growth and diversification opportunities. In addition to WordWave, we have completed four smaller acquisitions within the past 18 months. We intend to continue to pursue other acquisitions in the future. The benefits of any of these or future acquisitions may take more time than expected to develop, and we cannot guarantee that any of our recent or future acquisitions will in fact produce any intended benefits. In addition, acquisitions and the integration of acquisitions involve a number of risks, including:

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  diversion of our management's attention from our core businesses;

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  difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

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  potential loss of key employees or clients of the acquired businesses or adverse effects on existing business relationships with suppliers and clients;

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  reallocation of amounts of capital from operating initiatives and/or an increase in our leverage and debt service requirements to pay the acquisition purchase prices, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy;

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  inaccurate assessment of undisclosed, contingent or other liabilities or problems; and

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  unanticipated costs associated with the acquisition, including additional expenditures related to Sarbanes-Oxley Act of 2002 compliance.

        Our ability to continue to grow through acquisitions will depend, in part, on the availability of suitable acquisition candidates at an acceptable cost, our ability to compete effectively for these acquisition candidates and the availability of capital to complete such acquisitions. These risks could be heightened if we complete several acquisitions within a relatively short period of time.

Portions of our revenue from our transaction services business are subject to volatility in demand due to corporate and general economic conditions, which could adversely affect our operating results and financial condition.

        Unfavorable economic conditions adversely impacting the commercial banking and investment banking industries could harm our operating results. For example, our transaction services revenue depends in part on the volume of public financings, particularly debt and equity financings, and mergers and acquisitions, which are influenced by corporate funding needs, stock market fluctuations, prevailing interest rates and other general and economic factors. As an example, our revenue derived from domestic transaction activity for the 12 months ended April 30, 2003, a period of weak capital market activity, was less than half of our revenue derived from the same activity for the twelve months ended April 30, 2000, a period of strong capital market activity. As has happened in the recent past, any future prolonged period of capital market uncertainty and volatility could reduce transactional activity and consequently adversely affect the operating results of our Transaction and Compliance Services segment and our financial condition.

We did not file a report under the Securities Exchange Act of 1934 that was required as a result of our prior registration statements under the Securities Act of 1933 and we did not register under the Exchange Act when we had more than 500 option holders between 2000 and 2003. Each of these events could cause us and our officers and directors to be subject to an enforcement action brought by the SEC that could result in fines and penalties.

        In May 2000, we filed registration statements under the Securities Act to register the resale and exercise of privately issued warrants and to register the issuance of shares to our employees. As a result of these registration statements, we became obligated to file periodic reports pursuant to section 15(d) of the Exchange Act. This reporting obligation was automatically suspended on February 1, 2001, because as of that date we had fewer than 300 holders of our common stock and warrants. We filed the required periodic reports through the third quarter of fiscal 2001, but did not file (and have not filed) a Form 10-K for that year.

        In addition, Section 12(g) of the Exchange Act requires that companies with more than $10 million in assets and more than 500 equity security holders register as a reporting company. We granted stock options to more than 500 persons in January 2000 which, according to the SEC's interpretation of section 12(g), required us to file a registration statement on Form 10. As a reporting company, we would have been required to file periodic reports under the Exchange Act. We did not file a Form 10, although as a result of complying with our obligations under section 15(d) of the Exchange Act we filed periodic reports for the first three quarters of fiscal 2001 and several Form 8-Ks through October 2001. In January 2003, we reduced the number of our option holders to fewer than 300, which would have permitted us to terminate any section 12(g) registration. Although we will register as a reporting company under the Exchange Act in connection with the completion of this offering, if we were required to register as a result of having more than 500 option holders from 2000 to 2003, then we failed to register as a reporting company in a timely manner.

        Our failure to file a Form 10-K for fiscal 2001 or to comply with the registration requirements of section 12(g) of the Exchange Act as a result of having more than 500 option holders between 2000 and 2003 could subject us and our officers and directors to an enforcement action brought by the SEC and to fines and penalties. In addition, in connection with our failure to register under section 12(g) of the Exchange Act, the SEC could require us to prepare and file a registration statement on Form 10 and all periodic reports that we would have been required to file as a reporting company had we registered in fiscal 2001. Preparing and filing these reports at this time would be costly and time-consuming, and could distract our management from our operations, which could negatively impact our business. It could also cause us to be perceived adversely by the investment community and cause our stock price to decline.

Our international operations require significant management attention and financial resources, expose us to difficulties presented by international economic, political, legal, accounting and business factors, and may not be successful or produce desired levels of revenue.

        We derived approximately 8.3% of our consolidated net revenue for the fiscal year ended January 31, 2006 from operations outside of the United States. We conduct operations in Canada, Europe, Australia, New Zealand and Asia. We have offices and a direct sales force in Canada, the United Kingdom, Germany, France, Asia and Australia. We currently contract for a portion of our composition and coding services in India and we have plans underway to operate our own composition and coding facility in India. In addition, we have affiliations with certain firms providing similar services in other parts of Europe, Asia, Latin America, the Middle East, Africa and Australia. The largest portion of our fiscal 2006 revenues from operations outside of the United States was generated from operations located in the United Kingdom. As a result of our international presence, our business is subject to political and economic instability, currency fluctuations in various countries and other risks. We plan to expand our international operations, including those in the United Kingdom, and establish additional facilities in other parts of the world, including possibly Asia. We anticipate that a material amount of our revenue will continue to be derived from operations outside the United States, including the United Kingdom, as we seek to increase our penetration of foreign markets, including through acquisitions. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. There are many barriers to competing successfully in the international arena and risks in operating in foreign countries, including:

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  costs of customizing services for foreign countries;

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  difficulties in managing and staffing international operations;

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  increased infrastructure costs including legal, tax, accounting and information technology;

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  reduced protection for intellectual property rights in some countries;

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  exposure to currency exchange rate fluctuations, including in particular the euro, pound sterling and Canadian dollar;

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  potentially longer sales and payment cycles;

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  potentially greater difficulties in collecting accounts receivable;

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  increased burdens of complying with a wide variety of foreign laws, which can be more stringent than U.S. laws;

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  increased licenses, tariffs and other trade barriers;

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  adverse tax consequences;

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  unexpected changes in regulatory requirements; and

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  political and economic instability.

To date, we have not experienced significant difficulties with the foregoing risks associated with our international operations. However, as the size of our international operations grow, we expect these risks to become increasingly important to our business operations. We cannot assure you that our operations in other countries will produce desired levels of revenue or that one or more of the factors listed above will not harm our business.

We identified a material weakness in our financial reporting controls related to the accounting presentation of our redeemable preferred stock and the related interest expense as shown in the financial statements that were included in the initial filing of the registration statement of which this prospectus is a part.

        As a private company, prior to the initial filing of the registration statement of which this prospectus is a part, we were permitted by U.S. generally accepted accounting principles to adopt an accounting pronouncement related to the classification and valuation of our redeemable preferred stock and the related interest expense on February 1, 2005. However, when we initially filed our registration statement on February 13, 2006, we were required to retroactively revise our audited financial statements to reflect the adoption of this standard effective August 1, 2003. The financial statements included in our initial registration statement reflected adoption of this standard effective February 1, 2005 rather than August 1, 2003. Our failure to revise our financial statements indicates that we did not maintain effective controls over the presentation of our redeemable preferred stock and the related interest expense for the financial statements included in the initial filing of the registration statement of which this prospectus is a part. This control deficiency resulted in the restatement of our fiscal year 2005 and 2004 audited consolidated financial statements included in this prospectus. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Therefore, management has concluded that this control deficiency constituted a material weakness as of January 31, 2006. Due to the steps we have taken to adopt the above referenced accounting pronouncement effective August 1, 2003, however, we believe we have remediated this material weakness.

In the quarterly reports on Form 10-Q and the annual reports on Form 10-K that we will be required to file when we become a reporting company, our management may not be able to conclude that we have effective disclosure controls and procedures, and we or our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting. We will also be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

        After the consummation of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 that require us to file, among other things, quarterly reports on Form 10-Q and annual reports on Form 10-K. Under Section 302 of the Sarbanes-Oxley Act of 2002, as a part of each of these reports, our chief executive officer and chief financial officer will be required to evaluate and report their conclusions regarding the effectiveness of our disclosure controls and procedures and to certify that they have done so. This requirement will apply to our first Form 10-Q for the quarter following effectiveness of the registration statement of which this prospectus is a part. In addition, under Section 404 of the Sarbanes-Oxley Act, we will be required to include a report of management on our internal control over financial reporting in our Form 10-K and the independent registered public accounting firm auditing our financial statements will be required to attest to and report on management's assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. This requirement will first apply to our Form 10-K for our fiscal year ending January 31, 2008.

        We are presently performing the system and process evaluation, testing and any necessary remediation required to comply with the management certification and auditor attestation requirements of Section 404. While we anticipate being able to fully implement the requirements relating to internal control and other aspects of Section 404 by our January 31, 2008 deadline, we cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or their impact on our operations. If we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to conclude that our assessment of our internal control over financial reporting is sufficient or is unable to conclude that our internal controls over financial reporting are effective and therefore issues an adverse opinion, investors may lose confidence in our financial reports and our stock price may decline.

Many of our services depend on the reliability of our information technology at all times and if such systems are unavailable or unreliable, they could harm our business.

        Many of our services depend on the ability of our information technology to act efficiently and reliably at all times. Our Internet-based document repositories, fulfillment and online data room services are heavily dependent on the reliability of our information technology services. Clients demand trouble-free access to their information at all times. If such access is unavailable for any reason, our reputation and business could be harmed. Certain unexpected attacks, emergencies or contingencies could occur, such as an attack by a hacker, a computer virus attack, a natural disaster, a significant power outage covering multiple cities or a terrorist attack, which could temporarily shut down our facilities and information technology systems. We recognize a need to further improve the redundancy and back-up capacity on a number of our services. We are also exploring outsourcing some of our disaster recovery measures for some of our selected services. If we do not improve the redundancy and back-up capacity of our systems in a timely manner or if we outsource our disaster recovery measures and this provider fails to perform satisfactorily, our business would be harmed. As with any disaster recovery measures, maintaining redundancy and back-up capacity requires extensive capital expenditures, which could harm our operating results.

We rely on third-party service providers to provide or support some of our services and our business and reputation could suffer if these third-party service providers fail to perform satisfactorily or if they are not properly characterized as independent contractors.

        We rely on services provided by third parties to offer some of our services. For example, in our Legal Solutions segment we substantially rely on independent contractors to provide court reporting services in the United States, Europe, Asia and Australia. We also outsource a significant portion of our printing to third-party printers. Due to our reliance on third-party service providers, we are unable to directly control the delivery of the final service to our customers. Moreover, if these third parties do not perform their services satisfactorily, if they decide not to continue to provide such services to us on commercially reasonable terms or if they decide to compete directly with us, our business could be adversely affected. We could also experience delays in providing our services, which could negatively affect our business until comparable third-party service providers, if available, are identified, obtained and integrated. Any service interruptions experienced by our clients could negatively impact our reputation, cause us to lose clients and limit our ability to attract new clients. In addition, we could face increased costs by using substitute third-party service providers.

        Although we believe that our independent contractors providing court reporting services and other services are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our independent contractors are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties.

        We also rely on third-party suppliers and key vendors for equipment, maintenance services and supplies, making us vulnerable to supply shortages and price fluctuations. Adverse developments concerning key vendors or our relationships with them could force us to seek alternate sources for our equipment, maintenance services and supplies or to purchase such items on unfavorable terms, leading to deterioration in our financial position.

If we are unable to retain our key employees and attract and retain other qualified personnel, our business could suffer.

        Our ability to grow and our future success will depend to a significant extent on the continued contributions of our senior management, including John W. Castro, our Chairman of the Board and Chief Executive Officer, and Rick R. Atterbury, our President and Chief Operating Officer. Our business also depends on our sales and technical personnel, many of whom would be difficult to replace. We do not have key person life insurance on any of our key personnel.

        Our future success will also depend in large part on our ability to identify, attract and retain additional highly qualified sales, customer service, technical and managerial personnel. Competition for these individuals is intense, especially in the markets in which we operate. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities have in the past recruited and may in the future attempt to recruit our employees, particularly our sales personnel. Much of our business is dependent on the personal relationships of our sales personnel. The loss of the services of some of our sales personnel could harm our business. In addition, the loss of any of our other key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly sales and technical personnel, could make it difficult for us to manage our business and meet key objectives, such as the timely introduction of new technology-based products and services. The loss of personnel and our failure to attract new personnel could harm our business, financial condition and operating results.

We have substantial debt, which could increase our vulnerability to general adverse economic and industry conditions and may hinder our growth and put us at a competitive disadvantage.

        As of January 31, 2006, our total debt, excluding capital lease obligations, was $475.0 million, all of which was outstanding under our senior credit facility, consisting of a $475.0 million term loan and a $60.0 million revolving credit facility.

        Our substantial debt could have negative consequences on our business. For example, it could:

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  make it more difficult for us to pay our debts and meet our other financial obligations as they become due during general negative economic and market industry conditions because, if our revenue decreases, we may not have sufficient cash flow from operations to make our scheduled debt and financial obligation payments;

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  require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our outstanding term debt, including the mandatory prepayment in certain circumstances of up to 50% of excess cash flow, 100% of the net cash proceeds of certain sales or dispositions of property or assets, 50% of the net cash proceeds from the issuance of equity securities, including in this offering, and 100% of certain casualty proceeds, which reduces cash flow available for operations and future business opportunities (see "Description of Certain Indebtedness—Repayments and Prepayments");

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  restrict us from incurring additional indebtedness due to a prohibition on incurring additional indebtedness;

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  limit our ability to obtain additional equity financing in the future for working capital, investments, capital expenditures or acquisitions due to the requirement in certain circumstances to use a portion of the net cash proceeds from the issuance of equity securities to prepay our outstanding debt;

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  increase our vulnerability to competitive and other changes in our industry and economic conditions generally;

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  expose us to risks inherent in interest rate fluctuations because as of January 31, 2006, $475.0 million of our borrowings were at variable rates of interest equal to LIBOR plus 225 basis points, which results in higher interest expense in the event of increases in interest rates; and

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  place us at a disadvantage compared to our competitors that may have less debt.

The restrictive covenants in our credit agreement could limit our ability to conduct our business and respond to changing economic and business conditions and may place us at a competitive disadvantage relative to other companies that are subject to fewer restrictions.

        Our credit agreement requires our compliance with a leverage ratio and an interest coverage ratio. Our financial covenants are derived from a calculation based on our earnings before interest, taxes, depreciation and amortization, or EBITDA, as defined in our credit agreement. Therefore, our failure to maintain a certain minimum EBITDA, as defined in the credit agreement, could adversely affect our financial condition. Our credit agreement also contains a number of limitations that limit our ability and the ability of certain of our subsidiaries to, among other things:

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  borrow additional money or issue guarantees;

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  pay dividends or make other distributions to shareholders;

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  make investments;

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  create liens on assets;

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  make capital expenditures;

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  sell assets;

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  enter into transactions with affiliates; and

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  engage in mergers or consolidations.

        These restrictive covenants could limit our ability, and that of certain of our subsidiaries, to obtain future financing, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. These restrictions could also adversely affect our ability to respond to changing economic and business conditions and place us at a competitive disadvantage relative to other companies that may be subject to fewer restrictions. Transactions that we may view as important opportunities, such as certain acquisitions, may be subject to the consent of the lenders under our credit agreement, which consent may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.

        We cannot assure you that we will be able to comply with all of these restrictions and covenants at all times, especially the financial covenants. Our ability to comply with these restrictions and covenants depends on the success of our business and our operating results and may also be affected by events beyond our control. For example, we failed to meet our financial covenants for a period of time beginning in fiscal 2001 and through our second quarter of fiscal 2003 primarily as a result of the soft and volatile financial market and the adverse effect it had on our operating results at that time. A breach of any of the restrictions and covenants in our credit agreement by us or certain of our subsidiaries could lead to an event of default under the terms of the credit agreement, notwithstanding our ability to meet our debt service obligations thereunder. Upon the occurrence of an event of default under our credit agreement, our lenders have available a range of remedies customary in these circumstances, including declaring all such debt, together with accrued and unpaid interest thereon, to be due and payable, foreclosing on the assets securing the credit agreement and/or ceasing to provide additional revolving loans or letters of credit, which could have a material adverse effect on us. Although it is possible we could negotiate a waiver with our lenders of an event of default, such a waiver would likely involve significant costs.

We have a significant amount of goodwill and intangible assets, the impairment of which may have a significant adverse effect on our future earnings.

        As a result of our past acquisitions, goodwill and intangible assets accounted for approximately 47.8% of our total consolidated assets as of January 31, 2006. Goodwill represents the excess of the aggregate purchase price paid for the acquisition of companies accounted for as purchases over the fair value of the net tangible and intangible assets of the acquired companies. We may incur impairment charges related to goodwill in any of our reporting segments or we may incur impairment charges related to intangible assets in the future if the markets in which we operate deteriorate or if we paid more than fair value to acquire these businesses. We may also incur impairment charges if our business deteriorates. The amount of any impairment charges related to previously recorded goodwill or intangible assets and the adverse impact on our earnings will be based on the amount by which the carrying value of our goodwill or intangible assets exceed their fair values. Any such charges would be reflected on our consolidated financial statements as operating expenses, which could reduce our profitability and cause the value of our common stock to decline.

Our industries are highly competitive and we may not be able to compete effectively, which would harm our business and operating results.

        Competition in our industries is intense and varies by segment. Within our Legal Solutions segment, competition varies by type of service. The markets for our on-demand litigation and court reporting services are both very fragmented and we compete with several national and smaller local providers. In our on-site document service center business, our primary competitors are the law firms themselves. For those law firms that choose to outsource their document service needs, we compete with several nationwide services companies, as well as a number of smaller local companies. Within our Marketing and Communication Solutions segment, we compete with clients themselves that continue to perform such services in-house, as well as a wide range of design firms, mailing houses, printers, courier services and data processing companies. In our Transaction and Compliance Services segment, we compete primarily with two or three other large international financial printers. We also compete with many smaller regional companies in the United States. Recently, we have begun to see more competition from public relations firms that have become more active in assisting companies with their Form 8-K filings and could begin to assist companies with free writing prospectuses, especially if the use of free writing prospectuses becomes standard in the offering process.

        Competition in all of our businesses is based principally on price, quality of service, reputation, technological capability and established relationships. Barriers to entry vary from segment to segment and in some areas of our business new competitors could emerge without significant capital investment. Because of increased competition, we may experience pressure to reduce our prices for certain of our services in many of our markets. Some of our competitors have greater financial resources than we do. We cannot assure you that we will be able to compete effectively in all these areas in the future, and our failure to do so could harm our business and operating results.

A breach in our security measures could harm our business and operating results.

        Several of our services, such as our Internet-based document repositories, fulfillment and online data room services, require us to capture, transmit, handle and store confidential, personal and sensitive information regarding our clients and our clients' customers. Some of our services in the real estate and corporate markets of our Marketing and Communications Solutions segment involve the use of credit card information. Any breach in our security systems could severely harm our business and result in costly litigation and potential liability for us should information be inadvertently or intentionally disclosed. A compromise of our security or a perceived compromise of our security could also result in negative publicity causing us to lose clients and business. A party who is able to circumvent our security measures could misappropriate proprietary information that could be valuable to competitors or other similar companies or could even result in the perpetration of fraudulent financial transactions for which we may be found liable. Although we attempt to limit these risks contractually, there can be no assurance that our clients will not demand the elimination of limitation of liability provisions and guarantees against such security breaches in our client contracts. To the extent our competitors agree to unlimited liability, it could affect our ability to retain these limitations in our contracts at the risk of losing the business. Although we are insured against various risks, including theft and negligence, our insurance coverage is subject to deductibles, exclusions and limitations that may leave us bearing some or all of any losses arising from a security breach. In addition, we may be required to expend significant capital and other resources to continue to keep our security measures up to date and to protect us against the threat of a security breach. Increasingly, more of our financial services and other clients have been demanding our implementation of increased and more extensive security measures. The performance of these client audits takes time and requires a significant amount of resources. Our failure to comply with or satisfy these audits could cause us to lose business to competitors.

If we fail to keep our clients' information confidential or if we handle their information improperly, our business and reputation could be significantly and adversely affected.

        Through many of our businesses, we manage private and confidential information related to our clients' finances and transactions, often prior to public dissemination. The use of inside information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. If we, or any of our employees, fail to keep our clients' proprietary information confidential, we may lose existing clients and potential new clients and may expose them to significant liability and loss of revenue based on the premature release of confidential information. We may also become subject to civil claims by our clients or other third parties or criminal investigations by appropriate authorities.

Privacy concerns, including evolving government regulation in the area of consumer data privacy, could adversely affect our business and operating results.

        The effectiveness of some of our services rely on the storage and use of data concerning our clients and our clients' customers, including financial, personal and other sensitive data,

such as credit card information. Recent growing public concern regarding privacy and the collection, distribution and use of certain sensitive information has led to increased foreign, federal, state and foreign scrutiny concerning data collection practices. Any failure by us to comply with applicable foreign, federal and state laws and requirements of regulatory authorities may result in, among other things, indemnification liability to our clients or civil and criminal liability.

        The centralized nature of our information systems requires the routine flow of information about our clients and our clients' customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our clients could be impaired. Other changes in the regulation of consumer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to comply with, is frequently proposed and occasionally adopted. Changes in the worldwide legal and regulatory environment in the areas of consumer privacy, data security and cross-border data flows, or a failure by us to comply with the regulatory environment, could have a material adverse effect on our business.

We must adapt to changes in technology and client requirements to remain competitive and any failure to do so could have harmful consequences for our business.

        The market and demand for our services, to a varying extent, has been characterized by technological changes that can occur rapidly, frequent new service introductions, evolving client requirements and changing client budgetary restraints. We believe that these trends will continue into the foreseeable future. Our success will depend, in part, on our ability to enhance our existing services, successfully develop or acquire new services that meet increasing client requirements and gain market acceptance of our new and enhanced services.

        To achieve these goals, we will need to continue to make substantial investments in the development of services and marketing. We may not:

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  have sufficient resources to make these investments;

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  be successful in developing or acquiring service enhancements or new services on a timely basis, if at all; or

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  be able to market successfully these new services or enhancements once developed or acquired.

        Further, our services may be rendered obsolete or uncompetitive by new industry standards or changing technology, forcing us to ultimately cease offering such services, which may harm our business.

As technology continues to advance, our clients may adopt technologies that decrease the demand for some of our services, which could reduce our revenue and adversely affect our business.

        Some of our clients are implementing technologies to enable them to produce and disseminate disclosure documents on their own. The migration from an ASCII-based EDGAR system to an HTML format for SEC public filings may also enable more of our clients to handle all or a portion of their periodic SEC filings without the need for our services. These technological advances and regulatory changes have reduced and may continue to reduce the demand for our transaction and compliance services, which could harm our business and operating results.

        In addition, we target large institutions, such as mutual fund companies, investment banks and law firms for many of our services and we depend on their continued need for our services. However, over time, our clients or their advisors, may acquire, adopt or develop their own technologies that decrease the need for some of our services. For example, it is possible that law firms will develop client extranets that may replace our litigation and repository services. The use of such new client technologies could reduce the demand for our services, pressure our pricing or cause a reduction in our revenue. If we fail to manage these challenges adequately, our results of operations could be adversely affected.

Regulatory changes, such as the Sarbanes-Oxley Act of 2002, have in the past and may in the future adversely affect our business.

        Recent regulatory developments in the United States have shortened the time limits for filing periodic compliance reports, such as Form 10-Ks, Form 10-Qs and Form 8-Ks, and increased the disclosure requirements in those reports. The combination of more required filings of Form 8-Ks, shorter deadlines for Form 10-Ks, Form 10-Qs and Form 8-Ks and more content in such reports may adversely affect our ability to meet our clients' needs in times of peak demand. We may also be required to hire more temporary labor during these times, which could increase our costs and compromise the quality of our customer service.

        Several companies believe that in order to comply with the Sarbanes-Oxley Act, they must solicit competitive bids on all major services. We believe this could put pricing pressure on our services, which may adversely affect our net revenues and earnings.

        Finally, due to significant regulatory changes in the corporate governance area and the increased costs associated with compliance with the Sarbanes-Oxley Act and other securities law requirements, several companies have in the past decided and may in the future decide either to remain private or to return to being private to avoid such costs. This has resulted and may continue to result in a smaller number of public companies than otherwise would exist, leading to decreased transaction and compliance related filings and an overall decrease in the demand for printing transaction and compliance documents.

We rely on our management information systems for inventory management, distribution and other functions. If our information systems fail to adequately perform these functions or if we experience an interruption in their operation, our business and results of operations could be adversely affected.

        The efficient operation of our business depends on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions, order entry, order fulfillment and inventory replenishment. The failure of our management information systems to perform could disrupt our business and could result in decreased revenues, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our management information systems are vulnerable to damage or interruption from natural or man-made disasters, terrorist attacks, computer viruses or hackers, power loss, or other computer systems, Internet, telecommunications or data network failures. Any such interruption could adversely affect our business and results of operations.

The future sale of many of our services depends upon the quality of our services, the level of our customer service and the strength of our relationships with existing clients and professional advisors who often serve as referral sources; if these deteriorated, our business could suffer.

        A significant portion of our net revenues is derived from business and referrals from existing clients and professional advisors. We intend to continue to focus our marketing efforts on these existing clients and these referral sources. If the quality of our services, the level of our customer service or our relationships with existing clients and referral sources were to deteriorate, our business and operating results could be adversely affected.

Our reliance on trademark and copyright laws and contractual provisions to protect our proprietary rights may not be sufficient to protect our intellectual property from others who may sell similar services.

        We believe that our trademarks, copyrights, trade secrets and proprietary technical know-how are critical to many of our services. Proprietary rights relating to our services are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable intellectual property rights or are maintained in confidence as trade secrets. In addition, we rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants and clients. These agreements may be breached, and we may not have adequate remedies for any such breach. Even if these confidentiality agreements are not breached, our trade secrets may otherwise become known or be independently developed by competitors.

We rely on the software underlying our services to perform properly.

        The software underlying our services, such as our litigation and online data room services, is complex and can contain undetected errors or faults. Although we have not suffered significant harm from any defects or errors to date, we have from time to time found defects in our services and we may discover additional defects in the future. We have in the past issued, and may in the future need to issue, corrective releases of our services to correct defects or errors. We may be forced to delay commercial release of our new services or improvements to services until such problems are corrected and, in some cases, may need to implement enhancements to correct errors that we do not detect until after deployment of our services. In addition, problems with the software underlying our services could result in damage to our reputation, loss of clients, reduced number of referrals, loss of or delayed revenue, loss of or delayed market acceptance of our services and unexpected expenses and diversion of resources to remedy errors.

Potential anti-outsourcing legislation could harm our business.

        We currently outsource some of our composition and coding services to partners in India and we intend to establish a composition and coding facility in India. The issue of outsourcing services abroad by American companies remains a topic of political discussion in the United States. Measures aimed at limiting or restricting outsourcing by United States companies are under discussion in Congress. There are active bills to restrict outsourcing in a majority of the 50 state legislatures. Any legislation affecting our ability to outsource our composition and coding services or any of our other services that we may intend to outsource in the future may have an impact on our business and operating results.

We conduct our business from several locations in the United States and abroad. Any disruption at any of these facilities could adversely affect our business and operating results.

        We currently conduct our business from several facilities located worldwide. We expect to continue to derive material revenue from operations conducted at our facilities located in St. Paul, Minnesota; St. Cloud, Minnesota; Union, New Jersey; New York, New York; Pittsburgh, Pennsylvania and Galway, Ireland. Any of our facilities may be affected by natural or man-made disasters. Accordingly, we face risks inherent in deriving substantial portions of our revenue from operations in concentrated geographic areas since any disruption at our facilities, such as a fire, natural disaster, terrorist attack, military action or other disruption could significantly interrupt our operations.

        It would be difficult, time-consuming and costly to repair or replace these facilities. This would require substantial capital on our part, which we may not be able to obtain on commercially acceptable terms. In the event one or more of our facilities was affected by a disaster, we could be forced to shift our operations to one or more of our other facilities. The shifting of such operations could increase our costs and adversly affect our operating results. Any disruption or delay in the transition of operations between facilities could impair our ability to meet the short-term demands of our clients, which could adversely affect our business. Although we believe we possess adequate insurance to cover damage to our facilities and the disruption of our business from such casualties, such insurance may not be sufficient to cover all our potential losses. For these reasons, a significant disruptive event at any of our facilities could adversely affect our business and operating results.

Consolidation in the industries we serve could adversely impact our business.

        There has been, and continues to be, merger, acquisition and consolidation activity in the industries we serve. This activity could result in the emergence of larger clients, which could perform for themselves some or all of the services which we currently provide or could provide. A merger of two of our existing clients may also result in the merged entity deciding not to use our services or to purchase fewer of our services than the companies did separately or may result in the merged entity seeking pricing advantages based on its increased size. If that were to occur, it could adversely impact our revenue.

A portion of the net proceeds of this offering will be received by DLJ Merchant Banking Partners II, L.P., an affiliate of one of our underwriters. This may present a conflict of interest.

        DLJ Merchant Banking Partners II, L.P. and its associated entities are affiliates of Credit Suisse Securities (USA) LLC, one of the representatives of the underwriters for this offering, and are also selling shareholders in this offering. As of June 1, 2006, these affiliates of Credit Suisse Securities (USA) LLC were the beneficial owners of 3,100,856 shares, or approximately 57.6% of our outstanding common stock. These affiliates of Credit Suisse Securities (USA) LLC are selling              shares (or               shares if the underwriters exercise their over-allotment option in full) in the offering, and will receive net proceeds of approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full). After the offering, these affiliates of Credit Suisse Securities (USA) LLC will beneficially own         % of our common stock (or         % if the underwriters exercise their over-allotment option in full). See the information under the heading titled "Principal and Selling Shareholders" for a more complete description of these affiliates' ownership of our common stock. These affiliations may present a conflict of interest since Credit Suisse Securities (USA) LLC may have an interest in the successful completion of this offering in addition to the underwriting discounts and commissions it expects to receive. In light of these circumstances, Deutsche Bank Securities Inc. has agreed to assume the responsibilities of acting as a qualified independent underwriter. See the information under the heading "Underwriting" for a more complete description of this arrangement.

We have in the past and may in the future enter into joint venture arrangements, which are risky since our joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturers' financial condition and disputes between us and our co-venturers.

        We have in the past and may in the future co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. For example, we have entered into a joint venture in England with Independent Television Facilities Centre Limited for the provision of subtitling services. In such circumstances, we may not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become insolvent or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting assets owned by the partnership or joint venture to additional risk. We may also, in certain circumstances, be liable for the actions of our third-party partners or co-venturers. For example, in the future we may agree to guarantee indebtedness incurred by a partnership, joint venture or other entity. Such a guarantee may be on a joint and several basis with our partner or co-venturer in which case we may be liable in the event such party defaults on its guaranty obligation.

Environmental compliance costs and liabilities could adversely affect our operating results, including our cash available for operations.

        Our printing operations, as well as the properties that we own and lease for our business, are subject to stringent laws and regulations relating to environmental protection. Our failure to comply with applicable environmental laws, regulations or permit requirements, or the imposition of liability related to waste disposal or other matters arising under such laws, could result in civil or criminal fines, penalties or enforcement actions, third-party claims for property damage and personal injury or requirements to clean up property or other remedial actions. Some of these laws provide for "strict liability" which can render a party liable for environmental or natural resource damage without regard to negligence or fault on the part of the party.

        In addition, new environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition and results of operations.

Our business is subject to a number of other miscellaneous risks that may harm our business.

        Our business is subject to a number of other miscellaneous risks that may harm our business, including fluctuations in the cost of paper, ink and other raw materials we use, the financial condition of our clients, the effects of inflation, changes in currency exchange rates, changes in interest rates and the general condition of the U.S. economy and the economies of other countries in which we operate.

Risks Relating to this Offering and Ownership of Our Common Stock

Because there has not been a public market for our common stock and our stock price may be volatile, you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors' interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for our common stock was determined by negotiations between representatives of the underwriters, certain selling shareholders and us and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering. In addition, the stock market has been volatile. The following factors, most of which are outside of our control, could cause the market price of our common stock to decrease significantly from the price you pay in this offering:

  •
  loss of any of our major clients;

  •
  departure of key personnel;

  •
  variations in our quarterly operating results;

  •
  announcements by our competitors of significant contracts, new service or service enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

  •
  changes in governmental regulations and standards;

  •
  decreases in financial estimates by equity research analysts;

  •
  sales of common stock or other securities by us in the future;

  •
  decreases in market valuations of similar companies; and

  •
  fluctuations in stock market prices and volumes.

        In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company's securities. If class action litigation is initiated against us, we would incur substantial costs and our management's attention would be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

        If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. All of our existing shareholders prior to this offering are subject to a lock-up provision in our investors' agreement that restricts their ability to transfer their shares of our common stock for 180 days after the date of this prospectus. Holders of outstanding options to purchase our common stock granted prior to this offering will also be subject to this 180-day lock-up provision upon any exercise of their options during that time period. In addition, we expect that each of our officers and directors, each of the selling shareholders and substantially all of our other shareholders and optionholders will agree to a similar lock-up with the underwriters. This lock-up may be waived by the written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC at any time without public notice. Upon expiration of the 180-day lock-up period,                           shares of our common stock may be eligible for sale in the public market. In addition to these transfer restrictions, we have entered into agreements providing for additional transfer restrictions with our executive officers and some of our other employees holding approximately    % of our common stock on a fully diluted basis, assuming the exercise of all outstanding options and warrants after the offering. These agreements restrict transfers of all shares held by such persons and shares issuable to such persons upon the exercise of options outstanding as of the date of effectiveness of this offering for up to four years following the offering. The restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions contained in these agreements may be waived by our board of directors. In addition, we intend to file registration statements with the SEC covering all of the shares subject to options outstanding, but not exercised, as of the closing of this offering and all of the shares available for future issuance under our new 2006 stock incentive plan and employee stock purchase plan. The market price of shares of our common stock may decrease significantly when the restrictions on resale by our existing shareholders lapse and our shareholders, warrant holders and option holders are able to sell shares of our common stock into the market. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

We have broad discretion in the use of the proceeds of this offering and may apply the proceeds in ways with which you do not agree.

        A significant portion of our net proceeds from this offering will be used, as determined by management in its sole discretion, for working capital and general corporate purposes, including the possible acquisition of businesses, technologies and services complementary to our existing operations. We have not, however, determined the allocation of uses of the net proceeds to be used for working capital and general corporate purposes. Our management will have broad discretion over the use and investment of these net proceeds, and, accordingly, you will have to rely upon the judgment of our management with respect to our use of these net proceeds, with only limited information concerning management's specific intentions. You will not have the opportunity, as part of your investment decision, to assess whether we use the net proceeds from this offering appropriately.

Our directors and executive officers will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

        We anticipate that our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own    % of our outstanding common stock following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. In particular, entities affiliated with DLJ Merchant Banking Partners II, L.P., our principal shareholder, will beneficially own    % of our outstanding common stock following the completion of this offering, assuming no exercise of the over-allotment option. In addition, four of our current directors are affiliated with DLJ Merchant Banking Partners II, L.P. and its affiliates, which nominated these directors pursuant to an investors' agreement. Our executive officers, directors and affiliated entities, if they chose to act together, would be able to control or influence significantly all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other significant corporate transactions. These shareholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our shareholders.

Several of our executive officers and other employees own a significant portion of our outstanding common stock or hold stock options or long-term incentive units under our equity-based compensation plans. After this offering, these employees may not have sufficient financial incentive to stay with us, we may have to incur costs to replace key employees who leave and our ability to execute our business model could be impaired if we are unable to replace departing employees in a timely manner.

        Some of our key employees hold outstanding common stock which they acquired at a purchase price significantly below the initial public offering price in this offering, options to purchase shares of common stock with an exercise price significantly below the initial public offering price in this offering and long-term incentive units with base amounts below the initial public offering price in this offering. If our common stock trades in the secondary market after our initial public offering at a price significantly above the price at which many of our employees purchased their shares of common stock, the exercise price of their options or the base price of their long-term incentive units and if these employees are able to sell their shares at such higher prices, these employees may not have sufficient financial incentive to stay with us. If key personnel leave our company, our ability to successfully operate our business could be impaired. We also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

Our charter and corporate documents and Minnesota law make a takeover of our company more difficult and expensive, which may prevent certain changes in control and limit the market price of our common stock.

        Our charter, bylaws, certain corporate documents and sections 671 and 673 of the Minnesota Business Corporation Act contain provisions that might enable our management to resist a takeover of our company. Provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our

amended and restated articles of incorporation authorize       million undesignated shares. Without shareholder approval, our board of directors has the authority to create a class or series of shares from the undesignated shares and to set the terms of the class or series, including voting and dividend rights. With these rights, it could be more difficult for a third party to acquire us. In addition, our amended and restated articles of incorporation provide for a staggered board of directors, with directors serving for three-year terms, with approximately one-third of the directors coming up for re-election each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in any acquisition of us that is not favored by our board of directors. In addition, we have entered into change in control agreements with certain of our executive officers which entitle these officers to certain benefits if they are terminated in connection with a change in control of our company. Option agreements under our 1999 stock option plan also provide for immediate vesting of stock options upon a change in control of our company. The existence of these provisions could discourage or prevent a change in control of our company, could make a change in control of our company more difficult and expensive and could limit the price that investors might be willing to pay in the future for shares of our common stock.

You will experience immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

        If you purchase shares of our common stock in this offering, you will experience immediate dilution of $         per share, because the price that you pay will be substantially greater than the adjusted net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the price of the shares being sold in this offering when they purchased their shares of our capital stock. In addition, if outstanding options to purchase our common stock are exercised, you will experience additional dilution. Please read "Dilution" for a more detailed description of how dilution will affect you.

We do not intend to declare dividends on our stock after this offering.

        We currently intend to retain all of our future earnings, if any, to repay any existing liabilities and to finance the expansion and growth of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion, restrictions imposed by our lenders, if any, and other factors deemed relevant by our board of directors. Currently, our senior credit facility and the terms of our preferred stock restrict us from paying cash dividends, except under certain circumstances. Therefore, you should not expect to receive dividend income from shares of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus may include statements about:

  •
  the demand for our services;

  •
  the effect of technological and regulatory changes on our business;

  •
  our ability to continue to diversify our revenue;

  •
  the competitive environment in our business;

  •
  our ability to successfully integrate the operations of our acquisitions into our existing operations and achieve anticipated earnings and synergies;

  •
  our plans to expand our international operations;

  •
  our cash needs;

  •
  our use of the proceeds from this offering; and

  •
  our financial performance.

        There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading "Risk Factors." You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 do not protect any forward-looking statements that we make in connection with this offering.

        You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," "on-going" or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to update these forward-looking statements, even though our situation may change in the future. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

 RECAPITALIZATION AND STOCK SPLIT

        Prior to the effectiveness of this offering, we intend to complete a recapitalization to simplify our capital structure. In order to effect this recapitalization, shareholder approval will be required to approve a plan of recapitalization and amended and restated articles of incorporation, pursuant to which:

  •
  our class of voting common stock, of which no shares are outstanding, and class B common stock will be eliminated;

  •
  a new class of common stock will be created with the same rights and privileges as our class B common stock, except for the elimination of the class B common stock liquidation preference;

  •
  each share of our class B common stock issued and outstanding will be automatically converted into and become one fully paid and non-assessable share of the newly created common stock;

  •
  each plan, right, option or warrant entitling its holder to subscribe for or purchase shares of class B common stock will be automatically converted into and become a plan, right, option or warrant, respectively, to subscribe for or purchase an identical number of shares of our newly created common stock; and

  •
  a class of         undesignated shares will be created, available for future designation and issuance by our board of directors.

        In addition, following our recapitalization and prior to the effectiveness of this offering, we expect to effect a stock split. Pursuant to the stock split, each share of our common stock outstanding will convert into             shares of our common stock. Options and warrants to purchase a number of shares of our common stock that are outstanding at the time of the stock split will convert into options and warrants to purchase    times that number of shares of common stock as a result of the stock split at an exercise price equal to         of the exercise price immediately before the stock split.

USE OF PROCEEDS

        We estimate our net proceeds from our sale of             shares of our common stock in this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds we receive from this offering as follows:

Purpose	Amount
Repay certain indebtedness	$
Working capital and general corporate purposes	$

        We intend to use $             million of the net proceeds of this offering to repay $             of outstanding principal as of January 31, 2006 under our senior credit facility with a syndicate of banks, including an affiliate of DLJ Merchant Banking Partners II, L.P., our principal shareholder that also has representation on our board of directors. Our senior credit facility consists of a $475.0 million term loan and a $60.0 million revolving loan commitment. Our senior credit facility requires that a certain percentage of the net proceeds of this offering, as determined based on our leverage ratio at the time of repayment, be applied to the prepayment of the term loan. We intend to apply the remaining portion of $       million from the offering to repay all borrowings under our revolving credit facility and, once our revolving credit facility is paid in full, we will use any remaining portion of the net proceeds that have been allocated to repayment of indebtedness to make a voluntary prepayment of our term loan. The term loan bears interest, at our option, at the reserve adjusted London Interbank Offering Rate, or LIBOR, plus a maximum of 2.25% or at the alternate base rate plus a maximum of 1.00%. The revolving line of credit bears interest at the reserve adjusted LIBOR plus a maximum of 2.50% or at the alternate base rate plus a maximum of 1.25%. As of January 31, 2006, the annual interest rate on the term loan was 6.81% and on the revolving credit facility was 7.06%. The term loan matures on December 22, 2012 (subject to earlier maturity as described under "Description of Certain Indebtedness") and the revolving line of credit matures on December 22, 2010. The senior credit facility was entered into in December 2005 and was used to (i) redeem the face value of our senior subordinated notes plus a 4.0% call premium plus accrued interest totaling $159.7 million, (ii) refinance $158.0 million of outstanding principal borrowings under our senior credit facilities dated as of July 30, 2004, (iii) acquire WordWave for a purchase price of $158.0 million and (iv) pay transaction costs and expenses in connection with the WordWave acquisition and the redemption of our senior subordinated notes, respectively. See "Description of Certain Indebtedness."

        We intend to use approximately $         million of the net proceeds from this offering for working capital and general corporate purposes, including improving our technology, systems and operating infrastructure, and acquiring or investing in businesses, joint ventures, technologies, services or assets that complement our business. We currently do not have any commitments or agreements with respect to any such transactions. Furthermore, we have not determined the amounts we plan to spend on certain of the items listed above or the timing of these expenditures. As a result, we will have broad discretion to allocate the net proceeds from this offering. Until we use the net proceeds, we may invest them in short-term, interest-bearing, investment grade and U.S. government securities.

        The selling shareholders will receive aggregate net proceeds from their sale of shares of approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by them. We will not receive any portion of the net proceeds received by the selling shareholders from the sale of their shares, including any shares sold pursuant to the underwriters' over-allotment option.

DIVIDEND POLICY

        Following the completion of this offering, we intend to retain all of our future earnings, if any, to repay our existing indebtedness, to finance the expansion and growth of our business and satisfy other obligations. We do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of future cash dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness, plans for expansion, restrictions imposed by our lenders, if any, and other factors deemed relevant by our board of directors. Currently, our senior credit facility and the terms of our preferred stock restrict us from paying cash dividends except under certain circumstances.

CAPITALIZATION

        The following table sets forth our capitalization as of January 31, 2006 on:

  •
  an actual basis;

  •
  as adjusted to reflect our sale of                           shares of common stock in this offering at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from our sale of common stock in this offering.

        You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus.

	As of January 31, 2006
	Actual	As adjusted
	(dollars in thousands)
Debt obligations, including current maturities
New senior credit facility	$475,000
Capital lease obligations	1,833
Redeemable preferred stock	25,618

Total debt obligations and redeemable preferred stock	502,451

Puttable class B common stock (1)	67,820

Shareholders' equity (deficit) (2):
Class B common stock, $0.01 par value per share, 10,000,000 shares authorized; 5,272,763 shares issued and outstanding actual; shares authorized and shares issued and outstanding as adjusted	52
Common stock, $0.01 par value per share, 25,000,000 shares authorized; no shares issued and outstanding actual; shares issued and outstanding as adjusted
Additional paid-in capital	98,969
Notes and interest receivable	(22,768)
Accumulated other comprehensive income (loss)	1,604
Accumulated deficit	(240,336)

Total shareholders' deficit	(162,479)

Total capitalization	$407,792

(1)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holders' rights (but not obligations) to put their shares to us upon termination without cause, death, disability or resignation. This puttable class B common stock will be converted into common stock immediately prior to the offering. However, these shareholders will retain the put arrangement following the completion of the offering.

(2)
In addition, following our recapitalization and prior to the effectiveness of this offering, we expect to effect a stock split. Pursuant to the stock split, each share of our common stock outstanding will convert into             shares of our common stock. Options and warrants to purchase a number of shares of our common stock that are outstanding at the time of the stock split will convert into options and warrants to purchase    times that number of shares of common stock as a result of the stock split at an exercise price equal to         of the exercise price immediately before the stock split.

        The number of shares of common stock to be outstanding immediately after this offering excludes the following:

  •
  shares of common stock issuable upon exercise of stock options outstanding as of January 31, 2006 at a weighted average exercise price of $             per share;

  •
  shares of common stock issuable upon exercise of warrants outstanding as of January 31, 2006 at a weighted average exercise price of $              per share, as adjusted to reflect an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below;

  •
  shares of common stock issuable upon exercise of certain warrants that will become issuable upon the completion of this offering at an exercise price of $             per share; and

  •
  shares of common stock reserved and available for future issuances under our new stock incentive plan and employee stock purchase plan.

DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock immediately after completion of this offering. Our net tangible book value as of January 31, 2006 was $(365.4) million, or $(69.30) per share, of common stock. Net tangible book value per share is determined by dividing (a) our total tangible assets less our total liabilities (including redeemable preferred stock) by (b) the number of shares of common stock outstanding.

        After giving effect to our sale of             shares of common stock at an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range), after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds from such sale, the adjusted net tangible book value of our common stock, as of January 31, 2006, would have been approximately $             million, or $             per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $             per share and an immediate dilution to new investors of $    per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share			$
Net tangible book value (deficit) per share as of January 31, 2006		$(69.30)
Increase per share attributable to new investors
Adjusted net tangible book value per share after this offering

Dilution per share to new investors	$		$

        The following table summarizes as of January 31, 2006, on an as-adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing shareholders and by new investors, based upon an assumed initial public offering price of $             per share (the mid-point of the initial public offering price range) and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%			$100.0%		$

        The tables and calculations above assume no exercise of:

  •
  stock options outstanding as of January 31, 2006 to purchase                           shares of common stock at a weighted average exercise price of $             per share;

  •
  warrants outstanding as of January 31, 2006 to purchase                           shares of common stock issuable at a weighted average exercise price of $             per share, as adjusted to reflect an anti-dilution event as a result of the issuance of certain additional warrants upon the completion of this offering, as described below; and

  •
  warrants to purchase                           shares of common stock that will become issuable upon the completion of this offering at an exercise price of $             per share.

To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

 UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

        The following unaudited pro forma condensed consolidated statement of operations for the year ended Janaury 31, 2006 is derived from the combination of our historical consolidated statement of operations, together with the historical consolidated operations of WordWave, Inc., adjusted to give effect to our January 3, 2006 acquisition of all of the outstanding common stock of WordWave and the related refinancing of our debt. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2006 gives effect to the transactions as if each had occurred at February 1, 2005.

        For purposes of presenting the unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2006, we combined WordWave's operating results for the period from February 1, 2005 through December 31, 2005, with our results of operations for our fiscal year ended January 31, 2006.

        The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations and were applied to our historical consolidated operations and the historical consolidated operations of WordWave to reflect and account for our acquisition of WordWave and the refinancing of our debt. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2006 are based upon estimates, available information and certain assumptions that management believes are reasonable under the circumstances.

        The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2006 does not purport to represent what our actual results would have been if the transactions described above had actually occurred on February 1, 2005 and are not necessarily representative of our results for any future period. The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 2006 should be read in conjunction with the historical financial statements prepared by us and WordWave, including the notes thereto, our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

 Uaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended January 31, 2006

	Merrill	WordWave	Acquisition Adjustments		Debt Refinancing Adjustments		Pro Forma
	(dollars in thousands except per share data)
Net revenue	$796,417	$122,754	$—		$—		$919,171
Cost of revenue	525,267	68,665	1,666 557	(1) (2)	— —		596,155 (8)

Gross profit	271,150	54,089	(2,223)		—		323,016
Selling, general and administrative expenses	258,330	40,217	6,091 (557) (848)	(1) (2) (3)	— — —		303,233 (8)

Operating income	12,820	13,872	(6,909)		—		19,783
Interest expense	34,256	3,700	—		(3,722	)(4)	34,234
Other expense (income), net	9,504	(555)	—		(11,605	)(5)	(2,656)

(Loss) income before income taxes	(30,940)	10,727	(6,909)		15,327		(11,795)
Provision for income taxes	8,645	3,700	(2,822	)(6)	6,261	(6)	15,784

Net (loss) income	$(39,585)	$7,027	$(4,087)		$9,066		$(27,579)

Net (loss) per share (7):
Basic	$(6.93)						$(4.83)

Diluted	$(6.93)						$(4.83)

Weighted average number of shares outstanding:
Basic	5,712,339						5,712,339

Diluted	5,712,339						5,712,339

See accompanying Notes to Unaudited Pro Forma
Condensed Combined Statement of Operations

 Notes to Unaudited Pro Forma Condensed Consolidated
Statement of Operations

(1)
With the assistance of a third-party valuation specialist, we determined the estimated fair value of customer relationships and covenants not to compete using an income approach whereby we measured the estimated discounted cash flows that we will generate from these assets. We determined the estimated fair value of trademarks and technology using a variation of the income approach known as the Royalty Savings Method, whereby we estimated our royalty savings resulting from acquiring these assets. The estimated useful life of customer relationships, trademarks and technology were determined by estimating the period of time over which the majority of the estimated future cash flows will be generated from these assets. The estimated useful life of covenants not to compete is based upon the terms of the related agreements. We amortize these intangible assets, using an accelerated method which is based on the proportion of future cash flows estimated to be generated in each period over the estimated useful life of the applicable asset. The pro forma adjustment is as follows:

	Amount	Weighted Useful Life	Year Ended January 31, 2006
	(dollars in thousands)
Customer relationships	$34,600	9.2 yrs	$5,500
Trademarks and tradenames	16,600	15 yrs	1,053
Non-compete agreements	1,390	4 yrs	402

			6,955
Technology	2,900	4.7 yrs	1,666

	$55,490		8,621
Less: WordWave historical amortization			(864)

Net increase			7,757
Actual fiscal year 2006 amortization			6,089

Total pro forma amortization			$13,846

(2)
Reflects reclassification of WordWave depreciation expense from selling, general and administrative expenses to cost of revenue for consistency with our historical presentation. Depreciation expense reclassified from selling, general and administrative expenses to cost of revenue was based on a review of the WordWave fixed asset records in order to determine the specific use of the underlying fixed assets in WordWave's operations.

(3)
Reflects the elimination of non-recurring transaction expenses incurred by WordWave related to our acquisition of WordWave that are included in WordWave selling, general and administrative expenses.

(4)
Reflects a decrease in interest expense attributable to our December 2005 debt restructuring and WordWave acquisition:

(dollars in thousands)
Senior credit facility (a)	$27,515
Revolving credit facility (b)	780
Accretion of preferred stock (c)	3,450
Other (d)	2,489

34,234
Elimination of historical interest expense	(37,956)

Decrease in interest expense	$(3,722)

  (a)
  Interest expense was calculated at an assumed weighted average interest rate of 5.81% for the year ended January 31, 2006, which is based on the terms of the amended, restated, and combined credit agreement.

  (b)
  Interest expense was calculated at an assumed weighted average interest rate of 6.98% for the year ended January 31, 2006, which is based on the terms of the amended, restated, and combined credit agreement. This interest rate was applied to our weighted average borrowings during the year.

  (c)
  As disclosed in Note 1, Nature of Business and Significant Accounting Policies, Redeemable Preferred Stock, to our consolidated financial statements, effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." We are accreting the preferred stock, which was recorded at its fair value upon adoption of SFAS No. 150, to its redemption value through November 2011 when we are required to redeem the preferred stock. This amount reflects the interest expense resulting from the accretion of preferred stock, using the effective interest method, for the year ended January 31, 2006.

  (d)
  Reflects pro forma amortization of deferred financing costs adjusted to reflect our December 2005 debt refinancing as if it had occurred February 1, 2005, capital lease interest and other fees. Interest expense associated with the amortization of deferred financing costs was computed on a straight-line basis, which approximates the effective interest method, using the 6-year term of our New Senior Credit Facility, assuming the refinancing occurred on February 1, 2005.

  A 0.125% change in interest rates would impact interest expense for borrowings under the revolving credit facility and the term loan, collectively in the amount of approximately $0.6 million for the year ended January 31, 2006.

(5)
Reflects elimination of the non-recurring loss on debt extinguishment that we incurred in conjunction with our December 2005 debt refinancing, which we completed in part to finance our acquisition of WordWave. We have accounted for the refinancing of our credit facility, which resulted in an extinguishment of our senior subordinated notes and a modification of our 2004 senior credit facility, in accordance with EITF 96-19, "Debtor's

  Accounting for a Modification or Exchange of Debt Instruments." The components that comprise the loss are as follows:

(dollars in thousands)
Call premium paid on senior subordinated notes	$5,822
Write-off of senior subordinated notes original issue discount.	2,685
Write-off of deferred financing costs	1,751
Non-capitalizable fees and expenses of new credit facility	1,347

$11,605

  In conjunction with the December 2005 debt refinancing, $6,153 of additional deferred financing costs were capitalized and $1,751 of existing deferred financing costs were written off.

(6)
Reflects the income tax effect of all pro forma adjustments at our statutory income tax rate of 40.85% for the year ended January 31, 2006.

(7)
In February 2006, we granted stock options to purchase 250,000 shares of our class B common stock at $72.00 per share to certain WordWave employees. Future compensation expense equal to the fair value of these options will be recognized as these options vest in future periods in accordance with Statement Financial Accounting Standard No. 123R "Stock-Based Payment." These stock options did not have an impact on the pro forma diluted weighted average number of shares outstanding for the year ended January 31, 2006 because their effect would be antidulitive.

(8)
Total pro forma cost of revenues and pro forma selling, general and administrative expenses for the year ended January 31, 2006 include the following amounts of depreciation and amortization:

(dollars in thousands)
Cost of revenues	$12,502
Selling, general and administrative expenses	12,350

Total pro forma depreciation and amortization	$24,852

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data set forth below should be read in conjunction with the financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following data as of January 31, 2005 and 2006 and for each of the three years in the period ended January 31, 2006 has been derived from financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Consolidated balance sheets as of January 31, 2005 and 2006 and the related statements of operations and of cash flows for each of the three years in the period ended January 31, 2006 and notes thereto appear elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended January 31, 2002 and 2003 and the consolidated balance sheet data as of January 31, 2002, 2003 and 2004 are derived from financial statements not included in this prospectus. Historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended January 31,
	2002	2003	2004	2005(7)	2006(8)
			(restated)	(restated)
	(dollars in thousands except per share data)
Statement of Operations Data
Net revenue	$602,863	$581,571	$596,215	$697,893	$796,417
Cost of revenue	410,846	398,095	411,783	462,410	525,267

Gross profit	192,017	183,476	184,432	235,483	271,150
Selling, general and administrative expenses (1)	152,841	133,318	132,507	166,067	258,330
Merger and debt restructuring costs (2)	5,493	5,300	—	—	—
Restructuring costs (3)	1,059	932	—	—	—

Operating income	32,624	43,926	51,925	69,416	12,820
Interest expense	45,518	39,242	36,329	33,538	34,256
Other (income) expense, net (10)	(970)	(95)	(1,879)	(2,191)	9,504

(Loss) income before income taxes	(11,924)	4,779	17,475	38,069	(30,940)
(Benefit from) provision for income taxes	(2,030)	3,400	9,831	18,437	8,645

(Loss) income before minority interest	(9,894)	1,379	7,644	19,632	(39,585)
Minority interest	51	13	18	(11)	—

(Loss) income before cumulative effect of change in accounting principle, net of income taxes	(9,945)	1,366	7,626	19,643	(39,585)
Cumulative effect of change in change in accounting principle, net of income taxes (4)	—	—	20,882	—	—

Net (loss) income	$(9,945)	$1,366	$28,508	$19,643	(39,585)

Accretion of preferred stock	(7,144)	(4,441)	(116)	—	—

Net (loss) income available for class B common shareholders	$(17,089)	$(3,075)	$28,392	$19,643	(39,585)

Net (loss) income per class B common share:
Basic:
(Loss) income before cumulative effect of change in accounting principle, net of income taxes	$(1.70)	$0.23	$1.30	$3.35	$(6.93)
Cumulative effect of change in accounting principle, net of income taxes	—	—	3.56	—	—
Accretion of preferred stock	(1.22)	(0.76)	(0.02)	—	—

Net (loss) income available for class B common shareholders	$(2.92)	$(0.53)	$4.84	$3.35	$(6.93)

Diluted:
(Loss) income before cumulative effect of change in accounting principle, net of income taxes	$(1.70)	$0.23	$1.29	$3.25	$(6.93)
Cumulative effect of change in accounting principle, net of income taxes	—	—	3.55	—	—
Accretion of preferred stock	(1.22)	(0.76)	(0.02)	—	—

Net (loss) income available for class B common shareholders	$(2.92)	$(0.53)	$4.82	$3.25	$(6.93)

Unaudited pro forma basic and diluted net (loss) available for class B common shareholders assuming warrant issuances in connection with initial public offering (9)					$(6.50)

Unaudited pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income (loss) available for class B common shareholders	$(11,060)	$82	$6,915

Unaudited per share pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income available to common shareholders per class B common share:
Basic	$(1.89)	$0.01	$1.18

Diluted	$(1.89)	$0.01	$1.17

Weighted average number of shares outstanding:
Basic	5,864,753	5,862,849	5,862,476	5,860,548	5,712,339
Diluted	5,864,753	5,862,849	5,890,166	6,038,188	5,712,339
Unaudited pro forma basic and diluted weighted average number of shares outstanding assuming warrant issuances in connection with initial public offering (9)					6,090,541

	As of January 31,
	2002	2003	2004	2005	2006
			(restated)	(restated)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$45,885	$36,480	$36,428	$12,269	$14,430
Working capital	(253,491)	75,027	78,695	66,473	93,508
Total assets	333,920	308,159	311,709	327,289	566,988
Debt obligations, including capital leases	336,383	339,338	331,223	303,667	476,833
Redeemable preferred stock	49,489	53,931	19,173	22,168	25,618
Puttable class B common stock (5)	—	—	507	5,564	67,820
Total shareholders' deficit	(161,674)	(163,362)	(134,351)	(118,046)	(162,479)
	Year Ended January 31,
	2002	2003	2004	2005	2006
			(restated)	(restated)
	(dollars in thousands)
Statement of Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$60,845	$18,210	$29,921	$57,991	$37,710
Investing activities	(11,441)	(13,107)	(15,269)	(45,783)	(210,330)
Financing activities	(25,967)	(14,059)	(13,603)	(35,074)	172,186
Other Data:
Depreciation and amortization	$15,711	$14,751	$15,025	$14,786	$16,720
Amortization of intangible and other assets	6,757	287	64	363	6,089
Capital expenditures	10,869	13,343	13,890	16,026	19,953
EBITDA (6)	56,011	59,046	68,875	86,767	26,125
Adjusted EBITDA (6)	61,508	65,586	67,526	87,664	97,284
Non-cash stock-based compensation	—	—	365	1,781	59,910

(1)
Selling, general and administrative expenses include non-cash, stock-based compensation expense associated with stock ownership and option plans that are accounted for as variable plans under APB Opinion No. 25 "Accounting For Stock Issued to Employees" and related pronouncements. We recorded non-cash, stock-based compensation of $365, $1,781 and $59,910 for the years ended January 31, 2004, 2005 and 2006, respectively. Net of taxes, these non-cash, stock-based compensation charges were $209, $1,026 and $55,366 for the years ended January 31, 2004, 2005 and 2006, respectively. Also included in selling, general and administrative expenses for the year ended January 31, 2006 are $1,286 of advisor fees and other expenses associated with the potential sale of our company to an employee stock ownership plan, which we ultimately chose not to pursue.

(2)
In fiscal 2002 and 2003, we recorded charges to operations of $5,493 and $5,300, respectively, resulting from with legal and advisor fees we incurred in connection with debt restructuring activities.

(3)
During fiscal 2002 and 2003, we recorded $1,059 and $932 of restructuring costs, respectively. These restructuring costs were associated with headcount reduction and accruals of lease obligations for facilities that we exited as part of our operational restructuring.

(4)
Effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock, as of August 1, 2003, is recorded as a liability on our consolidated balance sheets. We recorded the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of the change in accounting principle, net of income taxes, of $20,882, is reflected on our consolidated statements of operations for the year ended January 31, 2004.

(5)
Our puttable class B common stock, which for corporate law purposes is not considered a separate class of stock, represents shares that are considered "mandatorily redeemable securities" because of the holder's rights (but not obligations) to put their shares to us upon termination without cause, death, disability or resignation. This puttable class B common stock will be converted into common stock immediately prior to the offering. However, these shareholders will retain the put arrangement following the completion of the offering.

(6)
EBITDA is defined as net income (loss) before the cumulative effect of change in accounting principle, interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that EBITDA is useful to an investor in evaluating our operating performance because:

  •
  this measure is widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

  •
  this measure helps investors to evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and our asset base; and

  •
  this measure is used by our management, among other operating measures, for various purposes, including as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  EBITDA is not calculated identically by all companies; therefore, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash, stock-based employee compensation expense, other (income) expense, (gain) loss from disposal of property, plant and equipment, ESOP transaction related fees, merger and debt restructuring costs, organizational restructuring costs and long-term incentive plans expense. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, and is not a measure of financial condition or profitability. It should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss) as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that Adjusted EBITDA is an important operating measure because:

  •
  it is used by our management, among other operating measures, for various purposes, including measuring our operating performance, assisting in comparing our financial performance from period to period on a consistent basis and presenting our financial performance to our board of directors for strategic planning and forecasting; and

  •
  the financial covenants applicable to our old and new senior credit facilities (interest coverage ratio and leverage ratio) are based on EBITDA, adjusted for non-cash expenses among other adjustments. Therefore, our management and our lenders use EBITDA, as adjusted for non-cash, stock-based compensation expense, among other adjustments, as a measure of our continuing compliance with our financial covenants.

The following is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	Year Ended January 31,
	2002	2003	2004	2005	2006
	(dollars in thousands)
Net income (loss)	$(9,945)	$1,366	$28,508	$19,643	$(39,585)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(20,882)	—	—
Interest expense	45,518	39,242	36,329	33,538	34,256
(Benefit from) provision for income taxes	(2,030)	3,400	9,831	18,437	8,645
Depreciation and amortization	15,711	14,751	15,025	14,786	16,720
Amortization of intangible and other assets	6,757	287	64	363	6,089

EBITDA	56,011	59,046	68,875	86,767	26,125
Non-cash, stock-based compensation (1)	—	—	365	1,781	59,910
Other (income) expense (10)	(970)	(95)	(1,879)	(2,191)	9,504
(Gain) loss from disposal of property, plant and equipment	(85)	403	148	381	84
Advisor fees and other expenses related to abandoned ESOP transaction (1)	—	—	—	—	1,286
Merger and debt restructuring costs (2)	5,493	5,300	—	—	—
Restructuring costs (3)	1,059	932	—	—	—
Long-term incentive plans expense	—	—	17	926	375

Adjusted EBITDA	$61,508	$65,586	$67,526	$87,664	$97,284

(7)
The operating results for the year ended January 31, 2005 include the acquired operations of Jim Laffey, Inc., Ken Freeberg, Inc, Webcopies.com LLC and The Berkshire Homebuyers Guide, Inc. (collectively CfRE). The impact of these acquired businesses are not separately identifiable because the operations are integrated with ours.

(8)
The operating results for the year ended January 31, 2006 include the acquired operations of CfRE, Fine Arts Engraving Company, P.H. Brink International Corporation, Quebecor Merrill Corporation and WordWave, Inc. The impact of these acquired businesses are not separately identifiable because the operations are integrated with ours.

(9)
In connection with an August 2002 modification of our preferred stock terms, we granted our redeemable preferred shareholders the right to receive warrants to purchase up to 378,202 shares of our class B common stock if certain "triggering events" occurred. In connection with our initial public offering we will experience a "triggering event," as defined, pursuant to which we will be required to issue to our redeemable preferred shareholders warrants to purchase 378,202 shares of our class B common stock. The unaudited pro forma net loss per share has been presented to give effect to the issuance of all of these warrants as if such issuance occurred on February 1, 2005.

(10)
Other (income) expense included $11.6 million of aggregate costs in fiscal 2006 incurred in connection with the December 2005 refinancing of our 2004 senior credit facility and repayment of our senior subordinated notes.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements about our business and operations, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many important factors, including the factors we describe under "Risk Factors," "Forward-Looking Statements" and elsewhere in this prospectus.

Overview

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use comprehensive service offerings.

        In connection with our January 2006 acquisition of WordWave, Inc., we reorganized our operations and realigned our management and financial reporting structure. We reviewed the impact of this reorganization and realignment on our reporting segments pursuant to applicable accounting standards and determined that a change in our reporting segments occurred. Commencing in the fourth quarter of our fiscal year ended January 31, 2006, we began to present three reporting segments: Legal Solutions, Marketing and Communication Solutions and Transaction and Compliance Services. We also have four other communication businesses. Prior period presentations have been restated to conform to our new reporting segments.

Legal Solutions

        Legal Solutions provides both on-demand and on-site litigation support, information management tools and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography. Demand for these services has historically been influenced by the growth in the legal services market, general economic conditions and trends towards outsourcing document management services.

        On January 3, 2006, we completed the acquisition of all of the outstanding common stock of WordWave, Inc. (WordWave) for $160.5 million in cash. In addition, there is a $5.0 million contingent payment to be made no later than April 30, 2007 if WordWave achieves certain financial objectives for the year ended December 31, 2005 and for our fiscal 2007. WordWave is a global provider of court reporting, litigation support, digital recording and transcription services to law firms, courts, governmental agencies and corporations and complements our existing Legal Solutions services. Beginning on January 3, 2006, WordWave's operating results are reflected in our consolidated operating results.

Marketing and Communication Solutions

        Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies. Many of these services are provided pursuant to contracts generally having one- to three-year terms, as compared with our composition and printing services, which are often one-time projects. Sales of compliance documentation and marketing materials for our mutual fund clients are affected by capital market fluctuations, general economic conditions, and by government regulation. For example, SEC amendments and rules to improve disclosures by mutual fund companies may increase the amount of print, composition or fulfillment work in this area. Sales to other Marketing and Communication Solutions clients is dependent on general economic conditions and the overall economic health of the residential real estate market.

        We continue to focus on diversifying our Marketing and Communication Solutions service offerings. On January 31, 2005, we acquired Fine Arts Engraving Company (Fine Arts) for a total purchase price of approximately $20.2 million. Fine Arts is a provider of high-quality, engraved, printed products, such as stationery and business cards. These products expanded our brand management service offering and are marketed to complementary financial, legal and corporate clients. Beginning on February 1, 2005, operating results from this acquisition are reflected in our consolidated operating results. On September 23, 2004, we acquired Jim Laffey, Inc., Ken Freeberg, Inc, Webcopies.com LLC and The Berkshires Homebuyers Guide, Inc. (collectively CfRE), for a total purchase price of approximately $12.0 million. CfRE focuses on developing marketing materials for the residential real estate industry, particularly independent real estate agents, complementing our national brands/large franchiser focus. Beginning on September 23, 2004, operating results from this acquisition are reflected in our consolidated operating results.

Transaction and Compliance Services

        Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, SEC filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions and restructurings. Transaction and Compliance Services revenue generally reflects the level of deal activity in the capital markets as well as required regulatory compliance and other repetitive work that is less affected by capital market activity. We monitor the effect of governmental regulation on this business, including the SEC's new securities offering reform rules, which became effective on December 1, 2005. Revenue for Transaction and Compliance Services has also historically been subject to some seasonality, with stronger demand occurring during the first and second fiscal quarters. This strong demand is primarily the result of clients' budgeting processes and financial reporting calendars. Historically, we have experienced somewhat weaker demand in our third and fourth fiscal quarters. We experienced a significant increase in transactional activity throughout fiscal 2005; however, we experienced a softening of financial transaction activity during fiscal 2006.

        We continue to diversify and expand our Transaction and Compliance Services offerings to reduce our exposure to cyclical economic conditions, government regulation and seasonality. For example, in fiscal 2003 we introduced Merrill DataSite, an online data room service used primarily for hosting due diligence documents in merger and acquisition transactions. This service reduces our exposure to the print components of the financial transaction market, but we anticipate that Merrill DataSite will be exposed to similar cyclical conditions and seasonality as experienced in our transactional services. On December 31, 2005, we increased our ownership of Quebecor Merrill Canada Inc. (QMC) to 100% by acquiring the remaining 51.0% of QMC's outstanding common stock for approximately $17.9 million in cash. QMC is a provider of financial transaction and compliance composition and printing services to Canadian issuers. Beginning on January 1, 2006, operating results from QMC are consolidated in our consolidated operating results. Prior to January 1, 2006, we accounted for our ownership in QMC under the equity method of accounting.

Other Communication Businesses

        Our other communication businesses provide language translation, captioning, election services and specialty printing services that complement or use the same underlying competencies found in our three segments described above. Examples of our services include translating product manuals into multiple languages and providing closed captioning for television programming. Demand for our language translation, captioning and specialty printing services depends on general economic conditions. Net revenue from election services, which we provide in California, generally occurs in the first and third quarters of odd-numbered fiscal years.

        On February 28, 2005, we acquired P.H. Brink International Corporation (Brink), a provider of a variety of language services, including translation, localization, internationalization and globalization services, for approximately $14.4 million plus additional consideration of up to $5.0 million depending on achievement of certain revenue milestones. We do not yet know the amount, if any, of such additional consideration we will owe. This acquisition complemented our existing translation business. Beginning on March 1, 2005, operating results from this acquisition are reflected in our consolidated operating results. As part of the acquisition of WordWave in January 2006, we acquired a business that provides language captioning services, operating under the brand name VITAC, to a wide variety of producers, broadcasters and syndicators in the entertainment, government and educational fields. Beginning on January 3, 2006, operating results from VITAC are reflected in our consolidated operating results.

Restatement

        On February 1, 2005, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" for nonpublic companies. On February 13, 2006, we filed a Form S-1 registration statement with the SEC incorporating financial statements that reflected the change in accounting for our redeemable preferred stock effective February 1, 2005. Because we are in the process of becoming a public entity, we are no longer eligible for the nonpublic company adoption alternatives and accordingly, are required to comply with public company adoption requirements. As such, we have restated our financial statements to reflect the change in accounting for our redeemable preferred stock as of August 1, 2003.

        The effect of this restatement resulted in the reclassification of our redeemable preferred stock to a liability effective on August 1, 2003, to reflect a $20.9 million cumulative effect gain from adoption of this accounting standard in fiscal 2004, to eliminate the $18.6 million cumulative effect gain from adoption originally reported in fiscal 2006, to increase interest expense related to accretion of our redeemable preferred stock in fiscal 2004 and 2005 by $1.3 million and $3.0 million, respectively, and to reduce accretion of our preferred stock previously reported as a charge to stockholders' equity and earnings available to common shareholders in fiscal 2004 and 2005 by $0.1 million and $0.3 million, respectively. This restatement had no impact on previously reported cash flows. See Note 16 of the Notes to our Consolidated Financial Statements for a more detailed presentation of the effects of this restatement.

Results of Operations

        The following table sets forth, for the periods indicated, our results of operations:

	For the Year Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$596,215	$697,893	$796,417
Cost of revenue	411,783	462,410	525,267

Gross profit	184,432	235,483	271,150
Selling, general and administrative expenses	132,507	166,067	258,330

Operating income, net	51,925	69,416	12,820
Interest expense	36,329	33,538	34,256
Other (income) expense, net	(1,879)	(2,191)	9,504

Income (loss) before income taxes	17,475	38,069	(30,940)
Provision for income taxes	9,831	18,437	8,645
Minority interest	18	(11)	—
Cumulative effect of change in accounting principle, net of income taxes	20,882	—	—

Net income (loss)	$28,508	$19,643	$(39,585)

Accretion of preferred stock	(116)	—	—

Net income (loss) available to common shareholders	$28,392	$19,643	$(39,585)

        The following table sets forth our statements of operations data expressed as a percentage of net revenue for the periods indicated.

	For the Year Ended January 31,
	2004	2005	2006
	(restated)	(restated)
Net revenue	100.0%	100.0%	100.0%

Cost of revenue	69.1%	66.3%	66.0%

Gross profit	30.9%	33.7%	34.0%
Selling, general and administrative expenses	22.2%	23.8%	32.4%

Operating income, net	8.7%	9.9%	1.6%
Interest expense	6.1%	4.8%	4.3%
Other (income) expense, net	(0.3)%	(0.3)%	1.2%

Income (loss) before income taxes	2.9%	5.4%	(3.9)%
Provision for income taxes	1.6%	2.6%	1.1%
Minority interest	0.0%	0.0%	—
Cumulative effect of change in accounting principle, net of income taxes	3.5%	—	—

Net income (loss)	4.8%	2.8%	(5.0)%

Accretion of preferred stock	(0.0)%	—	—

Net income (loss) available to common shareholders	4.8%	2.8%	(5.0)%

Fiscal year ended January 31, 2006 compared to fiscal year ended January 31, 2005

Net revenue

        Consolidated net revenue increased 14.1% to $796.4 million for fiscal 2006 from $697.9 million for fiscal 2005. We recorded net revenue increases in each of our segments. These increases resulted from sustained favorable general economic conditions, net revenue from businesses acquired in fiscal 2005 and 2006, as well as net revenue growth in our existing businesses.

        Legal Solutions segment net revenue increased $26.8 million, or 19.8%, to $162.1 million for fiscal 2006 from $135.3 million for fiscal 2005. This increase resulted from net revenue growth in each of our Legal Solutions service offerings as well the inclusion of net revenue from the domestic and international court reporting business acquired as part of the WordWave acquisition which was completed on January 3, 2006. Our reprographics and document service center businesses experienced growth consistent with the overall market for legal services, while net revenue from litigation support services increased by 94.2% in fiscal 2006 compared to fiscal 2005 as a result of several large client engagements.

        Marketing and Communication Solutions segment net revenue increased $48.0 million, or 17.0%, to $330.2 million for fiscal 2006 from $282.2 million for fiscal 2005. Approximately $5.9 million of this net revenue growth was from a full year of CfRE operations, which were acquired in September 2004. An additional $16.7 million of this net revenue growth was from Fine Arts operations which were acquired in January 2005. The balance of this net revenue increase was the result of increased business obtained from several large financial services clients, reflecting an improved business environment for the mutual fund industry and increased spending on marketing programs among our brand management and real estate clients. In both cases, we experienced higher volumes of business with existing clients and initiated marketing programs with new clients.

        Transaction and Compliance Services segment net revenue increased $6.6 million, or 2.6%, to $259.6 million for fiscal 2006 from $253.0 million for fiscal 2005. This net increase resulted from increased sales of our Merrill DataSite services and our corporate compliance services, partially offset by decreased demand for our transaction services, due in part to reduced high-yield debt issuance activity. One month's net revenue from QMC, which became a wholly-owned subsidiary in December 2005 when we acquired the remaining 51% of their outstanding stock, also contributed to this net revenue increase.

        Net revenue from our other communication businesses increased $17.3 million, or 65.0%, to $43.9 million for fiscal 2006 from $26.6 million in fiscal 2005. This net increase was primarily attributable to the acquisition of Brink, completed in February 2005, partially offset by a $9.0 million reduction in election services net revenue because there was no statewide general election in California in fiscal 2006.

Gross profit

        Consolidated gross profit increased $35.7 million, or 15.1%, to $271.2 million for fiscal 2006 from $235.5 million for fiscal 2005. This increase in gross profit was driven largely by increased fiscal 2006 net revenue of 19.8% in Legal Solutions, 17.0% in Marketing and Communication Solutions, 2.6% in Transaction and Compliance Service, and 64.8% in our other communication businesses. Gross profit as a percentage of net revenue increased to 34.0% for fiscal 2006 compared to 33.7% for fiscal 2005. Our product mix in fiscal 2006 included a higher proportion of Merrill DataSite service net revenues, which tend to generate higher gross profits as a percentage of net revenue.

        Gross profit in the Legal Solutions segment increased $17.9 million, or 60.5%, to $47.4 million for fiscal 2006 from $29.5 million for fiscal 2005. Gross profit as a percentage of net revenue was 29.2% for fiscal 2006 compared to 21.8% for fiscal 2005. The increase in gross profit and gross profit as a percentage of net revenue was due to increased net revenue, as well as improvements in gross profit percentages of net revenue in all of our Legal Solutions segment services. Litigation support services showed the most significant improvement as we were able to use resources across a much higher net revenue base, which allowed us to better absorb our fixed operating costs.

        Gross profit in the Marketing and Communication Solutions segment increased $20.6 million, or 31.7%, to $85.5 million for fiscal 2006 from $65.0 million for fiscal 2005. Gross profit as a percentage of net revenue was 25.9% for fiscal 2006 compared to 23.0% for fiscal 2005. The increase in gross profit and gross profit as a percentage of net revenue was due to the $22.6 million increase in net revenue from CfRE and Fine Arts acquisitions, as well as approximately $25.4 million from organic net revenue growth in financial services, brand management and real estate services, which allowed us to better absorb our fixed operating costs.

        Gross profit in the Transaction and Compliance Services segment decreased $2.5 million, or 2.0%, to $126.4 million for fiscal 2006 from $128.9 million for fiscal 2005. Gross profit as a percentage of net revenue was 48.7% for fiscal 2006 compared to 51.0% for fiscal 2005. The decrease in gross profit and gross profit as a percentage of net revenue was due to a reduction in the proportion of higher margin financial transaction revenue in our revenue mix due to reduced activity in the domestic capital markets in fiscal 2006 compared to fiscal 2005.

        Gross profit generated by our other communication businesses decreased $0.1 million, or 0.9%, to $11.2 million in fiscal 2006 from $11.3 million in fiscal 2005. The decrease in gross profit from these businesses was driven by the decrease in California election service net revenue, which occurs every other year, as well as costs associated with the integration of Brink into our existing language translation business.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $92.2 million, or 55.6%, to $258.3 million for fiscal 2006 from $166.1 million for fiscal 2005. The increase in selling, general and administrative expenses was driven by a $58.1 million increase in non-cash, stock-based compensation in fiscal 2006 when compared to fiscal 2005 resulting from the significant increase in the value of our class B common stock and the impact that this increased value had on the compensation expense determined for our stock ownership and option plans that are accounted for as variable plans under APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The significant increase in the value of our class B common stock was driven by significant improvement in our Adjusted EBITDA (defined as EBITDA, excluding the effect of stock-based compensation expense, long-term incentive plan expense, gain or loss on fixed asset sales, and certain advisory fees, among other adjustments), which we believe is a primary driver of market valuation for our company, an evolution of our business from a printing company into an integrated business process outsourcing company and upgrades in our credit ratings from both Moody's and S&P. The increase in selling, general and administrative expenses was also impacted by costs generated by operations of recent acquisitions. Selling, general and administrative expenses, as a percentage of net revenue, was 32.4% for fiscal 2006 compared to 23.8% for fiscal 2005. The increase in selling, general and administrative expense, as a percentage of net revenue, was also driven primarily by the increase in non-cash, stock-based compensation expense, as previously discussed.

Operating income

        Consolidated operating income for fiscal 2006 decreased $56.6 million from $69.4 million in fiscal 2005 to $12.8 million in fiscal 2006. The significant driver of this decrease was the $58.1 million increase in non-cash, stock-based compensation, as previously discussed. Partially offsetting this decrease was the increase in gross profit of $35.7 million, as previously discussed.

        Operating income for our Legal Solutions segment decreased $0.5 million, or 41.1%, to $0.8 million for fiscal 2006 compared to $1.3 million for fiscal 2005. The decrease in operating income reflects a $6.0 million increase in non-cash, stock-based compensation expense, partially offset by the $17.9 million increase in gross profit, as previously discussed.

        Operating income for the Marketing and Communication Solutions segment was $15.3 million for each of fiscal 2006 and fiscal 2005. Higher selling, general and administrative expenses for fiscal 2006, principally due to a $11.2 million increase in non-cash stock-based compensation expense, were offset by the $20.6 million increase in gross profit, as previously discussed.

        Operating income for the Transaction and Compliance Services segment decreased $30.7 million to $18.8 million for fiscal 2006 compared to $49.5 million for fiscal 2005. The decrease in operating income resulted from higher selling, general and administrative expenses, principally due to a $21.6 million increase in non-cash, stock-based compensation expense and a decrease in gross profit of $2.5 million, as previously discussed.

        Operating income generated by our other communication businesses decreased by $6.1 million to an operating loss of $2.5 million for fiscal 2006 compared to an operating profit of $3.6 million for fiscal 2005. This decrease in operating income resulted from higher selling, general and administrative expenses, principally due to non-cash, stock-based compensation expense of $0.7 million and a $9.0 million decrease in California election service net revenue, as well as costs associated with the integration of Brink into our existing language translation business.

        Corporate operating income decreased by $19.3 million to an operating loss of $19.5 million for fiscal 2006 compared to an operating loss of $0.2 million in fiscal 2005. The decrease in operating income resulted primarily from non-cash, stock-based compensation expense of $18.6 million.

Interest expense

        Interest expense increased $0.7 million, or 2.1%, to $34.3 million for fiscal 2006 compared to $33.5 million for fiscal 2005. The increase in interest expense is partially attributable to a $0.5 million increase in accreted interest expense related to our redeemable preferred stock in fiscal 2006 compared to fiscal 2005. The remaining increase in interest expense resulted from slight increases in weighted average debt outstanding and weighted average interest rates in fiscal 2006 compared to fiscal 2005. Weighted average debt outstanding in fiscal 2006 was $324.1 million compared to $322.2 million in fiscal 2005. Our weighted average interest rate was 8.90% in fiscal 2006 compared to 8.82% in fiscal 2005. On December 22, 2005, we entered into a $535.0 million amended, restated and combined credit agreement with a syndicate of banks and financial institutions. A portion of the proceeds were used to repay our senior subordinated notes. Approximately $158.0 million of outstanding borrowings under our 2004 senior credit facility were amended, restated and combined with our new senior credit facility. Interest rates under the new senior credit facility were lower than interest rates under the

2004 senior credit facility by approximately 0.25%. These lower interest rates partially offset general increases in LIBOR during fiscal 2006.

Other income (expense), net

        Other income (expense), net was a $9.5 million expense for fiscal 2006 compared to $2.2 million of income for fiscal 2005. In fiscal 2006, we recorded a charge of $11.6 million in connection with the December 2005 refinancing of our 2004 senior credit facility and repayment of our senior subordinated notes. We have accounted for the refinancing of our senior credit facility which resulted in an extinguishment of our senior subordinated notes and a modification of our 2004 senior credit facility, in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." We incurred $7.5 million of fees and costs associated with the refinancing of our senior credit facility. In accordance with EITF 96-19, we capitalized approximately $6.2 million of these costs as deferred financing costs and expensed $1.3 million. We wrote off $0.3 million of deferred financing costs associated with our 2004 senior credit facility and $1.5 million of deferred financing costs associated with our senior subordinated notes that were repaid with proceeds from our new senior credit facility. We also wrote off $2.7 million of unamortized discount and paid a call premium of $5.8 million in connection with the repayment of our senior subordinated notes. In fiscal 2005, we recorded a $1.4 million charge to other income (expense) in connection with our July 2004 senior credit facility refinancing. The $1.4 million charge represented the write-off of unamortized debt issuance costs related to our previous senior credit facility.

        Additionally, in fiscal 2006, our earnings (loss) from an equity method investment were $(0.1) million in fiscal 2006 compared to $1.7 million in fiscal 2005 and our net loss from foreign currency transactions was $0.1 million in fiscal 2006 compared to a net gain of $0.4 million in fiscal 2005.

Provision for income taxes

        The provision for income taxes was $8.6 million in fiscal 2006 compared to $18.4 million in fiscal 2005. This decrease was caused primarily by a decrease in pre-tax income from $38.1 million income in fiscal 2005 to a $30.9 million loss in fiscal 2006. As previously discussed, the significant driver for the decrease in income (loss) before income taxes in fiscal 2006 was the $59.9 million non-cash, stock-based compensation charge, of which approximately $48.8 million will not be deductible for tax purposes. Our effective income tax rate for fiscal 2006 was higher than the federal statutory rate of 35.0% primarily due to the impact of incurring approximately $48.8 million of non-deductible stock-based compensation expense, $4.7 million of non-deductible business meeting and entertainment expenses, $3.9 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to the uncertainty about realization, and state income taxes. We believe that it is more likely than not that we will realize all of our net deferred tax assets, excluding deferred tax assets associated with our foreign net operating loss carryforwards, certain state net operating loss carryforwards and domestic capital loss carryforwards in the amount of $9.8 million for which we have a valuation allowance at January 31, 2006. Our effective income tax rate for fiscal 2005 was 48.4% compared to the federal statutory rate of 35.0%. The primary causes for the higher effective income tax rate included the impact of approximately $3.7 million of non-deductible business meeting and entertainment expenses, $4.3 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to uncertainty about realization, and state income taxes.

Net (loss) income

        Net loss for fiscal 2006 was $39.6 million compared to net income of $19.6 million for fiscal 2005. The decrease in net income during fiscal 2006 was driven by the increase in selling, general and administrative expenses due primarily to non-cash, stock-based compensation charges, and other expense, partially offset by an increase in gross profit and a decrease in provision for income taxes, as previously discussed. As previously discussed, we recorded non-cash, stock-based compensation expense of $59.9 million in fiscal 2006. Net of taxes, this charge reduced net income by $55.4 million. For fiscal 2005, our non-cash, stock-based compensation expense was $1.8 million, which reduced net income by $1.0 million on a net of tax basis.

Net (loss) income available to common shareholders

        Net loss available to common shareholders for fiscal 2006 was $39.6 million compared to net income available to common shareholders of $19.6 million for fiscal 2005. The decrease in income available to common shareholders was attributable to the same factors as those impacting net (loss) income.

Fiscal year ended January 31, 2005 compared to fiscal year ended January 31, 2004

Net revenue

        Consolidated net revenue increased 17.1% to $697.9 million for fiscal 2005 from $596.2 million for fiscal 2004. This increase resulted from continued improvement in general economic conditions and financial market activity, which drove significant net revenue growth in our Transaction and Compliance Services and Marketing and Communication Solutions segments.

        Legal Solutions segment net revenue increased $4.2 million, or 3.2%, to $135.3 million for fiscal 2005 from $131.1 million for fiscal 2004. This increase resulted from net revenue growth in our reprographics business and document service centers as demand for reprographic services grew. Our litigation support business revenue decreased 7.6% in fiscal 2005 compared to fiscal 2004. Our fiscal 2004 performance led us to focus on operational processes and management changes within litigation support during fiscal 2005 which decreased our selling efforts in this area.

        Marketing and Communication Solutions segment net revenue increased $45.3 million, or 19.1%, to $282.2 million for fiscal 2005 from $236.9 million for fiscal 2004. Approximately $2.6 million of this net revenue growth was from CfRE operations which were acquired in September 2004. The remainder of this increase was driven primarily by increased business obtained from several large financial services clients, reflecting in part, an improved business environment for the mutual fund industry, and increased spending on marketing programs among our brand management clients. Higher volumes of business with existing clients and initiation of marketing programs by several clients, in both our financial services and brand management businesses, either because of improved financial markets or because of internal marketing program implementations, contributed to the overall increase in fiscal 2005. Also contributing to the increase in Marketing and Communication Solutions segment net revenue was continued growth generated from several new real estate services and successful marketing programs with our existing real estate clients.

        Transaction and Compliance Services segment net revenue increased $50.9 million, or 25.2%, to $253.0 million for fiscal 2005 from $202.1 million for fiscal 2004. This increase resulted largely from increased demand in the financial transaction markets, primarily as a result of strong worldwide capital markets. We continued to experience net revenue growth from our Merrill DataSite services. Net revenue generated from our compliance clients decreased slightly in fiscal 2005, reflecting a decrease in the number of compliance jobs in the marketplace.

        Net revenue from our other communications businesses increased $1.1 million, or 4.5%, to $26.6 million for fiscal 2005 from $25.5 million. This increase was primarily driven by fiscal 2005 being a statewide election year in California, which increased our election services net revenue in fiscal 2005 by $10.8 million, and from language translation services. Redistricting in California also caused the number of voter information guides to increase significantly in fiscal 2005. The increase in translation net revenue was caused by greater market penetration in this relatively new service offering of ours.

Gross profit

        Consolidated gross profit increased $51.1 million, or 27.7%, to $235.5 million for fiscal 2005 from $184.4 million for fiscal 2004. The increase in gross profit was driven largely by increased fiscal 2005 net revenue of 25.2% in Transaction and Compliance Services and 19.1% in Marketing and Communication Solutions. As a percentage of net revenue, gross profit increased to 33.7% for fiscal 2005 compared to 30.9% for fiscal 2004. We experienced a significant shift in our product mix in fiscal 2005 to our higher gross profit financial transaction and financial fulfillment net revenues, which in the case of financial transaction revenue tend to be more cyclical and carry higher gross profits.

        Gross profit in the Legal Solutions segment increased $2.9 million, or 10.8%, to $29.5 million for fiscal 2005 from $26.7 million for fiscal 2004. Gross profit, as a percentage of net revenue, was 21.8% for fiscal 2005 compared to 20.3% for fiscal 2004. The increase in gross profit and gross profit, as a percentage of net revenue, was primarily due to our ability to leverage our labor and equipment resources across a higher net revenue base.

        Gross profit in the Marketing and Communication Solutions segment increased $7.0 million, or 12.0%, to $65.0 million for fiscal 2005 from $58.0 million for fiscal 2004. Gross profit, as a percentage of net revenue, was 23.0% for fiscal 2005 compared to 24.5% for fiscal 2004. The increase in gross profit was due primarily to the $45.3 million increase in net revenue. The decrease in gross profit, as a percentage of net revenue, was due primarily to increased investments in e-tools for our real estate service offerings and lower margins associated with higher volume of printing for new regulatory disclosure requirements for mutual fund clients. This decrease in gross profit as a percentage of net revenue was partially offset by higher revenues, as previously discussed.

        Gross profit in the Transaction and Compliance Services segment increased $33.7 million, or 35.4%, to $128.9 million for fiscal 2005 from $95.3 million for fiscal 2004. Gross profit, as a percentage of net revenue, was 51.0% for fiscal 2005 compared to 47.1% for fiscal 2004. The increase in gross profit and gross profit, as a percentage of net revenue, was due to a $50.9 million increase in net revenue in fiscal 2005 and a shift to more profitable transactional business as worldwide capital markets improved in fiscal 2005.

        Gross profit in our other communication businesses increased $7.4 million, or 194.1%, to $11.3 million in fiscal 2005 from $3.8 million in fiscal 2004. The increase in gross profit was driven primarily by California election service net revenue.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $33.6 million, or 25.3%, to $166.1 million for fiscal 2005 from $132.5 million for fiscal 2004. Selling, general and administrative expenses as a percentage of net revenue were 23.8% for fiscal 2005 compared to 22.2% for fiscal 2004. The increase in selling, general and administrative expenses in total, and as a percentage of net revenue, was driven primarily by: (i) increased non-cash, stock-based and long-term incentive compensation expense of $2.3 million as a result of an increase in the fair value of our class B common stock primarily resulting from our improved operating results, (ii) increased investments we made in selling and marketing of $19.8 million, including the addition of approximately 30 sales and marketing employees during fiscal 2005 and (iii) increased performance-based incentive compensation of $5.1 million resulting from our improved operating results. These increases were partially offset by a $1.1 million reduction in bad debt expense in fiscal 2005 compared to fiscal 2004.

Operating income

        Consolidated operating income for fiscal 2005 was $69.4 million compared to $51.9 million for fiscal 2004. Most of the $17.5 million increase in operating income resulted from the increased gross profit, partially offset by higher selling, general and administrative expenses, as previously discussed.

        Operating income for our Legal Solutions segment decreased $3.7 million, or 74.0%, to $1.3 million for fiscal 2005 compared to $5.0 million for fiscal 2004. This decrease was primarily attributable to the decrease in our litigation support revenues, as previously discussed.

        Operating income for the Marketing and Communication Solutions segment decreased $4.2 million, or 21.4%, to $15.3 million for fiscal 2005 compared to $19.5 million for fiscal 2004. This decrease was driven by increased selling, general and administrative expenses of approximately $9.0 million associated with sales and marketing activities directed at growing our real estate and bank management services.

        Operating income for the Transaction and Compliance Services segment increased $17.8 million, or 56.2%, to $49.5 million for fiscal 2005 compared to $31.7 million for fiscal 2004. The increase in operating income was directly related to increased gross profit, partially offset by an increase in selling, general and administrative expenses, particularly from the investments we made in sales and marketing.

        Operating income generated by our other communication businesses increased $7.1 million to $3.6 million for fiscal 2005 compared to an operating loss of $3.5 million for fiscal 2004. This increase is primarily related to increased net revenues from the California election services, as previously discussed.

Interest expense

        Interest expense decreased $2.8 million, or 7.7%, to $33.5 million for fiscal 2005, compared to $36.3 million for fiscal 2004. The decrease in interest expense is attributable to lower average outstanding principal balances in fiscal 2005. On July 30, 2004, we entered into a $210.0 million senior credit facility with a syndicate of banks and financial institutions. A significant portion of the proceeds from the 2004 senior credit facility, along with excess cash generated from operations, was used to repay $142.9 million of borrowings outstanding under our previous senior credit facility and $38.2 million of borrowings outstanding under our previous 13.0% senior discount notes with related parties. Increasing LIBOR during the year offset the benefits of lower outstanding principal balances. The weighted average interest rates on our borrowings were 8.82% and 9.43% in fiscal 2005 and 2004, respectively. Partially offsetting this decrease was an increase in interest expense of approximately $1.6 million in fiscal 2005 associated with a full year of accretion of interest expense related to our redeemable preferred stock, whereas in fiscal 2004 there was only six months of accretion of interest expense.

Other income, net

        Other income, net was $2.2 million for fiscal 2005 compared to $1.9 million for fiscal 2004. In fiscal 2005, we realized $1.0 million of profit from the one-time sale of stock of a private company we received in the disposition of one of our service offerings in fiscal 2002. In addition, our earnings from an equity method investment were $1.7 million in fiscal 2005 compared to $0.5 million in fiscal 2004 and our net gain from foreign currency transactions was $0.4 million in fiscal 2005 compared to a net loss of $0.3 million in fiscal 2004. Finally, in fiscal 2005 we recorded a charge of $1.4 million in connection with our July 2004 senior credit facility refinancing, representing the write-off of a portion of our previously deferred debt financing costs.

Provision for income taxes

        The provision for income taxes was $18.4 million in fiscal 2005 compared to $9.8 million in fiscal 2004. This increase was caused primarily by an increase in pre-tax income to $38.1 million in fiscal 2005 from $17.5 million in fiscal 2004. Our effective income tax rate for fiscal year 2005 was 48.4% compared to the federal statutory rate of 35.0%. The primary causes for the higher effective income tax rate includes the impact of incurring approximately $3.7 million of non-deductible business meeting and entertainment expenses, $4.3 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to uncertainty about realization, and state income taxes. During fiscal 2005, we used the remainder of our domestic net operating losses and recorded a benefit of $0.7 million from the resolution of the Internal Revenue Service audits of our fiscal 2001 and 2002 federal income tax returns. Our effective income tax rate for fiscal 2004 was 56.3% compared to the federal statutory rate of 35.0%. The primary causes for the higher effective income tax rate included the impact of incurring approximately $3.8 million of non-deductible business meeting and entertainment expenses, $2.6 million of foreign net operating losses for which we provided a valuation allowance for the entire amount due to uncertainty about realization, and state income taxes. We believe that the realization of all net deferred tax assets, excluding deferred tax assets associated with our foreign net operating loss carryforwards and domestic capital loss carryforwards, is more likely than not, and, accordingly, we had recorded $6.5 million of valuation allowances at January 31, 2005.

Cumulative effect of change in accounting principle

        As previously discussed, effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that certain financial instruments be classified as liabilities rather than equity or "mezzanine" instruments under previous standards. This statement also requires that we record the cumulative effect of this change in accounting principle prospectively by initially measuring, on the date of adoption, the financial instruments at fair value or by other measurements as prescribed by the statement. In accordance with this standard, our redeemable preferred stock was recorded as a component of liabilities. The cumulative effect of change in accounting principle, net of income tax, was $20.9 million, representing the total gain upon adoption of $36.2 million, less income taxes of $15.3 million. The $15.3 million of income taxes was recorded as a deferred income tax liability. Effective August 1, 2003, we began accreting the value of our redeemable preferred stock to its liquidation value using the effective interest method through periodic charges to interest expense.

Net income

        Net income for fiscal 2005 was $19.6 million compared to $28.5 million for fiscal 2004. The decrease in net income is primarily a result of recording a $20.9 million gain associated with the cumulative effect of change in accounting principle, net of income taxes, associated with our redeemable preferred stock recorded in fiscal 2004. Partially offsetting this decrease in net income was an increase in fiscal 2005 gross profit and lower interest expense, offset partially by the increased selling, general and administrative expenses and higher provision for income taxes, all of which are discussed above.

Net income available to common shareholders

        Net income available to common shareholders in fiscal 2005 and fiscal 2004 was $19.6 million and $28.4 million, respectively. Fiscal 2004 net income available to common shareholders included $0.1 million of accretion of our redeemable preferred stock. The decrease in income available to common shareholders was attributable to the same factors as those affecting net income.

Quarterly Results of Operations

        The following tables set forth certain unaudited quarterly consolidated statement of operations data for the eight most recent quarters. The information for each of these quarters has been prepared on a basis consistent with the audited consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair statement of the results of operations for such periods. This data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of our operating results for any future period.

	April 30, 2004 (restated)(2)	July 31, 2004 (restated)(2)	Oct. 31, 2004 (restated)(2)	Jan. 31, 2005 (restated)(2)	April 30, 2005 (restated)(2)	July 31, 2005	Oct. 31, 2005	Jan. 31, 2006
	(dollars in thousands except per share data)
Statement of Operations Data:(1)
Net revenue	$189,419	$179,523	$162,229	$166,722	$206,711	$209,935	$186,512	$193,259
Cost of revenue	119,475	119,099	107,849	115,987	132,057	135,512	122,914	134,784

Gross profit	69,944	60,424	54,380	50,735	74,654	74,423	63,598	58,475
Selling, general and administrative expenses	42,881	42,002	40,023	41,161	49,888	50,440	101,778	56,224

Operating income (loss), net	27,063	18,422	14,357	9,574	24,766	23,983	(38,180)	2,251
Interest expense	9,184	9,119	7,414	7,821	7,839	8,798	8,986	8,633
Other (income) expense, net	(1,355)	1,221	(797)	(1,260)	(1,080)	(435)	(448)	11,467

Income (loss) before income taxes	19,234	8,082	7,740	3,013	18,007	15,620	(46,718)	(17,849)
Provision (benefit) for income taxes	8,417	4,375	4,038	1,607	9,312	7,415	(7,710)	(372)

Income (loss) before minority interest and cumulative effect of change in accounting principle, net of income taxes	10,817	3,707	3,702	1,406	8,695	8,205	(39,008)	(17,477)
Minority interest	(13)	—	—	2	1	—	—	(1)

Income (loss) before cumulative effect of change in accounting principle, net of income tax	10,830	3,707	3,702	1,404	8,694	8,205	(39,008)	(17,476)
Cumulative effect of change in accounting principle, net of income tax	—	—	—	—	—	—	—	—

Net income (loss)	$10,830	$3,707	$3,702	$1,404	$8,694	$8,205	$(39,008)	$(17,476)

Accretion of redeemable preferred stock	—	—	—	—	—	—	—	—

Net income (loss) available to common shareholders	$10,830	$3,707	$3,702	$1,404	$8,694	$8,205	$(39,008)	$(17,476)

Net income (loss) available to class B common shareholders per share:
Basic	$1.85	$0.63	$0.63	$0.24	$1.49	$1.41	$(6.95)	$(3.13)
Diluted	$1.80	$0.61	$0.61	$0.23	$1.49	$1.41	$(6.95)	$(3.13)

(1)
The quarterly operating results have been impacted by: (i) the September 10, 2004 acquisition of Jim Laffey, Inc., Ken Freeberg, Inc. Webcopies.com LLC and The Berkshires Homebuyers Guide, Inc.; (ii) the January 31, 2005 acquisition of Fine Arts Engraving Company; (iii) the February 28, 2005 acquisition of P.H. Brink International Corporation; (iv) the December 31, 2005 acquisition of the remaining 51% of Quebecor Merrill Corporation and (v) the January 3, 2006 acquisition of WordWave, Inc. All of these acquisitions have been included in our consolidated operating results beginning on the respective dates of acquisition.

(2)
As described in Note 16 to our consolidated financial statements, we have restated our financial results to reflect the adoption of SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The effect of this restatement was to increase interest expense, reduce the provision for income taxes, eliminate the $18,619 cumulative effect gain originally recorded on February 1, 2005, reduce accretion of redeemable preferred stock and reduce our provision for income taxes as follows:

	April 30, 2004 (restated)	July 31, 2004 (restated)	Oct. 31, 2004 (restated)	Jan. 31, 2005 (restated)	April 30, 2005 (restated)
	(dollars in thousands)
Increase (decrease) in:
Interest expense	$696	$739	$766	$794	—
Provision for income taxes	(295)	(313)	(324)	(336)	—
Cumulative effect of change in accounting principles, net of income taxes	—	—	—	—	(18,619)
Net income	(401)	(426)	(442)	(458)	(18,619)
Accretion of redeemable preferred stock	(68)	(71)	(74)	(78)	—

Liquidity and Capital Resources

        Our principal sources of liquidity are cash balances and cash equivalents, cash flows from operations, borrowings under our senior credit facility and lines of credit. Our principal uses of cash are interest and debt service, capital expenditures, acquisitions and working capital needs.

        In conjunction with our acquisition of WordWave, we entered into a new $535.0 million senior credit facility in December 2005 that we used to refinance our then existing senior credit facility, finance the acquisition of WordWave and redeem our senior subordinated notes. The material terms of this new credit facility are described below under the headings "—Financing Sources—New Senior Credit Facility" and "Description of Certain Indebtedness." The material terms of our 2004 senior credit facility are described below under the heading "—2004 Senior Credit Facility." Our senior subordinated notes are described below under the heading "—Senior Subordinated Notes."

        We believe that we will continue to require working capital consistent with past experience and that our current levels of liquidity will be sufficient to meet expected interest and debt service payments, capital expenditures, acquisitions and other working capital needs for at least the next 12 months, although there can be no assurance that our liquidity requirements will not change.

Analysis of cash flow

Fiscal year ended January 31, 2006 compared to January 31, 2005

        Cash and cash equivalents increased $2.2 million to $14.4 million at January 31, 2006 from $12.3 million at January 31, 2005. Our operating activities generated $39.4 million of cash for fiscal 2006 compared to $58.0 million for fiscal 2005. This decrease resulted from lower net income of $59.2 million, as previously discussed, and a $13.1 million net decrease in cash flow from operating assets and liabilities, partially offset by a $53.8 million increase in non-cash expenses. Operating assets and liabilities changes in fiscal 2006 were driven by an increase in trade receivables of $9.3 million as days sales outstanding increased slightly in fiscal 2006, offset by the positive cash impact resulting from an increase in accrued expenses of $4.2 million. The latter was driven by: (i) an increase in payroll-related liabilities due to an increase in headcount, (ii) an increase in sales tax liabilities due to an increase in sales and (iii) deferred revenue related to our Merrill DataSite service and Fine Arts operations. Accounts payable also increased $3.7 million and reflected increased fourth quarter activity, particularly in January 2006, as a result of including the operating activities of the recently-acquired QMC and WordWave operations. For fiscal 2005, cash flow related to operating assets and liabilities were driven by an increase of $8.2 million in accrued expenses and other liabilities relating to our increased performance-based incentive compensation and payroll-related liabilities and an increase of $6.2 million in accounts payable resulting from increased business activity in the fourth quarter of fiscal 2005. Partially offsetting the positive cash impact from accrued expenses and accounts payable in fiscal 2005 was an increase in trade receivables of $2.1 million and an increase in inventories of $2.7 million. Significant non-cash operating expenses for fiscal 2006 included $59.9 million of stock-based compensation, $22.8 million of depreciation and amortization, and $6.8 million of non-cash interest and amortization of deferred financing costs, partially offset by deferred income tax benefit of $6.5 million. Significant non-cash operating expenses for fiscal 2005 included $15.1 million of depreciation and amortization, $4.1 million of deferred income taxes and $7.6 million of non-cash interest and amortization of deferred financing costs. The significant increase in stock-based compensation was due to the impact associated with our variable stock ownership plans and the increase in fair value of our class B common stock, as previously discussed. The increase in depreciation and amortization was primarily caused by the significant increase in amortization of identifiable intangible assets acquired late in fiscal 2005 with our Fine Arts and CfRE acquisitions and our fiscal 2006 acquisitions of Brink, QMC and WordWave. The amortization of these identifiable intangible assets was also the primary contributor to the $6.5 million of deferred income tax expense.

        We used $209.4 million of cash in investing activities during fiscal 2006 compared to using $45.8 million during fiscal 2005. Significant uses of cash in investing activities during fiscal 2006 included $189.0 million for the acquisitions of WordWave, QMC and Brink, as previously discussed. During fiscal 2006, we purchased $20.0 million of property, plant and equipment. Significant uses of cash in investing activities during fiscal 2005 included $28.5 million for the acquisitions of Fine Arts and CfRE, as previously discussed. During fiscal 2005, we purchased $16.0 million of property, plant and equipment. The increase in expenditures for property, plant and equipment for fiscal 2006 versus the same period a year ago was the result of the purchase of new production equipment for our new services, such as Merrill DataSite. We expect capital expenditures to approximate $25.0 million during fiscal 2007.

        Financing activities provided $172.2 million of cash for fiscal 2006. On December 22, 2005, we entered into a $535.0 million amended, restated and combined credit agreement ("new senior credit facility") with a syndicate of banks and financial institutions. Under the new senior credit facility, we received $475.0 million in proceeds under the term loans. Proceeds from our new senior credit facility were used to (i) amend, restate and combine approximately $158.0 million of outstanding borrowings under our 2004 senior credit facility, (ii) redeem the face value of our senior subordinated notes plus a 4.0% call premium and accrued interest totaling $159.7 million, (iii) purchase all of the outstanding common stock of WordWave for $158.0 million and (iv) pay $7.5 million in fees and other expenses. In accordance with EITF 96-19, we capitalized approximately $6.2 million of these costs as deferred financing costs and expensed $1.3 million to other expense. We also received $10.2 million of proceeds in the form of a promissory note from QMC prior to our acquisition of the remaining 51% of common stock of QMC. Subsequent to the acquisition of the remaining 51% of common stock, this promissory note was eliminated upon consolidation. Other significant uses of cash related to financing activities included the repurchase of series A warrants and class B common stock for $3.8 million.

        Financing activities used $35.1 million of cash for fiscal 2005. On July 30, 2004, we entered into a $210.0 million senior credit facility (2004 senior credit facility) with a syndicate of banks and financial institutions. Under the 2004 senior credit facility, we received $160.0 million in proceeds under the term loans. Proceeds from our 2004 senior credit facility, along with approximately $23.8 million of excess cash generated from operations, were used to (i) repay $142.9 million of term loan borrowings outstanding under our previous senior credit facility, (ii) repay $38.2 million of borrowings outstanding under our previous senior discount notes with related parties and (iii) pay approximately $3.7 million of closing fees. The remaining use of cash related to financing activities for fiscal 2005 related to pre-refinancing scheduled principal and capital lease obligations payments.

Fiscal year ended January 31, 2005 compared to January 31, 2004

        Cash and cash equivalents decreased $24.2 million to $12.3 million as of January 31, 2005 from $36.4 million at January 31, 2004. Our operating activities provided $58.0 million of cash for fiscal 2005 compared to $29.9 million for fiscal 2004. This change was due to a $19.5 million net improvement in cash flow from operating assets and liabilities and an increase of $17.5 million in net non-cash expenses, partially offset by a decrease in net income of $8.9 million. Operating assets and liabilities changes in fiscal 2005 included an $8.2 million increase in accrued expenses and other liabilities driven primarily from an increase of performance-based incentive compensation and payroll-related liabilities for our increased headcount and a $6.2 million increase in accounts payable resulting from increased fourth quarter of fiscal 2005 activity. The related increases in accrued expenses, other liabilities and accounts payable totaled $1.4 million in fiscal 2004. In fiscal 2005, an increase in trade receivables of $2.1 million and inventories of $2.7 million offset the positive cash impact of increased accounts payable and accrued expenses and other liabilities. The increase in trade receivables and inventories in fiscal 2005 is a direct result of increased activity, even though our overall days sales outstanding continued to decrease, reflecting our continued focus on collection efforts. For fiscal 2004, increases in trade accounts receivables and inventories resulted in a use of cash of $7.2 million and $4.0 million, respectively. Non-cash operating expenses in fiscal 2005 were $30.7 million compared to $13.2 million in fiscal 2004 which included a $20.9 million cumulative effect of change in accounting principle, net of income taxes related to the accounting for our redeemable preferred stock, as previously discussed. Significant non-cash operating expenses for fiscal 2005 included $15.1 million of depreciation and amortization, $4.1 million of deferred income taxes and $7.6 million of non-cash interest and amortization of deferred financing costs. Significant non-cash operating expenses in fiscal year 2004 included $15.1 million of depreciation and amortization, $9.3 million of deferred income taxes and $8.4 million of non-cash interest and amortization of deferred financing costs. The decrease in non-cash interest costs in fiscal 2005 versus fiscal 2004 is due to the payment of our senior discount notes as part of our July 2004 refinancing, partially offset by an increase in non-cash interest and amortization of deferred financing costs in fiscal 2005 associated with our redeemable preferred stock.

        We used $45.8 million in investing activities for fiscal 2005 compared to $15.3 million for fiscal 2004. The major reason for the increase in cash used in investing activities was the completion of the acquisitions of CfRE and Fine Arts. Cash used for the purchase of property, plant and equipment was $16.0 million and $13.9 million for fiscal 2005 and 2004, respectively. The increase in expenditures for property, plant and equipment was due primarily to the growth of the volume of our business.

        We used $35.1 million in financing activities for fiscal 2005 compared to $13.6 million for fiscal 2004. During fiscal 2005, we received proceeds of $160.0 million from our 2004 senior credit facility and used those proceeds and excess cash to repay our previous senior credit facility and senior discount notes and to pay closing fees and legal costs. The remaining use of cash in financing activities for fiscal 2005 primarily resulted from $10.0 million of scheduled principal and capital lease payments. Scheduled principal and capital lease payments amounted to $13.6 million for fiscal 2004. The decrease in principal and capital lease payments experienced during fiscal 2005 versus fiscal year 2004 was due primarily to lower scheduled quarterly principal payments under the 2004 senior credit facility.

Financing Sources

        New senior credit facility.    In conjunction with the acquisition of WordWave, on December 22, 2005, we closed on a $535.0 million new senior credit facility with a syndicate of banks and financial institutions. Proceeds from the new senior credit facility were used to: (i) amend, restate and combine approximately $158.0 million of outstanding borrowings and letters of credit under our two 2004 credit agreements, (ii) redeem the face value of our senior subordinated notes plus a 4.0% call premium plus accrued interest totaling $159.7 million, (iii) purchase all of the outstanding common stock of WordWave for $158.0 million and (iv) pay $7.5 million in fees and other expenses. Our new senior credit facility consists of a $475.0 million term loan and a $60.0 million revolving line of credit. At January 31, 2006, Credit Suisse, an affiliate of our major shareholder, was one of the banks in the syndicate holding approximately 16.7% of the revolving loan commitment amount. The new senior credit facility is secured by substantially all of our assets and is subject to mandatory prepayments if certain events occur. Also, the new senior credit facility allows for a potential, although uncommitted, increase of $50.0 million in term loans subject to certain terms. The new senior credit facility contains a maximum leverage ratio and a minimum interest coverage ratio and various negative covenants, such as limitations on amounts of certain transactions, incurrence of additional indebtedness or payment of dividends and other distributions.

        The $475.0 million term loan matures on December 22, 2014, however the term loan will mature on the earlier date of May 15, 2011 unless we have (i) extended the mandatory redemption date of our redeemable preferred stock to at least June 22, 2013, (ii) refinanced the redeemable preferred stock with the proceeds of common equity or new preferred stock with no mandatory redemption date prior to June 22, 2013 or (iii) redeemed the preferred stock pursuant to a transaction permitted by the credit agreement. Borrowings under the term loan bear interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.25% or at the alternate base rate plus a maximum of 1.00%. The interest rate spreads above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the credit agreement, is less than 2.75:1. At January 31, 2006, borrowings under the term loan bore interest, at our option, at the reserve adjusted LIBOR plus 2.25% or at the alternate base rate plus 1.00%. The term loan requires scheduled quarterly principal payment of approximately $1.2 million through our fiscal quarter ending January 31, 2012, with the remaining balance due on December 22, 2012. The reserve adjusted LIBOR at January 31, 2006, was 4.57% and the alternate base rate was 7.50%. At January 31, 2006, there were $475.0 million of borrowings outstanding under the term loan.

        The $60.0 million revolving line of credit matures on December 22, 2010. Borrowings under the revolving line of credit bear interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.50% or at the alternate base rate plus a maximum of 1.25%. The interest rate spread above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the agreement, is less than 3.25:1. At January 31, 2006, borrowings under the term loan bore interest, at our option, at the reserve adjusted LIBOR plus 2.50% or at the alternate base rate plus 1.25%. We are also required to pay annual commitment fees at a per annum rate of 0.50% on any undrawn portions of the revolving line of credit. At January 31, 2006, there were no borrowings outstanding under the revolving line of credit. The revolving line of credit also provides for a $15.0 million letter of credit sub limit. At January 31, 2006, there were no borrowings outstanding under the revolving line of credit and we had $5.8 million of letters of credit outstanding, which reduce amounts available for borrowing under our revolving line of credit.

        Assuming no unscheduled prepayments of the term loan, we are required to make principal payments under the term loan in the following amounts:

Fiscal Year	Amount
(dollars in thousands)
2007	$4,750
2008	4,750
2009	4,750
2010	4,750
2011	4,750
Thereafter	451,250

        We expect to comply with all of the debt covenants in our new senior credit facility for the foreseeable future, although there can be no assurance that we will actually be able to do so. EBITDA, or earnings before interest, income taxes, depreciation and amortization, as adjusted and defined in the new senior credit facility, for the preceding 12-month period, is a critical financial measurement as it is a major factor in computing the financial covenant ratios. Failure to meet any of our new financial covenants could result in the lenders under our new senior credit facility declaring our senior credit facility indebtedness immediately due and payable. An alternative consequence could be the negotiation of a waiver and/or amendment of the covenants, which is reasonably likely to require us to pay a significant amount of fees to the lenders and legal counsel and might further limit our ability to make cash disbursements, such as for capital expenditures. However, there can be no assurance that our lenders would agree to such a waiver or amendment of our covenants and our loans may be made immediately due and payable.

        Please see "Description of Certain Indebtedness" for further information regarding our new credit facility.

        2004 senior credit facility.    Our 2004 senior credit facility consisted of a $115.0 million term B loan, a $45.0 million senior discount term loan and a $50.0 million revolving line of credit. Credit Suisse, an affiliate of our major shareholder, was one of the banks in the syndicate holding 20.0% of the revolving line of credit commitment. Our 2004 senior credit facility was collateralized by substantially all of our assets and was subject to mandatory prepayments if certain events occurred. Also, the 2004 senior credit facility allowed for a potential, although uncommitted and unused, increase of $50.0 million in term loans subject to certain terms. The 2004 senior credit facility contained maximum leverage ratio and minimum interest coverage ratio covenants and various negative covenants, such as limitations on amounts of certain transactions incurrence of additional indebtedness, payment of dividends and other distributions.

        The $115.0 million term B loan and $45.0 million senior discount term loan (collectively, the 2004 term loans) were scheduled to mature on July 30, 2009, provided that if the senior subordinated notes were still outstanding on February 9, 2009, the 2004 term loans would have matured on that date. Borrowings under the 2004 term loans bore interest, at our option, at the reserve adjusted LIBOR plus 2.50% or at the alternate base rate plus 1.25%. The 2004 term loans required scheduled quarterly principal payments of approximately $0.4 million through our fiscal quarter ending July 31, 2008, at which time the quarterly principal payment increased to approximately $38.4 million through maturity. The $50.0 million revolving line of credit was scheduled to mature on July 30, 2008. Subsequent to January 31, 2005, borrowings under the revolving line of credit bore interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.75% or at the alternate base rate plus a maximum of 1.50%. We were also required to pay annual commitment fees at a per annum rate of 0.50% of any undrawn portions of the revolving line of credit. The revolving line of credit also provided for a $15.0 million letter of credit sub limit. On December 22, 2005, approximately $158.0 million of outstanding borrowings and letters of credit under the 2004 senior credit facility were refinanced with the new senior credit facility.

        Senior subordinated notes.    On November 23, 1999, we sold 140,000 units consisting of 12.0% senior subordinated notes due 2009 and warrants to purchase 172,182 shares of our common stock for $140.0 million. In March 2000, we repurchased $5.0 million of principal amount of these notes and related warrants to purchase 6,149 shares of our common stock for $4.7 million in cash. Interest on the notes was payable semi-annually in cash. As part of our August 2002 debt restructuring, all of the old notes were exchanged for:

  •
  an aggregate of $25.0 million in principal amount of 12.0% class A senior subordinated notes due 2009,

  •
  an aggregate of $120.5 million in principal amount of 12.0% class B senior subordinated notes due 2009, and

  •
  an aggregate of 245,500 series A warrants to purchase our common stock at a purchase price of $0.01 per share.

        The class A senior subordinated notes and class B senior subordinated notes were scheduled to mature on May 1, 2009 and were guaranteed by each of our existing wholly owned domestic subsidiaries. In accordance with the call option in the series A warrant agreement, we repurchased all 245,500 series A warrants for an aggregate repurchase price of approximately $3.8 million in August 2005. In December 2005, we redeemed all of our outstanding class A and class B senior subordinated notes at face value plus a 4.0% call premium, for an aggregate redemption price of approximately $151.4 million, plus accrued interest of approximately $8.3 million.

        Preferred stock.    On November 23, 1999, we issued 500,000 shares of 14.5% senior preferred stock due 2011 to affiliates of our major shareholder and to institutional investors. Together with the issuance of this preferred stock, we issued warrants to purchase 344,263 shares of our common stock at a purchase price of $0.01 per share. As part of our August 2002 debt restructuring, this preferred stock was amended as follows:

  •
  all future dividends were eliminated,

  •
  the per share liquidation preference was changed to $117.72,

  •
  the liquidation preference ceased to accrete after August 9, 2002, when the aggregate liquidation value was $58.9 million, and

  •
  the holders of the preferred stock were granted the right to receive approximately 189,101 warrants if the minimum equity value, as defined in the agreement, exceeds $15.00 per share of our common stock and an additional 189,101 warrants if the minimum equity value exceeds $22.00 per share of our common stock.

        In accordance with SFAS No. 150, effective August 1, 2003, we began recording our preferred stock as a liability at its fair value and recorded a gain of $20.9 million, net of $15.3 million of income taxes, as a cumulative effect of change in accounting principle. We are accreting the value of our preferred stock to its liquidation value of $58.9 million using the effective interest method through November 15, 2011 when we are required to redeem the preferred shares or such earlier date that we elect to redeem the preferred shares.

Contractual Obligations and Commercial Commitments

        Our contractual obligations and commercial commitments as of January 31, 2006 are summarized below:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(amounts in thousands)
Long-term debt obligations (1)	$533,860	$4,750	$9,500	$68,360	$451,250
Debt interest obligations (2)	233,056	34,308	67,584	66,206	64,958
Capital lease obligations (3)	2,497	1,267	1,239	1	—
Operating lease obligations	89,724	20,347	29,847	17,911	21,619
Purchase obligations (4)	1,521	1,175	346	—	—

Total contractual cash obligations (5)	$860,658	$61,847	$108,506	$152,478	$537,827

(1)
Long-term debt obligations consist of the term loans under the new senior credit facility ($475.0 million) and mandatorily redeemable preferred stock due 2011 ($58.9 million), as previously described.

(2)
Interest expense related to our long-term debt obligations was estimated using an interest rate of approximately 7.25% on the term loans. Because our term loans have variable interest rates, actual payments could differ.

(3)
Represents the future payments that we are required to make for certain equipment under leases that are accounted for as capital leases.

(4)
Represents contractual obligations committed to under certain contracts with our customers and vendors. In accordance with accounting principles generally accepted in the Unites States of America, these obligations are not reflected in our Consolidated Balance Sheet.

(5)
There are other long-term liabilities on our Consolidated Balance Sheet as of January 31, 2006, including deferred compensation and related items, totaling approximately $9.2 million. The timing of payment of these liabilities is either contingent on some other event or otherwise undeterminable as of January 31, 2006 and, as such, they have been excluded from the above summary.

Related Party Transactions

        DLJ Merchant Banking Partners II, L.P. and its affiliated entities own the majority of our outstanding class B common stock as of January 31, 2006. In addition, four of our current directors are affiliated with DLJ Merchant Banking Partners II, L.P. and its affiliates. We expect that DLJ Merchant Banking Partners II, L.P. and its affiliated entities will continue to exercise significant influence over matters requiring the approval of our shareholders following the completion of our initial public offering of our common stock.

        In the ordinary course of business, we provide certain of our printing, fulfillment and legal services to affiliates of our largest shareholder. During fiscal 2004, 2005 and 2006, we recorded net revenue of $3.3 million, $2.8 million and $4.2 million, respectively, which was generated from services provided to affiliates of our largest shareholder.

        We entered into an agreement with our largest shareholder to provide us with financial advisory and investment banking services for the period from November 23, 1999 through November 23, 2004. Under terms of this agreement, we were required to pay annual advisory fees of $300,000. During fiscal 2004 and 2005, we recorded advisory fee expense of $300,000 per year, respectively, under the agreement. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

Off-Balance Sheet Arrangements

        We have standby letters of credit committed to in the ordinary course of business. As of January 31, 2006, we had standby letters of credit totaling $5.8 million, which expire on various dates through fiscal 2007. We also have various lease lines of credit with third-party lease financing companies, which totaled approximately $6.0 million as of January 31, 2006 and which expire at various dates through July 2006. In addition, we have certain commitments under selected client and vendor contracts, none of which we believe are material to our financial condition, results of operations or cash flows.

        We do not use special purpose entities or any other form of off-balance sheet financing other than operating leases for certain equipment and historically had not used derivative instruments. Following our December 2005 senior debt refinancing, which had the effect of exposing all of our debt to interest rate risk, we entered into a five-year fixed interest rate swap arrangement on February 7, 2006, as described under the heading "—Quantitative and Qualitative Disclosures about Market Risk." We are involved in certain joint venture arrangements that are intended to complement our core services and markets. We do not believe that any of our joint venture arrangements has had or is reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We are not the primary beneficiary of any of our joint venture arrangements or any other variable interest entity, as defined in Financial Accounting Standards Board ("FASB") Interpretation No. 46R, "Consolidation of Variable Interest Entities."

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect amounts reported therein. Our estimates, assumptions and judgments, including those related to bad debts and sales credits, inventories, goodwill and intangibles, sales incentives, income taxes and legal proceedings, revenue recognition, allowance for doubtful accounts, inventory reserves, accounting for goodwill and certain intangibles, incentive plan accruals, deferred taxes and stock-based compensation, are updated as appropriate, which, in most cases, is at least quarterly. We use our technical accounting knowledge, cumulative business experience, judgment and other factors in the selection and application of our accounting policies. While we believe our estimates, assumptions and judgments we use in preparing our consolidated financial statements are appropriate, these estimates, assumptions and judgments are subject to a number of factors and uncertainties regarding their outcome; and therefore, actual results may materially differ from these estimates.

        Our significant accounting policies are described in Note 1 to our consolidated financial statements. Some of those significant accounting policies require us to make difficult, subjective or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (i) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made and (ii) different estimates that reasonably could have been used, or changes in the estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of our financial condition, results of operations or cash flows. We believe the following are our critical accounting policies and estimates:

Revenue recognition

        We recognize revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, we recognize revenues related to services when completed and any related printed products are shipped to our customers. Where we have revenue arrangements with multiple deliverables, we apply Emerging Issues Task Force Issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables," and recognize each element separately as long as we have objective and reliable evidence of the fair value of each element. Where we have invoiced customers or collected cash from customers for services to be completed in the future, these revenues are deferred and recognized as revenue over the period as earned or when services are completed. Such deferred revenue is included in accrued expenses on the Consolidated Balance Sheets. In circumstances where we provide hosting services to customers, revenue is recognized ratably over the term of the arrangement.

Allowance for doubtful accounts

        We conduct business and extend credit based on a limited review of our clients' financial conditions generally without requiring collateral. We monitor exposure to credit losses and maintain allowances for doubtful accounts for anticipated losses resulting from the inability to collect all amounts due to us from our clients. We estimate our allowance needs based on a detailed review of the specific business unit accounts receivable agings, past experience in collecting these receivables, information about the specific clients and their ability to pay, any existing product or service issues with the client and current economic conditions. Our bad debt allowance is made up of specific reserves, as deemed necessary, on specific client accounts and an additional general reserve based on a percentage of the aging categories of the receivables, which we establish based on our historical collection and allowance experience. A change in the financial condition of specific clients or in overall trends experienced or other reasons may result in future adjustments of our allowance for doubtful accounts. In the event we determine that an adjustment is necessary, we record a credit or charge to selling, general and administrative expenses in the period that we make such a determination. As of January 31, 2006, we had $3.6 million reserved against our trade receivables as an allowance for doubtful accounts.

Inventory reserves

        We have inventories that are significantly comprised of capitalized labor and overhead for work to be completed and invoiced to clients. Under certain circumstances, we are unable to invoice and collect for projects, such as when a client is not successful in completing a related, underlying financial transaction. Additionally, we maintain paper inventories as well as semi-finished or finished products in the fulfillment business of our Marketing and Communication Solutions segment. We closely monitor inventories and write down carrying values if circumstances are determined to warrant such a write-down. Generally, inventories over one-year old are written down to a zero carrying value. We also write down our inventories as we become aware of any situation where the carrying value exceeds the estimated realizable value based on assumptions about future demands and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Accounting for goodwill and certain intangibles

        We are required to make judgments and estimates in connection with the valuation of acquired assets and liabilities for initial purchase price allocations and ongoing evaluations for impairment of goodwill and intangible assets. We continue to actively pursue the acquisition of businesses as part of our overall growth and diversification strategy.

        In accordance with SFAS No. 141 "Business Combinations," we allocate the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining purchase consideration, if any, classified as goodwill. Our future operating results will be impacted by amortization of identifiable intangible assets and potential impairment charges related to goodwill. Accordingly, the allocation of the purchase price to intangible assets and goodwill has a significant impact on our future operating results. The allocation of the purchase price of acquired companies to intangible assets and goodwill requires our management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows. Should different conditions prevail, material write-downs of net intangible assets and/or goodwill could occur. We acquired certain identifiable intangible assets in connection with our recent acquisitions, including client relationships, trademarks and tradenames and covenants not to compete. The valuation of these identifiable intangible assets is subjective and requires significant judgment. While we believe that the valuation methods we selected and the assumptions we used were appropriate for each asset analyzed, different amounts would have been reported had we used different methods or assumptions.

        We assess the impairment of goodwill and other identifiable intangible assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors which trigger an impairment review include, but are not limited to: i) significant negative industry or economic trends, ii) current, historical or projected losses that indicate continuing losses and iii) a significant decline in our estimated company value. SFAS No. 142, "Goodwill and Other Intangible Assets" also requires us to assess goodwill for impairment at least annually using a two-step process beginning with an estimation of the fair value of each of our 14 reporting units. In conjunction with our change in segments during fiscal 2006, our reporting units also changed, which resulted in a reallocation of our goodwill to the applicable reporting units based upon their relative fair values. The most recent annual calculations performed as of January 31, 2006 indicated no impairment of our goodwill balances. We estimate reporting unit fair value amounts by discounting estimated future operating cash flows. The first step screens for impairment and the second step, if required, then measures the amount of any goodwill impairment by estimating the fair value of all identifiable assets and liabilities of the reporting unit in a manner similar to a purchase price allocation for an acquired business. Accordingly, the process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment in the analysis. A decline in expected future cash flows, the estimated terminal values or an increase in the weighted average cost of capital could cause reporting unit valuations to change significantly and could result in a non-cash goodwill impairment charge to our net earnings. The carrying value of our goodwill at January 31, 2006 was $194.3 million.

Incentive plan accruals

        We record sales incentives, bonuses and management incentive expenses based on the best information available at the close of the financial reporting period, including estimates of the related liabilities. Some of these accruals are based on actual activity, while others are further refined, as possible, by considering the full-year estimate of related revenues, margins or profits. These accruals are then adjusted based on new data that becomes available during subsequent reporting periods. Total sales incentives, bonuses and management incentives accrued at January 31, 2006 were $21.3 million.

Deferred tax assets

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized in each applicable tax jurisdiction. We consider future taxable income estimates, ongoing prudent and feasible tax planning strategies and related tax exposures in assessing the need for valuation allowances. In the event we were to determine that we would be able to realize an amount higher or lower than the net amount of deferred tax asset recorded, a related adjustment to the valuation allowance and to the tax provision (benefit) would be made in the period such determination was made. At January 31, 2006, we maintained a $9.8 million valuation allowance primarily related to uncertainty regarding realization of certain international net operating loss carryforwards.

Stock-based compensation value of common stock

        The valuation of our common stock is a critical factor in determining our stock-based compensation expense. Because there has been no public market for our common stock, we have determined the fair value of our common stock by considering a number of factors, including our operating and financial performance and discounted future cash flows from projected operating plans as well as market comparables. We have option and other stock-based plans that are considered variable and as such, the amount of stock-based compensation expense to be recorded in future periods may continue to vary significantly, depending on the then-estimated value of our common stock. We recorded total stock-based compensation expense of $59.9 million during fiscal 2006.

Redeemable preferred stock

        Effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock is recorded as a liability on the Consolidated Balance Sheets. We recorded the cumulative effect of this change in accounting principle by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach. The cumulative effect of change in accounting principle, net of income tax, of $20.9 million, as reflected on the Consolidated Statements of Operations for the year ended January 31, 2004, represents the total gain upon initial adoption of $36.2 million less income taxes of $15.3 million. The $15.3 million of income tax was recorded as a deferred income tax liability and is included in the Consolidated Balance Sheets. On August 1, 2003, we began accreting the value of our redeemable preferred stock, using the effective interest method, to its liquidation value through periodic charges to interest expense. This accretion will be recorded until the carrying value of the redeemable preferred stock reaches its liquidation value in November 2011 or upon a change in control, as defined at which time we will be required to redeem all outstanding preferred shares. For years ended January 31, 2004, 2005 and 2006, we recorded interest expense associated with the accretion of approximately $1.3 million, $3.0 million and $3.5 million, respectively. The pro forma amount shown for fiscal 2004 on the Consolidated Statement of Operations reflect the historical results of operations assuming retroactive application of SFAS No. 150, including the related income taxes effect.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which revises SFAS No. 123, and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation expense for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements. The effective date is the first reporting period beginning after December 15, 2005, which would be our fiscal year beginning February 1, 2006. We presently intend to adopt SFAS No. 123R using the modified prospective method. However, we have not yet determined the impact of adopting this statement. We expect that the adoption of this standard will reduce the volatility of our stock-based compensation expense as certain instruments accounted for as "variable" under APB No. 25 will not be considered variable under the new standard. We also anticipate that we will record significant stock-based compensation expense in fiscal 2007 related to the February 2006 grant of stock options for the purchase of 382,500 shares of common stock. In March 2005, the SEC issued SAB No. 107, "Topic 14: Share-Based Payment," which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuations of shared-based payment arrangements for public companies.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined the impact of adopting this statement, but we do not anticipate a material effect on our financial position, results of operations or cash flows.

        In September 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB No. 20 and SFAS No. 3." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective applicable is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is required to be adopted in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 154 in our fiscal year beginning February 1, 2006. Adoption of SFAS 154 is not expected to have a material effect on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

        We are exposed to interest rate risk, which can be measured as the potential negative impact on earnings, cash flows or fair values resulting from a hypothetical change in interest rates over time. Interest paid on our debt and interest earned on our cash equivalents and short-term investments are sensitive to changes in interest rates. We have historically managed our interest rate risk by maintaining a combination of fixed and variable rate debt and most recently using interest rate swap arrangements as described below. Borrowings under our senior credit facility accrue interest at variable rates. We regularly fix the interest rate, for periods not exceeding six months, for a significant portion of amounts borrowed under the term loans by exercising the LIBOR pricing options available under the senior credit facility. Based on outstanding borrowings under the senior credit facility at January 31, 2006, a 0.125% change in interest rates would impact interest expense by approximately $0.6 million annually. As of January 31, 2006, we had $475.0 million in outstanding term loan borrowings under our new credit facility and no borrowing outstanding under our revolving line of credit. We regularly invest excess operating cash in short-term certificates of deposits, commercial paper, or overnight repurchase agreements that are subject to changes in short-term interest rates. We believe that the market risk arising from fixing the interest rate under the LIBOR pricing options and holding cash in short-term certificate of deposits, commercial paper, or overnight repurchase agreements is minimal. On February 7, 2006, we entered into a five-year fixed interest rate swap arrangement that converted $200.0 million of borrowings under our new credit facility from floating rate debt into fixed-rate debt at 5.03% plus the applicable margins, as defined in the new senior credit facility.

Foreign Currency Exchange Risk

        We derived 8.3%, 6.5% and 5.1% of our total net revenues for the fiscal 2006, 2005 and 2004, respectively, from various foreign sources. To date, we have not experienced significant gains or losses as a result of fluctuations in the exchange rates of the related foreign currencies. However, if we grow and expand our global presence, this may change. Our international operations are impacted by foreign currency fluctuations since our labor costs in those operations are predominantly denominated in foreign currencies. This exposure is mitigated by the fact that a large portion of the related revenues are also denominated in those same foreign currencies. To date, we have not used foreign currency hedging instruments to manage our exposure to foreign exchange fluctuations. The primary foreign currencies we do business in are the euro, pound sterling and Canadian dollar.

BUSINESS

Company Overview

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. We measure our leadership position based on a variety of different factors, including: customer and market share; service innovation and leadership; brand awareness and industry participation and leadership. We believe that since our platform of services is broad and diverse, there is no single measure that captures the position of our business segments and service offerings relative to our competitors. We believe that our leadership position in a number of markets across our business segments, when considered individually and in the aggregate, makes us a leader.

        Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for key business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use, comprehensive service offerings.

        We target specific markets that have complex information, document and communications requirements, including the legal, financial services, insurance and real estate industries. Our clients in these markets typically value accuracy, confidentiality, reliability and responsiveness. Over time, we believe we have developed a comprehensive understanding of our clients' markets, enabling us to align our technology, processes and service approach with our clients' business objectives. In the process, we have built strong, long-standing relationships with clients who rely on us to manage and communicate their important information. We meet our clients' service requirements on a global basis through over 70 domestic and 15 international offices, as well as through affiliate relationships.

        We conduct our business in three segments:

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  Legal Solutions provides both on-demand and on-site litigation support, information management tools and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of our services include creating searchable litigation document repositories, managing electronic data discovery and providing real-time court reporting and deposition videography.

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  Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of our services include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies.

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  Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support our clients' transaction and regulatory compliance activities such as securities offerings, reorganizations, mergers and acquisitions, Securities and Exchange Commission filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions.

        We also operate four other communication businesses: Language Translation, Captioning, Election Services and Specialty Printing. These businesses tend to complement or use the same underlying competencies found in our three segments. Examples of services these businesses provide include translating product manuals into multiple languages and providing closed captioning for television programming.

        Throughout our 37-year history, we believe we have fostered a culture of technological and process innovation and client-focused and reliable customer service. Our technology team consists of 295 employees focused on improving, maintaining and expanding the scope of our service offering. We also employ 350 sales representatives and 595 customer service professionals to deliver consistent and reliable service and maintain our strong client relationships. Over the past four years, we have grown our sales force and customer service personnel by 33% to increase our market penetration and enhance our responsiveness. In addition, during the past ten years we have acquired and integrated 14 specialized service and technology companies that have broadened our service offering and augmented our industry expertise. We believe our ability to identify, develop or acquire, and integrate services and technologies is a significant competitive differentiator, and enhances our growth opportunities.

        Our consolidated net revenues have grown at a compound annual growth rate of 15.6% from fiscal 2004 to fiscal 2006. Our net loss for fiscal 2006 was $39.6 million, while our EBITDA was $26.1 million and our Adjusted EBITDA was $97.3 million. Please see footnote 3 under the heading "Summary Consolidated Financial Data" for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Industry Overview

        Global business process outsourcing is an increasingly complex, broad and evolving area encompassing a wide range of outsourcing functions, including customer service, document management, marketing, logistics, procurement, human resources and product engineering. In an August 2005 report, International Data Corporation estimated worldwide spending on business process outsourcing services totaled $382.5 billion in 2004. This report estimated that the total market for these services grew at rate of 10.8% in 2004 and will continue to grow over the next five years at a 10.9% compound annual growth rate, with worldwide spending increasing to $641.2 billion by 2009.

        We currently focus on the complex information and document management and communication solutions areas of the global business process outsourcing market. The boundaries of this market are constantly changing, presenting new opportunities and challenges for service providers. The development and proliferation of the Internet combined with new software and digital print technologies have led to a transition from a historically fragmented industry, with separate direct mail, printing and fulfillment providers, toward an industry where companies provide a broad range of integrated document and information management services. In addition, technological advances have led to the creation of new products and services, such as online data rooms and digital on-demand customized printing, and have contributed to the convergence of information management and document service providers. We expect the increasing technological complexity of document and information management will drive continued growth opportunities for business process outsourcing solution providers.

        In addition to the broad outsourcing trends described above, each of our four business segments has its own unique industry dynamics:

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  Legal Solutions.  According to a study we commissioned, the market for litigation services in the U.S. is approximately $50 billion, based on 2004 revenues, of which outsourced litigation and legal document management services represent $8 billion. These studies show U.S. case volume has grown substantially over the past 25 years, growing from approximately 2.6 million cases in 1976 to 6.3 million cases in 2004. Additionally, trial complexity and average trial length have grown in recent years with larger cases typically involving more parties and in certain instances international considerations. This increase in complexity has resulted in more activity throughout the litigation cycle, including an increase in average depositions per case and pages per deposition. We believe the ability to analyze large amounts of information effectively and integrate multimedia evidence into trial strategy provides attorneys with a distinct advantage. Based on the study we commissioned, in the U.S., large law firms (defined as firms with over 150 attorneys nationwide) represent approximately 30% of civil case volume, but over half of legal services revenue. We believe these industry trends, coupled with a fragmented competitive landscape, make the legal market an outstanding opportunity for a sophisticated service provider.

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  Marketing and Communication Solutions.  The global marketing and communication market includes a number of specialized services for a variety of industries. Within this broad area, we target the financial services, real estate, corporate and professional services industries. Our experience is that demand in these industries is driven primarily by common customer needs, including protecting and growing brands, managing geographically dispersed sales or service organizations, tailoring messages to target customers and meeting regulatory and corporate requirements for communications. In addition, we find that demand is driven by industry-specific factors such as the growth in mutual fund assets in the financial services industry and the use of the Internet for property listings in the real estate industry. We believe each of these trends has led to an increase in demand for packaged direct marketing programs.

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  Transaction and Compliance Services.  We estimate the market for transaction-related and regulatory compliance services is in excess of $1.0 billion annually. The market for transaction and compliance services is primarily driven by regulatory disclosure requirements established by governing regulatory agencies as well as by the level of securities offerings, corporate restructurings and merger and acquisition activity. According to Thomson Financial Securities Data Company, LLC, the number of equity securities offerings in the U.S. increased 25% from 2001 to 2005. We have experienced increases in the number and length of compliance-related filings. In addition, Securities and Exchange Commission rulemaking has increased the disclosure requirements for filing companies. Digital disclosure technologies are becoming an increasingly important part of the transaction and compliance processes. For example, in fiscal 2006 the number of pages processed through our Merrill DataSite online data room was over 19.7 million pages. Comparing the fourth quarter of fiscal 2005 to the fourth quarter of fiscal 2006, we have seen a 153% increase in the number of pages processed. Our average number of pages processed per day in the fourth quarter of fiscal

  2005 was 24,262 and in the fourth quarter of fiscal 2006 was 61,428. The number of active users has increased from 33,110 to 115,906 from June 1, 2005 to June 1, 2006.

        Our four other communication businesses compete in the translation, captioning, election services and specialty printing industries. According to a third party report, the current worldwide translation and localization market was $8.8 billion, in 2005, with no single provider capturing more than 5% of the total. We focus on product documentation translations for clients primarily in the life sciences, information technology, automobile and manufacturing industries. We also provide language translations for clients in the legal and financial services industries. According to a study we commissioned, the domestic market for captioning services (including sub-titling) is just under $200 million. We believe the greatest growth in the captioning business will be in international markets. We also currently provide election services in California, where election laws require the distribution of voter guides to explain propositions and other information to voters during election periods. Finally, within the broad commercial print market, we provide services in the niche, high-quality, four-to-eight-color sheet-fed printing market.

Our Competitive Strengths

        We believe we possess a number of competitive strengths that will contribute to our future growth, including the following:

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  Comprehensive and Integrated Solutions.  We design, package and deliver our services in ways that address our clients' unique challenges, providing integrated solutions to their critical business issues. As a result, we believe we enjoy a strong reputation for quality and innovation. We apply our operational, technological and customer service expertise to deliver easy-to-use, flexible and comprehensive solutions to our clients. For example, in the insurance and variable annuity industry, Merrill Build-A-Book provides our clients with a comprehensive and integrated solution to create, edit and distribute personalized information, enrollment forms and booklets for 401k's and other plans. We believe our integrated, problem-solving approach strengthens our relationships with our clients and differentiates us from our competitors.

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  Vertical Market Expertise.  We approach our target markets by developing a specific understanding of the industry dynamics and the particular needs of our clients within that industry. Once we identify a new potential market, we study factors affecting it and hire professionals with relevant industry experience, enabling us to develop a deeper level of understanding and insight regarding the industry's business decisions and objectives. This research-based approach enables us to provide industry-specific solutions. For example, our solutions in the legal industry support our clients' needs for confidentiality, accuracy and speed, while our solutions in the real estate and direct selling markets focus on revenue generation, brand control and inventory management.

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  Tailored Proprietary Technologies.  We believe we have cultivated a strong reputation for innovation through our commitment to tailored and scalable technologies. We apply common technologies across our businesses and then add industry-specific functionality that provides our clients with a flexible platform that can be further tailored to meet their specific needs. For example, in the litigation solutions area, we adapted proprietary digital content management technologies used in a number of our other applications to create a litigation discovery management system, now known as Merrill Discovery Navigator. We then redeployed the base technology of this system to create our Merrill DataSite online data room service. Both of these technologies are reliable and highly scalable to accommodate client growth. This scalability allows us to accommodate incremental client volume without incurring significant incremental costs. In addition, using our technology for collaborative Internet-based work environments, we have developed a variety of industry-specific applications that enable our clients to design marketing materials through the Merrill e:Store platform. We believe our technological innovation, intellectual property and tailored proprietary technologies contribute to the appeal of our offerings for our clients.

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  Strong Client Relationships and Customer Service.  We believe our clients associate our brand with client-focused and reliable customer service. Our commitment, discretion and responsiveness, particularly for projects involving highly sensitive information, have allowed us to develop strong, long-standing relationships with our clients, often at senior levels in their organizations. For example, in our Marketing and Communication Solutions business, we have maintained a relationship with one of our national franchisor clients for over 27 years and in our Legal Solutions business seven of our top 10 clients have been with us for over five years. We believe our ability to retain our current client base and attract new clients is directly related to our sales force and customer service personnel, which is why we devote extensive resources to recruiting, developing and retaining experienced sales and service professionals. We also provide opportunities for equity ownership by our sales employees to align their success with that of our company. As of June 1, 2006, 38% of our sales employees held outstanding shares, stock options or phantom stock incentive awards granted under our equity compensation plans.

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  Experienced Management Team and Ownership Culture.  Our senior management team averages 15 years of experience with our company. Our Chairman of the Board and Chief Executive Officer, John W. Castro, has been with us since 1978 and our President and Chief Operating Officer, Rick R. Atterbury, has been with us since 1976. As of June 1, 2006, we had over 200 employee shareholders and option holders, who upon completion of this offering will hold over        % of our outstanding common stock on a fully diluted basis, assuming exercise of all outstanding options and warrants. In addition, over 250 employees participate in a long-term incentive plan which is directly linked to our performance. We believe our broad-based ownership culture aligns the interests of our employees at all levels with our shareholders, driving significant commitment to the long-term success of our business.

Our Growth Strategy

        We strive to grow our business through the implementation of the following strategies:

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  Focus on Selected Growth Markets.  We believe our services are well-suited to our targeted growth markets, particularly those markets involving significant amounts of physical and electronic documentation and requiring rapid turnaround of tailored marketing, compliance or business communication materials. We believe these growth markets offer us significant opportunities and we will continue to focus our sales, marketing, research and development resources on providing enhanced and specialized service offerings for these markets. We plan to continue focusing our business on our growing markets, such as our Legal Solutions and Merrill DataSite businesses.

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  Expand into New Markets.  We intend to increase our penetration in our existing markets by expanding geographically and to enter new markets that share similar attributes to our existing markets. We believe our existing technology, infrastructure and service capabilities will help us penetrate these new markets. For example, many of the services we provide to national franchise-based residential real estate brokers are also relevant for other national franchise businesses. Based on our work with national real estate brokerage firms, we believe there is an opportunity to serve direct sellers and other national franchise businesses by assisting them with brand identity strategies (such as standardizing marketing materials), procurement cost reduction (such as giving individual brokers corporate rates) and marketing analysis (such as data collection on relationships between marketing materials and home sales). We also believe we can grow geographically. For example, in our Transaction and Compliance Services business we operate in 15 of the top 50 metropolitan areas in the U.S. and in our Legal Solutions business we operate in 16 of the top 50 metropolitan areas in the U.S. We believe we have the infrastructure and capabilities in place to enter other major metropolitan markets. Internationally, we believe we have the opportunity to leverage our existing relationships with multi-national organizations to further expand globally.

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  Expand the Range of Solutions Provided to Existing Clients.  We seek to capitalize on our technological expertise and operational competencies to broaden the array of services we offer our existing client base. We seek to accomplish this in two ways. First, we believe there are opportunities for us to sell additional existing solutions to our current clients. For example, for one of our top ten Legal Solutions clients we provide on-site services at four of its 12 locations and document reproduction for three locations. However, we provide this client either no or very limited litigation support, including discovery, deposition, litigation management, production and trial presentation services, as well as Merrill DataSite and brand management. We believe we have an opportunity to provide them with these additional services. In addition, the client relationships we have developed in our Transaction and Compliance Services segment have increasingly led to sales of services in our other segments. Second, we anticipate we will continue to develop additional services that can be delivered to our existing client base. For example, over the past ten years, we have introduced more than 20 technology and process solutions to help our clients in a variety of areas.

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  Pursue Selective Strategic Relationships and Acquisition Opportunities.  We intend to continue to pursue strategic relationships and acquisitions that enhance our service offerings. As an example, in the past we created a joint venture operation in India with a provider of processing services. Over the last ten years, we have acquired 14 companies, expanding our service offering and broadening our market reach. Given the relative fragmentation of many of our target markets, we believe we will be able to continue to identify and capitalize on complementary acquisition opportunities in the future.

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  Use our Technology and Operational Expertise to Drive Efficiencies.  We believe many of our technology-based services are scalable and require limited incremental capital spending to fund additional growth. Since fiscal 2001, we have taken considerable measures to reduce the fixed portion of our cost structure, resulting in increased financial flexibility, higher capital efficiency and enhanced profitability. We have consolidated printing, scanning and coding operations, reduced head count in our domestic operations by creating our joint venture in India and focused on using independent contractors and temporary labor in our project-oriented businesses. Although the joint venture in India has ended, we intend to establish our own composition and coding facility in India. We plan to continue to identify technology and process improvements that we believe will allow us to become more efficient.

Our Challenges

        In conjunction with your consideration of our competitive strengths and growth strategies, you should also consider the following challenges we face: many of the industries in which we compete are highly competitive, and a material change in our ability to compete in these industries could adversely affect our operating results. Additionally, our ability to generate future financial results in line with historical trends and to compete effectively may depend on our ability to acquire new businesses and integrate the businesses we have acquired to date. Our recent acquisition of WordWave is the largest acquisition we have made to date, and thus our operating results may be particularly sensitive to our ability to successfully integrate this business. The fact that we have significant outstanding debt obligations may exacerbate these risks. For additional information on these and other risks relating to our business and an investment in our common stock, see "Risk Factors" beginning on page 10.

Legal Solutions

        Legal Solutions provides both on-demand and on-site litigation support, information management and electronic and print document management services for law firms, corporate legal departments and professional service firms. We believe our ability to improve the effectiveness of our legal clients' operations by increasing their speed, accuracy and thoroughness with respect to information retrieval, review and delivery provides our clients with a distinct competitive advantage. We believe we are one of a handful of organizations offering support for all phases of the litigation process within the U.S. litigation outsourcing and legal information management market.

On-Demand Services

        We provide technology-enabled information management and document solutions to litigators throughout the entire litigation process, from initial complaint and pre-trial work through the trial and any subsequent appeals. Our service platform includes electronic data discovery, high-volume digital document reproduction, transcription of court depositions, electronic information repository services for litigation management and in-trial presentation solutions. The litigation process can take years to complete, providing us the opportunity to assist our clients and become an integral part of their case management over an extended period of time. Our services allow our clients to review and analyze information either in printed, electronic or video form. We operate domestically and internationally. Our on-demand services support all phases of the litigation process, including:

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  In the discovery phase, we offer electronic discovery, scanning and large scale reproduction of discovery documents. In electronic discovery we capture e-mail files and their attachments, automatically extracting bibliographic information (including dates, sender and all recipients) and textual content for full-text searches. In addition, we scan, image, code and index paper documents, convert them to electronic form and either distribute them on a CD/DVD to the client, or host the content in our Internet-based repository. We also provide large-scale reproduction of discovery documents, including oversize and color reproduction, either at our off-site service centers or on-site at our clients' locations for short-term projects.

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  In the deposition phase, we provide court reporting services, where we schedule and staff depositions, utilizing over 1,200 independent court reporters, videographers and transcribers. We provide real-time court reporting, videography and transcript preparation both in electronic and paper forms. In the United States, we currently provide these services under the brand LegaLink.

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  In the litigation management phase, we provide an Internet-based litigation repository service, Merrill Discovery Navigator, which enables our clients to access a unique repository for their specific case and to analyze, sort, share, annotate, edit, print and distribute documents, including video and audio files, anywhere in the world via our secure network. As of June 1, 2006, we hosted over 235 million pages in our repository, an increase of 57% over the number of pages hosted as of the same date one year ago. Our typical project is approximately 1.6 million pages and lasts from one to two years. We believe the length of the projects keeps client relationships in place for extended periods of time, provides recurring revenue from repository services and positions us to provide additional services throughout an engagement.

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  In the production phase, we create and distribute printed or electronic blowbacks, which are annotated and organized sets of the potentially relevant documents from the repository. We also provide searchable deposition transcripts, exhibits and videography services, which may be linked and synchronized. Videography preserves testimony, illustrates witness demeanor, may help in impeaching witnesses at trial and reduces trial costs by eliminating the need for in-person testimony.

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  In the trial presentation phase, we provide presentation strategy services, including recommendations for software, equipment and management of the courtroom technology.

On-Site Services

        We provide our clients with services in their own offices ranging from document reproduction and scanning to complex, technology-based document services, such as desktop publishing and document storage, retrieval and distribution. Typically we offer these services over a three- to five-year contractual period, and generally contract for these services on an office-by-office basis, although we continue to see examples where law firms are consolidating their services on a firm-wide basis. We operate approximately 172 on-site document service centers located across the United States and the United Kingdom. In addition to our document service centers, we offer law firms and the court systems in the United Kingdom, Ireland, Australia, Singapore and Hong Kong, on-site, in-court reporting services. We schedule and staff depositions, including contracting court reporters and provide real-time court reporting, videography and all transcript preparation both in electronic and paper form. Through our on-site service offering we provide law firms and the courts with document creation and management and related services that are designed to increase the efficiency, timeliness and quality of their work products.

Sales and Marketing

        We principally target the 250 largest law firms, which represent a total of 115,000 attorneys nationwide according to The National Law Journal. We tend to focus on complex litigation, where our full-service offering, geographical reach, large-scale operations and technology platforms position us well against small or regional competitors.

        Our sales efforts are generally relationship-driven through our direct sales force and supported by our on-site personnel who can gain an in-depth knowledge of our clients' total document and information management needs and are able to sell other services. We believe we are uniquely positioned to sell our court reporting services to clients who have already chosen us as their litigation document provider. In addition to direct sales efforts, we actively participate in industry trade shows by providing speakers and sponsoring events. We also conduct limited advertising in directory and trade publications and offer lawyers free seminars on various legal topics that provide continuing legal education credits.

        For both on-site and on-demand services, our sales initiatives include expanding into new locations and continuing to capitalize on the outsourcing trend among law firms and other professional service firms. Our sales initiatives also capitalize on the overall trends in the litigation market such as increasing trial complexity, increasing settlement sizes and the migration from paper to digital media.

Case Study

        The following case study provides an example of how a single transaction can require a range of our Legal Solutions services.

        A large United States based company agreed to acquire another large company in the same industry. The transaction faced review by various U.S. state and federal agencies as well as international regulators. In addition, the acquired company was subject to concurrent extensive litigation. We initially were hired by the selling company to provide document reproduction services on a limited basis. However, through the course of the project our role expanded and ultimately we assisted the company and its litigation team in addressing the following information and document management challenges:

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  Meeting the government's requirement for electronic document production;

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  Developing an electronic processing solution that could pass the government's validation tests;

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  Collecting documents from locations in 22 states;

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  Imaging 750,000 archived documents for a U.S. regulatory agency;

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  Imaging 500,000 working documents in 18 locations on a rolling 24-hour timeframe;

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  Collecting, categorizing and hosting 6.5 million pages of electronic data from 70 custodians;

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  Supporting 450 attorney-reviewers from two law firms in 15 different cities;

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  Producing documents for 20 different entities in four formats totaling nearly four million pages; and

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  Meeting government requests to print 800,000 pages in 24 hours.

        Our work on this project generated significant revenue in 2005, and has led to a strong and continuing relationship with the merged company and its top law firms.

Competition

        For a number of the services in our Legal Solutions segment, our primary competitor is in-house operations at the law firms themselves. We also compete with other service providers. While we believe no one market competitor offers the full range of services we provide, those competitors that offer some of our services include: Esquire Deposition Services, LLC; IKON Office Solutions, Inc.; Kroll Ontrack, Inc.; Lexis (Applied Discovery, Inc.); Oce-USA Holding Inc.; Pitney Bowes Inc.; Williams Lea and Xerox Corporation. We compete primarily on the reliability and flexibility of our technology platforms, our long-standing relationships with our clients, the quality of our on-site and off-site staff, our reputation for maintaining confidentiality, our ability to offer a national and global operational footprint and the competitiveness of our pricing.

Marketing and Communication Services

        We provide brand identity management, customer communication and packaged direct marketing programs to many different types of clients. We have targeted customer markets, such as financial services, real estate, corporate and professional services, that have a significant direct sales element, and require a balance between controlling the brand at the corporate level and providing customized marketing solutions at the individual sales representative level.

        Our service offerings are designed to service our clients at both the corporate and individual sales professional levels:

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  At the corporate level, we assist corporations, brokerages, franchises, professional service firms and other distributor organizations in building their brand and revenue. We provide our clients control of and consistency in their brand, inventory management solutions and fulfillment of marketing and regulatory document requirements through our comprehensive services.

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  At the individual sales professional level, we provide real estate agents, financial advisors, individual franchisees and direct sellers, whom we view as individual entrepreneurial "small businesses", with outsourced marketing, technology and service solutions tailored for their individual needs. We believe one of our competitive advantages is our ability to maintain order profiles and histories of the individual sales professional needs which facilitate ease of ordering for the individual sales professional.

        Our clients share common needs, including protecting and growing their brand, managing a geographically dispersed sales or service organization, tailoring messages for target customers and meeting regulatory and corporate communications requirements.

        We believe our services provide our clients with outsourced solutions to manage their branded marketing programs. Our competencies in the Marketing and Communication Services segment include strategic consulting, design, digital and conventional print management, fulfillment, inventory management, direct marketing and sales analysis. Our technologies, such as our Merrill Connect and e:Store services, are shared across our client markets and are packaged to solve the unique marketing challenges they face. For example, real estate agents use our e:Store technology to order business cards customized with their pictures and brand-approved designations. The same base technology used in e:Store is also used by our franchise clients to create, edit and order corporate brand-approved advertisements for their particular markets. These technologies can typically be tailored to our clients' individual needs and enable them to access, create, edit and control services we provide via web-based technology programs, including:

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  Corporate identity materials, such as business cards, stationery, presentation folders, direct marketing pieces and other branded specialty products;

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  Filing, composition and printing services for mutual funds, including "intelligent print", where we print on-demand documents for individual investors;

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  Fulfillment, which includes digital printing, complex kitting and distributing marketing documents and other materials from strategically located warehouse facilities, most often on a same-day basis, along with follow-on reports detailing order history, inventory and distribution activity; and

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  Promotional programs, which incorporate the distribution of incentive merchandise and award and recognition programs.

        For some of our corporate level clients, we have exclusive or preferred contracts to supply branded promotional and communications materials, mailing distribution, fulfillment and web-enabled technology services. Because of the nature of the services we provide, our sales agreements are typically multi-year contracts. When we manage a client's entire inventory and fulfillment needs, we generally charge a fee based on the number and type of items fulfilled, together with storage, destruction and other inventory management fees.

Sales and Marketing

        Our sales professionals are trained in our marketing and communication service offering and in the operations and specific needs of our clients and the markets in which they operate. For example, many of our financial services sales professionals have significant prior experience at fund companies or other financial institutions and have knowledge of the operations and regulatory issues of the investment company industry. In the real estate and corporate markets, a direct sales force markets the overall package of services to the parent company or franchiser, with the goal of becoming its preferred vendor for branded promotional materials. For example, we have preferred supplier contracts with five of the top six real estate brands in the United States. After establishing this relationship, we then market directly to sales professionals of the organization through the Internet, direct mail and, occasionally, through direct sales presentations.

        Consistent with our corporate growth strategies, we focus on leveraging our existing services and technology into new markets. We target clients with large, geographically dispersed selling organizations that value one-to-one marketing communications. We also intend to increase our marketing directly to independent sales professionals.

Case Study

        The following case study provides an example of our tiered marketing approach at both the corporate and sales professional level.

        One of our real estate clients consists of an international corporate headquarters, 27 U.S. regional offices, 3,800 U.S. brokerages and 87,000 U.S. sales associates. We offer this client and its individual offices, brokerages and sales associates the opportunity to purchase over 300 consumable product line items. In this relationship, we developed a contractual relationship at the corporate level that allows us to develop branded products that incorporate proprietary trademarks used at all levels of the organization. The corporate office purchases their proprietary materials, which may include identity materials, policy and procedure manuals, corporate and capabilities brochures, supplier manuals, advertising specialties and awards programs. Regional offices purchase these products, as well as items such as franchise sales materials, training materials and stationery products. Brokerage offices purchase office branded materials, recruiting and retention materials and a wide assortment of stationery, forms, awards and promotional and incentive merchandise. Sales associates often purchase business cards, stationery items, presentation materials, personal promotion, property promotion, signage and advertising specialties.

Competition

        Competitors in the Marketing and Communications Solutions markets range from advertising agencies and direct mail firms to digital communication providers and traditional printers. Our major competitors include: ALL-STATE International, Inc.; Bowne & Co., Inc.; Farrell Grant Sparks; Harte-Hanks, Inc.; Ligature Ltd.; The Personal Marketing Company; R.R. Donnelley & Sons Co. and Quantum Corporation. We compete against many smaller regional competitors as well. We compete primarily on the breadth of our services, technology, industry knowledge and the overall quality of our customer service (particularly the ability to consistently and quickly produce high-quality products that incorporate the client's special design, brand and informational requirements), price and relationships.

Transaction and Compliance Services

        We are a global leader in providing transaction and compliance services to corporations. We use our technology to facilitate document creation, production and distribution (both electronic and printed) in support of our clients' high-profile, critical activities, such as securities offerings, reorganization transactions (bankruptcy and corporate reorganizations), merger and acquisition activity and periodic compliance requirements. We are a leading provider of online data room services. We provide these services to corporations, investment banks, law firms and private equity firms, typically on a project basis. Our pricing is dependent on factors such as the time frame, size and complexity of the project. We believe we enjoy brand recognition in the markets we serve.

Transaction Services

        We manage the confidential workflow of time-critical transaction documents for corporations, underwriters and lawyers. These electronic and printed documents include registration statements, offering circulars, offering memoranda and other materials that are part of securities offerings, corporate reorganizations and mergers and acquisitions. Our services include composition, editing, filing, management and distribution of documents, electronically and in printed form. To support our clients' needs, we provide conference facilities and high-quality customer service 24 hours per day, seven days per week to facilitate the creation, production and distribution of documents. We also provide web-based collaborative work environments, such as MyWorkspace.

        Our newest transaction services offering is Merrill DataSite, which enables clients to access and review documents from anywhere in the world, via a secure website. It is designed to make activities such as the due diligence process in mergers and acquisitions more cost effective and efficient. Specifically, we believe it helps reduce the time to close a transaction by facilitating concurrent due diligence efforts, eliminates costly and inefficient travel time, provides robust file organization and search functions and allows for auditing of data room activity. Other features include multiple levels of security and access, self- or full-service document loading capability and in-house around-the-clock client support.

Compliance Services

        Our services include the composition, editing, filing, management and distribution of documents, such as annual and quarterly reports and proxy statements, in electronic and printed form. A key element of our service is our ability to manage and distribute documents in a timely manner. As with our transaction services, we offer client support and web-based collaborative work environments.

Sales and Marketing

        We market our transaction and compliance services primarily through direct one-on-one contact with our clients. Our contacts often include senior management of corporations, investment banks and private equity firms, securities attorneys and other financial professionals involved in corporate transactions. The client relationships we have developed in our Transaction and Compliance Services segment have led to the sale of additional services by our other segments.

        Within our transaction and compliance business we employ approximately 130 sales executives and approximately 200 customer service professionals, both domestically and internationally. Because the compensation of many of our sales professionals is tied to profitability, we believe they are highly motivated to achieve profitable operating results. Additionally, many members of our sales force have long-standing tenure with us, with our top 25 sales executives (by revenue) averaging over nine years of service with us. Our customer service personnel serve as the primary interface with our clients and are also important in delivering our services.

Case Study

        The following case study provides an example of how our transaction and compliance relationships have led to the sale of additional services.

        A large U.S. company was confronted with a Chapter 11 bankruptcy filing and other significant legal challenges. It was required to review more than 30 million pages of data to assemble filings and respond to requests from the Securities and Exchange Commission, various bankruptcy courts, the Justice Department and other regulatory agencies. This client also had to prepare for litigation and prepare due diligence materials to facilitate the sale of the company. As a result of our existing relationship with this client in which we provided compliance services, we were given the opportunity to introduce our additional service capabilities. Over a twelve month period, our revenue from this client grew over ten times, reaching over $10 million, as we:

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  provided multiple online data rooms exceeding 400,000 pages that provided access for multiple parties representing potential buyers of the company, for the purpose of reviewing and analyzing critical information on the company;

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  created a fully searchable, online litigation repository of over a million pages of data to fulfill challenging discovery requests;

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  converted and migrated over 24 million pages from the repository of a competitor to our own repository;

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  facilitated the printing and mailing of the disclosure statement and plan of reorganization for the company's creditors and interested parties; and

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  provided real-time deposition services during the subsequent litigation.

Competition

        We compete primarily against Bowne & Co., Inc. and R.R. Donnelley & Sons Company in most elements of our transaction and compliance services business and Intralinks Inc. with respect to our Merrill DataSite service. We compete primarily on the strength of our brand, the quality and accuracy of our work, our ability to meet strict time requirements, the knowledge and relationships of our sales and service staff and the strength of our technology, security and service differentiation.

Other Communication Businesses

        In addition to the services offered by our three business segments, we also operate four other communication businesses with services that tend to complement or utilize the same underlying competencies found in our other segments. These businesses are Language Translation, Captioning, Election Services and Specialty Printing.

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  Translation Services—We focus on two areas of the translation services market, which are product documentation, primarily for the life sciences, information technology, automobile and manufacturing industries and on-demand language translation for legal and financial services firms. Product documentation includes items such as brochures, product fact sheets, web content and white papers, as well as user, service, training, installation, parts and operations manuals. Our on-demand language translation services include translations of litigation, corporate and other time-sensitive documents. We have translation operations centers in the United States and Ireland. As part of our operations, we have an automated workflow system that can interface with language databases and the client's content management system. We sell our translation services through a direct sales force, and through our other business segments' sales forces. Competition in this market is highly fragmented and we compete primarily with approximately 20 other companies located in the United States and overseas, including LionBridge Technologies, Inc. and SDL International.

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  Captioning Services—We provide language captioning services, under the brand name VITAC, to a wide variety of producers, broadcasters, webcasters and syndicators in the entertainment, governmental and educational fields both domestically and internationally. Our services include live and automated English and Spanish captioning, multi-language subtitling in over 45 languages, Internet captioning and video description. We have also established a joint venture, which has allowed us to penetrate the international market. In the captioning business, technology is critical to offering quality service, faster turnarounds, lower cost and accuracy and we are equipped with the latest technologies for both live and pre-recorded captioning as well as multi-language subtitling. Competition in this industry is highly fragmented. We believe our primary competitors are National Captioning Institute and Caption Colorado and our biggest differentiators are the accuracy, speed and reliability of our service and the expertise of our staff that are supported by our technology.

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  Election Services—We are a leader in producing voter information guides required by law in California. These voter information guides are printed booklets ranging in size from eight to over 100 pages containing general election information, candidate and proposition listing, candidate self-promotion and arguments and rebuttals to proposed propositions. Various California counties add differing format and language requirements that make the preparation, production and distribution of voter information booklets require intensive labor, data management and technology resources. Currently we have exclusive contracts to provide services to nine of the largest counties in California and the city of Los Angeles, which together represent over 50% of the county-specific voter guides distributed in California. Our competitors are Sequoia Pacific AVC Advantage, Diebold Inc. and Consolidated Printers, Inc. We believe we are well positioned to capitalize on this opportunity through our strong technology platform, and our expertise in fast turn around, multi-version, multi-language, large-volume printing.

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  Specialty Printing Services—We own a single sheet-fed printing facility that competes in the four-to-eight-color printing market. This facility offers pre-press, scanning, color manipulation, sheet-fed printing and bindery services. We specialize in printing time-sensitive, complex, high quality marketing and sales communications. Our primary competitors in this market include Millennium Graphics, Inc. and W.E. Andrews (R.R. Donnelley & Sons Company).

Clients

        We believe our revenue is well diversified and that no single client represents a significant portion of our net revenue. We serve diverse industries including financial services, real estate, legal, hospitality, insurance, communications, food service and retail.

        For the year ended January 31, 2006, 8.3% of our revenue was generated from our operations outside of the United States. With our recent acquisitions of QMC and WordWave, we believe our percentage of international revenue will increase.

        Much of our revenue is under multi-year contracts. For example, in our Legal Solutions segment, for fiscal 2006, seven of our top ten customers were subject to contracts greater in length than one year. In our Marketing and Communication Solutions segment in fiscal 2006, we had preferred partner contractual relationships with five of the top six domestic real estate brands. In fiscal 2006, all of our Election Services business was contractual.

Information Technology

Solutions Management, Technology Operations and Application Development

        Technology development is an integral part of our continued growth and success. Our technology team consists of 295 personnel in our solutions management, application development and technology operations departments. Our solutions management and application development personnel are concentrated in each of our major business segments, allowing them to maintain a specific business focus.

        Our solutions management group works with our other information technology teams, our internal operations, our sales and customer service staff, various market and industry leaders and our clients to determine development and service priorities for all our service offerings. This group also provides competitive and market analysis to assist us in evaluating and promoting new service and market opportunities.

        Our application development group develops the applications used in our services. We use a wide range of best-of-breed programming and database technologies, including Microsoft.NET, ASP, Java, Perl, Oracle, SQL and DB2 running on Microsoft, UNIX and Linux platforms.

        Our technology operations group supports all of our technology applications across our company. As part of the growth plans for our services, our technology operations group continuously evaluates ways to consolidate and integrate our technology platforms.

Core Technologies

        Our technologies support our core competencies in electronic and printed document management, imaging, composition, rapid fulfillment and data management. We believe these technological capabilities provide us with important competitive advantages. We develop, integrate and host systems for:

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  dynamic data-driven publishing;

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  digital printing;

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  e-commerce;

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  imaging, indexing and searching;

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  document repository and retrieval;

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  text processing, conversion and formatting;

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  electronic data discovery;

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  business process workflow; and

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  transcription, analysis and presentation.

Data Center and Network

        Our technologies are developed and supported at two facilities, located in St. Paul and St. Cloud, Minnesota. Most of our offices also have distributed hardware, software and technology support personnel that are coordinated from these two facilities. Our global network allows us to digitally distribute work between offices, production centers and our clients. Our open architecture enables us to establish client extranets and third party systems to meet the communications and ordering requirements of our clients. We also use some third-party data hosting facilities to enhance our capabilities and back-up capacity.

        Our systems and physical infrastructure are designed to provide security, reliability and back-up capability. For example, the physical infrastructure of our facilities includes continuously available power through redundant uninterruptible power supply systems, fire detection systems, surveillance cameras and multiple security checkpoints to limit access to our data centers. Data is regularly backed up and saved on a rotating set of media, which are taken off-site to a secure storage facility on a regularly scheduled basis. Critical wide area network links are redundant to allow for continuous connectivity in the event of any one telecommunications carrier outage.

Security and Data Privacy

        We are committed to protecting the safety of our clients' and their customers' highly sensitive information and maintain an information security team responsible for implementing and maintaining controls to limit unauthorized access to our network. These controls include the implementation of information security policies and procedures, security monitoring software, encryption, access and password policies, physical access limitations and detection and monitoring of fraud from internal staff. We use a combination of off-the-shelf and proprietary authentication technology designed to ensure that the integrity of our data is not compromised. External audits are conducted regularly and at our client's request, or by potential clients prior to contract negotiations. We use an outside specialist to conduct external penetration testing on an annual basis for selected critical systems.

Scalable Architecture

        Our software applications are designed and engineered to meet the diverse needs of our clients and to grow as our business grows. For example, when we began to implement our legal repository system five years ago, we saw the need to develop the system based on a storage area network architecture that would provide capacity for hundreds of terabytes of data as our legal repository business grew. We have maintained that architecture and added capacity as the amount of data stored has grown to over 100 terabytes. In addition, we have a proprietary grid computing solution for our document capture operation, allowing us to use capacity on computers in our network as document volume fluctuates.

Operations

        We have operations centers both domestically and internationally that service our business segments. These operations centers include:

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  Fulfillment operations, which consist primarily of warehousing, pick and pack, collating, digital printing, mailing and shipping services. These operations handle the fulfillment of customer literature and premium items along with on-demand digital print production. Our fulfillment functions are located in four domestic operations centers.

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  Composition operations, which include the typesetting and preparation of Securities and Exchange Commission filings and other documents and occur primarily in two core hubs, as well as 15 offices. Like most of our operations, these facilities operate in a networked environment enabling us to meet time-sensitive deadlines while maximizing the utilization of our operation.

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  Document reproduction operations, which produce and copy documents with high volume, multifunction scan/print equipment and supporting servers. We also perform similar functions within our document service centers that are housed within our clients' offices. These facilities are connected via our global network to our national litigation and document operations center. This center contains technology used to convert and store documents, including scanners, workstations, printers, storage area networks and servers. We believe this networked approach enables us to manage workflows in a cost-effective way.

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  Print operations, which print a wide variety of documents, such as transaction and compliance documents and direct marketing materials. We seek to maximize utilization of our own facilities by balancing workloads between our operations centers and a preferred list of outside print providers. We have negotiated discount agreements and established efficient workflows with these outside print providers that enable us to meet the time and quality requirements of our clients. Printed documents are produced using digital or conventional presses located in eight domestic operations centers.

        Our operations centers are located throughout the United States. Internationally, we also have operations centers in Canada, England, Ireland, Australia and New Zealand. These centers are fully networked with our locations in North America. In addition, our translation operations are headquartered in Minneapolis, Minnesota, we have a second operating facility in Galway, Ireland and our captioning business operates from Pittsburgh, Pennsylvania.

        Our joint venture in India has terminated but we intend to establish our own composition and coding facility. Until our facility is completed, we are handling services in our other existing operations and we are contracting with other service providers in India which gives us additional access to a well-trained, English-speaking workforce at attractive compensation costs. The Indian workforce provides us with increased coverage to meet time-sensitive turnaround requirements and flexible capacity to meet peak workload demands.

        We have centralized our purchasing functions to optimize our significant corporate spending on paper, transportation, printing, finishing, office equipment and supplies, reduce costs and improve quality, service and technology.

Intellectual Property

        We rely on a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with clients, consultants, vendors and employees.

        Our material registered trademarks include: Delivering Marketing Solutions to Real Estate, Merrill Discovery Navigator, Wordshare, Cotton Fibre Plus, Laser Perfect, Shore Bond, Bond Green LP, Shore Bond LP & Design and Sparkle White. Our material registered service marks include: Merrill Corporation, Merrillconnect, Merrill Net:Prospect, Millions of Pages. One Solution., Ottomed, Ottoweb, Ottodoc, Ottocms, Brand on Demand., Fine Arts, Fine Arts Engraving Company, Fragos, Stationeers, Web to Plate, Docuserve, V and design, Depowave, Information Minded, L and design, LegaLink, Miscellaneous Design (Arrow Design), Total Transcript, VITAC, W and design and WordWave. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others. We have additional service mark applications pending with the U.S. Patent and Trademark office and certain foreign jurisdictions.

        We hold one United States patent- Patent No. 6,065,026. "Multi-use electronic document authoring system with prompted updating of shared language." This patent is incorporated into WordShare, which is used to produce common elements in mutual fund prospectuses, allowing similar information to be shared across fund family documents.

        We license the use of certain our services to our clients, including MerrillConnect, Merrill DataSite, Merrill DPA, Merrill Discovery Navigator and Web hosting. These licenses provide for restrictions on the transfer, use and access of our services to protect their proprietary nature. We also license intellectual property from third parties and incorporate such intellectual property into our service offerings. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to adequately monitor these obligations or prevent infringement or misappropriation of our licensed intellectual property.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. In addition, innovation by our competitors may provide them with technology equivalent or superior to that contained in our services. We will continue to assess appropriate occasions for seeking intellectual property protections for those aspects of our technology that we believe constitute innovations providing us with significant competitive advantages.

Employees

        As of June 1, 2006, we had 5,621 employees, of which 212 were classified as temporary employees. We have never had a work stoppage and none of our employees are represented by labor unions. We believe that relations with our employees are good. Our workforce is supplemented by approximately 1,200 independent court reporters and over 600 independent translators.

        We compete with others in the industry to attract and retain qualified technical and sales personnel. To date, we believe we have provided incentives sufficient to minimize the loss of key personnel and to attract additional staff for both replacement and expansion. Many of our sales personnel are under employment contracts of varying terms with us.

Facilities

        As of June 1, 2006, we provide our services through a network of over 70 domestic and 15 international offices. We believe that our facilities are adequate for our current operations. The following are the locations of our significant facilities as of June 1, 2006:

Location	Segment/Business Served	Owned or Leased
Boston, Massachusetts	Legal Solutions and Transaction and Compliance Services	Leased
Birmingham, Alabama	Legal Solutions	Leased
Burr Ridge, Illinois	Marketing and Communication Solutions	Leased
Chicago, Illinois	Legal Solutions and Transaction and Compliance Services	Leased
Christchurch, New Zealand	Operations	Leased
Dallas, Texas	Legal Solutions, Marketing and Communication Solutions, Transaction and Compliance Services and Operations	Leased
Denver, Colorado	Transaction and Compliance Services	Leased
Everett, Massachusetts	Operations	Owned
Frankfurt, Germany	Transaction and Compliance Services	Leased
Galway, Ireland	Translations	Leased
Golden Valley, Minnesota	Translations	Leased
Grove City, Ohio	Operations	Leased
Houston, Texas	Legal Solutions and Transaction and Compliance Services	Leased
Lee, Massachusetts	Marketing and Communication Solutions	Owned
La Mirada, California	Marketing and Communication Solutions and Operations	Leased
London, England	Legal Solutions and Transaction and Compliance Services	Leased
Los Angeles, California	Legal Solutions and Transaction and Compliance Services	Leased
Monroe, Washington	Marketing and Communication Solutions	Leased
Mt. Prospect, Illinois	Operations	Leased

New York, New York	Legal Solutions and Transaction and Compliance Services	Leased
Paris, France	Transaction and Compliance Services	Leased
Pittsburgh, Pennsylvania	Captioning	Leased
Rockville, Maryland	Legal Solutions	Leased
San Francisco, California	Legal Solutions and Transaction and Compliance Services	Leased
Sartell, Minnesota	Operations	Owned
St. Cloud, Minnesota	Marketing and Communication Solutions and Operations	Owned
St. Cloud, Minnesota	Operations	Leased
St. Paul, Minnesota	Operations	Owned
St. Paul, Minnesota	Headquarters	Owned
Toronto, Canada	Transaction and Compliance Services	Leased
Union, New Jersey	Operations	Leased
Washington, DC	Legal Solutions and Transaction and Compliance Services	Leased
White Plains, New York	Legal Solutions	Leased
Willowbrook, Illinois	Operations	Leased
Woburn, Massachusetts	Marketing and Communication Solutions	Leased

Environmental Matters

        Our printing operations and our owned and leased properties are subject to many laws and regulations relating to the protection of the environment and human health and safety including those governing air emissions, waste disposal, and the cleanup of contamination. While we believe we are in material compliance with these requirements, we could incur significant fines, penalties, costs or liabilities related to damage claims or remediation obligations in the event we violate these requirements or the permits required for our operations. In addition, because these laws may become more stringent and our processes may change, the amount and timing of future expenditures to achieve or maintain compliance may vary substantially from those currently anticipated.

        Some environmental laws may impose liability for the investigation and cleanup of environmental contamination on current or former property owners or occupants, regardless of knowledge or the legality of the disposal practices at the time they occurred. Although we are not currently aware of any such material obligations at properties we now or previously owned, leased, or operated or at sites we sent our waste for disposal, we may be required to conduct remedial activities in the future which may be material to our business and we also may be subject to claims for property damage, personal injury, natural resource damages or other issues as a result of these matters.

Legal Proceedings

        From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe that there is no litigation currently pending that could have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

        The name, age and position of our directors and executive officers as of June 5, 2006 are as follows:

Name	Age	Position
John W. Castro	57	Chairman of the Board and Chief Executive Officer
Rick R. Atterbury	52	President, Chief Operating Officer and Director
Robert H. Nazarian	55	Executive Vice President and Chief Financial Officer
B. Michael James	49	President, Transaction and Compliance Services and Director
Perry L. Solomon	55	President, Legal Solutions
Steven J. Machov	55	Executive Vice President, General Counsel and Secretary
John R. Stolle	58	Executive Vice President and Chief Technology Officer
Brenda J. Vale	43	Executive Vice President, Human Resources
Craig P. Levinsohn	43	Executive Vice President, Marketing
Thompson Dean	48	Director
David A. Durkin	37	Director
Mark D. Edwards	35	Director
Kamil Marc Salame	37	Director

(1)
Member of audit committee.
(2)
Member of compensation committee.
(3)
Member of nominating and corporate governance committee.

        John W. Castro has served as our Chairman of the Board since August 2004, Chief Executive Officer since 1984 and a member of our board of directors since 1981. Mr. Castro also served as our President through September 2002. Mr. Castro serves as a director of Minnesota Life Insurance Company.

        Rick R. Atterbury has served as our President and Chief Operating Officer since September 2002 and a member of our board of directors since 1989. From February 1999 to September 2002, Mr. Atterbury served as our Executive Vice President and Chief Technology Officer. From 1996 to January 1999, Mr. Atterbury served as our Executive Vice President and, prior to that time, he served as our Vice President of Operations.

        Robert H. Nazarian has served as our Executive Vice President and Chief Financial Officer since April 2000. Prior to joining us, Mr. Nazarian served as Executive Vice President and Chief Financial Officer of Florida East Coast Industries, a diversified transportation and real estate company, from July 1999 to April 2000. From August 1998 to April 1999, he served as Treasurer of Northwest Airlines, Inc., a commercial airline company. From October 1995 to July 1998, he served as Chief Financial Officer of Air New Zealand Limited, a commercial airline company. Prior to joining Air New Zealand Limited, Mr. Nazarian served as Group Financial Controller for Lion Nathan Limited, a beverage company in Australia and New Zealand, from October 1989 to September 1995.

        B. Michael James has served as our President, Transaction and Compliance Services since December 2005 and was appointed to our board of directors in May 2005. Mr. James served as our President of Financial Document Services from February 1999 until December 2005. From January 1996 to February 1999, Mr. James served as our Vice President of our East Region and International Operations. Prior to that time, Mr. James served as our Vice President, Human Resources. Mr. James joined us in June 1989.

        Perry L. Solomon has served as our President, Legal Solutions since January 2006. Mr. Solomon came to our company from WordWave, Inc. where he served as President and

Chief Executive Officer from January 1999 until the acquisition of WordWave by us in January 2006. He previously served as Chairman of HR Logic, Inc., an outsourced human resources company, which he helped found in 1997. Mr. Solomon has over 25 years of business management experience, with much of that time spent at Fidelity Capital, the private investment arm of Fidelity Investments. While at Fidelity, Mr. Solomon was President of BostonCoach Corporation.

        Steven J. Machov has served as our Executive Vice President since January 2006, our Vice President since 1993, our Secretary since 1990 and our General Counsel since 1987.

        John R. Stolle has been our Executive Vice President since January 2006 and Chief Technology Officer since March 2004. From May 2001 to February 2004, Mr. Stolle served as our Director of Corporate Information Technology and from June 1993 to April 2001, as Vice President of Information Technology. Prior to joining us, Mr. Stolle was Vice President of Information Technology for Jostens, Inc., a company that provides products, programs and services that help people celebrate important moments, recognize achievements and build affiliations, and Director of Management Information Services for Land O'Lakes, Inc.

        Brenda J. Vale has served as our Executive Vice President since January 2006 and our Vice President, Human Resources since December 2003. Prior to December 2003, Ms. Vale served as our Vice President of Strategic Sourcing and Director of Compensation and Benefits. Ms. Vale joined us with over 17 years of human resources experience.

        Craig P. Levinsohn has served as our Executive Vice President, Marketing since December 2005. Immediately prior to joining us, Mr. Levinsohn served as Chief Marketing Officer of Paisley Consulting, Inc., a provider of corporate governance software. From 2000 to December 2005, he served as Vice President of Marketing and Strategic Alliances of HighJump Software, a 3M Company, a company in the supply chain software industry.

        Thompson Dean has served as one of our directors since March 2004. Mr. Dean is the Co-Managing Partner and Chief Executive Officer of Avista Capital Partners, a private equity firm focused on investments primarily in growth-oriented energy, healthcare and media companies. Mr. Dean has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Prior to co-founding Avista Capital Partners in 2005, Mr. Dean was the Head of Leveraged Corporate Private Equity, Managing Partner and Investment Committee Chairman of DLJ Merchant Banking Partners. Mr. Dean continues to serve as Investment Committee Co-Chairman of DLJ Merchant Banking Partners. Mr. Dean joined DLJ Merchant Banking Partners in 1988 and became the Managing Partner in 1995. Following the merger of Donaldson, Lufkin & Jenrette and Credit Suisse, he became the Head of Leveraged Corporate Private Equity, responsible for Credit Suisse asset management's worldwide leveraged buyout business. Prior to joining Donaldson, Lufkin & Jenrette, he was a Vice President in the Special Finance Group (Leveraged Transactions) at Goldman, Sachs & Co. Mr. Dean is the Chairman of the Board of DeCrane Aircraft Holdings, Inc., and is a director of BioPartners, NextPharma Technologies, Nycomed Holdings, Safilo S.p.A. and Visant Corporation.

        David A. Durkin has served as one of our directors since September 2002. Mr. Durkin is currently a Partner of Avista Capital Partners, a private equity firm focused on investments primarily in growth-oriented energy, healthcare and media companies. Mr Durkin has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Prior to co-founding Avista Capital Partners in July 2005, Mr. Durkin was a Partner with DLJ Merchant Banking Partners and a Director in Credit Suisse's asset management business. Mr. Durkin joined Credit Suisse in November 2000 upon the merger with Donaldson, Lufkin & Jenrette, where he was a Principal of DLJ Merchant Banking Partners since 2000. Prior to that, he served as a Vice President in the Leveraged Finance Group at Donaldson, Lufkin & Jenrette and other roles within investment banking since 1996. Earlier in his career, Mr. Durkin worked in public accounting with Arthur Andersen as a CPA. Mr. Durkin serves on the board of directors of Frontier Drilling ASA and Prometheus Laboratories, Inc. He previously served on the board of directors of AKI, Inc./AKI Holdings, Inc. and Seabulk International Inc.

        Mark D. Edwards has served as one of our directors since August 2004. Mr. Edwards currently serves as a Principal with DLJ Merchant Banking Partners and a Director in Credit Suisse's asset management business. Mr. Edwards joined Credit Suisse in November 2000 upon the merger with Donaldson, Lufkin & Jenrette. Mr. Edwards joined Donaldson, Lufkin & Jenrette's Investment Banking division in August 1998 and DLJ Merchant Banking Partners in January 2000.

        Kamil Marc Salame has served as one of our directors since May 2005. Mr. Salame currently serves as a Partner with DLJ Merchant Banking Partners and a Managing Director in Credit Suisse's asset management business. Mr. Salame joined Donaldson Lufkin & Jenrette's Investment Banking division in 1995 and shortly thereafter joined the Leveraged Finance Group. In 1997, he joined DLJ Real Estate Capital Partners, a real estate private equity firm. He joined DLJ Merchant Banking Partners in 2000. Mr. Salame serves as a director of Aspen Insurance Holdings Ltd., Montpelier Re Holdings Ltd., Professional Career Development Institute and U.S. Express Leasing Inc.

        There are no family relationships among any of our directors or our executive officers. Each executive officer is elected or appointed by, and serves at the discretion of, our board of directors.

Board of Directors

        Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year. Our bylaws permit our board of directors to establish by resolution the authorized number of directors. Seven directors are currently authorized, all of whom were elected as directors pursuant to the terms of an investors' agreement described in more detail under the heading "Certain Relationships and Related Party Transactions." The investors' agreement requires our board of directors to consist of seven directors, three of whom (including the Chairman) are to be nominated by DLJ Merchant Banking Partners II, L.P., three of whom are to be nominated by Messrs. Castro and Atterbury and one of whom is to be nominated by DLJ Investment Partners II, L.P. so long as its beneficial ownership of our common stock exceeds 10% of its initial ownership of our common stock. Each designated director will remain a member of our board of directors following the completion of this offering until his successor is duly elected and qualified or until his death, resignation, retirement, disqualification, removal or otherwise. DLJ Merchant Banking Partners II, L.P. and DLJ Investment Partners II, L.P.'s current designees to our board of directors are Messrs. Dean, Durkin, Edwards and Salame. Messrs. Castro and Atterbury have designated themselves and Mr. James as directors.

        Pursuant to our amended and restated articles of incorporation, upon the occurrence of certain events described below, the number of directors then constituting our board of directors will be increased by two and the holders of a majority of the outstanding shares of our preferred stock will be entitled to elect two additional directors to serve on our board of directors. The election of these two additional directors would take place at any annual meeting of shareholders or special meeting of shareholders held in place of such annual meeting or at a special meeting of the holders of our preferred stock. The events that would trigger board designation rights on behalf of our preferred shareholders include our failure to redeem our preferred stock when required, our failure to provide the required notice in the event of a change in control or, without the consent of holders of a majority of our preferred stock, our adoption of certain amendments to our articles of incorporation, engaging in certain business combinations or selling all or substantially all of our assets under certain circumstances, engaging in certain affiliated transactions or making certain restricted payments. The preferred shareholders' board designation rights would terminate once we cured the event that triggered the rights. If any vacancy would occur among the directors elected by the holders of our preferred stock, a successor would be elected by our board of directors, upon the nomination of the then-remaining director elected by the holders of our preferred stock or the successor of such remaining director, to serve until the next annual meeting of shareholders or special meeting held in place of such annual meeting if such directorship was not previously terminated. Approximately 42.5% of our outstanding preferred stock is beneficially owned by DLJ Investment Partners II, L.P. and certain affiliated entities and the remaining outstanding preferred stock is beneficially owned by eight other institutional shareholders.

        Upon the completion of this offering, we expect to have at least eight authorized directors. Our board of directors has determined that all of the expected directors comprising the board upon completion of the offering, other than Messrs. Castro and Atterbury, are "independent directors" as defined under the rules of the New York Stock Exchange. We expect that one or more additional directors will be added to our board of directors in the near future and will be "independent directors" as defined under the rules of the New York Stock Exchange. In accordance with the requirements of the New York Stock Exchange and other applicable regulations, within one year from the closing of this offering, our board of directors will be comprised of a majority of directors who are independent, as defined under the rules of the New York Stock Exchange, and each of our compensation committee and corporate governance and nominating committee will be comprised entirely of independent directors.

        Upon completion of this offering, our board of directors will be divided into three classes. One class will be elected at each annual meeting of shareholders for a term of three years. The Class I directors, whose term will expire at the 2006 annual meeting of shareholders, are Messrs.                            and                            . The Class II directors, whose term will expire at the 2007 annual meeting of shareholders, are Messrs.                            ,                            and                            . The Class III directors, whose term will expire at the 2008 annual meeting of shareholders, are Messrs.                            and                            . At each annual meeting of shareholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected.

Board Committees

        Upon completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. We will adopt new charters for the audit committee, compensation committee and nominating and corporate governance committee prior to the completion of this offering, each of which will be available on our website at www.merrillcorp.com.

Audit Committee

        Upon completion of this offering, the audit committee will consist of Messrs.                            ,                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                             and                           are "independent directors" as defined under the rules of                                                      and that Mr.                            is financially sophisticated as required by the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and is an "audit committee financial expert" as defined by the rules and regulations of the SEC and any similar requirements of the New York Stock Exchange. The functions of this committee will include:

  •
  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

  •
  appointing the independent auditors, determining the compensation of the independent auditors and pre-approving the engagement of the independent auditors for audit or non-audit services;

  •
  having oversight of our independent auditors, including reviewing the independence and quality control procedures and the experience and qualifications of our independent auditors' senior personnel that are providing us audit services;

  •
  meeting with the independent auditors and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

  •
  reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  •
  having oversight of the integrity of our financial statements; and

  •
  following the completion of this offering, preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

        Each of our independent auditors and our financial personnel will have regular private meetings with this committee and will have unrestricted access to this committee.

Compensation Committee

        Upon completion of this offering, the compensation committee will consist of Messrs.                            .                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                            and                            are "independent directors" as defined under the rules of the New York Stock Exchange. The functions of this committee will include:

  •
  establishing overall employee compensation policies and recommending to our board major compensation programs;

  •
  reviewing and approving the compensation of our executive officers and directors, including salary and bonus awards;

  •
  administering our various employee benefit and equity incentive programs;

  •
  reviewing executive officer and director indemnification and insurance matters; and

  •
  following the completion of this offering, preparing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Corporate Governance Committee

        Upon completion of this offering, the nominating and corporate governance committee will consist of Messrs.                            ,                            and                            . Mr.                            will serve as the chairman of this committee. Our board of directors has determined that Messrs.                            and                            are "independent directors" as defined under the rules of the New York Stock Exchange. The functions of this committee will include:

  •
  assisting the board of directors in selecting new directors;

  •
  evaluating the overall effectiveness of the board of directors; and

  •
  reviewing developments in corporate governance compliance.

Executive Sessions

        Upon the completion of this offering, the non-management directors, which are also independent directors under the rules of the New York Stock Exchange, will meet in executive sessions, at which only such directors are present, on a regularly scheduled basis at each meeting of our board of directors and as needed. Mr.                     will preside over these executive sessions of our board of directors.

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee have no interlocking relationships as defined under SEC regulations and the listing requirements of the New York Stock Exchange.

Board Compensation

        Since our merger and recapitalization in November 1999, we have not provided compensation to our directors, although we have reimbursed the out-of-pocket expenses they have incurred to attend board meetings. Following the completion of this offering, we expect to pay our outside directors (other than those who serve pursuant to our investors' agreement) an annual retainer of $             and board and committee meeting fees of $             . We also expect that we would grant stock options and other equity-based compensation from time to time to our outside directors.

Corporate Governance Guidelines

        We are committed to having sound corporate governance practices, and our board of directors has adopted corporate governance guidelines that provide a framework for our corporate governance practices. Upon the completion of this offering, our board of directors will review these guidelines periodically and monitor developments in our corporate governance.

Code of Business Conduct and Ethics

        Our board of directors has adopted a code of business conduct and ethics in accordance with rules of the SEC and the New York Stock Exchange applicable to all directors, officers and employees, including the principal executive officer, principal financial officer, principal and senior accounting officers or controller, or person performing similar functions. The code of business conduct and ethics is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for services rendered in all capacities during the fiscal year ended January 31, 2006 awarded to, earned by or paid to our chief executive officer, each of the four other most highly compensated executive officers serving as executive officers at the end of fiscal 2006 and one individual who would have been one of the four other most highly compensated executive officers had he been an executive officer at the end of 2006. We refer to these persons as our "named executive officers."

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	All Other Compensation
John W. Castro Chairman of the Board and Chief Executive Officer	$570,833	$483,840	$12,000	—	$103,955	(2)
Rick R. Atterbury President and Chief Operating Officer	400,000	336,584	7,200	—	63,028	(3)
B. Michael James President, Transaction and Compliance Services	360,000	114,795	13,863	22,000	55,854	(4)
Robert H. Nazarian Executive Vice President and Chief Financial Officer	300,000	247,579	11,814	—	34,722	(5)
Steven J. Machov Executive Vice President, General Counsel and Secretary	228,500	126,514	2,957	—	23,278	(6)
Mark A. Rossi (7) President, Financial Services and Brand Management	360,000	162,000	7,650	—	41,054	(8)

(1)
Represents perquisites and other personal benefits, including a car allowance in the case of Messrs. Castro, Atterbury and Rossi, club dues in the case of Messrs. James, Nazarian and Rossi, financial and tax planning services in the case of Messrs. James and Machov and physicals in the case of Mr. Nazarian.

(2)
Represents (i) 401(k) contributions of $14,700, (ii) payment of $46,917 to a supplemental executive retirement plan ("SERP") because of limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), (iii) $41,931 of total earnings on the SERP and the Merrill Income Deferral Plan ("IDP") and (iv) premium payments under a life insurance policy on the life of the executive at an incremental cost of $407. The SERP contribution reflected was earned during the fiscal year ended January 31, 2006 but will be paid during the subsequent fiscal year.

(3)
Represents (i) 401(k) contributions of $14,700, (ii) payment of $30,500 to the SERP, (iii) $17,605 of total earnings on the SERP and (iv) premium payments under a life insurance policy on the life of the executive at an incremental cost of $223.

(4)
Represents (i) 401(k) contributions of $14,700, (ii) payment of $25,925 to the SERP and (iii) $15,229 of total earnings on the SERP and the IDP.

(5)
Represents ((i) 401(k) contributions of $14,700, (ii) payment of $16,313 to the SERP and (iii) $3,709 of total earnings on the SERP.

(6)
Represents (i) 401(k) contributions of $14,700, (ii) payment of $6,726 to the SERP and (iii) $1,852 of total earnings on the SERP.

(7)
Mr. Rossi was President, Strategic Communication Services, which we no longer consider to be one of our business units.

(8)
Represents (i) 401(k) contributions of $14,700, (ii) payment of $15,299 to the SERP and (iii) $11,055 of total earnings on the SERP.

Option Grants in Fiscal 2006

        The following table summarizes option grants during the fiscal year ended January 31, 2006 to each of our named executive officers.

Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Fair Value ($)(2)
John W. Castro	—	—	$—	—	$—
Rick R. Atterbury	—	—	—	—	—
B. Michael James	22,000	38.9%	26.37	02/11/15	692,251
Robert H. Nazarian	—	—	—	—	—
Steven J. Machov	—	—	—	—	—
Mark A. Rossi	—	—	—	—	—

(1)
All of the options granted to the individuals in this table were granted under our 1999 stock option plan. Under the individual option agreements, all options vest upon a change in control, as defined in such plan, and remain exercisable for the remainder of their respective terms.

(2)
The grant date fair value for the options reflected in the table was estimated using the Black-Scholes option pricing model. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. This valuation model does not necessarily represent the fair market value of individual options. The fair market value of the options in this table depends upon the actual changes in the market price of our common stock during the applicable period. We made the following assumptions when calculating the grant date fair value: 35% volatility, no annual dividend yield, a risk-free rate of return of 4.6% and an estimated holding period of six years. This valuation model was not adjusted for risk of forfeiture or the vesting restrictions applicable to these options. The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, in the price of our common stock. At the expiration date, the options will have no actual value unless, and only to the extent that, the price of the common stock appreciates from the grant date to the exercise date.

Option Exercises in Fiscal 2006

        None of our named executive officers exercised any stock options during the fiscal year ended January 31, 2006.

Option Values

        The following table provides information regarding the number and value of exercisable and unexercisable options to purchase shares of our common stock outstanding as of January 31, 2006 by each of our named executive officers. There was no public market for our common stock as of January 31, 2006. Accordingly, as permitted by the rules of the SEC, we have calculated the value of the unexercised in-the-money options at fiscal year end on the basis of an assumed initial public offering price of $             per share, less the applicable exercise price multiplied by the number of shares that may be acquired upon exercise.

Aggregated Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at January 31, 2006
			Value of Unexercised In-the-Money Options at January 31, 2006
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Castro	—	—	$	$
Rick R. Atterbury	—	58,200
B. Michael James	6,000	69,300
Robert H. Nazarian	8,000	43,600
Steven J. Machov	900	19,100
Mark A. Rossi	5,000	43,300

Employment Agreements

        We have entered into employment agreements with John W. Castro, our Chairman of the Board and Chief Executive Officer, and Rick R. Atterbury, our President and Chief Operating Officer. Under these agreements, Messrs. Castro and Atterbury are entitled to payments in the event we terminate their employment without cause, which means other than as a result of (1) their willful refusal substantially to perform their duties, (2) their conviction of a felony arising from any act of fraud, embezzlement, or willful dishonesty in relation to our business or affairs, (3) any other felonious conduct on their part that is materially detrimental to our best interests, (4) being repeatedly under the influence of illegal drugs or alcohol while performing their duties or (5) any other willful act which is materially injurious to our financial condition or business reputation. If terminated for reasons other than those listed above, each would be entitled to receive:

  •
  a lump sum payment equal to 2.99 times his annual base salary;

  •
  a lump sum payment equal to 2.99 times his average bonus over the three consecutive years immediately before his termination; and

  •
  continuation of all insurance and other benefits for a period of three years.

        In addition, the executives' entire account balance and all accrued benefits under our Supplemental Executive Retirement Plan, as described in more detail under the heading "—Supplemental Executive Retirement Plan" below, and those under our other plans or arrangements providing similar benefits will vest and become non-forfeitable as of the termination date. If Messrs. Castro and Atterbury were terminated by Merrill without cause prior to June 1, 2006, they would be entitled to receive the following lump sum cash payments: Mr. Castro ($3,869,000) and Mr. Atterbury ($2,662,087), including amounts under Merrill's Supplemental Executive Retirement Plan. Merrill estimates that the following costs would be incurred by Merrill to continue Messrs. Castro and Atterbury's insurance and other benefits for a period of three years: Mr. Castro ($306,000) and Mr. Atterbury ($222,000).

        Should either Mr. Castro or Mr. Atterbury receive any payments under his employment agreement in connection with a change of control he would be entitled to a gross-up payment intended to offset the effect of any excise tax owed under Section 4999 of the Internal Revenue Code of 1986, as amended. Messrs. Castro and Atterbury have also agreed in their employment agreements to certain confidentiality, non-competition and non-solicitation provisions. We intend to amend these employment agreements, if necessary, prior to the end of 2006 to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

        In connection with our hiring of Robert H. Nazarian, our Executive Vice President and Chief Financial Officer, we provided Mr. Nazarian an offer letter pursuant to which we agreed to pay Mr. Nazarian his base salary and provide him medical and dental benefits for a period of 18 months in the event we involuntarily terminate his employment for reasons other than in connection with a change in control.

        We have also entered into an employment agreement with Perry L. Solomon, our President, Legal Solutions. Under this agreement, Mr. Solomon is entitled to a base salary of $325,000 per year, subject to possible increase from time to time based on performance, and is eligible to receive an annual bonus, with a target of 75% of his base salary. Mr. Solomon is also entitled to receive certain benefits in the event we terminate his employment without cause, which means other than as a result of (1) dishonesty, fraud or gross or willful misconduct, (2) breach of any material provision of his employment agreement or (3) neglect of duties. If terminated without cause, Mr. Solomon would be entitled to receive upon execution of a release of all claims against us a cash payment equal to the lesser of 12 months' base salary or base salary until he commences employment with another organization, any bonus accrued through the date of termination and a lump sum amount equal to the grossed-up cost of 12 months' medical insurance premiums, not to exceed $20,000 net, to offset post-employment medical costs. Mr. Solomon has agreed to certain confidentiality, non-competition and non-solicitation provisions. Additionally, in connection with our acquisition of WordWave, we entered into a five-year non-competition agreement with Mr. Solomon.

        We have also entered into a letter agreement with Craig P. Levinsohn, our Executive Vice President, Marketing pursuant to which we agreed to pay Mr. Levinsohn a base salary of $230,000 and provide him the opportunity to receive an annual bonus, with a target of 50% of his base salary. In the event we terminate Mr. Levinsohn's employment for any reason other than for cause, which is defined as (1) dishonesty, fraud or gross or willful misconduct, (2) breach of any material provision of the employment agreement or (3) neglect of duties, we agreed to pay Mr. Levinsohn four months of base salary, conditioned upon his execution of a release of all claims against us. Mr. Levinsohn has agreed to certain confidentiality, non- competition and non-solicitation provisions.

Management Incentive Plan

        Our executive officers and certain other employees are eligible to participate in our annual management incentive plan that is designed to provide competitive total cash compensation that is closely tied to overall company and business unit performance. Under the plan, participants can earn an incentive payout based on company financial performance and accomplishment of individual objectives. Financial performance measures include earnings before interest, taxes, depreciation, amortization and a non-cash, stock-based employee compensation expense for the management incentive plan, on both a consolidated and a business unit basis. A participant's incentive payout is calculated based on the participant's base salary at the end of the fiscal year multiplied by a target bonus percentage and achievement of a goal percentage. The target bonus percentages range from 10% to 100% for all employees and range from 50% to 100% for our executive officers. Bonuses earned under the plan are generally paid out within 90 days of the end of the fiscal year.

Change in Control Agreements

        We have entered into change in control agreements with the following named executive officers and other executive officers: B. Michael James, Robert H. Nazarian, Steven J. Machov, Mark A. Rossi and Brenda J. Vale. These executives are entitled to receive the benefits described below if they are terminated in connection with a change in control, which means any of the following:

  •
  the sale, lease, exchange or other transfer by us of substantially all of our assets;

  •
  any person or entity, other than a bona fide underwriter, becomes the beneficial owner of 20% or more of the voting power of our outstanding securities;

  •
  a merger or consolidation to which we are a party, if our shareholders do not own at least 80% of the voting power of the stock of the surviving corporation;

  •
  our "continuing directors" cease for any reason to constitute at least a majority of our board ("continuing directors" include members of our current board as well as any future director who is nominated or elected to the board with the approval of a majority of directors who themselves are "continuing directors"); or

  •
  a change in control of a type that is determined by our outside legal counsel, in a written opinion, to be required to be reported on a Form 8-K, 10-K or 10-Q, whether or not we are subject to those reporting requirements.

        In order to receive the benefits, the executive must be terminated either within 24 months of the occurrence of one of the events listed above or prior to the occurrence of one of the events listed above if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control.

        The executives will not receive the benefits if they die or are terminated for cause, which means as a result of the executive's (1) gross misconduct, (2) willful and continued failure to substantially perform his or her duties after demand is given by the Chairman of the Board or (3) conviction of a felony or gross misdemeanor that is materially and demonstrably injurious to us or that impairs the executive's ability to substantially perform his or her duties. The executive will, however, receive the benefits if the executive voluntarily leaves our employ as a result of:

  •
  an adverse and material change in title, status, position, authority, duties or responsibilities as an executive;

  •
  a reduction in base salary or an adverse change in the form or timing of an executive's compensation;

  •
  a failure to cover the executive under similar benefit plans at a substantially similar total cost to the executive (including equity based plans);

  •
  a relocation to more than 30 miles from the executive's existing office;

  •
  a failure to obtain a successor's consent to the change in control agreement;

  •
  any termination of employment not properly noticed; or

  •
  our refusal to allow the executive to continue to attend to matters or engage in activities not directly related to our business.

        The executive is entitled to receive the following payments and benefits upon the triggering of these agreements:

  •
  a cash payment equal to two times the sum of the executive's (1) base salary and (2) target cash bonus for the year during which the change in control occurs or the average of the cash bonus for the three fiscal years ending immediately prior to the change in control, whichever is greater;

  •
  medical, dental and vision benefits to the executive, his or her family members and dependents for two years after the date the executive's employment is terminated, at a substantially similar total cost to the executive;

  •
  the account balance under our Supplemental Executive Retirement Plan, as described in more detail under the heading "—Supplemental Executive Retirement Plan" below, will become fully vested and non-forfeitable and we will cause all distributions under this plan to be made regardless of the provisions of the plan that permit these distributions to be deferred; and

  •
  an additional cash payment, if any, sufficient to cover all tax obligations arising from excise taxes.

        These change in control agreements automatically renew for additional 12-month periods unless we give the executive 90 days' advance notice of our intent to terminate the agreements. In addition, if a change in control occurs during the term of the agreements, the agreements will continue for an additional 24 months. We intend to amend these change in control agreements, if necessary, prior to the end of 2006 to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

2006 Stock Incentive Plan

General

        Our 2006 Stock Incentive Plan, which we refer to as the 2006 plan, will become effective upon the consummation of this offering. The 2006 plan allows us to award eligible recipients incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, stock units, performance units and stock bonuses. The 2006 plan will replace our 1999 Stock Option Plan, which will be terminated with respect to future awards. All of our employees, consultants, advisors and independent contractors will be eligible to receive incentive awards under the 2006 plan.

        The maximum number of shares reserved for issuance under the 2006 plan is                           . The number of shares available for issuance under the 2006 plan is subject to increase to the extent that we issue shares or incentive awards under the 2006 plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction. However, any available shares in an assumed plan may only be utilized to the extent permitted under the rules of the New York Stock Exchange. Under the terms of the 2006 plan:

  •
  no participant may be granted options or stock appreciation rights relating to more than                           shares of common stock in the aggregate during any calendar year;

  •
  no participant may be granted restricted stock awards, stock unit awards, performance awards and stock bonuses relating to more than                           shares of common stock in the aggregate during any calendar year;

  •
  no more than                           shares of common stock may be issued pursuant to the exercise of incentive stock options; and

  •
  no more than                           shares of common stock may be issued pursuant to incentive awards, other than stock options and stock appreciation rights.

        These individual award limits, however, will be                           shares and                           shares, respectively, as to a participant who, during the calendar year, is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a consultant by us or who receives a promotion that results in an increase in responsibilities or duties. All of the share limitations in the 2006 plan may be adjusted to reflect changes in our corporate structure or shares, as described below. In addition, the limits on individual equity awards and on the number of shares that may be issued as incentive stock options will not apply to certain incentive awards granted upon our assumption or substitution of like awards in any merger or acquisition.

        Shares of common stock that are issued under the 2006 plan or that are potentially issuable pursuant to outstanding incentive awards reduce the number of shares remaining available. All shares so subtracted from the amount available under the 2006 plan with respect to an incentive award that lapses, expires, is forfeited or for any reason terminates unexercised or unvested and any shares of common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of common stock will automatically again become available for issuance under the 2006 plan. However, any shares not issued due to the exercise of an option by a "net exercise" or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, will not again become available for issuance under the 2006 plan.

        In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares, we may adjust the number and kind of securities available for issuance under the 2006 plan, the limits on the numbers of shares that may be granted to a participant within any calendar year or that may be granted as incentive stock options under the 2006 plan, and in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration

        The 2006 plan will be administered by our board of directors or by a committee of the board. Any such committee will consist of at least two members of the board, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act, who are "independent" as required by the rules of the New York Stock Exchange and are "outside directors" under Section 162(m) of the Internal Revenue Code. We expect the compensation committee of our board of directors to administer the 2006 plan. The committee may delegate its duties, power and authority under the 2006 plan to any of our officers to the extent consistent with applicable Minnesota corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.

        The committee will have the authority to determine all provisions of incentive awards consistent with terms of the 2006 plan, including the eligible recipients who will be granted one or more incentive awards under the 2006 plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. In addition, the committee will have the authority to pay the economic value of any incentive award in the form of cash, common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited "re-pricing" of options, discussed below) so long as the amended or modified terms are permitted under the 2006 plan and any adversely affected participant has consented to the amendment or modification.

        Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted "underwater" option or stock appreciation right. For purposes of the 2006 plan, an option or stock appreciation right is deemed to be "underwater" at any time when the fair market value of the common stock is less than the exercise price.

Change in Control

        In the event of a "change in control" (as defined in the plan), if approved by the committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable and any conditions to the payment of stock unit awards and performance awards will lapse. The committee may condition acceleration on subsequent events, including the failure of any successor to assume the incentive awards, or the participant's involuntary termination, other than for "cause" (as defined in the 2006 plan), or voluntary termination for "good reason" (also as defined in the 2006 plan), within a specified period of time following a change in control.

        In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards will receive, with respect to some or all of the shares subject to the performance awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.

Effect of Termination of Employment or Other Services

        If a participant ceases to be employed by or perform other services for us and all subsidiaries, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion.

        Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of 12 months thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards then held by the participant will be terminated, and all outstanding stock unit awards and performance awards then held by the participant will be terminated and forfeited.

        Upon termination for any reason other than death, disability or retirement, all rights of the participant under the 2006 plan and any award agreements will immediately terminate without notice of any kind, and no options and stock appreciation rights then held by the participant will thereafter be exercisable, all unvested restricted stock awards will be terminated and forfeited, and all outstanding stock unit awards and performance awards then held by the participant will be terminated and forfeited; provided, however, that if a termination is for any reason other than "cause" (as defined in the 2006 plan), all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of 12 months thereafter (but in no event after the expiration date of any such option or stock appreciation rights).

Amendment or Termination

        Unless terminated earlier, the 2006 plan will terminate at midnight on the tenth (10th) anniversary of its approval by our shareholders. Incentive awards outstanding at the time the 2006 plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. Our board of directors may suspend or terminate the 2006 plan or any portion of the plan at any time. In addition to the committee's authority to amend the 2006 plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the board may amend the 2006 plan from time to time in order that incentive awards under the 2006 plan will conform to any change in applicable laws or regulations or in any other respect that the board may deem to be in our best interests; provided, however, that no amendments to the 2006 plan will be effective without shareholder approval, if it is required under Section 422 of the Internal Revenue Code or the rules of the New York Stock Exchange or if the amendment seeks to increase the number of shares reserved for issuance under the 2006 plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above.

        Termination, suspension or amendment of the 2006 plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a "change in control" of our company.

1999 Stock Option Plan

        Under our 1999 stock option plan, which we refer to as our 1999 plan, we may grant incentive and non-statutory stock options to purchase shares of our common stock to our employees, non-employee directors, consultants and independent contractors. Our compensation committee administers the 1999 plan. Upon completion of this offering, no future option grants will be made under the 1999 plan. We intend to amend the 1999 plan prior to the end of 2006 as necessary to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

Shares Available for Issuance

        We have reserved                           shares of our common stock for issuance under our 1999 plan. As of June 1, 2006, we had outstanding options to purchase                            shares of our common stock at a weighted average exercise price of $             per share, held by an aggregate of 267 current and former employees and independent contractors of our company. Some of the outstanding options granted under the 1999 plan are subject to time-vesting schedules, which generally are for a period of five to six years, and others are subject to time- and performance-vesting schedules, which are linked to certain corporate milestones.

Effect of Termination of Employment or Other Service

        Options granted under our 1999 plan generally terminate either immediately or within a certain period after an optionee's employment or other service with our company terminates. Unless otherwise provided in the optionee's stock option agreement, if an optionee is terminated for cause, which means as a result of:

  •
  dishonesty, fraud, misrepresentation, embezzlement or other act of dishonesty with respect to us or any of our subsidiaries;

  •
  any serious unlawful or criminal activity;

  •
  any intentional and deliberate breach of a duty that is material in relation to the optionee's overall duties;

  •
  any material breach of any employment, service, confidentiality or non-compete agreement the optionee has entered into with us; or

  •
  any action the compensation committee determines to be adverse to us or any of our subsidiaries, such as the disclosure of any of our confidential information to any person not authorized by us to receive it, the engagement in any commercial activity that in the judgment of the compensation committee competes with our business, or the interference with our relationships with employees or clients;

his or her options will immediately terminate and no longer be exercisable. In addition, we will have the right to repurchase from the optionee all shares of common stock the optionee previously acquired upon the exercise of any options at a price equal to the exercise price paid by the optionee to acquire these shares of common stock.

        Unless otherwise provided in an optionee's stock option agreement, if an optionee's employment or other service with us terminates for any other reason whatsoever, whether due to voluntary resignation, death, disability, retirement or termination by us without cause, the options that were exercisable as of the optionee's termination date will remain exercisable for one year.

Limitations on Our Right to Repurchase

        In connection with any repurchase of an optionee's shares, we will only be required to pay the optionee for these shares as rapidly as permissible without violating any of our loan covenants or other contractual restrictions applicable to and binding upon us. Any amounts not paid to an optionee on the repurchase date will bear interest at a fixed annual rate of 8.0%. In addition, we will only be required to repurchase any shares to the extent that the repurchase does not violate any applicable laws.

Effect of an Adverse Action

        Our compensation committee may immediately terminate all of an optionee's rights under the 1999 plan and his or her options if the optionee engages in any action the compensation committee determines to be adverse to us or any of our subsidiaries, such as:

  •
  the disclosure of any of our confidential information to any person not authorized to receive it;

  •
  the engagement in any commercial activity that in the judgment of the compensation committee competes with our business; or

  •
  the interference with our relationships with employees or clients;

before or within 12 months after the termination of the optionee's employment or other service with us. In addition, if an optionee takes this type of action during the 12 months before or within 12 months after his or her termination, the compensation committee may rescind any option exercises that occurred during this period and require the optionee to pay to us within 10 days of receipt of notice of the rescission the amount of any gain the optionee realized as a result of the rescinded exercise.

Effect of a Change in Control

        If any one of the following events occurs, an optionee's options may become immediately exercisable in full and remain exercisable for the remainder of their terms or may be "cashed out" pursuant to the terms of the 1999 plan:

  •
  a sale or other transfer by DLJ Merchant Banking Partners II, L.P. and its affiliated entities of 90% or more of its shares of common equity in us (including all common equity originally purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates and any additional common equity purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates thereafter) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of our common equity;

  •
  the sale, lease, exchange or other transfer of substantially all of our assets; or

  •
  a merger or consolidation to which we are a party, if our shareholders own at least 50% of the voting power of the surviving corporation.

        An exhibit to the optionee's option agreement states whether or not the vesting of his or her option will accelerate upon the occurrence of one of these events. To the extent the acceleration of the vesting of an option, together with any other payment the optionee has the right to receive from us would constitute a parachute payment subject to an excise tax under the Internal Revenue Code of 1986, as amended, the payments will be reduced so they will not be subject to any excise tax imposed by the Internal Revenue Code. The payments will not be reduced, however, if the optionee is subject to a separate agreement with us that provides otherwise.

Transfer Restrictions

        An optionee may not assign or transfer any of his or her options prior to their exercise to any person, including trusts for estate planning purposes. Furthermore, the optionee may not subject any of his or her options to any lien during the optionee's lifetime. Upon the exercise of an option, an optionee will automatically become a party to and be bound by all the terms and conditions of the investors' agreement, as described in "Certain Relationships and Related Party Transactions."

Employee Stock Purchase Plan

        On                                       , our board of directors approved our Employee Stock Purchase Plan. Our board has reserved                   shares of our common stock for issuance under the plan. We intend to submit the plan to our shareholders for their approval within the next 12 months.

        Under this plan, eligible employees have the right to purchase shares of our common stock through payroll deductions made during consecutive offering periods. The plan has two six-month offering periods each year. The plan is intended to qualify under the provisions of Section 423 of the Code. Subject to certain restrictions imposed by the Code, persons eligible to participate in the plan are those who are employed by us or one of our designated subsidiaries for at least 20 hours per week and for more than five months in a calendar year. Eligible employees participate voluntarily and may withdraw from any offering period at any time before they purchase stock. Participation terminates automatically upon termination of employment.

        We will sell shares under the plan to participants at a discount from their fair market value. The purchase price per share of common stock in an offering period will not be less than        % of the lesser of its fair market value at the beginning of an offering period or at the end of an offering period. To accumulate the purchase price for the shares, each participant executes an agreement which authorizes payroll deductions up to a maximum of       % of the participant's eligible compensation. The plan restricts the maximum number of shares we may issue to a participant during a single offering period, and provides that no participant will be permitted to subscribe for shares if, immediately after the sale, that participant would own more than 5% of the combined voting power or value of all classes of our stock.

        The plan provides for adjustments in the number of shares subject to purchase under the plan, and in the purchase price per share, if there is a change in our capitalization that results in an increase or decrease in the number of outstanding shares of our common stock. The plan also gives our board the authority to shorten an offering period, and thereby accelerate a participant's right to purchase shares, in the event of a proposed sale of all or substantially all of our assets or a proposed merger with another company.

Direct Investment Plan

        In December 1999, our board of directors and shareholders adopted the direct investment plan, which was subsequently amended twice and restated, pursuant to which we offered our employees, non-employee directors, consultants and independent contractors the opportunity to purchase reinvestment and coinvestment shares of our common stock. Our compensation committee administers the direct investment plan. Upon completion of this offering, no additional shares will be issued under the direct investment plan. We intend to amend the direct investment plan prior to the end of 2006 as necessary to satisfy either the requirement of an exception to, or the provisions of, Section 409A under the Internal Revenue Code relating to the taxation of deferred compensation.

Number of Shares Reserved for Issuance

        We have reserved                           shares of our common stock for issuance under the direct investment plan, of which                           shares are designated for reinvestment shares and                           shares are designated for coinvestment shares. As of June 1, 2006,                           reinvestment shares and                           coinvestment shares had been issued under the direct investment plan, held by an aggregate of 189 current and former employees and independent contractors of our company. We have not offered any employees the opportunity to purchase reinvestment or coinvestment shares since 2000.

Reinvestment Shares

        The reinvestment shares are the shares of common stock participants are permitted to purchase out of their own funds. Participants are solely responsible for paying the entire amount of the purchase price of reinvestment shares, and unlike the coinvestment shares, we do not lend participants any funds to purchase their reinvestment shares. Not all participants in the direct investment plan are given the opportunity to purchase reinvestment shares. As of

June 1, 2006, 66 current and former employees and independent contractors held an aggregate of                           reinvestment shares.

Coinvestment Shares

        The coinvestment shares are the shares of common stock participants are permitted to purchase with our financial assistance. We loan participants 65% of the total purchase price of the coinvestment shares a participant elects to purchase. The participant is solely responsible for paying the remaining 35% or more balance of the purchase price. The proceeds of the loan must be used solely to assist the participant with the purchase of his or her coinvestment shares. As a condition to us making the loan, all of a participant's coinvestment shares must be pledged as collateral for the loan. As of June 1, 2006, 179 current and former employees and independent contractors held an aggregate of                           coinvestment shares, substantially all of which were vested as of that date. Each participant became immediately vested with respect to 35% of his or her coinvestment shares, because this portion was purchased by the participant without financial assistance. The remaining 65% of the coinvestment shares, have vested over a five-year period. Once coinvestment shares vest, the participant is able to transfer these shares to the extent permitted by the direct investment plan and the investors' agreement. In the event we repurchase vested coinvestment shares, the participant is entitled to receive the fair market value of the shares at a specified valuation date during the fiscal year of transfer plus an adjustment which is based on changes, positive or negative, in the fair market value of the coinvestment shares between that valuation date and the date we exercise our right to repurchase.

Non-Recourse Promissory Notes

        All loans we have made to assist participants in purchasing coinvestment shares are evidenced by non-recourse promissory notes, which accrue interest at a fixed annual rate. In April 2003, we reduced the original 8% interest rate on the loans of our then current employees and independent contractors who executed amended participation agreements to a fixed annual rate of 2.97%.

        In April 2003, our board of directors amended the terms of all outstanding notes held by our then current employees to provide that on April 15, 2008, we would pay a bonus to all participants in the amount of the outstanding principal and interest owed by each participant as of the date the bonus is paid, as well as an amount to cover any personal tax liability resulting from the bonus, as long as:

  •
  The individual has continuously been our employee between April 2003 and April 15, 2008;

  •
  A change of control sales event has not occurred and either our EBITDA for fiscal 2008 is at least $85.0 million or our cumulative EBITDA for fiscal years 2005 through 2008 is at least $372.0 million;

  •
  The payoff of the notes and payment of the cash bonuses does not cause any defaults under our existing debt arrangements; and

  •
  The individual uses the bonus to pay off his or her outstanding note.

        If the first two conditions are met, but the third is not, the note and bonus payments would be made to the maximum extent possible so as to not trigger defaults, with the remaining note and bonus payments made in the earliest subsequent period that the third condition is met. In addition, the interest rate on all outstanding notes held by our then current employees who executed the note amendments was reduced to 2.97%.

        Participants are not required to pay any interest during the term of the notes, but all accrued but unpaid interest and the principal balance must be paid within 120 days following an initial public offering of any of our equity securities.

        Pursuant to agreements we entered into with all of our executive officers and certain of our other employees holding coinvestment shares, we either paid or agreed to pay each of these employees a bonus in an amount equal to the outstanding principal amount under his or her loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income tax the employee would incur as a result of the receipt of such bonus. Pursuant to these agreements, in exchange for this bonus, these employees repaid or agreed to repay all outstanding principal and accrued interest under the loans. They also agreed to the terms of an amended and restated investors' agreement described under the heading "Certain Related Parties and Related Party Transactions—Investors' Agreement" and to the imposition of a four-year staggered lock-up with us covering their outstanding shares of our common stock and shares of our common stock issuable upon exercise of options outstanding as of the effectiveness of this offering. The transfer restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions may be waived by our board of directors. As of June 1, 2006, promissory notes in the aggregate principal amount of approximately $9.4 million remained outstanding, $7.7 million of which are expected to be repaid pursuant to the agreements described above. These notes were held by certain of our current and former employees and independent contractors. None of our current executive officers hold any of these notes.

Pledge of Shares

        Participants who purchased coinvestment shares were required to grant to us a security interest in all of the participant's coinvestment shares by executing a pledge agreement. If the collateral for a participant's note exceeded the outstanding balance of the loan and all accrued interest, we had the right, upon the participant's request and in our discretion, to release some of the participant's shares. If we repurchase a participant's pledged coinvestment shares, the proceeds will be applied against the outstanding balance of the participant's loan and all accrued interest before the participant receives any proceeds. So long as a participant's coinvestment shares are pledged to us, they may not be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except as permitted under the investors' agreement. If the participant is unable to pay his or her note when it becomes due, we will have the right under the pledge agreement to reacquire the participant's shares. The note is a non-recourse note, which means that if the proceeds of the repurchase do not exceed the outstanding balance of the participant's loan and all accrued interest, we will not have the right under the terms of the note to hold the participant personally responsible for the remaining amount he or she owes under the note.

Right of Repurchase

        If a participant's employment or other service with us terminates for any reason whatsoever prior to the occurrence of one of the following events, we will have the right to repurchase all or any portion of the participant's shares:

  •
  a sale or other transfer by DLJ Merchant Banking Partners II, L.P. and certain of its affiliates of 60% or more of its shares of common equity in us (including all common equity originally purchased by DLJ Merchant Banking Partners II, L.P. and such affiliates and any additional common equity purchased by DLJ Merchant Banking Partners II, L.P.

    and such affiliates thereafter) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of our common equity;

  •
  the sale, lease, exchange or other transfer of substantially all of our assets; or

  •
  a merger or consolidation to which we are a party, if our shareholders own at least 50% of the voting power of the surviving corporation.

        The price we will pay for these shares depends on the reason for the participant's termination.

        If the participant's employment or other service with us is terminated by us for cause, which means as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, we will pay for each share owned by the participant (whether it is a reinvestment share or a coinvestment share or is vested or unvested) the lesser of:

  •
  an amount equal to:

  •
  the fair market value of each share as determined on a predefined valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for each share, without any accrued and unpaid interest on the loan relating to the coinvestment shares being paid.

        If a participant's employment or other service with us terminates for any other reason whatsoever other than for cause, we will pay the participant:

  •
  for each coinvestment share and all of the participant's reinvestment shares, an amount equal to:

  •
  the fair market value of each share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination;

  •
  for each coinvestment share that has not vested at the time of termination, an amount equal to the lesser of:

  •
  the fair market value of each coinvestment share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated, plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for each unvested coinvestment share plus all accrued and unpaid interest on the loan relating to the unvested coinvestment share.

        Regardless of the reason for the termination of the participant's employment, the compensation committee may in its sole discretion determine to pay a higher, but not lower, price for the participant's shares. In the event we repurchase any of the participant's coinvestment shares, our compensation committee, in its sole discretion, will on the repurchase date make an appropriate adjustment to the purchase price paid on this date to repay any interest that has accrued on the participant's loan from the date of the termination of the participant's employment or other services with us until the date we repurchase the participant's coinvestment shares.

Put Right

        So long as a participant's employment or other service with us terminates by reason of voluntary resignation, death, disability, retirement or terminated by us without cause, which means other than as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, the participant will have the right to "put" all or any portion of his or her reinvestment shares and coinvestment shares to us and require us to repurchase these shares in the event neither we nor anyone to whom we may assign our right of repurchase decides to repurchase the participant's shares.

        The per share price at which we must purchase these shares will be equal to:

  •
  the fair market value for each share as determined on the valuation date in the fiscal year in which the participant's employment or other service is terminated;

  •
  plus or minus any adjustment in the fair market value of the participant's shares from the valuation date in the fiscal year in which the participant's employment or other service is terminated until the date of the participant's termination.

Hardship Repurchases

        In the event a participant feels he or she has an immediate and heavy financial need, the participant may request that the compensation committee repurchase his or her shares. A repurchase under these circumstances will be permitted only if the compensation committee determines in its sole discretion that the repurchase is made on account of the participant's immediate and heavy financial need and is necessary to satisfy this financial need.

        A hardship repurchase will be deemed to be necessary only if the compensation committee determines in its sole discretion that the aggregate purchase price we must pay is not more than the sum of the amount of the participant's immediate and heavy financial need plus the amount necessary to pay any estimated federal, state or local taxes or penalties that the participant will incur in connection with the repurchase. The compensation committee will pay the participant the fair market value for each share as determined on the most recent valuation date prior to the hardship repurchase.

Limitations on Our Right to Repurchase

        In connection with any repurchase of a participant's shares, we will only be required to pay the participant for these shares as rapidly as permissible without violating any of our loan covenants or other contractual restrictions applicable to and binding upon us. Any amounts not paid to a participant on the repurchase date will bear interest at a fixed annual rate equal to 8.0%. In addition, we will only be required to repurchase any shares to the extent that the repurchase does not violate any applicable laws.

Effect of Adverse Action

        If a participant engages in any adverse action before or within 12 months after the participant's employment or other service with us terminates by reason of voluntary resignation, death, disability, retirement or is terminated by us without cause, which means other than as a result of (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the participant's overall duties, (4) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any of our subsidiaries or (5) an action the compensation committee determines to be adverse to us or any of our subsidiaries, we will have the right to repurchase all of the participant's shares for the lesser of:

  •
  the fair market value for each share as of the most recent valuation date prior to the participant's termination of employment or other service plus or minus any adjustments in the fair market value of the participant's shares from the valuation date in the fiscal year in which the employment or other service is terminated until the date of the participant's termination; or

  •
  the purchase price the participant paid for his or her shares.

        In addition, if the participant received an amount in excess of this purchase price in connection with a prior repurchase by us or the sale or other transfer of these shares during the 12 months before or 12 months after the date the participant's employment or other service with us terminates, the participant will be required to pay us in cash any of this excess within 10 days of receipt of notice from us.

Long-Term Incentive Plans

        In December 2002, our board of directors adopted the 2003 long-term incentive plan to provide certain employees designated by our board of directors opportunities to receive additional compensation and benefit from the growth of the company and its subsidiaries. During the fourth quarter of fiscal 2003, previously granted stock options to purchase                            shares were cancelled and the holders were issued             long-term incentive units under the 2003 long-term incentive plan on a one-for-one basis together with a cash payment of $             per share subject to each option cancelled.

        Under the 2003 long-term incentive plan, our board of directors may grant "potential units" to employees from time to time with terms and conditions established pursuant to the plan. Potential units become "earned units" based upon vesting terms established at the time of the grant. The amount payable to a participant employee shall be determined upon the earlier of a change in control (which is identical to the definition of a change in control in our 1999 plan), April 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under this plan is                           . As of June 1, 2006, approximately 292 current and former employees held potential units under the long term incentive plan, all units had a base amount of $             per unit and all units had been earned.

        A second 2003 long-term incentive plan (the second 2003 plan), with terms similar to the 2003 long-term incentive plan described above, was adopted in December 2003, and                           potential units were immediately granted, all with base amounts of $             per unit. The amount payable to a participant employee under the second 2003 plan shall be determined upon the earlier of a change in control (which is identical to the definition of a change in control in our 1999 plan), December 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under the second plan is             . As of June 1, 2006,                            potential units remained outstanding, held by approximately 57 current employees.

        We intend to amend both 2003 long-term incentive plans prior to the end of calendar 2006 as necessary to satisfy either the requirements of an exception to, or the provisions of, Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation.

Merrill Income Deferral Plan

        We adopted the Merrill Income Deferral Plan, a non-qualified retirement plan effective August 1995. Since calendar 2001, however, the deferral plan has been frozen with respect to new participants and no additional deferrals and/or employer credits have been made on behalf of existing participants, although existing accounts continue to receive earnings credits. Under the deferral plan, until calendar 2001, participants (a select group of management and highly compensated employees) could elect to defer a portion of earned salary, bonus and/or commissions and received additional employer credits under the deferral plan. As of the last day of each semi-monthly payroll period, we credit each participant's account with an earnings credit that is based on the Moody's Corporate Bond Yield Averages—Avg. Corp. As of June 1, 2006, 5 employees participated in the deferral plan, including Messrs. Castro and James. Mr. Castro received $13,393 and Mr. James received $3,354 in earnings credits under the plan during fiscal 2006. Mr. James received a $121,840 distribution (including his $3,354 in earnings credits) under the plan during fiscal 2006.

        We established the Merrill Corporation Benefit Protection Trust Agreement, or a "rabbi trust," in 1995 to pay out benefits owed under the deferral plan and the supplemental executive retirement plan discussed below and we have contributed certain assets to that rabbi trust. Under the terms of the deferral plan, upon a change in control we must transfer to the rabbi trust an amount not less than the amount by which 125% of the aggregate balance of all participant's accounts as of the last day of the month immediately preceding the effective date of the change in control exceeds the value of the rabbi trust assets attributable to amounts previously contributed by us as of the most recent date as of which such value was determined. In connection with the change in control we experienced in November 1999, we transferred funds to the trust at that time. If another change of control occurred on June 1, 2006, we would not be obligated to transfer any additional amount to the trust.

Retirement Benefits

        We sponsor various defined contribution plans. Under the plans, our contributions are based on a maximum 3.0% of eligible employee compensation and a matching contribution up to a maximum of 100% of the first 4.0% of a participant's contribution to the plan. Substantially all of our employees are covered by the defined contribution plans. Our contribution expense for our plans were $9.7 million, $10.7 million and $11.5 million for the years ended January 31, 2004, 2005 and 2006, respectively.

        We adopted the Merrill Supplemental Executive Retirement Plan, or "SERP," a non-qualified retirement plan, effective August 1995. The SERP provides additional retirement benefits to participants (a select group of management and highly compensated employees) to make up for employer contributions they could not receive under our 401(k) plan due to limitations on compensation imposed by Section 401(a)(17) of the Internal Revenue Code. Each year eligible participants receive credit under the SERP for an amount, if any, by which the amount of compensation that would have been taken into account to determine such participant's employer contribution under our 401(k) plan for the year (but for the participant's deferral election pursuant to the deferral plan described above and the Code Section 401(a)(17) limitation) exceeds the limitation in effect under Code section 401(a)(17) for such year. As of June 5, 2006, 16 employees participate in the plan, including Messrs. Castro, Atterbury, James, Nazarian, Machov, Rossi, Levinsohn, Solomon and Stolle and Ms. Vale. As of the last day of each month, each participant's account is credited with an earnings credit that is based on the Standard & Poor's 500 Index and the Moody's Corporate Bond Yield Averages—Avg. Corp. The following named executive officers received the following earnings credits during fiscal 2006: Mr. Castro ($28,538), Mr. Atterbury ($17,605), Mr. James ($11,875), Mr. Nazarian ($3,709), Mr. Machov ($1,852) and Mr. Rossi ($11,055). Benefits under the SERP may be paid as a single lump sum cash payment or in five annual installments. As discussed above, we formed a rabbi trust in 1995 to pay out benefits owed under the SERP and we have contributed certain assets to that rabbi trust. Under the terms of the SERP, upon a change in control we must transfer to the rabbi trust an amount not less than the amount by which 125% of the aggregate balance of all participant's accounts as of the last day of the month immediately preceding the effective date of the change in control exceeds the value of the rabbi trust assets attributable to amounts previously contributed by us as of the most recent date as of which such value was determined. In connection with the change in control we experienced in November 1999, we transferred funds to the trust at that time. If another change of control occurred on June 1, 2006, we would be obligated to transfer an additional $1.4 million to the trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since February 1, 2003, we have entered into or maintained the following transactions or relationships with our directors, officers and holders of more than five percent of our voting securities and affiliates of our directors, officers and five percent shareholders.

Investors' Agreement

        In November 1999, we effected a merger and recapitalization pursuant to which we became a privately-held company. As a result of the merger, John W. Castro, our Chairman of the Board and Chief Executive Officer, and Rick R. Atterbury, our President and Chief Operating Officer, retained an equity interest in our company representing 23.4% of our then outstanding capital stock, excluding warrants.

        In connection with the merger and recapitalization in November 1999, we entered into an investors' agreement with DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, Messrs. Castro and Atterbury and our preferred shareholders. Our preferred warrant holders are also parties to the agreement, but the holders of the warrants we issued in November 1999 to the holders of our senior subordinated notes are not. Subsequent to November 1999, all of the individuals who purchased reinvestment or coinvestment shares under our direct investment plan also became parties to the investors' agreement. In addition, under the terms of our 1999 stock option plan, all holders of stock options granted under that plan will become parties to the investors' agreement upon exercise of their options.

        The investors' agreement contains provisions regarding board composition, transfer restrictions, tag-along and drag-along rights, preemptive rights and registration rights. Pursuant to the board composition provisions in the investors' agreement, our board of directors is required to consist of at least seven directors, three of whom (including the Chairman) are to be nominated by DLJ Merchant Banking Partners II, L.P., three of whom are to be nominated by Messrs. Castro and Atterbury and one of whom is to be nominated by DLJ Investment Partners II, L.P. so long as its beneficial ownership of our common stock exceeds 10% of its initial ownership of our common stock, which is equal to             shares of our common stock. Upon DLJ Investment Partners II, L.P. falling below 10% of its initial ownership, that is, below                           shares, DLJ Merchant Banking Partners II, L.P. will be entitled to nominate such director, resulting in it having the right to nominate a total of four directors. The parties to the investors' agreement have agreed to vote their shares so that the composition of our board remains as set forth above, provided that DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P., and their respective affiliates that are parties to the investors' agreement will only be required to vote their shares in favor of the directors nominated by Messrs. Castro and Atterbury for so long as Messrs. Castro and Atterbury's beneficial ownership of our common stock exceeds 10% of their initial ownership of our common stock. Pursuant to the transfer restriction provisions in the investors' agreement, certain management shareholders were subject to certain sale restrictions that expired in November 2003 and upon their repayment of loans for shares purchased in connection with our direct investment plan. Pursuant to the tag-along provisions of the investors' agreement, subject to certain exceptions, all of our shareholders (other than DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P., and their respective affiliates that are a party to the investors' agreement) are permitted to participate in certain sales of shares of capital stock by DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P., and their respective affiliates that are parties to the investors' agreement (with such right terminating upon the consummation of a public offering creating a public float of at least $50 million) and to purchase equity securities proposed to be issued by us on a preemptive basis (although such preemptive rights are not applicable in certain instances, including public offerings).

Pursuant to the drag-along provisions of the investors' agreement, if DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P., and their respective affiliates that are parties to the investors' agreement propose to sell at least 75% of the shares they hold at the time of calculation at a per share price of at least $22.00, and the shares they propose to sell constitute at least 50% of our outstanding common stock, they may at their option require all other shareholders who are parties to the investors' agreement to sell their shares on the same terms. They may also require the other shareholders to sell on the same terms if the shares DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P., and their respective affiliates that are parties to the investors' agreement intend to sell (again, for at least $22.00 per share), combined with the shares of the other shareholders whom such entities compel to sell, constitute at least 75% of the shares outstanding.

        It is expected that the investors' agreement will be amended and restated prior to the completion of this offering to revise the notice requirements for piggyback registration rights applicable to this offering as described below and to eliminate, effective as of the effectiveness of this offering, the restrictions on transfer, tag-along and drag-along rights and preemptive rights. Pursuant to the amended and restated investors' agreement, the notice requirement for the piggyback registration rights applicable to this offering would be amended to provide for a post-filing notice requirement. The investors' agreement contains a lock-up provision, which we also expect to amend in the amended and restated investors' agreement to clarify that the lock-up provision will apply to all parties to the agreement in connection with this offering and will also apply with respect to future public offerings, but for no longer than 90 days, and will not apply to shelf registrations. The amended and restated investors' agreement would also revise the registration rights provisions under which the shareholders who are parties to the agreement may have the right to request that we register their shares under the Securities Act, either pursuant to a demand registration, a shelf registration or in conjunction with shares we intend to register. These rights are described in more detail under the heading "Description of Capital Stock—Registration Rights" appearing elsewhere in this prospectus.

Issuance of Preferred Stock and Outstanding Redemption Rights

        In November 1999, at the time of our merger and recapitalization in which we became a privately-held company, we issued and sold an aggregate of 500,000 shares of 14.5% senior preferred stock due 2011 to affiliates of our major shareholder and institutional investors, including funds affiliated with DLJ Merchant Banking Partners II, L.P. for an aggregate purchase price of $40.0 million. We also issued to these investors at that time warrants to purchase an aggregate of 344,263 shares of our common stock at an exercise price of $0.01 per share. These warrants expire on November 15, 2011.

        In August 2002, we completed a debt restructuring in which, among other things, we entered into an agreement with the holders of our preferred stock pursuant to which the preferred stock was amended as follows:

  •
  all future dividends were eliminated;

  •
  the per share liquidation preference was changed to $117.72;

  •
  the liquidation preference ceased to accrete after August 9, 2002, when the aggregate liquidation value was approximately $58.9 million; and

  •
  the holders of the preferred stock were granted the right to receive additional warrants to purchase approximately 378,202 shares of our common stock at a purchase price of $0.01 per share under certain circumstances.

        The completion of this offering will trigger the issuance of the additional warrants to purchase 378,202 shares of our common stock at a purchase price of $0.01 per share to holders of our preferred stock. These additional warrants will expire on August 8, 2012.

        The following table sets forth the number of shares of preferred stock and warrants held by our affiliates, the aggregate redemption price plus accumulated and unpaid dividends as of January 31, 2006, and the number of additional warrants to be issued to these entities upon completion of this offering:

Name of Preferred Shareholder	Number of Shares of Preferred Stock	Aggregate Redemption Price Plus Accumulated and Unpaid Dividends	Number of Warrants	Number of Warrants to be Issued
DLJIP II Holdings, L.P.	38,080	$4,527,430	26,218	28,804
DLJ Investment Partners, L.P.	53,662	6,380,014	36,947	40,590
DLJ Investment Partners II, L.P.	120,758	14,357,231	83,146	91,342

Financial Advisory Fees and Agreements

        Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ Merchant Banking Partners II, L.P., acted as financial advisor to us and as the initial purchaser of the units we sold in connection with our recapitalization in November 1999. We paid customary fees to Donaldson, Lufkin & Jenrette Securities Corporation as compensation for its services as a financial advisor and initial purchaser. DLJ Capital Funding, Inc., an affiliate of DLJ Merchant Banking Partners II, L.P., received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility. It also received fees as a lender under our November 1999 credit facility, as well as the subsequent replacement credit facilities put in place in July 2004 and December 2005 through one or more of its affiliates. The aggregate amount of all fees paid to the DLJ related entities in connection with the July 2004 and December 2005 transactions was approximately $3.8 million, plus out-of-pocket expenses. A portion of these fees were in turn disbursed to lenders during the syndication of these credit facilities.

        Credit Suisse, an affiliate of DLJ Merchant Banking Partners II, L.P., is the joint lead arranger and joint bookrunner under our senior secured credit facility. Pursuant to the terms of the senior secured credit facility, Credit Suisse is entitled to certain fees for its services as joint lead arranger and joint bookrunner. Credit Suisse, as one of the banks in the syndicate holding $10 million of the $60 million revolving loan commitment, will receive a fee of 0.50% per annum on amounts not outstanding under its portion of the revolving loan commitment. Credit Suisse will also receive interest payments at the then applicable rate on borrowings outstanding under its portion of the revolving loan commitment.

        Pursuant to the terms of the original investors' agreement described above, we were required to use Donaldson, Lufkin & Jenrette Securities Corporation as our exclusive financial and investment banking advisor from November 23, 1999 through November 23, 2004. Pursuant to this arrangement, we paid an annual advisory fee of $300,000 to Donaldson, Lufkin & Jenrette Securities Corporation (or its successor).

Sale of Shares to Executive Officers

        The following table describes the number of coinvestment shares and reinvestment shares sold to our executive officers from May 2000 to July 2000, the purchase price for such shares, the date of purchase and, in the case of the coinvestment shares, the amount of purchase price financed by us. We financed 65% of the purchase price of the coinvestment shares through an 8% non-recourse promissory note secured by the coinvestment shares, which was later reduced to a fixed annual rate of 2.97%. We refer you to the section entitled "Direct Investment Plan—Non-Recourse Promissory Notes" for the terms and conditions of the notes. No coinvestment or reinvestment shares have been sold to our executive officers, or anyone else, since July 2000.

	Coinvestment Shares					Reinvestment Shares
Name of Executive Officer	Number of Coinvestment Shares		Total Purchase Price	Purchase Price Financed		Number of Reinvestment Shares	Total Purchase Price	Date of Purchase
Rick R. Atterbury President and Chief Operating Officer	104,000	(1)	$2,288,000	$2,288,000	(2)	—	—	July 7, 2000
B. Michael James President, Transaction and Compliance Services	60,000		1,260,000	819,000		—	—	May 22, 2000
Robert H. Nazarian Executive Vice President and Chief Financial Officer	39,000		858,000	557,700		—	—	July 5, 2000
Steven J. Machov Executive Vice President, General Counsel and Secretary	55,206	(3)	1,159,326	753,562		—	—	May 22, 2000

(1)
Does not include 46,800 conivestment shares Mr. Atterbury purchased from Joseph Petirossi, a former executive officer of ours, in February 2005.

(2)
We financed 100% of the purchase price for these shares through an 8% non-recourse promissory note secured by all of the coinvestment shares purchased by Mr. Atterbury, plus an additional 56,000 shares of our common stock previously acquired by Mr. Atterbury. Mr. Atterbury holds these shares outside of our direct investment plan. The terms and conditions of the note held by Mr. Atterbury were identical to the terms and conditions of the other coinvestment share notes.

(3)
Does not include 1,875 coinvestment shares and 1,100 reinvestment shares transferred to Mr. Machov by his spouse upon her separation from employment with us in December 2000.

        In April 2003, our board of directors amended the terms of all outstanding notes held by our then current employees, including our executive officers and Mr. Atterbury, to provide that on April 15, 2008, we would pay a bonus to each of such individuals in the amount of the outstanding principal and interest owed by such individual as of the date the bonus is paid, as well as an amount to cover any personal tax liability of the bonus, as long as:

  •
  The individual has continuously been our employee between April 2003 and April 15, 2008;

  •
  A change of control sales event has not occurred and either our EBITDA for fiscal 2008 is at least $85.0 million or our cumulative EBITDA for fiscal years 2005 through 2008 is at least $372.0 million;

  •
  The payoff of the notes and payment of the cash bonuses does not cause any defaults under our existing debt agreements; and

  •
  The individual uses the bonus to payoff his or her outstanding note.

        If the first two conditions are met, but the third is not, the note and bonus payments would be made to the maximum extent possible so as to not trigger defaults, with the remaining note and bonus payments made in the earliest subsequent period that the third condition is met. In addition, the interest rate on all outstanding notes held by our then current employees who executed the note amendments was reduced in the amendment to 2.97%.

        Mr. Atterbury assumed an outstanding promissory note from one of our former executive officers, Joseph Petirossi, in connection with Mr. Atterbury's purchase of Mr. Petirossi's coinvestment shares. This note was also amended to include these bonus provisions and to provide for an interest rate of 3.83%.

        Prior to this offering, we entered into agreements with all of our executive officers and certain of our other employees holding coinvestment shares pursuant to which we paid or agree to pay each of these employees a bonus in an amount equal to the outstanding principal amount under their loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income tax the employee would incur as a result of the receipt of such bonus. This bonus was intended to replace any bonus the employee would otherwise have received as a result of the April 2003 note amendment. In exchange for this bonus, pursuant to these agreements, these employees repaid or agreed to repay the entire outstanding principal balance and accrued but unpaid interest under their notes. They also agreed to the proposed terms of the amended and restated investors' agreement described under the heading "—Investors' Agreement" and to the imposition of a four-year staggered lock-up covering their outstanding shares of our common stock and shares of our common stock issuable upon exercise of options outstanding as of the date of the effectiveness of this offering. The transfer restrictions under the four-year staggered lock-up will terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions may be waived by our board of directors. As of June 1, 2006, promissory notes in the aggregate principal amount of approximately $9.4 million remained outstanding, $7.7 million of which are expected to be repaid pursuant to the agreement described above. These notes were held by certain of our current and former employees and independent contractors. None of our current executive officers hold any of these notes.

        The following table illustrates the number of coinvestment shares and reinvestment shares that were held by our executive officers as of June 1, 2006, the purchase price for such shares and in the case of the coinvestment shares, the amount of purchase price financed by us, and the total amount of bonus received by such individuals in February 2006 prior to the filing of the registration statement of which this prospectus forms a part:

	Coinvestment Shares				Reinvestment Shares
Name of Current or Former Executive Officer	Number of Coinvestment Shares		Total Purchase Price	Purchase Price Financed (1)	Number of Reinvestment Shares		Total Purchase Price	Bonus Amount
John W. Castro Chairman of the Board and Chief Executive Officer	—		$—	$—	4,286	(2)	$113,022	$—
Rick R. Atterbury President and Chief Operating Officer	150,800	(3)	3,270,800	2,926,820	—		—	7,069,966
B. Michael James President, Transaction and Compliance Services	60,000		1,260,000	819,000	—		—	1,956,242
Robert H. Nazarian Executive Vice President and Chief Financial Officer	39,000		858,000	557,700	—		—	1,322,329
Craig P. Levinsohn Executive Vice President, Marketing	—		—	—	—		—	—
Steven J. Machov Executive Vice President, General Counsel and Secretary	57,081		1,200,576	780,374	1,100		24,200	1,865,211
John R. Stolle Executive Vice President and Chief Technology Officer	6,425		141,350	91,878	—		—	223,667
Brenda J. Vale Executive Vice President, Human Resources	5,175		113,850	74,003	—		—	180,152
Perry L. Solomon President, Legal Solutions	—		—	—	—		—	—
Kathleen A. Larkin Vice President, Operations, Legal Solutions	31,200		655,200	425,880	—		—	1,017,246
Allen J. McNee President, Legal Solutions Sales	46,800		982,800	638,820	—		—	1,525,869
Mark A. Rossi President, Financial Services and Brand Management	62,400		1,310,400	851,760	5,714		119,994	2,034,492
Raymond J. Goodwin President, Integrated Operations	27,211		571,431	371,430	—		—	887,188

(1)
All promissory notes issued by the individuals named in the table above were repaid in full in February 2006 prior to the filing of the registration statement of which this prospectus is a part.

(2)
Mr. Castro purchased his reinvestment shares from Joseph Petirossi, a former executive officer of ours, in February 2005.

(3)
We financed 100% of the purchase price for 104,000 shares issued to Mr. Atterbury. Mr. Atterbury holds these shares outside of our direct investment plan. Mr. Atterbury purchased the remaining 46,800 coinvestment shares from Joseph Petirossi, a former executive officer of ours, in February 2005. In connection with this transaction, Mr. Atterbury assumed Mr. Petirossi's outstanding promissory note. Mr. Atterbury has subsequently repaid such note in full.

Director and Executive Compensation

        Please see "Management—Director Compensation" and "—Executive Compensation" for information regarding the compensation of our non-employee directors and executive officers. For information regarding employment agreements and change in control agreements with our executive officers, see "Management—Employment Agreements" and "—Change in Control Agreements."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Overview

        We are a party to a senior secured credit agreement with Credit Suisse, Banc of America Securities LLC, Deutsche Bank Securities Inc., Calyon New York Branch, National City Bank and LaSalle Bank, N.A., the other lenders party thereto and Merrill Communications LLC, our wholly owned subsidiary, as the borrower. This agreement provides for:

  •
  a $475.0 million combined term loan; and

  •
  a $60.0 million revolving loan commitment.

        The $475.0 million term loan is scheduled to mature on December 22, 2012, provided that the term loan will mature on May 15, 2011 unless we have (a) extended the mandatory redemption date of our preferred stock to at least June 22, 2013, or (b) refinanced the preferred stock with proceeds of common stock or other preferred stock which is not mandatorily redeemable before June 22, 2013, or (c) redeemed the preferred stock pursuant to a transaction permitted under the senior secured credit facility. Amounts under the term loan repaid or prepaid may not be re-borrowed. As of January 31, 2006, we had $475.0 million of outstanding borrowings under the term loans.

        Amounts drawn under the revolving loan may be borrowed, prepaid and re-borrowed until the final maturity date of the revolving loan, which is December 22, 2010. Up to $15.0 million of the revolving loan commitment is available for the issuance or renewal of standby or commercial letters of credit. Maturities for letters of credit may not exceed 12 months or extend beyond the date that is seven days prior to the final maturity date for the revolving loan. As of January 31, 2006, we had $5.8 million of outstanding borrowings and letters of credit under the revolving credit facility.

Interest Rate and Fees

        Interest accrues on outstanding principal under the term loan, at our option, (a) at the reserve-adjusted LIBOR plus a margin of 2.25%, if the leverage ratio (defined as the ratio of (x) our total debt minus cash and cash equivalents of all restricted subsidiaries (as defined in the senior secured credit agreement) and us as of the end of a fiscal quarter, to (y) EBITDA, as defined in the senior secured credit facility, (for the four fiscal quarters then ended)) is greater than or equal to 2.75:1.00, and a margin of 2.00%, if the leverage ratio is less than 2.75:1.00, or (b) at the alternate base rate plus a margin of 1.00%, if the leverage ratio is greater than or equal to 2.75:1.00, and a margin of 0.75%, if the leverage ratio is less than 2.75:1.00.

        Interest accrues on principal under the revolving loan, at our option, (a) at the reserve-adjusted LIBOR plus a margin, which ranges from 1.75% if the leverage ratio is less than 2.25:1.00, and increasing in increments of 0.25% for each 0.50 increase in the leverage ratio, up to 2.50% when the leverage ratio is equal to or greater than 3.25:1.00, or (b) at the alternate base rate plus a margin ranging from 0.50% if the leverage ratio is less than 2.25:1.00 and increasing in increments of 0.25% for each 0.50 increase in the leverage ratio up to 1.25% when the leverage ratio is equal to or greater than 3.25:1.00.

        The leverage ratio for purposes of determining the interest rate margins is deemed to be 3.25:1.00 until delivery of the first compliance certificate delivered with the first quarter-end financial statements required to be delivered after December 22, 2005.

        We are required to pay a commitment fee at a per annum rate of 0.50% on any un-drawn portions of the revolving line commitment, payable at the end of each of our fiscal quarters.

        We are required to pay a letter of credit fee on the maximum amount available to be drawn under letters of credit issued under the revolving credit facility at a rate per annum equal to the interest rate margin then applicable for revolving loans based on LIBOR. We are also required to pay an additional fronting fee to the issuer of letters of credit at the rate of 0.25% per annum, on the maximum amount available to be drawn under letters of credit. The letter of credit fees and fronting fees are payable quarterly in arrears on the first business day after the end of each of our fiscal quarters. We are also required to pay on demand customary transaction charges in connection with any letter of credit and a fee to the administrative agent as specified in the agent's confidential fee letter.

Repayments and Prepayments

        Accrued interest on all of the loans is payable on the last day of each of our fiscal quarters, except for LIBOR-based loans, with respect to which interest is payable on the last day of the applicable interest period, or if the interest period exceeds three months, at three-month intervals after the first day of the interest period.

        Subject to certain required payments, described below, all the loans are required to be paid by us in full, including all accrued interest and fees, on the corresponding scheduled maturity date.

        We may also voluntarily prepay any of the loans in whole or in part, subject to minimum payment and notice requirements, without premium or penalty except to reimburse the lenders for losses incurred with respect to LIBOR loans.

        The senior secured credit facility also requires us to repay the principal on the outstanding term loan, as follows:

  •
  0.25% of the aggregate principal amount of the term loans borrowed under the credit facility on the last day of each fiscal quarter from April 30, 2006 to and including January 31, 2012; and

  •
  100% of the then-outstanding principal amount on the scheduled maturity date of the term loan.

        The senior secured credit facility is also subject to mandatory prepayment by us:

  •
  with 50% of excess cash flow (as defined in the senior secured credit agreement) or 25% of excess cash flow to the extent the pro forma leverage ratio (as defined in the senior secured credit agreement) after giving effect to such prepayment would be less than 3.00:1.00, minus the aggregate amount of all voluntary prepayments of principal of term loans actually made in such fiscal year, except that such prepayment will be required only to the extent the pro forma leverage ratio after giving effect to such prepayment, would be greater than or equal to 2.00:1.00;

  •
  with 100% of the net cash proceeds of certain sales or other dispositions of property or assets of the borrower or restricted subsidiaries or net proceeds of any debt (other than debt permitted to be incurred or issued under the senior secured credit facility) incurred or issued by us or our restricted subsidiaries if such proceeds exceed $2.0 million with respect to any single transaction or series of related transactions, except if any such proceeds from a disposition are intended in good faith to be applied to the acquisition of other assets related to our business and are so applied within 365 days of receipt thereof;

  •
  with 50% of the net cash proceeds received by us or our restricted subsidiaries from the issuance of equity securities by us if such proceeds exceed $2.0 million with respect to any single transaction or series of related transactions (or 25% of such proceeds to the extent the pro forma leverage ratio after giving effect to such prepayment would be less than 3.00:1.00), except that such prepayment will be required only to the extent the pro forma leverage ratio after giving effect to such prepayment would be greater than or equal to 2.00:1.00; and

  •
  100% of any casualty proceeds received by us or our restricted subsidiaries if such proceeds exceed $2.0 million in the aggregate in any fiscal year, except if any such proceeds are intended in good faith to be applied to rebuild or replace assets subject to the corresponding casualty event which were damaged or condemned or to the acquisition of other assets consistent with our business and are so applied within 365 days of receipt.

        Voluntary and mandatory prepayments will be applied to the remaining amortization payments of the term loan facility in the direct order of maturity of the remaining scheduled payments.

Guarantee and Security

        All our obligations under the senior secured credit facility are unconditionally guaranteed by us and each of our existing and future domestic direct and indirect subsidiaries that are restricted subsidiaries, referred to, collectively, as domestic guarantors.

        All our obligations under the senior secured credit facility are secured by substantially all the assets of each of us and each domestic guarantor, including, but not limited to, the following:

  •
  subject to certain exceptions, a pledge of 100% of the capital stock of Merrill Communications LLC and the capital stock of each domestic guarantor and 65% of the voting capital stock of each foreign subsidiary that is a restricted subsidiary;

  •
  all promissory notes evidencing intercompany indebtedness payable to us or any domestic guarantor; and

  •
  subject to certain exceptions, a security interest and lien in substantially all of the other tangible and intangible assets owned by us and each domestic guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a customary restriction on the ability, subject to certain exceptions, of us and our restricted subsidiaries to, among other things:

  •
  change the business conducted by us and our subsidiaries;

  •
  incur additional indebtedness;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  pay dividends and distributions or repurchase capital stock;

  •
  prepay, redeem or repurchase subordinated indebtedness;

  •
  make capital expenditures;

  •
  make certain acquisitions or engage in mergers or consolidations;

  •
  make certain asset dispositions;

  •
  amend our charter documents or certain material agreements;

  •
  engage in certain transactions with affiliates;

  •
  make any agreement prohibiting (a) liens to secure the credit facility or (b) the ability to modify the credit facility;

  •
  enter into agreements that restrict dividends or other payments from restricted subsidiaries; and

  •
  enter into sale and lease-back transactions.

        In addition, the senior secured credit facility requires us to maintain the following financial covenants:

  •
  a maximum leverage ratio of 4.50:1.00, which generally decreases over the term of the loan to 3.00:1.00; and

  •
  a minimum interest coverage ratio (generally defined as the ratio as of the end of each fiscal quarter of (a) EBITDA for the four fiscal quarters then ending to (b) the cash portion of interest expense (net of interest income) for such four fiscal quarter period). This ratio begins at 3.00:1.00, and increases over the term of the loan to 3.50:1.00.

The senior secured credit facility also contains certain customary affirmative covenants and events of default with which we must comply, and representations and warranties we must make in order to borrow or request letters of credit.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information known to us regarding beneficial ownership of our common stock as of June 1, 2006, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  •
  each person or entity who beneficially owns more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling shareholder participating in the offering and/or in the over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

        Except as indicated in the footnotes to this table and pursuant to state community property laws, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such person. Percentage of ownership is based on 5,234,833 shares of our common stock outstanding and             shares of common stock to be outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Merrill Corporation, One Merrill Circle, St. Paul, Minnesota 55108.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner			Shares to be Sold in Offering
	Number	Percent		Number	Percent
Beneficial Owners of 5% or More
Entities affiliated with DLJ Merchant Banking Partners II, L.P. (1)	3,100,856	57.6%
Executive Officers and Directors
John W. Castro (2)	913,377	17.5
Rick R. Atterbury	220,800	4.2
Mark A. Rossi (3)	78,739	1.5
B. Michael James (4)	74,950	1.4
Robert H. Nazarian (5)	56,000	1.1
Steven J. Machov (6)	60,094	1.2
Thompson Dean (7)	—	—
David A. Durkin (7)	—	—
Mark D. Edwards (7)	—	—
Kamil Marc Salame (7)	—	—
All directors and executive officers as a group (14 persons) (8)	1,349,798	25.6
Selling Shareholders

*
Less than 1% of the outstanding shares.

(1)
Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following affiliated investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; and DLJ ESC II, L.P. See "Related Party Relationships and Transactions." Includes 146,311 shares of common stock issuable upon the exercise of outstanding warrants which are owned by DLJ Investment Partners II, L.P., DLJ Investment Partners L.P. and DLJIP II Holdings L.P. Does not include 212,500 shares of nonvoting preferred stock which are owned by DLJIP II Holdings, L.P., DLJ Investment Partners, L.P. and DLJ Investment Partners II, L.P. Shares beneficially owned before the offering do not include 160,734 shares of common stock issuable upon the exercise of warrants to be issued upon completion of this offering. The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curaçao, Netherlands Antilles. Mr. Thompson Dean is a director of Merrill and the Co-Managing Partner and Chief Executive Officer of Avista Capital Partners. Mr. Dean has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. David A. Durkin is a director of Merrill and currently serves as a Partner of Avista Capital Partners. Mr. Durkin has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Mark D. Edwards is a director of Merrill and currently serves as a Principal with DLJ Merchant Banking Partners and as a Director in Credit Suisse's asset management business. Mr. Kamil Marc Salame is a director of Merrill and currently serves as a Partner with DLJ Merchant Banking Partners and as a Managing Director in Credit Suisse's asset management business. Messrs. Dean, Durkin, Edwards and Salame do not have voting or investment power over any shares held by DLJ Merchant Banking Partners II, L.P. and affiliated investment funds. Investment and voting decisions with respect to these shares are generally controlled by the general partners of the applicable investment funds, all of whom are affiliates of Credit Suisse Securities (USA) LLC. Most major decisions regarding investments by the DLJ Merchant Banking Partners funds are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. Certain matters may also require the approval of an advisory committee comprised of limited partners that are not affiliated with DLJ Merchant Banking Partners or Credit Suisse Securities (USA) LLC.

(2)
These shares are held by Mr. Castro's trust.

(3)
Includes 10,625 shares issuable upon exercise of outstanding options.

(4)
Includes 14,950 shares issuable upon exercise of outstanding options.

(5)
Includes 17,000 shares issuable upon exercise of outstanding options.

(6)
Includes 1,913 shares issuable upon exercise of outstanding options.

(7)
Does not include shares beneficially owned by DLJ Merchant Banking Partners II, L.P. and its affiliated entities. Mr. Dean is the Co-Managing Partner and Chief Executive Officer of Avista Capital Partners. Mr. Dean has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Dean disclaims beneficial ownership of these shares. Mr. Durkin currently serves as a Partner of Avista Capital Partners. Mr. Durkin has been engaged by Credit Suisse's asset management business, through an arrangement with an affiliate of Avista Capital Partners, to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Durkin disclaims beneficial ownership of these shares. Mr. Edwards currently serves as a Director in Credit Suisse's asset management business and as a Principal with DLJ Merchant Banking Partners. Mr. Edwards disclaims beneficial ownership of these shares. Mr. Salame currently serves as a Partner with DLJ Merchant Banking Partners and as a Managing Director in Credit Suisse's asset management business. Mr. Salame disclaims beneficial ownership of these shares. Investment and voting decisions with respect to these shares are generally controlled by the general partners of the applicable investment funds, all of whom are affiliates of Credit Suisse Securities (USA) LLC. Most major decisions regarding investments by the DLJ Merchant Banking Partners funds are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. Certain matters may also require the approval of an advisory committee comprised of limited partners that are not affiliated with DLJ Merchant Banking Partners or Credit Suisse Securities (USA) LLC. See footnote (1).

(8)
Includes 46,840 shares issuable upon exercise of outstanding options. Does not include shares beneficially owned by Mark A. Rossi since he is no longer an executive officer. Does not include 146,311 shares of common stock issuable upon the exercise of outstanding warrants and 2,954,545 shares held by affiliates of directors. In addition, does not include 212,500 shares of nonvoting preferred stock which are owned by DLJIP II Holdings, L.P., DLJ Investment Partners, L.P. and DLJ Investment Partners II, L.P. Shares beneficially owned before the offering do not include 160,734 shares of common stock issuable upon the exercise of warrants to be issued upon completion of this offering.

DESCRIPTION OF CAPITAL STOCK

        The following summarizes important provisions of our capital stock and describes all material provisions of our articles of incorporation and bylaws, each of which will become effective immediately prior to the effectiveness of this offering. This summary is qualified by our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

        Our authorized capital stock currently consists of 25 million shares of voting common stock, par value $0.01 per share, 10 million shares of voting class B common stock, par value $0.01 per share, and 500,000 shares of undesignated stock, all of which are currently designated as preferred stock due 2011. As of June 1, 2006, there were no shares of our voting common stock issued and outstanding, 5,234,833 shares of our class B common stock issued and outstanding, held of record by 203 shareholders, and 500,000 shares of our preferred stock issued and outstanding, held of record by eight shareholders. Our class B common stock is identical in all respects to our voting common stock and has equal rights and privileges, except that the class B common stock, with respect to rights on liquidation, winding up or dissolution of our company, ranks prior to the voting common stock. Subject to the preferential rights of our preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the outstanding shares of our class B common stock are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets will be made to the holders of shares of common stock, an amount equal to $1.00 per outstanding share of class B common stock. After amounts payable with respect to the holders of our class B common stock of the full preferential amount in connection with any liquidation, winding up or dissolution of our company, the holders of our class B common stock and voting common stock will share on a pro rata basis in any distribution of our assets, subject to the preferential rights of the preferred stock.

        Effective immediately prior to the effectiveness of this offering, we will amend our articles of incorporation to change our authorized capital stock to consist of              million shares of common stock, par value $0.01 per share,             million shares of undesignated stock, par value $0.01 per share, the rights and preferences of which may be designated by our board of directors, and 500,000 shares of preferred stock. In connection with these amendments, we will effect a plan of recapitalization pursuant to which all of our issued and outstanding shares of class B common stock will be converted into issued and outstanding shares of common stock on a one-for-one basis. After the recapitalization, we will effect a     for       stock split that will also occur immediately prior to the effectiveness of this offering.

        The following is a summary of the material terms of our common stock, preferred stock and undesignated stock, giving effect to the amendments to our articles of incorporation to be filed immediately prior to the effectiveness of this offering. Please see our amended and restated articles of incorporation, filed as an exhibit to the registration statement of which this prospectus is a part, for more detailed information.

Common Stock

        The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and will not be entitled to cumulate votes. Subject to preferences that may be applicable to our preferred stock and any future class or series of our shares created from our undesignated stock, holders of our common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock, and, possibly, any future class or series of our shares created from our undesignated stock. The holders of our common stock will have no preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        In November 1999, our board of directors designated and authorized the issuance of 500,000 shares of our preferred stock due 2011, all of which are outstanding. We amended and restated the terms of our certificate of designation for the preferred stock in August 2002.

        Under our amended and restated certificate of designation, the rights of our preferred stock rank prior to all classes and series of our capital stock upon any liquidation, dissolution and winding up of our company. Under the original certificate of designation, each share of preferred stock was entitled to cumulative, quarterly dividends at a compound rate of 14.5% and a liquidation preference of $80.00 plus accrued dividends. The amended and restated certificate of designation provides that the preferred stock is entitled to a liquidation preference of $117.72 per share, but is not entitled to any future dividends.

        We may redeem our preferred stock at any time, in whole or in part on a pro rata basis (subject to the legal availability of funds), at a redemption price per share of $118.90. We are required to redeem any then outstanding shares of our preferred stock on November 15, 2011, at a price per share of $117.72. If we are unable to redeem our preferred stock when required, we will be prohibited from directly or indirectly redeeming, purchasing or otherwise acquiring any securities that rank on par with or are subordinate to our preferred stock. We are required to offer to redeem our preferred stock at a redemption price per share equal to $118.90 per share in the event of a "change of control", which is defined to include:

  •
  the sale, lease, exchange or other transfer by us of substantially all of our assets;

  •
  any person or entity, other than a bona fide underwriter, becomes the beneficial owner of 20% or more of the voting power of our outstanding securities;

  •
  a merger or consolidation to which we are a party, if our shareholders own at least 80% of the voting power of the stock of the surviving corporation;

  •
  our "continuing directors" cease for any reason to constitute at least a majority of our board ("continuing directors" include members of our current board as well as any future director who is nominated or elected to the board with the approval of a majority of directors who themselves are "continuing directors"); or

  •
  a change in control of a type that is determined by our outside legal counsel, in a written opinion, to be required to be reported on a Form 8-K, 10-K or 10-Q, whether or not we are subject to those reporting requirements.

        Our preferred stock is non-voting, except as otherwise permitted by the amended and restated certificate of designation, by Minnesota corporate law or the investors' agreement. The amended and restated certificate of designation provides that the holders of a majority of the outstanding shares of preferred stock, together with the holder of any parity securities, voting as a single class, will be entitled to elect two additional directors in certain circumstances. The events that would trigger board designation rights on behalf of our preferred shareholders include our failure to redeem our preferred stock when required, our failure to provide the required notice in the event of a change in control or without the consent of holders of a majority of our preferred stock, our adoption of certain amendments to our articles of incorporation, engaging in certain business combinations or selling all or substantially of our assets under certain circumstances, engaging in certain affiliated transactions or making certain restricted payments. The preferred shareholders' board designation rights would terminate once we cured the event that triggered the rights. The terms of our preferred stock also limit our ability to enter into transactions with affiliates, unless such transactions are on terms no less favorable than those that would have been obtained in a comparable transaction with a unrelated party and, with respect to transactions in excess of $1.5 million, a majority of the disinterested members of our board approve such transaction or receive an opinion as to such transaction's fairness. Transactions with our affiliates that involve customary directors' fees, indemnification or similar arrangements or employment agreements or other compensation plans entered into in the ordinary course of business or customary fees for any financial advisory, financing, underwriting or placement services, and certain other transactions, are excluded from this restriction. The terms of our preferred stock also require us to deliver the quarterly and annual financial reports that we are required to file with the SEC or, if we are not required to file such reports, reports containing equivalent information to the holders of our preferred stock until such time as there are no shares of preferred stock outstanding.

Undesignated Stock

        Effective immediately prior to the effectiveness of this offering, we will amend and restate our articles of incorporation to create a class of                             shares of undesignated stock. Our board of directors has the authority, without any further vote or action by our shareholders, to establish and to designate the name of classes or series of shares from the undesignated stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive conversion and voting rights and preferences). Our board of directors can issue shares of such class or series to the holders of another class or series of undesignated stock or to the holders of our common stock, among others. Accordingly, our board of directors, without shareholder approval, could use the undesignated stock to issue preferred stock or other classes or series of stock with dividend, voting and conversion rights that could adversely affect the rights of the holders of our common stock. The undesignated stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of our common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. We have no present plans to create any class or series of stock from the undesignated stock.

Options

        As of June 1, 2006, after giving effect to our recapitalization and stock split to be effected immediately prior to the effectiveness of the offering, we had outstanding options to purchase an aggregate of                           shares of our common stock at a weighted average exercise price of $             per share under our 1999 stock option plan. All outstanding options provide for anti-dilution adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure. We have reserved             shares for issuance under our 2006 stock incentive plan.

Warrants

        As of June 1, 2006, after giving effect to our recapitalization and stock split to be effected immediately prior to the effectiveness of this offering, we had outstanding warrants to purchase an aggregate of                            shares of our common stock at a weighted average exercise price of $             per share, as adjusted to reflect the estimated impact of an anti-dilution event as a result of the warrants to be issued upon completion of this offering as described below. Warrants were issued to the holders of our senior subordinated notes and preferred shareholders in November 1999. These warrants are to purchase an aggregate of             shares, have an exercise price of $             and expire on May 1, 2009. Warrants to purchase an aggregate of             shares issued to the holders of our preferred stock have an exercise price of $             and expire on November 15, 2011. Upon completion of this offering, additional warrants to purchase             shares of our common stock at an exercise price of $0.01 per share will be issued to the holders of our preferred stock. These warrants will expire on August 9, 2012. All outstanding warrants provide for anti-dilution adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure. All outstanding and to be outstanding warrants also provide for anti-dilution adjustments upon the issuance of certain securities for less than "fair value," as defined in such warrants.

Registration Rights

Amended and Restated Investors' Agreement

        Under the proposed terms of the amended and restated investors' agreement among us and all of our shareholders as of the date of this prospectus, which we expect to become effective upon completion of this offering, certain of our shareholders and warrant holders have demand registration rights and all of our shareholders have piggyback registration rights. See "Certain Relationships and Related Party Transactions—Investors' Agreement." The following shareholders and warrant holders will have the right to make a "demand" for registration pursuant to the amended and restated investors' agreement:

  •
  in the case of the holders of common stock, (i) DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, and (ii) the holders of 35% or greater of the warrant shares issued in connection with our preferred stock (with such demand being for the registration of the common stock underlying the warrants); and

  •
  in the case of the holders of preferred stock, holders of 35% or greater of such preferred shares.

        Upon such demand for registration, we will provide notice of such demand to all other shareholders party to this agreement holding the same type of security (and, if a demand is made by holders of common stock, we will also provide notice to all holders of warrants exercisable for common stock) to allow them the opportunity to elect to participate in the registration subject to certain limitations. We will not be obligated to effect more than four demand registrations for DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, two demand registrations for the holders of preferred shares or one demand registration by the warrant holders for the warrants issued in connection with our preferred stock. In the case of shares issuable upon the exercise of the warrants, we will not be obligated to effect a demand registration before the date that is six months after the first public offering, or if such shares are subject to restrictions due to any lock-up agreements. In addition, we will not be obligated to effect a demand registration unless the aggregate proceeds from the sale of common shares equals or exceeds $20.0 million, except there is no minimum threshold in the event of a warrant holder demand. We will pay all registration expenses in connection with any demand or shelf registration. We have the right to defer a demand registration for up to 90 days if, within 30 days of our receipt of such demand, we furnish a certificate stating that (i) we already have a present plan (approved by our board of directors) to commence preparation of a registration statement for a registered public offering and to file such registration statement within 90 days or (ii) in the good faith judgment of our board of directors it that would be detrimental to us and our shareholders for such registration statement to be filed on or before the date filing that would otherwise be required under the investors' agreement. We may delay a request for registration in such circumstances not more than twice in any one year period. At any time following the date when we become eligible to use Form S-3 for secondary sales of our securities, upon the request of DLJ Merchant Banking Partners II, L.P., DLJ Investment Partners II, L.P. and certain of their respective affiliates, we will use our reasonable best efforts to file a shelf registration statement and to cause such registration statement to become effective with respect to all or any portion of the securities held by such entities.

        Under the proposed terms of the amended and restated investors' agreement all of our current shareholders and holders of warrants issued in connection with the sale of our preferred shares have piggyback registration rights. In the event we propose in the future to register any of our equity securities we will be required under the terms of the agreement to provide notice to all shareholders to allow them the opportunity to elect to participate in the registration subject to certain limitations. We will not be obligated to extend this right in the event we are registering securities on a Form S-8 or S-4 or like form, for common stock issuable upon the exercise of employee stock options, benefit plans or similar plans, in connection with the issuance of securities in exchange for existing securities in connection with an acquisition by us of another company, or relating to the warrants issued in November 1999 to the holders of our senior subordinated notes or common stock issuable upon the exercise of such warrants.

        In connection with our first public offering, each shareholder who is a party to the investors' agreement has agreed not to effect any public sale or distribution of any common stock or warrants other than as part of such offering during the 14 days prior to the effective date of the registration statement or during the period after the effective date of the registration statement for a period of 180 days, or a shorter period agreed by us and the managing underwriter. Shareholders who sell common shares in a subsequent public offering may not effect any public sale or distribution of any common shares or any warrants, other than as part of such public offering, during the 14 days prior to the effective date of the registration statement (except as part of such registration) or during the 90 days after such effective date, or a shorter period agreed between us and the managing underwriter.

        Upon the closing of this offering, the holders of our preferred stock will be issued warrants for the purchase of             shares of our common stock (due to the fact that the price paid for our common stock exceeds $             per share) and additional warrants for the purchase of                           shares of our common stock (due to the fact that the price paid for our common stock exceeds $             per share). These warrants will be subject to and have piggyback registration rights under the amended and restated investors' agreement.

Warrant Registration Rights Agreement

        In connection with the sale of our senior subordinated notes in November 1999, we issued warrants for the right to purchase an aggregate of                            shares of common stock. In March 2000, we repurchased warrants to purchase                           shares of our common stock for $4.7 million in cash, leaving warrants to purchase                            shares of our common stock outstanding as of June 1, 2006. Under the warrant agreement and warrant registration rights agreement for these warrants, we agreed to file a registration statement within 120 days of November 23, 1999 and to use our reasonable best efforts to cause the registration statement to become and remain effective, subject to some exceptions, until the later of:

  •
  two years following the effective date of the registration statement; and

  •
  the earlier of May 1, 2009 and the first date as of which all warrants had been exercised.

        Although we filed a registration statement as required under the agreement, we failed to maintain the effectiveness of it in compliance with the agreement.

Provisions with Potential Anti-Takeover Effect

Minnesota Law

        We are subject to the provisions of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny our shareholders the receipt of a premium on their capital stock. In general, section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Amended and Restated Articles of Incorporation and Bylaws

        Certain provisions of our amended and restated articles of incorporation and bylaws that will be in effect upon the effectiveness of this offering could make the acquisition of us through a tender offer, proxy contest or other means, or the removal of incumbent officers and directors, more difficult. These provisions may discourage certain types of coercive takeover practices and takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of retaining the ability to negotiate with a proponent of an unfriendly or unsolicited proposal outweigh the potential disadvantages of discouraging such a proposal. These provisions may make it more difficult for shareholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control.

        In particular, our amended and restated articles of incorporation or bylaws provide for the following:

        Staggered Board of Directors and Number of Directors.    Our board of directors is divided into three classes of the same or nearly the same number of directors serving staggered three-year terms, which means that only one class of directors may be elected at a particular shareholders meeting. As a result, the replacement of incumbent directors may be more difficult and third parties may be discouraged from seeking to circumvent the anti-takeover provisions of our articles of incorporation and bylaws by replacing our incumbent directors.

        Advance Notice Procedures.    Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. The advance notice procedures in our bylaws generally require that any shareholder proposal, including nominations of candidates to serve on our board of directors, be submitted to us in writing not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed its proxy materials for the preceding year's annual meeting. In addition, with respect to shareholder nominations of director candidates, the shareholder's notice must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of our equity securities that are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (v) the written consent of such person to be named in the proxy statement as a nominee.

        At an annual meeting, shareholders may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Shareholders may also consider a proposal or nomination by a person who was a shareholder of record on the record date for the meeting and on the date that notice of the proposal or nomination was given, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        Undesignated Stock.    Our board of directors has the authority, without further vote or action by our shareholders, to establish and to designate the name of classes or series of shares from our authorized shares of undesignated stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive conversion and voting rights and preferences). The existence of this ability could discourage an attempt to take control of us through a merger, tender offer, proxy contest or other means.

        With the exception of the provision relating to the issuance of undesignated stock, which can be amended with the approval of a majority of the outstanding shares of stock entitled to vote, none of these provisions can be amended without the approval of at least two-thirds of our outstanding shares of stock entitled to vote.

Limitation on Liability of Directors and Indemnification

        Our amended and restated articles of incorporation limit the liability of our directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for:

  •
  any breach of the duty of loyalty to our company or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

  •
  violations of particular Minnesota securities laws; or

  •
  any transaction from which the director derives an improper personal benefit.

        Our amended and restated articles of incorporation do not limit liability under federal securities law.

        The Minnesota Business Corporation Act requires that we indemnify any director, officer or employee made or threatened to be made a party to proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. We refer you to the detailed terms of section 302A.521 of the Minnesota Business Corporation act for a complete statement of these indemnification rights.

        We maintain directors' and officers' liability insurance, including a reimbursement policy in favor of us.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                             .

Stock Exchange Listing

        We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol "MRL."

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since some shares of common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Prior to this offering, there was no public market for our common stock and we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding an aggregate of             shares of our common stock, assuming no exercise of outstanding options or warrants. Of these shares, all                           of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock to be outstanding after this offering will be "restricted securities" under Rule 144. Of these restricted securities,             shares will be subject to transfer restrictions for 180 days from the date of this prospectus. Upon expiration of the 180-day transfer restriction period,             shares will be freely tradeable under Rule 144(k) and             shares will be eligible for resale under Rule 144, subject to volume limitations. In addition,                           shares will be subject to additional contractual transfer restrictions for periods extending up to four years after this offering, unless such restrictions are waived by our board of directors.

        Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering; or

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  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In general, under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a qualified compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of                           , the aggregate number of shares eligible for resale under Rule 701 is             .

Lock-up Agreements

Underwriters' Lock-Up

        We expect that each of our officers and directors, each of the selling shareholders, and substantially all of our other shareholders and holders of options to purchase our common stock, will agree that, subject to the exceptions described in "Underwriting," without the prior written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus (subject to extension in specified circumstances), directly or indirectly:

  •
  offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any security that includes, relates to or derives any significant part of its value from our common stock.

        Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC do not have any pre-established conditions to waiving the terms of the lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

Company Lock-Up

        In addition to these transfer restrictions, we entered into agreements providing for a four-year staggered lock-up with our executive officers and some of our other employees holding approximately    % of our common stock on a fully diluted basis assuming the exercise of all outstanding options and warrants after the offering. These agreements restrict transfers of all shares held by such persons and shares issuable to such persons upon the exercise of options outstanding as of the date of the effectiveness of this offering for up to four years following the offering. The transfer restrictions terminate as to one-quarter of such shares on each of the first, second, third and fourth anniversaries of the completion of this offering. The transfer restrictions contained in these agreements may be waived by our board of directors.

Options

        Upon completion of this offering, stock options to purchase a total of             shares of our common stock will be outstanding. These stock options have a weighted average exercise price of $             and a weighted average of             years until expiration.

        Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering approximately             shares of our common stock issuable upon the exercise of stock options or reserved for issuance under our equity compensation plans. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

Warrants

        Upon completion of this offering, warrants to purchase a total of              shares of our common stock will be outstanding, which include warrants to purchase shares to be issued to holders of our preferred stock upon completion of this offering. These warrants have a weighted average exercise price of $                    and a weighted average of      years until expiration. Warrants to purchase             shares of common stock are subject to lock-up agreements with the underwriters, as described above. Holders of warrants to purchase              shares of common stock will be entitled to registration rights with respect to such shares.

Registration Rights

        Upon completion of this offering, the holders of             shares of our common stock will have rights to require or participate in the registration of those shares under the Securities Act. The holders of warrants to purchase                           shares of our common stock will also be entitled to registration rights with respect to shares of our common stock issuable upon the exercise of such warrants, including warrants to be issued upon completion of this offering. For a detailed description of these registration rights see "Description of Capital Stock—Registration Rights."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

        The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary is applicable only to non-U.S. holders who hold our common stock as a capital asset (generally, an asset held for investment purposes). We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

CIRCULAR 230 DISCLOSURE

        TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER AND THE UNDERWRITERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE ISSUER; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

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  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

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  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  partnerships or other pass-through entities or investors in such entities;

  •
  "controlled foreign corporations," "passive foreign corporations" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  U.S. expatriates or former long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership.

Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

        This discussion is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person. For purposes of this discussion, you are a U.S. person if you are:

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  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation or other entity taxable as a corporation for U.S. tax purposes created or organized in the United States or under the laws of the United States or of any state therein or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) which has made an election to be treated as a U.S. person.

Distributions

        If distributions are made on shares of our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, are attributable to a U.S. permanent establishment maintained by you) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of any allowable deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

        You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by you);

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC") at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of our common stock.

        If you are a non-U.S. holder described in the first bullet under the heading "Non-U.S. Holders Defined," you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses. You should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

        Payments of dividends made to you will not be subject to backup withholding if you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding at a current rate of 28%, may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Payments of the proceeds from a disposition of our common stock effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Payments of the proceeds from a disposition of our common stock by a non-U.S. holder made by or through the U.S. office of a broker are generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, have severally agreed to purchase from us and the selling shareholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        The selling shareholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling shareholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the             shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are       % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling shareholders	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                    .

        We and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We expect that each of our officers and directors, and substantially all of our shareholders and holders of options to purchase our stock, will agree not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC. This consent may be given at any time without public notice. The foregoing does not prohibit open market purchases and sales of our common stock by such holders after the completion of this offering and transfers or dispositions by our officers, directors and shareholders can be made sooner:

  •
  as a gift or by will or intestacy;

  •
  to immediate family members;

  •
  to any trust for the direct or indirect benefit of the holder or his or her immediate family; and

  •
  as a distribution to partners, members or shareholders of the holder;

in each case, so long as the transferee of such shares agrees to be bound by the lock-up agreement.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the                                             , in the over-the-counter market or otherwise.

        A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling shareholders and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  •
  prevailing market conditions;

  •
  our results of operations in recent periods;

  •
  the present stage of our development;

  •
  the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  •
  estimates of our business potential.

        Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the

United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

        Some of the underwriters or their affiliates have provided investment banking and financial advisory services to us for which they have received customary fees and expenses, and the underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of their business. Deutsche Bank Securities Inc. and Credit Suisse, or their affiliates, are lenders under our new senior credit facility and they have received customary fees for these services.

        An affiliate of Credit Suisse Securities (USA) LLC, an underwriter, is a shareholder and selling shareholder and may receive more than 10% of the net proceeds of this offering as a result of which Rule 2710(h) and 2720 of the National Association of Securities Dealers, Inc. (NASD) will be implicated. Under Rule 2720 of the NASD, when an NASD member participates in the distribution of an affiliated company's equity securities for which a bona fide independent market does not exist, the price at which equity securities are distributed to the public can be no higher than that recommended by a "qualified independent underwriter" within the meaning of Rule 2720. Deutsche Bank Securities Inc. has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 with respect to this offering. Accordingly, the price per share of our common stock set forth on the cover page of this prospectus is not higher than that recommended by Deutsche Bank Securities Inc. in its capacity as a "qualified independent underwriter."

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing shares of common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent;

  •
  the purchaser has reviewed the text above under the heading "Resale Restrictions"; and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholder will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by our counsel, Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Merrill Corporation as of January 31, 2006 and 2005 and for each of the three years in the period ended January 31, 2006 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our restatement described in Note 16 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of WordWave, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. On the closing of this offering, we will be subject to the informational requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website at www.merrillcorp.com as soon as reasonably practicable after filing such documents with the SEC.

        You can read the registration statement and our future filings with the SEC over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Merrill Corporation—Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 31, 2005 (restated) and 2006	F-3
Consolidated Statements of Operations for the fiscal years ended January 31, 2004 (restated), 2005 (restated) and 2006	F-4
Consolidated Statements of Cash Flows for the fiscal years ended January 31, 2004 (restated), 2005 (restated) and 2006	F-5
Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income for the fiscal years ended January 31, 2004 (restated), 2005 (restated) and 2006	F-6
Notes to Consolidated Financial Statements	F-7
WordWave, Inc.—Consolidated Financial Statements
Report of Independent Auditors	F-49
Consolidated Balance Sheets as of December 31, 2004 and 2005	F-50
Consolidated Statements of Operations for the years ended December 31, 2003, 2004 and 2005	F-51
Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income for the years ended December 31, 2003, 2004 and 2005	F-52
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005	F-53
Notes to Consolidated Financial Statements	F-54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Merrill Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income and cash flows present fairly, in all material respects, the financial position of Merrill Corporation and its subsidiaries at January 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1, effective August 1, 2003 the Company changed its method of accounting for its redeemable preferred stock in accordance with SFAS No. 150 "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". Also, as discussed in Note 17, the Company changed its method of accounting for basic earnings per share in accordance with SFAS No. 128, "Earnings Per Share".

        As discussed in Note 16, the Company has restated its financial statements for the years ended January 31, 2005 and 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

June 9, 2006
Minneapolis, Minnesota

Merrill Corporation

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

			Pro Forma Puttable Common Stock and Shareholders' Deficit January 31, 2006 (Note 1)
	As of January 31,
	2005	2006
	(restated)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,269	$14,430
Trade receivables, less allowance for doubtful accounts of $3,853 and $3,584, respectively	104,681	150,425
Work in process inventories	15,764	15,394
Other inventories	9,530	12,011
Other current assets	15,812	23,582

Total current assets	158,056	215,842
Property, plant and equipment, net	55,505	63,367
Goodwill	77,906	194,349
Intangible assets, net	15,279	76,400
Other assets	20,543	17,030

Total assets	$327,289	$566,988

Liabilities, minority interest, puttable class B common stock and shareholders' deficit
Current liabilities
Debt obligations	$1,570	$4,750
Capital lease obligations	945	753
Accounts payable	35,601	52,040
Accrued expenses	53,467	64,791

Total current liabilities	91,583	122,334
Debt obligations, less current obligations	300,002	470,250
Capital lease obligations, less current obligations	1,150	1,080
Redeemable preferred stock	22,168	25,618
Deferred income taxes	14,551	33,126
Other liabilities	9,974	9,239

Total liabilities	439,428	661,647
Commitments and contingencies
Minority interest	343	—
Puttable class B common stock	5,564	67,820	$—
Puttable common stock—Pro Forma	—	—	67,820
Shareholders' deficit
Common stock, $.01 par value: 25,000,000 shares authorized; no shares issued and outstanding	—	—	52
Class B common stock, $.01 par value: 10,000,000 shares authorized; 5,240,443 and 5,272,763 shares, respectively, issued and outstanding	52	52	—
Additional paid-in capital	104,626	98,969	98,969
Notes and interest receivable	(22,283)	(22,768)	(22,768)
Accumulated other comprehensive income	310	1,604	1,604
Accumulated deficit	(200,751)	(240,336)	(240,336)

Total shareholders' deficit	(118,046)	(162,479)	$(162,479)

Total liabilities, minority interest, puttable class B common stock and shareholders' deficit	$327,289	$566,988

The accompanying notes are an integral part of the consolidated financial statements

Merrill Corporation

Consolidated Statements of Operations

(dollars in thousands except per share data)

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)

Net revenue	$596,215	$697,893	$796,417
Cost of revenue	411,783	462,410	525,267

Gross profit	184,432	235,483	271,150
Selling, general and administrative expenses	132,507	166,067	258,330

Operating income	51,925	69,416	12,820
Interest expense	36,329	33,538	34,256
Other (income) expense, net	(1,879)	(2,191)	9,504

Income (loss) before income taxes	17,475	38,069	(30,940)
Provision for income taxes	9,831	18,437	8,645

Income (loss) before minority interest	7,644	19,632	(39,585)
Minority interest	18	(11)	—

Income (loss) before cumulative effect of change in accounting principle, net of income taxes	7,626	19,643	(39,585)

Cumulative effect of change in accounting principle, net of income taxes	20,882	—	—

Net income (loss)	$28,508	$19,643	$(39,585)

Accretion of preferred stock	(116)

Net income (loss) available for class B common shareholders	$28,392	$19,643	$(39,585)

Earnings per share:
Basic per class B common share:
Income (loss) before cumulative effect of change in accounting principle, net of income taxes	$1.30	$3.35	$(6.93)
Cumulative effect of change in accounting principle, net of income taxes	3.56	—	—
Accretion of preferred stock	(0.02)	—	—

Net income (loss) available for class B common shareholders	$4.84	$3.35	$(6.93)

Diluted per class B common share:
Income (loss) before cumulative effect of change in accounting principle, net of income taxes	$1.29	$3.25	$(6.93)
Cumulative effect of change in accounting principle, net of income taxes	3.55	—	—
Accretion of preferred stock	(0.02)	—	—

Net income (loss) available for class B common shareholders	$4.82	$3.25	$(6.93)

Per share Unaudited pro forma amounts assuming warrant issuances in connection with initial public offering (Note 1)
Net (loss) available to common shareholders per class B common shares:
Basic			$(6.50)
Diluted			$(6.50)
Unaudited pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income (loss) available to class B common shareholders	$6,915

Unaudited per share pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income available to common shareholders per class B common share:
Basic	$1.18
Diluted	$1.17
Weighted average number of shares outstanding:
Basic	5,862,476	5,860,548	5,712,339
Diluted	5,890,166	6,038,188	5,712,339
Unaudited pro forma weighted average number of shares outstanding assuming warrant issuances in connection with initial public offering:
Basic			6,090,541
Diluted			6,090,541

The accompanying notes are an integral part of the consolidated financial statements

Merrill Corporation

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
Operating activities:
Net income (loss)	$28,508	$19,643	$(39,585)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,025	14,786	16,720
Amortization of intangible and other assets	64	363	6,089
Cumulative effect of change in accounting principle, net of income tax	(20,882)	—	—
Provision for losses on trade receivables	2,388	1,280	584
Deferred income taxes	9,324	4,107	(6,516)
Non-cash interest and amortization of deferred financing costs	8,447	7,589	6,835
Minority interest in earnings (loss) of subsidiary	18	(11)	—
Stock-based compensation	365	1,781	59,910
Other, net	(1,535)	794	832
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade receivables	(7,160)	(2,118)	(9,258)
Work in process inventories	(2,118)	(1,416)	1,099
Other inventories	(1,900)	(1,238)	(2,482)
Other current assets and other assets	(2,063)	(1,959)	(2,709)
Accounts payable	779	6,231	3,697
Accrued expenses and other liabilities	661	8,159	4,226

Net cash provided by operating activities	29,921	57,991	39,442
Investing activities:
Business acquisitions, net of cash acquired	—	(28,543)	(188,987)
Purchase of property, plant and equipment	(13,890)	(16,026)	(19,953)
Proceeds from disposal of property, plant and equipment	7	87	16
Other investing activities, net	(1,386)	(1,301)	(452)

Net cash used in investing activities	(15,269)	(45,783)	(209,376)
Financing activities:
Borrowings on revolving credit facility	—	—	180,200
Payments on revolving credit facility	—	—	(180,200)
Proceeds from issuance of debt	—	160,000	475,000
Proceeds from issuance of debt, affiliate	—	—	10,207
Principal payments on long-term debt and capital lease obligations	(13,603)	(191,110)	(303,072)
Debt issuance costs	—	(3,708)	(6,153)
Repurchase of class B common stock	—	(256)	(47)
Repurchase of series A warrants	—	—	(3,749)

Net cash (used in) provided by in financing activities	(13,603)	(35,074)	172,186
Effect of exchange rate changes on cash	(1,101)	(1,293)	(91)

(Decrease) increase in cash and cash equivalents	(52)	(24,159)	2,161
Cash and cash equivalents, beginning of year	36,480	36,428	12,269

Cash and cash equivalents, end of year	$36,428	$12,269	$14,430

Supplemental cash flow disclosures:
Income taxes paid, net	$1,908	$17,369	$14,882
Interest paid	$28,129	$27,680	$30,911

The accompanying notes are an integral part of the consolidated financial statements

Merrill Corporation

Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income (Loss)

(dollars in thousands, except share amounts)

For the Years Ended January 31, 2004 (restated), 2005 (restated) and 2006

	Class B Common Stock	Additional Paid-In Capital	Notes Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance January 31, 2003	$53	$107,659	$(21,527)	$(645)	$(248,902)	$(163,362)
Accretion of redeemable preferred stock (restated)	—	(116)	—	—	—	(116)
Accrued interest income	—	810	(810)	—	—	—
Stock option compensation expense	—	365	—	—	—	365
Increase in puttable class B common stock obligations	—	(507)	—	—	—	(507)
Comprehensive income:
Change in cumulative foreign currency translation	—	—	—	761	—	761
Net income (restated)	—	—	—	—	28,508	28,508

Comprehensive income (restated)						29,269

Balance January 31, 2004 (restated)	53	108,211	(22,337)	116	(220,394)	(134,351)
Accrued interest income	—	543	(543)	—	—	—
Stock option compensation expense	—	1,781	—	—	—	1,781
Increase in puttable class B common stock obligations	—	(5,057)	—	—	—	(5,057)
Repurchase of class B common stock (32,320 shares)	(1)	(852)	597	—	—	(256)
Comprehensive income:
Change in cumulative foreign currency translation	—	—	—	129	—	129
Unrealized gains on available-for-sale securities (net of income tax of $50)	—	—	—	65	—	65
Net income (restated)	—	—	—	—	19,643	19,643

Comprehensive income (restated)						19,837

Balance January 31, 2005 (restated)	52	104,626	(22,283)	310	(200,751)	(118,046)
Accrued interest income	—	583	(583)	—	—	—
Stock option compensation expense	—	59,910	—	—	—	59,910
Increase in puttable class B common stock obligations	—	(62,256)	—	—	—	(62,256)
Repurchase of Series A warrants	—	(3,749)	—	—	—	(3,749)
Repurchase of class B common stock (5,610 shares)	—	(145)	98	—	—	(47)
Comprehensive income (loss):
Change in cumulative foreign currency translation	—	—	—	1,221	—	1,221
Unrealized gains on available-for-sale securities (net of income tax of $62)	—	—	—	73	—	73
Net loss	—	—	—	—	(39,585)	(39,585)

Comprehensive loss						(38,291)

Balance January 31, 2006	$52	$98,969	$(22,768)	$1,604	$(240,336)	$(162,479)

The accompanying notes are an integral part of the consolidated financial statements.

Merrill Corporation

Notes to Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Nature of Business

        We are a leading provider of outsourcing solutions for various complex business communication and information management needs. Our services include document and data management, litigation support, branded communication programs, fulfillment, imaging and printing. Our solutions enable our clients to create, access, control, analyze and communicate critical information for business initiatives, such as targeted customer marketing, complex regulatory compliance and business decision making. We integrate proprietary technologies, industry-specific processes and outsourced services into flexible, easy-to-use, comprehensive service offerings.

Principles of Consolidation and Equity Method Investment

        The consolidated financial statements include all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Earnings (loss) in our equity method investment were $0.5 million, $1.7 million and $(0.1) million for the fiscal years 2004, 2005 and 2006, respectively, and these amounts are included in other income, net in the Consolidated Statements of Operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Those assumptions and estimates are subject to revision, and actual results could differ from those estimates.

Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

        We recognize revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. Generally, we recognize revenues related to services when completed and any related printed products are shipped to our customers. Where we have revenue arrangements with multiple deliverables, we apply Emerging Issues Task Force (EITF) Issue No. 00-21 "Accounting For Revenue Arrangements with Multiple Deliverables", and recognize each element separately as long as we have objective and reliable evidence of the fair value of each element. Where we have invoiced customers or collected cash from customers for services to be completed in the future, these revenues are deferred and recognized as revenue over the period earned or when services are completed. Such deferred revenue is included in accrued expenses on the Consolidated Balance Sheets. In circumstances where we provide hosting services to customers, revenue is recognized ratably over the term of the arrangement.

Trade Accounts Receivables

        Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of reserves and allowances, which primarily represent estimated losses due to expected customer allowances and deductions, or the inability of certain customers to make the required payments. When determining these reserves and allowances, we take several factors into consideration, including prior history of accounts receivable, credit activity and write-offs, the overall composition of accounts receivable aging, the types of customer and our day-to-day knowledge of specific customers. Changes in these reserves and allowances are recorded as reductions of net revenue or bad debt expense (included in selling, general and administrative expenses) in the Consolidated Statements of Operations.

Inventories

        Work-in-process, which includes purchased services, materials, direct labor and overhead, is valued at the lower of cost or net realizable value, with cost determined on a specific job-cost basis. Other inventories consist primarily of paper and printed materials and are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which range from three to five years for equipment and furniture and fixtures and five to 30 years for building and leasehold improvements. Amortization of leasehold improvements is recorded on a straight-line basis over the estimated useful lives of the assets or the contractual lease term, whichever is shorter. When assets are sold or retired, related gains or losses are included in selling, general and administrative expenses.

Goodwill and Other Intangible Assets

        We account for goodwill and other intangible assets in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets." Goodwill is not amortized, but instead is tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives using accelerated and straight-line methods (see Note 4 for further information on amortization lives and methods used for our acquired intangible assets). In conjunction with our change in segments during fiscal year 2006 (see Note 12), our reporting units also changed which resulted in a reallocation of our goodwill to the applicable reporting units based upon their relative fair values. The carrying value of our goodwill was determined not to be impaired based on our annual impairment testing for each of three years in the period ended January 31, 2006.

Long-Lived Assets

        The recoverability of long-lived assets is assessed periodically whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant a reassessment. When such reassessment indicates the potential of impairment, all business factors are considered and, if the carrying value of such long-lived assets is not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes to their estimated fair value.

Income Taxes

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Stock-Based Compensation

        We account for employee stock-based compensation using the intrinsic value method pursuant to Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under the intrinsic value method, when the exercise price of an employee stock option equals or exceeds the fair value of the underlying stock on the date of grant and the terms of the options are fixed, no compensation expense is recognized. Any compensation costs resulting from option grants to employees are amortized over the underlying option vesting terms using the method prescribed by Financial Accounting Standards Board (FASB) Interpretation No. 28.

        Some of our stock options are required to be accounted for as fixed awards and others require variable accounting treatment. Fixed awards are those for which the total amount of stock-based compensation expense that will be recorded over the vesting period is calculated and determinable at the date of grant. Variable awards are those for which the ultimate stock-based compensation expense to be recorded is contingent upon future events and the fair value of the underlying stock at the time those events occur, and may vary significantly over the vesting period. We also use variable-award accounting for the majority of shares of our class B common stock sold under the Direct Investment Plan—see Note 11 for additional information regarding this plan.

        We recorded approximately $0.4 million, $1.8 million and $59.9 million of non-cash stock-based compensation expense for the years ended January 31, 2004, 2005 and 2006, respectively. Non-cash stock-based compensation expense is primarily recorded as a component of selling, general and administrative expenses in the Consolidated Statements of Operations. Stock-based compensation expense recorded in fiscal 2006 resulted from a significant increase in the estimated fair value of our class B common stock. This increase in the estimated fair value resulted from favorable developments in the operations and the continued diversification of our operations.

        The table below illustrates the effect on net income (loss) if the fair value of options granted to employees and other equity instruments had been recognized as compensation expense over the vesting periods in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Shares used in the pro forma diluted earnings per share computation use the calculation methodology prescribed by SFAS No. 123, which is different from the shares used for the reported diluted earnings per share computation. See Note 11 for additional information regarding our employee stock plans.

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands except per share data)
Net income (loss), as reported	$28,508	$19,643	$(39,585)
Accretion of redeemable preferred stock	(116)	—	—
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	209	1,026	55,366
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(2,178)	(1,634)	(992)

Pro forma net income available to class B common shareholders	$26,423	$19,035	$14,789

Net income available to class B common shareholders:
Per share:
As reported—Basic	$4.84	$3.35	$(6.93)
As reported—Diluted	$4.82	$3.25	$(6.93)
Pro-Forma—Basic	$4.51	$3.25	$2.59
Pro-Forma—Diluted	$4.51	$3.22	$2.44

Fair Value of Financial Instruments

        Our financial instruments, other than long-term debt, consist principally of cash and cash equivalents, trade receivables and accounts payables, for which their current carrying amounts approximated fair market value. We believe our term loan debt carrying amounts of $159.2 million and $475.0 million at January 31, 2005 and 2006, respectively, approximates fair market value. At January 31, 2005, the fair value of our senior subordinated notes was approximately $10.4 million higher than the $142.4 million carrying value at January 31, 2005 based on limited trading activity of the notes.

Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss), the effects of currency translation and unrealized gains on available-for-sale securities. Comprehensive income (loss) for all periods presented is included in the Consolidated Statements of Shareholders' Equity (Deficit).

Earnings Per Share

        Basic earnings per share is based on the weighted-average number of class B common shares outstanding during the year including shares underlying certain warrants outstanding that are issuable for little or no cash consideration (Note 17). Diluted earnings per share is based on the weighted-average number of class B common shares outstanding during the year including shares underlying certain warrants that are issuable for little cash consideration (Note 17), adjusted to give effect to potential common shares such as stock options and warrants.

        The following table reconciles basic weighted average shares outstanding to diluted weighted average shares outstanding.

	For the Years Ended January 31,
	2004	2005	2006
Basic	5,862,476	5,860,548	5,712,339
Dilutive stock options and warrants	27,690	177,640	—

Diluted	5,890,166	6,038,188	5,712,339

        Potential dilutive shares of common stock excluded from the diluted net income (loss) per share computations were 1,042,672, 705,150 and 1,300,073 for the years ended January 31, 2004, 2005, and 2006, respectively. Certain potential dilutive shares of common stock were excluded from the diluted earnings per share computation because their exercise prices were greater than the average market price of the common shares during the period and were therefore not dilutive. Potential dilutive shares of common stock were excluded from periods with net loss because they were anti-dilutive.

        All co-investment and re-investment shares issued under our direct investment plan (see Note 11) are included in the determination of basic and diluted weighted average shares outstanding. All warrants with an exercise price of $0.01 were included in basic and diluted weighted shares outstanding (Note 17).

Unaudited Pro Forma Net Income (Loss) Per Share

        In connection with an August 2002 modification of our preferred stock terms, we granted our redeemable preferred shareholders the right to receive warrants to purchase up to 378,202 shares of our class B common stock if certain "triggering events" occurred (See Note 11). In connection with our initial public offering we will experience a "triggering event," as defined, pursuant to which we will be required to issue to our redeemable preferred shareholders warrants to purchase 378,202 shares of our class B common stock. The unaudited pro forma net loss per share has been presented to give effect to the issuance of all of these warrants as if such issuance occurred on February 1, 2005.

Unaudited Pro Forma Puttable Common Stock and Stockholders' Deficit

        Immediately prior to consummation of this offering, all shares of class B common stock outstanding will automatically convert into an equal number of shares of common stock. The pro forma effect of this conversion has been reflected in the accompanying financial statements as of January 31, 2006.

Redeemable Preferred Stock

        Effective August 1, 2003, we changed the accounting for our redeemable preferred stock as prescribed by SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (See Note 16). Prior to adopting SFAS No. 150, we classified our redeemable preferred stock as a "mezzanine" instrument. Upon the adoption of SFAS No. 150, our redeemable preferred stock is recorded as a liability on the Consolidated Balance Sheets. We recorded the cumulative effect of this change in accounting principle by initially measuring, on the date of adoption, our redeemable preferred stock at fair value using a discounted cash flow approach using a discount rate of 14.5%. The cumulative effect of change in accounting principle, net of income tax, of $20.9 million, as reflected on the Consolidated Statements of Operations for the year ended January 31, 2004, represents the total gain upon initial adoption of $36.2 million less income taxes of $15.3 million. The $15.3 million of income tax was recorded as a deferred income tax liability and is included in the Consolidated Balance Sheets. On August 1, 2003, we began accreting the value of our redeemable preferred stock, using the effective interest method, to its liquidation value through periodic charges to interest expense. This accretion will be recorded until the carrying value of the redeemable preferred stock reaches its liquidation value in November 2011 or upon a change in control, as defined, at which time we will be required to redeem all outstanding preferred shares. For the years ended January 31, 2004, 2005 and 2006, we recorded interest expense associated with the accretion of approximately $1.3 million, $3.0 million and $3.5 million, respectively. The pro forma amount shown for fiscal year 2004 on the Consolidated Statements of Operations reflect the historical results of operations assuming retroactive application of SFAS No. 150, including the related income taxes effect.

Foreign Currency Translation

        Local currencies are considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders' deficit.

Internal-use Software

        We capitalize direct costs of materials and services used in the development of internal-use software. Amounts capitalized are amortized on a straight-line basis over three years and are reported as a component of equipment within property, plant and equipment.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which revises SFAS No. 123 and supersedes APB Opinion No. 25. Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation cost for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements. The effective date is the first reporting period beginning after December 15, 2005, which would be our fiscal year beginning February 1, 2006. We presently intend to adopt SFAS No. 123R using the modified prospective method. However, we have not yet determined the impact of adopting this statement. We expect that the adoption of this standard will reduce the volatility of our stock-based compensation expense as certain instruments accounted for as "variable" under APB No. 25 will not be considered variable under the new standard. We also anticipate that we will record significant stock-based compensation expense in fiscal year 2007 related to the February 2006 grant of stock options for the purchase of 382,500 shares of class B common stock. In March 2005, the SEC issued SAB No. 107, "TOPIC 14: Share-Based Payment," which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuation of share-based payment arrangements for public companies.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which would be our fiscal year beginning February 1, 2006. We have not yet determined the impact of adopting this statement, but we anticipate that it will not have a material effect on our financial position, results of operations or cash flows.

        In September 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB No. 20 and SFAS No. 3. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective applicable is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is required to be adopted in fiscal years beginning after December 15, 2005. Accordingly, we will adopt SFAS 154 in our fiscal year beginning February 1, 2006. Adoption of SFAS 154 is not expected to have a material effect on our financial position, results of operations or cash flows.

2. Selected Financial Data

(dollars in thousands)
Rollforward of allowance for doubtful accounts
Balance, January 31, 2003	$9,112
Provision for losses on trade receivables	2,388
Write-offs, net of recoveries	(3,306)

Balance, January 31, 2004	8,194
Provision for losses on trade receivables	1,280
Write-offs, net of recoveries	(5,621)

Balance, January 31, 2005	3,853
Provision for losses on trade receivables	584
Write-offs, net of recoveries	(853)

Balance, January 31, 2006	$3,584

	As of January 31,
	2005	2006
Other current assets
Prepaid expenses	$5,704	$8,719
Deferred income taxes	5,430	8,280
Other	4,678	6,583

	$15,812	$23,582

Property, plant and equipment, net
Land	$2,576	$2,576
Buildings	21,904	21,765
Equipment	86,122	97,745
Furniture and fixtures	11,011	13,313
Leasehold improvements	31,374	34,025
Construction in progress	357	208

	153,344	169,632
Less accumulated depreciation and amortization	(97,839)	(106,265)

	$55,505	$63,367

Other assets
Debt issuance costs	$5,068	$8,312
Investments related to compensation and benefits	5,935	4,643
Equity method investment	5,085	541
Other	4,455	3,534

	$20,543	$17,030

Accrued expenses
Commissions, compensation and benefits	$35,934	$39,862
Deferred revenue	2,150	9,101
Sales taxes payable	4,976	6,960
Benefit plan contributions	6,037	5,886
Accrued interest	1,455	180
Other	2,915	2,802

	$53,467	$64,791

Accumulated other comprehensive income (loss)
Cumulative foreign currency translation	$245	$1,466
Unrealized gains on available-for-sale securities	65	138

	$310	$1,604

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
Other (income) expense, net
Loss on debt refinancing (Note 5)	$—	$—	$11,534
Other, net	(1,879)	(2,191)	(2,030)

	$(1,879)	$(2,191)	$9,504

3. Acquisitions

      On January 3, 2006, we acquired all of the outstanding stock of WordWave, Inc. ("WordWave") in exchange for $160.5 million in cash including $2.5 million of acquisition related costs. As of January 31, 2006, we recorded an additional working capital adjustment in the amount of $1.3 million in accordance with the acquisition agreement. The additional working capital adjustment is included in accrued expenses on the Consolidated Balance Sheet and resulted in additional goodwill of $1.3 million. The acquisition agreement also requires us to pay up to $5.0 million of additional cash to the former stockholders if earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") for the twelve months ended December 31, 2005, and revenue growth for our fiscal year ending on January 31, 2007, exceed certain amounts set forth in the acquisition agreement. Any additional cash to be paid under the acquisition agreement will be recorded as additional cost of acquiring WordWave and will result in an increase in goodwill. WordWave is a global provider of court reporting, litigation support, digital recording, and transcription services and complements our existing Legal Solutions' service offering. Effective January 3, 2006, operating results from this business are reflected in our consolidated operating results. In conjunction with this acquisition, we acquired customer relationships (weighted average life of 9.2 years), trademarks and tradenames (weighted average life of 15 years), technology (weighted average life of 4.7 years), and non-compete agreements (weighted average life of 4 years). We recorded approximately $21.1 million of deferred income tax liabilities, which are included on the Consolidated Balance Sheets, as a result of differences between book and tax bases associated with identifiable intangible assets.

        In conjunction with the WordWave acquisition, we committed to a restructuring program to decrease headcount of former WordWave employees and close redundant WordWave facilities in our Legal Solutions business segment. In accordance with EITF No. 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination," we recorded the following restructuring liabilities as part of the acquisition. These accruals resulted in a $1.3 million increase in goodwill. We expect to complete payments for employee termination benefits by July 2007. Facilities closing cost accruals consist of the present value of future rental payments less the present value of expected sublease income. These leases continue through April 2011.

        The following table summarizes the activity related to our 2006 restructuring program:

	Employee Termination Benefits	Facility Closing Costs	Total
Accruals established as part of WordWave acquisition	$886	$442	$1,328
Less cash payments	—	—	—

Restructuring Liability at January 31, 2006	$886	$442	$1,328

        On February 28, 2005, we acquired all of the outstanding stock of P.H. Brink International Corporation ("Brink") in exchange for $14.4 million in cash including $0.3 million for our acquisition costs. The stock purchase agreement also requires us to pay up to $5.0 million of additional cash to the former stockholders if certain revenues invoiced during the fiscal year ending January 31, 2006, and collected no later than April 30, 2006, exceed certain milestones, as set forth in the stock purchase agreement. We have not yet determined whether we will owe any of this contingent purchase consideration. Any additional consideration to be paid under the stock purchase agreement will be recorded as additional cost of acquiring Brink and will result in an increase in goodwill. Brink provides a variety of language translation services, and is complementary to our existing translation service offerings. Effective March 1, 2005, operating results from this business are reflected in our consolidated operating results. In conjunction with this acquisition, we acquired customer relationships (weighted average life of 10 years), trademarks and tradenames (weighted average life of 15 years) and technology (weighted average life of 7 years). We recorded approximately $2.2 million of deferred income tax liabilities which are included on the Consolidated Balance Sheets, as a result of differences between book and tax bases associated with identifiable intangible assets.

        On January 31, 2005, we acquired substantially all of the assets, with the exception of inventories, of Fine Arts Engraving Company ("Fine Arts") in exchange for $18.7 million in cash and the assumption of $1.3 million of liabilities and $0.2 million for our acquisition-related costs. Fine Arts is a provider of high-quality engraved printed materials, such as stationery and business cards. Fine Arts service offerings expand our Marketing and Communications Solutions' brand management programs and are marketed to complementary financial, legal and corporate clients. In conjunction with this acquisition, we acquired customer relationships (life of 10 years), trademarks and tradenames (life of 10 years) and non-compete agreements (life of 5 years). In conjunction with this acquisition, we did not initially acquire any inventories. We entered into a consignment inventory agreement with the former owners of Fine Arts. Under the consignment agreement, we may elect to purchase inventories from the former owners. A component of any future sales we derive from purchasing and reselling any of these inventories, representing the markup from cost to fair value, will be accounted for as a reduction in the goodwill recorded in this acquisition. The operating results of the acquired assets are reflected in our consolidated operating results beginning February 1, 2005.

        On September 23, 2004, in exchange for $10.8 million of cash and the assumption of $1.1 million of liabilities, we acquired substantially all of the assets of Jim Laffey, Inc., Ken Freeberg, Inc., Webcopies.com LLC, and The Berkshires Homebuyers Guide, Inc. (collectively "CfRE"). The purchase price also included $0.1 million for our acquisition-related costs. The acquired companies focused on marketing materials for the residential real estate industry, particularly in the independent realtor sector and complements our Marketing and Communications Solutions' real estate services offering. In conjunction with this acquisition, we acquired customer relationships (life of 10 years), trademarks and tradenames (life of 10 years) and non compete agreements (life of 5 years). The operating results of the acquired assets have been reflected in our consolidated operating results since September 23, 2004.

        In each of these four acquisitions, we agreed to purchase prices that exceed the fair value of net tangible assets for each of the acquired entities based on the broader value that we believe each of these entities will bring, through diversification and market position, to our consolidated company.

        We have allocated the purchase price of each acquisition to the respective acquired assets and liabilities based upon their relative fair values. The residual purchase price in excess of the fair value of the net assets acquired in each of these transactions has been recorded as goodwill. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition.

	WordWave	Brink	CfRE	Fine Arts
	(dollars in thousands)
Cash	$1,862	$469	$—	$—
Trade and other receivables	30,945	1,703	—	2,623
Property, plant and equipment	3,800	236	1,853	3,033
Other assets	5,096	87	—	221
Intangible assets
Customer relationships	34,600	3,900	2,761	5,261
Trademarks and tradenames	16,600	1,900	1,788	4,183
Technology	2,900	900	—	—
Non-compete agreements	1,390	—	175	100
Goodwill	101,452	8,577	5,412	4,820

Total assets acquired	198,645	17,772	11,989	20,241

Accounts payable	11,178	572	227	1,023
Accrued expenses	5,816	569	210	61
Capital lease obligations	85	—	642	—
Deferred income tax liabilities	21,074	2,198	—	—
Other liabilities		—	—	217

Total liabilities assumed	38,153	3,339	1,079	1,301

Net assets acquired	$160,492	$14,433	$10,910	$18,940

        Goodwill acquired in the CfRE and Fine Arts acquisitions is deductible for income tax purposes. All other goodwill is not expected to be tax deductible.

        On December 31, 2005, we acquired 51.0% of the outstanding stock of Quebecor Merrill Canada ("QMC") for approximately $17.9 million in cash including $0.4 million for our acquisition-related costs. This acquisition increased our equity ownership of QMC from 49.0% to 100.0%. QMC is a provider of financial transactional and compliance composition and printing services to Canadian issuers and complements our existing Transaction and Compliance Services' service offerings. In conjunction with this acquisition, we acquired customer relationships (life of 8 years), trademarks and tradenames (life of 2 years) and non-compete agreements (life of 3 years). Effective January 1, 2006, operating results from this business are reflected in our consolidated operating results. Prior to January 1, 2006, we recorded our equity interest in QMC's operating results using the equity method.

        This transaction was accounted for using the step acquisition method prescribed by Accounting Research Bulletin (ARB) 51, "Consolidated Financial Statements." Step acquisition accounting requires the allocation of the excess purchase price to the fair value of net assets acquired. The excess purchase price is determined as the difference between the cash paid and the historical book value of the interest in net assets acquired.

        The following table presents the determination of the excess purchase price for this transaction:

(Dollars in thousands)
Cash paid, including acquisition costs of $394	$17,928
Interest acquired in historical book value of QMC	8,397

Excess purchase price	$9,531

        The following table summarizes the allocation of the excess purchase price over historical book value arising from this transaction:

(Dollars in thousands)
Inventories	$251
Customer relationships	3,949
Trademarks and tradenames	351
Non-compete agreements	263
Goodwill	6,401
Deferred taxes	(1,684)

Total	$9,531

        The following table presents our consolidated results of operations on an unaudited pro forma basis as if these acquisitions had taken place at the beginning of each fiscal year presented.

	For the Years Ended January 31,
	2005	2006
	(dollars in thousands except per share data)
Net revenue	$865,570	$935,398
Net income (loss)	$19,468	$(35,921)
Basic per class B common share:
Net income (loss) available to class B common shareholders	$3.32	$(6.29)
Diluted per class B common share:
Net income (loss) available to class B common shareholders	$3.22	$(6.29)

        The unaudited pro forma consolidated results of operations do not necessarily reflect the results that would have occurred had the acquisitions occurred when assumed for purposes of this disclosure, nor are the pro forma consolidated results of operations indicative of the results which may occur in the future.

4. Goodwill and Intangible Assets

        The following table reflects the changes in the carrying amount of goodwill during the years ended January 31, 2004, 2005 and 2006:

	Legal Solutions	Marketing and Communication Solutions	Transaction and Compliance Services	Other Communication Services	Total
Balance, January 31, 2003	$10,528	$24,540	$27,135	$4,157	$66,360
Goodwill acquired	—	—	—	864	864

Balance, January 31, 2004	10,528	24,540	27,135	5,021	67,224
Goodwill acquired	—	10,232	—	450	10,682

Balance, January 31, 2005	10,528	34,772	27,135	5,471	77,906
Goodwill acquired	91,910	—	11,935	12,585	116,430
Fine Arts inventory adjustment	—	(392)	—	—	(392)
Translation adjustment	543	—	(89)	(49)	405

Balance, January 31, 2006	$102,981	$34,380	$38,981	$18,007	$194,349

        With the assistance of a third-party valuation specialist, we determined the estimated fair value of customer relationships and covenants not to compete using an income approach whereby we measured the estimated discounted cash flows that we will generate from these assets. We determined the estimated fair value of trademarks and technology using a variation of the income approach known as the Royalty Savings Method, whereby we estimated our royalty savings resulting from acquiring these assets. The estimated useful life of customer relationships, trademarks and technology were determined by estimating the period of time over which the majority of the estimated future cash flows will be generated from these assets. The estimated useful life of covenants not to compete is based upon the terms of the related agreements. We amortize our intangible assets, using accelerated and straight-line methods based on the proportion of future cash flows estimated to be generated in each period over the estimated useful life of the applicable asset.

        Intangible assets consisted of the following:

		As of January 31, 2005			As of January 31, 2006
	Estimated Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in years)	(dollars in thousands)
Customer relationships	8-10	$9,395	$(292)	$9,103	$52,139	$(4,206)	$47,933
Trademarks and tradenames	2-15	5,971	(64)	5,907	24,915	(1,092)	23,823
Technology	5-7	—	—	—	3,839	(390)	3,449
Non-compete agreements	3-5	276	(7)	269	1,935	(740)	1,195

		$15,642	$(363)	$15,279	$82,828	$(6,428)	$76,400

        The estimated future annual amortization expense for these intangible assets over the next five fiscal years is as follows:

(dollars in thousands)
2007	$14,715
2008	12,741
2009	10,676
2010	8,820
2011	7,238

$54,190

5. Financing Arrangements

        Debt obligations consisted of the following:

	As of January 31,
	2005	2006
	(dollars in thousands)
New senior credit facility	$—	$475,000
2004 senior credit facility
Senior credit term B loan	114,440	—
Senior discount term loan	44,775	—
Senior subordinated notes, net of discount	142,357	—

Subtotal	301,572	475,000
Less current obligations	(1,570)	(4,750)

Long-term obligations	$300,002	$470,250

New Senior Credit Facility

        On December 22, 2005, and in conjunction with our acquisition of WordWave, we entered into a $535.0 million amended, restated and combined credit agreement ("New senior credit facility") with a syndicate of banks and financial institutions. The New senior credit facility consisted of a $320.0 million initial term loan, a $155.0 million delayed draw term loan and a $60.0 million revolving line of credit facility. On December 30, 2005, the New senior credit facility was amended to combine the initial term loan and delay term loan into a single tranche of term loan ("Term loan"). We paid $2.6 million of fees to an affiliate of our largest shareholder for joint lead arranger and joint book runner services provided in connection with our New senior credit facility. At January 31, 2006, an affiliate of our largest shareholder was one of the banks in the syndicate holding approximately 16.7% of the revolving line of credit commitment for which we will pay a 0.50% per annum commitment fee on any undrawn portions of the revolving line of credit commitment. Proceeds from the New senior credit facility were used to: (i) amend, restate and combine approximately $158.0 million of outstanding borrowings under our 2004 senior credit facility, (ii) redeem the face value of our senior subordinated notes plus a 4.0% call premium and accrued interest totaling $159.7 million, (iii) purchase WordWave for $158.0 million and (iv) pay $7.5 million in fees and other expenses.

        The New senior credit facility is collateralized by substantially all of our consolidated assets and is subject to mandatory prepayments if certain events occur. Also, the New senior credit facility allows for a potential, although uncommitted, increase of $50.0 million in term loans subject to certain conditions. The New senior credit facility contains various financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio (both based upon "adjusted EBITDA", as defined by the facility), and various negative covenants, such as limitations on amounts of certain transactions, incurrence of additional indebtedness or payment of dividends and other distributions.

        The Term loan matures on December 22, 2012, however, the Term loan will mature on the earlier date of May 15, 2011 unless we have (i) extended the mandatory redemption date of our redeemable preferred stock to at least June 22, 2013, (ii) refinanced the redeemable preferred stock with the proceeds of common equity or new preferred stock with no mandatory redemption date prior to June 22, 2013 or (iii) redeemed the preferred stock pursuant to a transaction permitted by the credit agreement. Borrowings under the Term loan bear interest, at our option, at the reserve adjusted London Interbank Offering Rate (LIBOR) plus a maximum of 2.25% or at the alternate base rate plus 1.00%. The interest rate spreads above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the credit agreement, is less than 2:75:1. The Term loan requires scheduled quarterly principal payment of approximately $1.2 million through our fiscal quarter ending January 31, 2012. At January 31, 2006, there were $475.0 million of borrowings outstanding under the Term loan.

        The $60.0 million revolving line of credit matures on December 22, 2010. Borrowings under the revolving line of credit bear interest, at our option, at the reserve adjusted LIBOR plus a maximum of 2.50% or at the alternate base rate plus a maximum of 1.25%. The interest rate spread above LIBOR or the alternate base rate may decrease if the leverage ratio, as defined in the agreement, is less than 3.25:1. We are also required to pay annual commitment fees at a per annum rate of 0.50% on any undrawn portions of the revolving line of credit. At January 31, 2006, there were no borrowings outstanding under the revolving line of credit.

        The revolving line of credit provides for a $15.0 million letter of credit sub limit. At January 31, 2006, there were $5.8 million of outstanding letters of credit which reduces the amount available for borrowing under the line of credit.

        The reserve adjusted LIBOR at January 31, 2006 was 4.57%, and the alternate base rate was 7.50%.

        We have accounted for the refinancing of our credit facility which resulted in an extinguishment of our senior subordinated notes and a modification of our 2004 senior credit facility, in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments". We incurred $7.5 million of fees and costs associated with the refinancing of our senior credit facility. In accordance with EITF 96-19, we capitalized approximately $6.2 million of these costs as deferred financing costs and expensed $1.3 million to other expense. We wrote off $0.3 million of deferred financing costs associated with our 2004 senior credit facility and $1.5 million of deferred financing costs associated with our senior subordinated notes that were repaid with proceeds from our new senior credit facility. We also wrote off $2.7 million of unamortized discount and paid a call premium of $5.8 million in connection with the repayment of our senior subordinated notes. The aggregate effect of the the write-off of the deferred financing costs and the expensing of fees and other related refinancing costs was $11.6 million, which is reported as a loss on debt refinancing in other expense, net in our Consolidated Statement of Operations for the year ended January 31, 2006. We are amortizing deferred financing costs on a straight line basis which approximates the effective interest method.

2004 Senior Credit Facility

        On July 30, 2004, we entered into a $210.0 million senior credit facility with a syndicate of banks and financial institutions (2004 senior credit facility). As previously discussed, amounts outstanding under the 2004 senior credit facility were paid in full in conjunction with the completion of the December 2005 New senior credit facility and the agreement was terminated. The 2004 senior credit facility consisted of a $115.0 million term B loan, a $45.0 million senior discount term loan and a $50.0 million revolving line of credit. We paid $1.2 million of fees to an affiliate of our largest shareholder for joint lead arranger and joint book runner services provided in connection with our 2004 senior credit facility. At January 31, 2005, an affiliate of our largest shareholder was one of the banks in the syndicate holding approximately 20.0% of the revolving line of credit commitment for which we paid a 0.50% per annum commitment fee on any undrawn portions of the revolving line of credit commitment. Proceeds from the 2004 senior credit facility, along with excess cash generated from operations, were used to repay (i) $142.9 million of term loan borrowings outstanding under our previous senior credit facility; (ii) $38.2 million of borrowings outstanding under our previous senior discount notes with related parties, and (iii) approximately $3.7 million of closing and legal fees.

        Borrowings under the $115.0 million term B loan and $45.0 million senior discount term loan bore interest at our option, at the reserve adjusted LIBOR plus 2.50% or at the alternate base rate plus 1.25% and required scheduled quarterly principal payments of $0.4 million.

        Borrowings under the revolving line of credit bore interest at our option, at the reserve adjusted LIBOR plus 2.75% or at the alternate base rate plus 1.50%. After January 31, 2005, the interest rate could decrease based on our leverage ratio. We were also required to pay annual commitment fees equal to 0.50% on any undrawn portions of the revolving line of credit. At January 31, 2005, there were no borrowings outstanding under the revolving line of credit.

        In conjunction with the refinancing of the 2004 senior credit facility, we wrote off unamortized debt issuance costs of $1.4 million associated with our previous senior credit facility. This charge was included in other expense, net in the Consolidated Statement of Operations. We capitalized approximately $3.7 million of direct and incremental fees and other costs associated with completing the 2004 senior credit facility, of which approximately $1.2 million of these fees were paid to an affiliate of our major shareholder. Prior to the new senior credit facility transaction, we were amortizing these costs to interest expense over the term of the 2004 senior credit facility.

Senior Subordinated Notes

        We had $145.5 million, face value, senior subordinated notes outstanding at January 31, 2005. As previously discussed, amounts outstanding under the senior subordinated notes were paid in full in conjunction with the closing of the December 2005 New senior credit facility and the agreement was terminated. The senior subordinated notes consisted of

$25.0 million of class A senior subordinated notes and $120.5 million of class B senior subordinated notes. The senior subordinated notes matured in May 2009 and could be redeemed on or after November 1, 2004 at certain percentages of principal. Interest was payable semi-annually in arrears on June 30th and December 31st of each year. Interest was payable in cash at a rate of 12.0%. The outstanding balances of the senior subordinated notes at January 31, 2005 are stated net of $3.2 million of discounts recorded as part of the original senior subordinated note offering, including the unamortized balance of the original $1.7 million of value allocated to the warrants issued to purchase 166,033 shares of our class B common stock and the unamortized balance of the $3.8 million of original issue discount (Note 11).

1999 Senior Credit Facility

        The 1999 senior credit facility originally consisted of a $50.0 million revolving credit facility and a $220.0 million term loan facility, including a $65.0 million term loan A and a $155.0 million term loan B. As part of the 2004 senior credit facility refinancing, all outstanding amounts under our 1999 senior credit facility were repaid in full and the agreement was terminated.

Senior Discount Notes—Related Parties

        In fiscal year 2001 and 2002 we issued senior discount notes for $27.6 million in cash to our major shareholder and to our chief executive officer. The senior discount notes bore interest at 13.0%, compounded semi-annually, with accrued interest added to the principal balance. These senior discount notes were scheduled to mature in January 2008 with an aggregate principal balance of $59.0 million. At our option, the notes could be redeemed prior to January 2007 at a premium. As part of the 2004 senior credit facility refinancing in July 2004, the then outstanding $38.2 million balance of the senior discount notes was repaid in full. All early redemption premiums were waived by the holders.

Debt Maturities

        The scheduled aggregate cash maturities of debt obligations at January 31, 2006, are as follows:

(dollars in thousands)
2007	$4,750
2008	4,750
2009	4,750
2010	4,750
2011	4,750
Thereafter	451,250

$475,000

6. Leases

        We lease equipment under capital leases that terminate at various dates through May 28, 2008. In November 2005, we exercised the purchase option under a capital lease for an office and production facility and the associated land for approximately $0.4 million in cash. A summary of property, plant and equipment under capital leases is as follows:

	As of January 31,
	2005	2006
Land	$333	$—
Building	2,439	—
Equipment	4,770	4,199
Less: accumulated depreciation	(4,515)	(1,456)

	$3,027	$2,743

        We also lease office space and equipment under non-cancelable operating leases, which expire at various dates through April 2021. Rental expense charged to operations was $25.1 million, $26.7 million and $28.4 million for the years ended January 31, 2004, 2005 and 2006, respectively.

        Future minimum rental commitments under non-cancelable leases at January 31, 2006 are as follows:

	Capital Leases	Operating Leases
	(dollars in thousands)
2007	$1,267	$20,347
2008	1,009	16,671
2009	220	13,176
2010	1	10,334
2011	—	7,577
Thereafter	—	21,619

Total	2,497	$89,724

Less imputed Interest	(664)

Present value of minimum lease payments	1,833
Less current maturities of capital lease obligations	(753)

Capital lease obligations, net of current obligations	$1,080

7. Income Taxes

      Our income (loss) before income taxes is as follows:

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Domestic	$19,576	$40,514	$(26,150)
Foreign	(2,101)	(2,445)	(4,790)

Total income (loss) before income taxes	$17,475	$38,069	$(30,940)

        Components of the provision for income taxes are as follows:

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Current
Federal	$(393)	$9,700	$13,648
State	900	4,630	1,354
Foreign	—	—	159

Total	507	14,330	15,161

Deferred
Federal	7,904	3,637	(4,283)
State	1,210	(260)	(1,870)
Foreign	210	730	(363)

Total	9,324	4,107	(6,516)

Provision for income taxes	$9,831	$18,437	$8,645

        Temporary differences comprising the net deferred income tax asset (liability) recognized in the Consolidated Balance Sheets consist of the following:

	As of January 31,
	2005	2006
	(restated)
	(dollars in thousands)
Deferred income tax assets
Deferred compensation and benefits	$6,166	$10,600
Net operating loss carryforwards	5,820	10,962
Accruals and other reserves	3,624	3,595
Allowance for doubtful accounts	1,536	2,296
Deferred financing costs	1,322	841
Property, plant and equipment	618	1,778
Other	1,064	436

	20,150	30,508

Deferred income tax liabilities
Goodwill	(6,044)	(7,433)
Redeemable preferred stock	(13,501)	(11,613)
Identifiable intangible assets	(1,025)	(24,235)
Other	(2,158)	(2,239)

	(22,728)	(45,520)

Net deferred income tax liabilities before valuation allowance	(2,578)	(15,012)
Less valuation allowance	(6,543)	(9,834)

Net deferred income tax liabilities	$(9,121)	$(24,846)

        During the year ended January 31, 2006, we recorded net deferred tax liabilities totaling $22.2 million as part of our acquisitions of Brink, QMC and WordWave resulting from differences between book and tax basis of identifiable intangible assets and inventories.

        Changes in the valuation allowance were as follows:

(dollars in thousands)
Rollforward of valuation allowance
Balance, January 31, 2003	$4,277
Provision for foreign net operating losses	1,045

Balance, January 31, 2004	5,322
Provision for foreign net operating losses	1,221

Balance, January 31, 2005	6,543
WordWave valuation allowance established in purchase accounting, related to state net operating losses	2,291
Provision for foreign net operating losses	1,000

Balance, January 31, 2006	$9,834

        Significant differences between income taxes for financial reporting purposes and income taxes calculated using the U.S. federal statutory tax rate consist of the following:

	For the Years Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Provision for federal income taxes at the statutory rate	$6,017	$13,104	$(10,829)
State income taxes, net of federal benefit	907	2,750	(335)
Non-deductible stock-based compensation	—	—	17,075
Non-deductible business meeting and entertainment expenses	1,324	1,432	1,817
Change in valuation allowance	1,045	1,221	1,000
Interest on shareholder notes receivable	284	190	204
Reversal of accrual for income tax contingency	—	(675)	—
Other	254	415	(287)

	$9,831	$18,437	$8,645

        At January 31, 2006, we had approximately $20.7 million of foreign net operating loss carryforwards, of which a significant portion do not expire. We also had $28.0 million of state net operating losses that expire through fiscal 2014 and federal net operating loss carryforwards of $3.5 million that expire in fiscal 2026. We established a valuation allowance of approximately $9.8 million at January 31, 2006 primarily for our foreign net operating loss carryforwards, certain state net operating loss carryforwards and our domestic capital loss carryforwards. We believe the realizability of all other net deferred tax assets is more likely than not and accordingly have not established any valuation allowance for these items. The change in the valuation allowance in fiscal years 2004, 2005 and 2006 relates primarily to additional foreign net operating loss carryforwards generated each year and for fiscal year 2006, certain state net operating loss carryforwards acquired as part of the WordWave acquisition.

        Our consolidated federal income tax returns have been examined by the Internal Revenue Service (IRS) through fiscal year 2002. In March 2005, the IRS completed its audits of our fiscal years 2001 and 2002 federal income tax returns. As a result of the formal resolution of this examination, we reduced amounts accrued for income taxes payable and the provision for income taxes by $0.7 million during fiscal year 2005. We believe any additional taxes, which may ultimately result from any federal, state or local agencies' audits, will not be material to our financial position, results of operations or cash flows.

8. Joint Ventures

        In January 2003, we entered into a joint venture arrangement with an independent third party. We currently own a 5.0% membership interest of the joint venture with the independent third party owning the remaining 95.0% membership interest. The joint venture owns a wholly-owned subsidiary located in India, that provides certain composition and electronic document coding services to us. The joint venture bills us for these services. Pursuant to the terms of the joint venture agreement, our membership interest in the joint venture can increase based on the volume of business we direct through the joint venture over a period of time. Our maximum exposure to loss is our initial membership contribution which is insignificant.

        In April 2006, the independent third party of this joint venture was acquired by a company unrelated to us and the joint venture agreement, pursuant to its terms, terminated upon the acquisition.

        In connection with our acquisition of WordWave (Note 3) we acquired a 50.0% interest in the net equity of a joint venture that provides broadcast captioning services outside of North America, principally in the United Kingdom. Our investment in this joint venture is approximately $0.5 million at January 31, 2006.

9. Litigation

        We are the subject of various pending or threatened legal actions in the ordinary course of business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. However, management believes that the final disposition of these matters will not be material to our financial position, results of operations or cash flows.

10. Defined Contribution Plans and Long-Term Incentive Units

        We sponsor various defined contribution plans. Under the plans, our contributions are based on a maximum 3.0% of eligible employee compensation and a matching contribution up to a maximum of 100% of the first 4.0% of a participant's contribution to the plan. Substantially all of our employees are covered by the defined contribution plans. Our contribution expense for the plans were $9.7 million, $10.7 million and $11.5 million for the years ended January 31, 2004, 2005 and 2006, respectively.

        On December 31, 2002, the 2003 long-term incentive plan was adopted to provide certain employees opportunities to receive additional compensation and benefit from the growth of the company and its subsidiaries. Under the plan, our board of directors may grant "potential units" (as defined in the plan) to employees from time to time with terms and conditions established pursuant to the plan. Potential units become "earned units," as defined in the plan, based upon vesting terms established at the time of the grant. The amount payable to a participant employee shall be determined upon the earlier of a liquidation event, as defined in the plan, April 1, 2009 or at the discretion of our board of directors. The amount payable to the participant employee in either case is the excess of the value of each earned unit, as defined in the plan, over the base amount for each earned unit, as set by the board of directors at the time the potential unit was granted. The maximum number of potential units to be granted under the plan is 110,000. During the fourth quarter of fiscal year 2003, 72,880 of previously granted stock options were cancelled and the holders were issued one long-term incentive unit on a one-for-one basis together with a cash payment of $0.25 per option cancelled. As of January 31, 2006, there were 67,254 potential units outstanding, all with base amounts of $19.00 per unit.

        A second 2003 long-term incentive plan (the second plan), with terms similar to the long-term incentive plan described above, was adopted on December 1, 2003, and 75,000 potential units were immediately granted, all with base amounts of $6.30 per unit. The amount payable to a participant employee shall be determined upon the earlier of a liquidation event, as defined in the second plan, December 1, 2009 or at the discretion of our board of directors. The maximum number of potential units to be granted under the second plan is 75,000. As of January 31, 2006, 64,000 potential units remained outstanding.

        We account for both of these long-term incentive plans (LTIP) using a variable accounting model in accordance with APB No. 25, and related interpretations. We record a liability for the amount payable to the LTIP participants for the amount by which the formula value, as defined by the LTIP agreement, exceeds the base LTIP unit value stipulated by the LTIP agreement, multiplied by the number of vested LTIP units. At the end of each reporting period, we adjust compensation expense by re-measuring the difference between the formula value and the base LTIP unit value. As such, the amount of compensation expense to be recorded in future years may vary significantly depending on changes in the formula value of the LTIP units. Total compensation expense related to these plans was nominal, $0.9 million and $0.4 million for fiscal years 2004, 2005 and 2006, respectively.

11. Equity Instruments

Common Stock

        The holders of common stock are entitled to one vote for each share on all matters voted upon by the shareholders and may not cumulate votes for the election of directors. Subject to the preferential rights of the class B common stock and redeemable preferred stock, any shares of common stock outstanding will be entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of our company and will be entitled to participate equally in dividends when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. There is no common stock outstanding at January 31, 2005 or 2006.

Class B Common Stock

        The class B common stock is identical in all respects to the common stock and has equal rights and privileges, except for the put feature of certain class B common stock, as discussed below, and that the class B common stock, with respect to rights on liquidation, winding up or dissolution of our company, ranks prior to the common stock. Subject to the preferential rights of the redeemable preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of outstanding shares of class B common stock are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets to holders of common stock, an amount equal to $1.00 per share of class B common stock. After such payment, the holders of common stock and class B common stock will share on a pro rata basis in any distribution of our assets, subject to the preferential rights of the redeemable preferred stock.

        In December 1999, our board of directors and shareholders adopted the direct investment plan, which reserved 1,459,091 shares of our class B common stock for issuance to certain of our employees, non-employee directors, consultants and independent contractors. Of the 1,459,091 shares, 227,272 shares were designated as reinvestment shares and

1,231,819 shares were designated as coinvestment shares. Reinvestment shares represent the shares of our class B common stock that can be purchased by participants with their own funds. Coinvestment shares represent the shares of our class B common stock that can be purchased by participants, for which we lend the participants up to 65% of the total purchase price. As a condition to us making a loan, all of a participant's coinvestment shares must be pledged as collateral for the loan. Under the original plan, all loans were non-recourse promissory notes bearing interest at 8.0%. While interest on a particular loan accrues, the participant is not required to pay any interest during the term of the note. The principal and accrued interest balances are scheduled to be due on the earlier of certain events or eight years from the acquisition date. Coinvestment shares were immediately vested for 35% of the shares, with the remaining shares vesting in three equal installments three, four and five years from the acquisition date. We have the right to repurchase all or any portion of the participant's shares upon their termination, death, disability or resignation. The repurchase price per share varies depending on whether the share is vested and whether the participant was terminated for cause; however, in no event will the repurchase price be greater than fair value. The fair value will be determined by the compensation committee of the board of directors. Upon termination without cause, death, disability or resignation, the participant has the right to put all or any portion of their reinvestment shares and vested coinvestment shares to us at fair value.

        During fiscal year 2001, 155,694 reinvestment shares and 1,097,053 coinvestment shares were sold to employees under the direct investment plan for $21.00 to $22.00 per share, which was the estimated fair value of the class B common stock at the time. In addition to the shares sold under the direct investment plan, we sold 104,000 shares of class B common stock to an executive in fiscal year 2001 at $22.00 per share, and we funded the entire purchase price with a non-recourse note ("Executive shares"). The terms of the Executive shares were similar to the terms of the coinvestment shares, as described above, with two exceptions related to vesting and the put option on the shares. None of the Executive shares was immediately vested. Instead, all of the shares vest in three equal installments three, four and five years from the acquisition date. Upon termination without cause, death, disability or resignation, all vested and unvested shares can be put to us at a price that will, in no event, be greater than fair value. At January 31, 2006, 150,469 reinvestment shares, 1,046,728 coinvestment shares and the 104,000 Executive shares remained outstanding.

        During fiscal year 2005 and fiscal year 2006, we elected to repurchase 32,320 and 5,610 shares of class B common stock from former employees, under terms of the direct investment plan, for total consideration of approximately $852,000 and $145,000, respectively. We accounted for the repurchases of the class B common stock under the treasury stock method, and treated the shares as immediately retired. In connection with the repurchases, the former shareholders were required to repay approximately $597,000 and $98,000 of notes and accrued interest receivable, in fiscal year 2005 and 2006, respectively.

        For accounting purposes, the reinvestment shares purchased under the direct investment plan are considered fixed. Because we funded 65% of the purchase price of the coinvestment shares and 100% of the purchase price of the Executive shares with non-recourse notes, these shares purchased by employees are being accounted for similar to stock options, with the cash portion of each coinvestment share's purchase price considered a prepayment of the option's "exercise price." In accordance with EITF Issue No. 95-16, "Accounting for Stock Compensation with Employer Loan Features Under APB Opinion No. 25," the interest due on the non-recourse notes is considered part of the share purchase price, and because the notes are prepayable, the ultimate purchase price is not known until the notes are settled. Therefore, the coinvestment shares and the Executive shares are considered variable, and stock-based compensation expense will be recorded to the extent the shares have intrinsic value (the excess of the fair value over the "exercise price").

        All shares purchased under the direct investment plan and the Executive shares are considered "mandatorily redeemable securities" because of the holders' rights (but not obligation) to put their shares to us upon termination without cause, death, disability or resignation. As a result of this put arrangement, our net obligation to holders of class B common stock purchased under the direct investment plan and the holder of the Executive shares was $5.6 million and $67.8 million as of January 31, 2005 and 2006, respectively, based on the fair value of class B common stock (see further discussion in Note 1). These amounts are reported as puttable class B common stock on our Consolidated Balance Sheets.

        In April 2003, our board of directors passed a resolution to change the terms of the direct investment plan and the Executive shares, as follows. On an individual basis, a bonus will be paid in an amount equal to the outstanding principal and interest balances on the non-recourse notes grossed-up for the impact of estimated personal income taxes resulting from the bonus on April 15, 2008. If all of the following conditions are met:

  •
  The individual remains an employee on April 15, 2008.

  •
  Our EBITDA for fiscal year 2008 is at least $85.0 million or our cumulative EBITDA for fiscal years 2005 through 2008 is at least $372.0 million.

  •
  Payment of the cash bonuses does not cause any defaults under existing debt agreements.

        If the first two conditions are met, but the third is not, the bonus payments will be made to the maximum extent possible so as to not trigger defaults, with the remaining bonus payments made in the earliest subsequent period that the third condition is met. In addition, the interest rate on significantly all outstanding notes was reduced from 8.0% to 2.97%.

        The fair value of our class B common stock at January 31, 2006 exceeded the "exercise price," for the coinvestment and Executive shares, and as such, stock-based compensation expense of approximately $49.2 million has been recognized related to the direct investment plan and the executive shares for fiscal year 2006 (see Note 1 for further discussion of stock value). Prior to fiscal year 2006, no compensation had been recognized as the deemed fair value of our class B common stock had not exceeded the "exercise price for the coinvestment and executive shares."

        Puttable class B common stock on the accompanying Consolidated Balance Sheet reflects the fair value of the underlying class B common stock less related outstanding note and accrued interest receivable balances. As of January 31, 2005 and 2006, we could be required to repurchase up to 101,658 and 108,028 shares of class B common stock, subject to limitations under our 2005 senior credit facility agreement and the terms of our redeemable preferred stock.

        Under certain conditions, the class B common stock outstanding will automatically convert into an equal amount of share of common stock. See Note 1, Unaudited Pro Forma Puttable Common Stock and Shareholders' Deficit.

Redeemable Preferred Stock

        At January 31, 2005 and 2006, we had 500,000 shares authorized, issued and outstanding of redeemable preferred stock with a liquidation value of approximately $58.9 million. Each share of redeemable preferred stock is entitled to a liquidation preference of $117.72 per share. The redeemable preferred stock is subject to redemption at our option at $118.90 per share at any time, and is subject to mandatory redemption (subject to the legal availability of funds) (i) in whole on November 15, 2011, at $117.72 per share; and (ii) upon a change in control (as defined in the certificate of designation) at a price of $118.90 per share.

        Shares of redeemable preferred stock are non-voting, except that the holders of a majority of the outstanding shares of redeemable preferred stock, together with the holders of any parity securities, voting as a single class, will be entitled to elect two additional directors under certain circumstances. The certificate of designation of the redeemable preferred stock includes a limitation on transactions that we may engage in with our affiliates, and a limitation on restricted payments that prohibits us from making certain additional payments, such as dividends, to our common shareholders, for so long as the redeemable preferred stock is outstanding.

        As discussed in Notes 1 and 16, effective August 1, 2003 we began reporting the fair value of redeemable preferred stock as a liability.

Warrants

        Together with the original issuance of redeemable preferred stock, we issued warrants to purchase 344,263 shares of our class B common stock. Each warrant entitles the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. The warrants expire if not exercised prior to November 15, 2011. For accounting purposes, $5.5 million of the proceeds of the redeemable preferred stock offering was allocated to the estimated value of the warrants and was classified as additional paid-in capital on our Consolidated Balance Sheets. This value was determined using the Black-Scholes option pricing model. In August 2002, holders of our redeemable preferred stock were given the right to receive 189,101 series C warrants when the Current Value per share of our class B common stock (as defined), on a fully diluted basis, including the assumed exercise of all series C warrants, exceeds $15.00 per share of class B common stock. Also, the holders of redeemable preferred stock were given the right to receive an additional 189,101 series D warrants when the Current Value per share of our class B common stock, on a fully diluted basis, including the assumed exercise of all series D warrants, exceeds $22.00 per share of class B common stock. Current Value is defined as (i) the average daily closing sales prices for the 30 consecutive trading days immediately preceding the date of grant if the class B common stock is registered under the Securities Exchange Act of 1934 ("Exchange Act") and has traded on a national securities exchange for not less than 30 consecutive trading days or (ii) if the class B common stock is not registered under the Exchange Act, the price paid for the class B common stock where DLJ Merchant Banking Partners II, L.P. sells:

(a) 5.0% or more of the class B common stock beneficially owned by it; (b) substantially all of our assets are sold, leased or exchanged or (c) as a result of a merger or consolidation, our shareholders immediately prior to such transaction no longer have beneficial ownership of more than 80% of the combined voting power of the surviving corporation's outstanding securities ordinarily having the right to vote at elections of directors. Unless exercised, the series C warrants and D warrants automatically expire on August 8, 2012. Each series C warrant and series D warrant, if issued, will entitle the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. The series C warrants and series D warrants may be paid in cash or through a net cashless exercise. As of January 31, 2006, there has been no triggering event to initiate the issuance of these series C and series D warrants.

        Together with the issuance of the senior subordinated notes in November 1999, we issued warrants to purchase 172,182 shares of our class B common stock of which warrants to purchase 6,149 shares of class B common stock were repurchased by us in March 2000. Each warrant entitles the holder to purchase 1.22987 shares of our class B common stock at an exercise price of $22.00 per share subject to anti-dilution provisions. The warrants became exercisable on or after November 1, 2001 and expire May 1, 2009. For accounting purposes, $1.7 million of the proceeds of the issuance of the original senior subordinated notes was allocated to the estimated fair value of the warrants and was classified as additional paid-in capital on our Consolidated Balance Sheets. This value was determined using the Black-Scholes option pricing model.

        In conjunction with the issuance of the class A and class B senior subordinated notes in August 2002, we issued series A warrants to purchase 245,500 shares of our class B common stock. Each warrant entitled the holder to purchase one share of our class B common stock at an exercise price of $0.01 per share, subject to anti-dilution provisions. Pursuant to terms of a call option, in August 2005, we repurchased all 245,500 of our outstanding series A warrants for cash of approximately $3.8 million. We recorded this repurchase as a reduction of our additional paid-in capital for the year ended January 31, 2006. In August 2002 these warrants were determined to have insignificant value for accounting purposes, using a Black-Scholes option pricing model.

        None of our warrants outstanding at January 31, 2006 provide us an option to call the warrants or provide our warrant holders with an option to put the warrants to us. All warrants outstanding at January 31, 2006 provide the holders with standard anti-dilution provisions which are designed to allow the holders to maintain the value of their warrants in the event of certain dilutive transactions.

Stock Options

        The 1999 stock option plan was adopted by the board of directors and shareholders in December 1999, and it presently reserves 1,225,000 shares of class B common stock for granting incentive and non-statutory stock options to employees, non-employee directors, consultants, and independent contractors. The option plan will terminate on December 19, 2009, unless our board of directors and shareholders decide to terminate it earlier.

        Substantially all options granted thus far under the plan have been to employees and have had a term of ten years. We granted 575,000 options in December 2003 that had intrinsic value as of the date of grant. All other options outstanding did not have intrinsic value as of the date of grant. For each option grant under the plan, 50% of the recipients' options have fixed vesting schedules over five to six year periods and are considered fixed awards. For the fixed-award portion of the December 2003 option grant, approximately $1.6 million in stock-based compensation expense will be recorded over the vesting period from fiscal year 2005 through 2009, with approximately $0.6 million remaining to be recorded as of January 31, 2006. At January 31, 2006 approximately 312,000 outstanding options vest eight years from the grant date, with accelerated vesting if we meet certain targets outlined in the option agreements, generally related to EBITDA performance or attaining a minimum entity valuation based on a formula driven calculation. Because the predefined eight year vesting period is substantially longer than the vesting period of our other options, it is not considered substantive for accounting purposes. As a result, these options are considered variable awards. The remaining 174,600 of the options vest only if there is a liquidating event at a certain per share price, as defined in the agreement. Stock-based compensation expense related to stock options for the years ended January 31, 2004, 2005 and 2006 is comprised of compensation expense related to vesting of the December 2003 fixed award described above and compensation expense related to the variable option awards also described above. Stock-based compensation expense resulting from options during the years ended January 31, 2004, 2005 and 2006 was approximately $0.4 million, $1.8 million and $11.1 million, respectively.

        A summary of selected information regarding all stock options for the three years ended January 31, 2006 follows:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Balance, January 31, 2003	502,425	$22.00	$22.00
Granted	575,000	6.30	6.30
Cancelled	(9,119)	22.00	22.00

Balance, January 31, 2004	1,068,306	$6.30 - 22.00	$13.55
Granted	101,500	17.04 - 22.00	20.05
Cancelled	(26,239)	6.30 - 22.00	12.99

Balance, January 31, 2005	1,143,567	$6.30 - 22.00	$14.14
Granted (February 2005)	56,500	26.37	26.37
Cancelled	(66,027)	$6.30 - 22.00	16.85

Balance, January 31, 2006	1,134,040	$6.30 - 26.37	$14.59

Options exercisable, January 31, 2004	68,272	$22.00	$22.00
Options exercisable, January 31, 2005	170,364	$6.30 - 22.00	$16.72
Options exercisable, January 31, 2006	320,930	$6.30 - 26.37	$13.99

        A summary of options outstanding at January 31, 2006 follows:

Exercise price per share	Number outstanding	Weighted average remaining contractual life in years	Number Exercisable
$ 6.30	539,700	7.9	163,080
$17.04	35,500	8.3	7,200
$22.00	502,340	4.4	145,000
$26.37	56,500	9.1	5,650

	1,134,040	6.4	320,930

        The weighted average grant date fair value of options granted during fiscal years 2004, 2005, and 2006, was $7.97, $6.90, and $7.50, respectively. All options granted in fiscal year 2004 have exercise prices that were less than the fair value of our class B common stock on the grant date. All options granted in fiscal year 2005 and 2006 have exercise prices that exceeded the fair value of our class B common stock on the grant date. The weighted average grant date fair values of options were calculated by using the fair value of each option grant, utilizing the Black-Scholes option pricing model and the following key assumptions:

	For the Years Ended January 31,
	2004	2005	2006
Risk-free interest rate	3.2% - 3.7%	3.6% - 4.1%	3.7% - 3.9%
Expected life	6-8 years	6-8 years	6-8 years
Expected volatility	35.0%	35.0%	35.0%
Expected dividend yield	0.0%	0.0%	0.0%

12. Segment and Related Information

      In connection with our January 2006 acquisition of WordWave, we reorganized our operations and realigned our management and financial reporting structure. We have reviewed the impact of this reorganization and realignment on our reporting segments pursuant to SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" and believe that a change in our reporting segments was necessary. Commencing in the fourth quarter of our fiscal year ended January 31, 2006, we organized into three reportable segments (Legal Solutions, Marketing and Communication Solutions, and Transaction and Compliance Services) and an all other communications services category. Prior periods have been restated to conform to our new reporting segments.

        Legal Solutions provides both on-demand and on-site litigation support, information management tools and electronic and print document management services for law firms, corporate legal departments and professional services firms. Examples of services provided by this segment include creating searchable litigation document repositories, managing electronic data discovery, and providing real-time court reporting and deposition videography. The principal markets for this segment include major metropolitan centers in North America, Europe and the Far East.

        Marketing and Communication Solutions supplies brand identity management, customer communication and packaged direct marketing programs for sales professionals in industries such as real estate, mutual funds and insurance. Examples of services provided by this segment include customizable corporate identity materials, direct mail marketing pieces and promotional programs supported by web-based technologies. The principal markets for this segment include major metropolitan centers in North America and Europe.

        Transaction and Compliance Services offers document composition, filing, printing, distribution and electronic access services to support our clients' transaction and regulatory compliance activities, such as securities offerings, reorganizations, mergers and acquisitions, Securities and Exchange Commission filings and other regulatory filings. Examples of our services include EDGAR filings, prospectus printing and creating and hosting online data rooms for corporate transactions. The principal markets for this segment include major metropolitan centers in North America, Europe, Latin America and the Far East.

        Included in our all other communications services category are our businesses that provide language translation, captioning, election services and specialty printing services.

        The accounting policies of the reportable segments are the same as those described in Note 1. We evaluate the profit or loss performance of our operating segments based on operating income (loss), among other operating measures of the respective business units. Intersegment sales and transfers are not significant.

        Summarized financial information concerning our reportable segments is shown in the following table. The "other reconciling items" column includes corporate related items and, as it relates to operating income (loss), income and expenses not allocated to reportable segments.

	Legal Solutions	Marketing and Communications Solutions	Transaction and Compliance Services	All other communication services	Other reconciling items	Total
	(dollars in thousands)
2006
Revenue	$162,131	$330,188	$259,600	$43,876	$622	$796,417
Operating income (loss)	773	15,324	18,815	(2,548)	(19,544)	12,820
Purchase of property, plant and equipment	8,690	3,689	4,768	327	2,485	19,959
Depreciation and amortization	7,216	7,888	4,649	2,706	350	22,809
Total Assets	$224,249	$131,152	$109,498	$48,510	$53,579	$566,988

2005
Revenue	$135,285	$282,185	$253,032	$26,620	$771	$697,893
Operating income (loss)	1,313	15,295	49,517	3,579	(288)	69,416
Purchase of property, plant and equipment	3,418	4,250	3,942	1,004	3,412	16,026
Depreciation and amortization	4,285	4,976	4,634	975	279	15,149
Total Assets	$51,934	$125,584	$86,093	$12,436	$51,242	$327,289

2004
Revenue	$131,051	$236,897	$202,122	$25,474	$671	$596,215
Operating income (loss)	5,043	19,463	31,693	(3,476)	(798)	51,925
Purchase of property, plant and equipment	4,907	5,088	2,803	83	1,009	13,890
Depreciation and amortization	3,894	4,202	5,223	1,529	241	15,089
Total Assets	$54,768	$90,175	$82,594	$13,748	$70,422	$311,709

        The reconciliation of total segment operating income to consolidated income (loss) before income taxes and minority interest:

	Year Ended January 31,
	2004	2005	2006
	(restated)	(restated)
	(dollars in thousands)
Total segment operating income	$51,925	$69,416	$12,820
Interest expense	36,329	33,538	34,256
Other (income) expense, net	(1,879)	(2,191)	9,504

Income (loss) before income taxes and minority interest	$17,475	$38,069	$(30,940)

        Summarized financial information by geographic area is shown in the following table:

	United States	Foreign	Total
	(dollars in thousands)
2004
Net revenue	$566,047	$30,168	$596,215
Long-lived assets	57,458	1,428	58,886
2005
Net revenue	$652,330	$45,563	$697,893
Long-lived assets	63,753	1,028	64,781
2006
Net revenue	$729,966	$66,451	$796,417
Long-lived assets	62,329	3,678	66,007

        All goodwill and identifiable intangible assets at January 31, 2004 and 2005 are located in the United States. Goodwill and identifiable intangible assets at January 31, 2006 are $256.4 million in the United States and $14.3 million in foreign jurisdictions. These accounts are not included in the long-lived assets presented in the above table.

13. Other Related Party Transactions

        DLJ Merchant Banking Partners II, L.P. and its affiliated entities own the majority of our outstanding class B common stock as of January 31, 2006. In addition, four of our current directors are affiliated with DLJ Merchant Banking Partners II, L.P. and its affiliates. We expect that DLJ Merchant Banking Partners II, L.P. and its affiliated entities will continue to exercise significant influence over matters requiring the approval of our shareholders following the completion of our initial public offering of our common stock

        In the ordinary course of business, we provide certain of our printing, fulfillment and legal services to affiliates of our largest shareholder. During fiscal years 2004, 2005 and 2006, we recorded net revenue of $3.3 million, $2.8 million and $4.2 million, respectively, which was generated from services provided to affiliates of our largest shareholder.

        We entered into an agreement with our largest shareholder to provide us with financial advisory and investment banking services for the period from November 23, 1999 through November 23, 2004. Under terms of this agreement, we were required to pay annual advisory fees of $300,000. During fiscal year 2004 and 2005, we recorded advisory fee expense of $300,000 per year, respectively, under the agreement. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

14. Supplemental Cash Flow Disclosure

        Prior to our adoption of SFAS No. 150 (Note 1), we accreted the value of our redeemable preferred stock by $0.1 million through a charge to our stockholders' equity (deficit) in fiscal year 2004. We acquired $0.8 million and $0.7 million of property through capital leases in fiscal years 2004 and 2006, respectively. For fiscal years 2004 and 2005, the amount of capitalized interest on senior discount notes was $4.2 million and $2.4 million, respectively. At January 31, 2006, we accrued $1.3 million of contingent purchase price consideration associated with the WordWave acquisition (Note 3). Prior to our acquisition of the 51% of the outstanding stock of QMC, QMC loaned us $10.2 million. This note is eliminated in consolidation of QMC subsequent to our acquisition of the remaining 51% of QMC outstanding stock (Note 3).

15. Quarterly Data (unaudited)

        The following is a summary of unaudited quarterly data for the years ended January 31, 2005 and 2006:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)
2005, as previously reported
Revenue	$189,419	$179,523	$162,229	$166,722
Gross profit	69,944	60,424	54,380	50,735
Net income	11,231	4,133	4,144	1,862
Net income available to class B common shareholders	$11,163	$4,062	$4,070	$1,784
Income available to class B common shareholders per class B common share:
Basic	$2.12	$0.77	$0.77	$0.34
Diluted	$1.85	$0.67	$0.68	$0.29
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)
2005, as restated
Revenue	$189,419	$179,523	$162,229	$166,722
Gross profit	69,944	60,424	54,380	50,735
Net income	10,830	3,707	3,702	1,404
Net income available to class B common shareholders	$10,830	$3,707	$3,702	$1,404
Income available to class B common shareholders per class B common share:
Basic	$1.85	$0.63	$0.63	$0.24
Diluted	$1.80	$0.61	$0.61	$0.23
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands)
2006
Revenue	$206,711	$209,935	$186,512	$193,259
Gross profit	74,654	74,422	63,598	58,476
Net income loss	8,694	8,205	(39,008)	(17,476)
Net income loss available to common shareholders	$8,694	$8,205	$(39,008)	$(17,476)
Income (loss) available to class B common shareholders per class B common share:
Basic	$1.49	$1.41	$(6.95)	$(3.13)
Diluted	$1.49	$1.41	$(6.95)	$(3.13)

16. Restatement

Adoption of SFAS No. 150:

        We originally adopted Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" effective February 1, 2005. As a result of adopting this standard, we measured the fair value of our redeemable preferred stock on that date and changed the classification of our redeembable preferred stock to a liability (Note 1). This accounting change also resulted in the recognition of a gain from the cumulative effect of a change in accounting principle in fiscal year 2006. In periods subsequent to this accounting change, we recognized the accretion of our redeemable preferred stock to its redemption value as interest expense. On February 13, 2006, we filed a Form S-1 registration statement with the SEC incorporating financial statements that reflected this accounting change effective February 1, 2005. Because we are in the process of registering our common stock on Form S-1 filed with the SEC for public trading, we are required to reflect the adoption of SFAS No. 150 effective August 1, 2003. Accordingly, we have restated our 2004 and 2005 financial statements to reflect the adoption of SFAS No. 150 effective August 1, 2003.

        The effect of this restatement was to affect the change in classification of the preferred stock to a liability effective on the revised adoption date, to reflect a $20.9 million cumulative effect gain from adoption of the standard in fiscal year 2004, to eliminate the $18.6 million cumulative effect from adoption originally reported in fiscal year 2006, to increase interest expense related to accretion of our redeemable preferred stock in fiscal years 2004 and 2005 by $1.3 million and $3.0 million, respectively and to reduce accretion of our preferred stock previously reported as a charge to stockholders' equity and earnings available to common stockholders in 2004 and 2005 by $0.1 million and $0.3 million, respectively. This restatement had no impact on previously reported cash flows.

        The effect of this restatement is as follows:

Consolidated Balance Sheets:

	As of January 31, 2005
	Amounts Previously Reported	As Restated
	(dollars in thousands)
Assets
Total assets	$327,289	$327,289

Liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit
Total current liabilities	$91,583	$91,583
Debt obligations, less current obligations	300,002	300,002
Capital lease obligations, less current obligations	1,150	1,150
Redeemable preferred stock	—	22,168
Other liabilities	11,024	24,525

Total liabilities	403,759	439,428
Commitments and contingencies
Minority interest	343	343
Redeemable preferred stock	54,465	—
Puttable class B common stock	5,564	5,564
Shareholders' deficit
Common stock	—	—
Class B common stock	52	52
Additional paid-in capital	104,208	104,626
Notes and interest receivable	(22,283)	(22,283)
Accumulated other comprehensive income	310	310
Accumulated deficit	(219,129)	(200,751)

Total shareholders' deficit	(136,842)	(118,046)

Total liabilities, minority interest, redeemable preferred stock, puttable class B common stock and shareholders' deficit	$327,289	$327,289

Consolidated Statements of Operations:

	Fiscal 2004		Fiscal 2005
	Amounts Previously Reported	As Restated	Amounts Previously Reported	As Restated
	(dollars in thousands)
Operating income	$51,925	$51,925	$69,416	$69,416
Interest expense	34,981	36,329	30,543	33,538
Other (income), net	(1,879)	(1,879)	(2,191)	(2,191)

Income before income taxes	18,823	17,475	41,064	38,069
Provision for income taxes	10,402	9,831	19,705	18,437

Income before minority interest and cumualtive effect of change in accounting principle	8,421	7,644	21,359	19,632
Minority interest	18	18	(11)	(11)

Income before cumulative effect of change in accounting principle	8,403	7,626	21,370	19,643
Cumulative effect of change in accounting principle, net of income taxes	—	20,882	—	—

Net income	$8,403	$28,508	$21,370	$19,643

Accretion of preferred stock	(243)	(116)	(291)	—

Net income available to common shareholders	$8,160	$28,392	$21,079	$19,643

	Fiscal 2004				Fiscal 2005
	As Previously Reported	Restatement Adjustment	Change in Accounting	As Restated	As Previously Reported	Restatement Adjustment	Change in Accounting	As Restated
			(See Note 17)				(See Note 17)
Basic Earnings Per Class B Common Share:
Income (loss) before cumulative effect of change in accounting, net of income taxes	$1.59	$(0.15)	$(0.14)	$1.30	$4.05	$(0.32)	$(0.38)	$3.35
Accretion of preferred stock	(0.04)	0.02	—	(0.02)	(0.05)	0.05	—	—

Income (loss) available to common shareholders	1.55	(0.13)	(0.14)	1.28	4.00	(0.27)	(0.38)	3.35
Cumulative effect of change in accounting, net of tax	—	3.96	(0.40)	3.56	—	—	—	—

Net income (loss) available to common shareholders	$1.55	$3.83	$(0.54)	$4.84	$4.00	$(0.27)	$(0.38)	$3.35

Basic Weighted Average Shares	5,272,713	5,272,713	589,763	5,862,476	5,270,785	5,270,785	589,763	5,860,548
Diluted Earnings Per Class B Common Share:
Income (loss) before cumulative effect of change in accounting, net of income taxes	$1.43	$(0.14)	$—	$1.29	$3.54	$(0.29)	$—	$3.25
Accretion of preferred stock	(0.04)	0.02	—	(0.02)	(0.05)	0.05	—	—

Income (loss) available to common shareholders	1.39	(0.12)	—	1.27	3.49	(0.24)	—	3.25
Cumulative effect of change in accounting, net of tax	—	3.55	—	3.55	—	—	—	—

Net income (loss) available to common shareholders	$1.39	$3.43	$—	$4.82	$3.49	$(0.24)	$—	$3.25

Diluted Weighted Average Shares	5,890,166	5,890,166	—	5,890,166	6,038,188	6,038,188	—	6,038,188

Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income (Loss)

	Fiscal 2004		Fiscal 2005
	Amounts Previously Reported	As Restated	Amounts Previously Reported	As Restated
	(dollars in thousands)
Balance, February 1	$(163,362)	$(163,362)	$(154,583)	$(134,351)
Accretion of redeemable preferred stock	(243)	(116)	(291)	—
Stock-based compensation	365	365	1,781	1,781
Increase in puttable class B common stock obligations	(507)	(507)	(5,057)	(5,057)
Repurchase of class B common stock	—	—	(256)	(256)
Comprehensive income:
Change in cumulative foreign currency translation	761	761	129	129
Unrealized gains on available-for-sale securities, net of tax	—	—	65	65
Net income	8,403	28,508	21,370	19,643

Comprehensive income	9,164	29,269	21,564	19,837

Balance, January 31	$(154,583)	$(134,351)	$(136,842)	$(118,046)

Consolidated Statements of Cash Flows:

	Fiscal 2004		Fiscal 2005
	Amounts Previously Reported	As Restated	Amounts Previously Reported	As Restated
	(dollars in thousands)
Operating activities:
Net income	$8,403	$28,508	$21,370	$19,643
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,025	15,025	14,786	14,786
Amortization of intangible and other assets	64	64	363	363
Cumulative effect of change in accounting principle, net of income taxes	—	(20,882)	—	—
Provision for losses on trade receivables	2,388	2,388	1,280	1,280
Deferred income taxes	9,895	9,324	5,375	4,107
Non-cash interest expense and amortization of deferred financing costs	7,099	8,447	4,594	7,589
Minority interest in earning (loss) of subsidiary	18	18	(11)	(11)
Stock-based compensation	365	365	1,781	1,781
Other, net	(1,535)	(1,535)	794	794
Changes in operating assets and liabilities, net of effects from business acquisitions	(11,801)	(11,801)	7,659	7,659

Net cash provided by operating activities	$29,921	$29,921	$57,991	$57,991

17. Change in Accounting—Earnings Per Share

        We had a total of 589,763 warrants outstanding during fiscal years 2004 and 2005 that are exercisable for $0.01 per class B common share. We previously excluded these warrants from the weighted average number of shares outstanding that we used to determine basic earnings per share. Because the shares underlying these warrants are issuable for little or no cash consideration and are therefore economically similar to outstanding shares, we have determined that it would be more appropriate to include the shares underlying these warrants in the weighted average number of shares outstanding that we use to determine basic earnings per share. Accordingly, we have changed our method of determining basic earnings per share to include these shares.

        As a result of this change in our accounting method, we have changed our financial statements for the years ended January 31, 2004 and 2005 to include 245,500 and 344,263 class B common shares issuable pursuant to warrants that were outstanding and exercisable for $0.01 per share during those respective years, in the weighted average shares outstanding that were used to determine basic earnings per share. As discussed in Note 1, we have also included these warrants in our determination of basic earnings per share for the periods outstanding.

        The impact of this change in accounting on our previously reported basic earnings per share amounts is as follows:

	Fiscal 2004	Fiscal 2005
Basic Earnings Per Class B Common Share:
Income (loss) before cumulative effect of change in accounting, net of income taxes	$(0.14)	$(0.38)
Accretion of preferred stock	—	—

Income (loss) available to common shareholders	(0.14)	(0.38)
Cumulative effect of change in accounting, net of tax	(0.40)	—

Net income (loss) available to common shareholders	$(0.54)	$(0.38)

Increase in Basic Weighted Average Shares	589,763	589,763

        The shares underlying these warrants were previously included in our diluted earnings per share calculations. Accordingly, this change did not impact our previously reported amounts of diluted earnings per share (Note 11).

18. Subsequent Event

        In February 2006, we entered into an agreement with our executive officers and certain other employees holding coinvestment shares pursuant to which we paid each of these employees a bonus in an amount equal to the outstanding principal amount under their loan and any accrued but unpaid interest and an additional amount to pay for the estimated federal, state and local income taxes the executive officers and other employees would incur as a result of the receipt of such bonus. The total amount of such bonuses was approximately $18.4 million and will be recorded as a charge to operations in our first fiscal quarter ended April 30, 2006. The executive officers and certain other employees receiving these bonuses repaid their outstanding principal and unpaid interest under their coinvestment share loan agreements.

        In February 2006, we entered into a five-year fixed interest rate swap arrangement that effectively converted $200.0 million of our New senior credit facility from floating rate debt to fixed-rate debt at 5.03% plus the applicable margin, as defined in the New senior credit facility.

        In February 2006, we issued 382,500 options, including 250,000 options to WordWave management, to purchase our class B common stock at $72.00 per share. Future stock-based compensation expense equal to the fair value of these options will be recognized as these options vest in future periods, in accordance with Statement Financial Accounting Standard No. 123R "Share-Based Payment."

 WordWave, Inc.

Consolidated Financial Statements

December 31, 2003, 2004 and 2005

 Report of Independent Auditors

To the Board of Directors and Shareholders of WordWave, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of WordWave, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers
Boston, Massachusetts
June 9, 2006

 WordWave, Inc.

Consolidated Balance Sheets

	December 31,
	2004	2005
	(in thousands, except share data)
Assets
Current assets
Cash	$1,606	$1,862
Accounts receivable, net of allowance for doubtful accounts of $1,893 and $2,391 at December 31, 2004 and 2005, respectively	21,934	31,249
Deferred income taxes	1,904	1,171
Other current assets	1,211	1,707

Total current assets	26,655	35,989
Property and equipment, net	2,962	3,800
Goodwill	63,059	75,630
Other intangible assets	36	8,779
Other assets	1,153	1,979

Total assets	$93,865	$126,177

Liabilities, Minority Interest, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$5,554	$4,907
Accrued expenses	9,175	9,907
Notes payable	217	217
Current portion of term notes	—	6,000
Obligations under capital leases	24	69

Total current liabilities	14,970	21,100
Revolving line of credit, term notes and notes payable, less current maturities	16,563	61,202
Senior subordinated notes payable	22,076	—
Deferred income taxes	4,671	5,083
Obligations under capital leases, net of current portion	—	15

Total liabilities	58,280	87,400
Commitments and contingencies
Minority interest	42	—
Preferred stock, 10,000,000 shares authorized
Series A Redeemable Convertible Preferred Stock, $.01 par value; 2,916,666 shares authorized, 2,897,107 shares issued and outstanding (aggregate liquidation and redemption value of $17,639 at December 31, 2005)	16,799	17,639
Series B Redeemable Convertible Preferred Stock, $.01 par value; 1,818,182 shares authorized, issued and outstanding (aggregate liquidation and redemption value of $16,024 at December 31, 2005)	15,224	16,024
Series C Redeemable Convertible Preferred Stock, $.01 par value; 913,507 shares authorized and 829,230 shares issued and outstanding (aggregate liquidation and redemption value of $8,051 at December 31, 2005)	7,620	8,051
Stockholders' deficit
Common stock, $.01 par value; 20,000,000 shares authorized; 5,968,798 and 5,612,759 shares issued and outstanding at at December 31, 2004 and 2005, respectively	59	56
Notes receivable from stockholders	(83)	—
Accumulated other comprehensive income	1,587	965
Accumulated deficit	(5,663)	(3,958)

Total stockholders' deficit	(4,100)	(2,937)

Total liabilities, minority interest, redeemable convertible preferred stock and stockholders' deficit	$93,865	$126,177

The accompanying notes are an integral part of these consolidated financial statements.

 WordWave, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2003	2004	2005
	(in thousands)
Net revenues	$102,712	$115,757	$131,989
Cost of services (excluding depreciation and amortization)	59,372	66,327	73,913
Selling, general and administrative expenses (excluding depreciation and amortization)	32,977	36,178	41,753
Depreciation and amortization	1,502	1,355	2,177

	93,851	103,860	117,843

Operating income	8,861	11,897	14,146
Equity expense in joint venture	—	—	97
Interest expense	5,111	4,888	4,092
Other expense, net	364	264	1,188

Income before income taxes	3,386	6,745	8,769
(Benefit from) provision for income taxes	(936)	2,785	3,708

Net income	$4,322	$3,960	$5,061

The accompanying notes are an integral part of these consolidated financial statements.

WordWave, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

Years Ended December 31, 2003, 2004 and 2005

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock
							Common Stock			Notes Receivable from Stockholders	Accumulated Other Comprehensive Income
									Capital in Excess of Par Value			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Value	Shares	Value	Shares	Value	Shares	Par Value
	(in thousands, except share data)
Balance at December 31, 2002	2,897,107	$15,119	1,818,182	$13,624	829,230	$6,758	4,198,798	$42	$—	$(83)	$154	$(9,811)	$(9,698)
Net income												4,322	4,322
Foreign currency translation adjustment											1,011		1,011

Comprehensive income													5,333
Accrual of dividends on redeemable convertible preferred stock		840		800		431			(25)			(2,046)	(2,071)
Issuance of common stock							25,000		25				25

Balance at December 31, 2003	2,897,107	15,959	1,818,182	14,424	829,230	7,189	4,223,798	42	—	(83)	1,165	(7,535)	(6,411)
Net income												3,960	3,960
Foreign currency translation adjustment											422		422

Comprehensive income													4,382
Accrual of dividends on redeemable convertible preferred stock		840		800		431						(2,071)	(2,071)
Issuance of restricted stock							1,745,000	17				(17)

Balance at December 31, 2004	2,897,107	16,799	1,818,182	15,224	829,230	7,620	5,968,798	59	—	(83)	1,587	(5,663)	(4,100)
Net income												5,061	5,061
Foreign currency translation adjustment											(622)		(622)

Comprehensive income													4,439
Payment of notes from stockholders										83			83
Accrual of dividends on redeemable convertible preferred stock		840		800		431						(2,071)	(2,071)
Write-off of canceled warrants									(376)				(376)
Shares returned as settlement							(70,000)	(1)	(209)				(210)
Issuance of common stock							155,000	2	618			—	620
Repurchase of common stock							(441,039)	(4)	(33)			(1,285)	(1,322)

Balance at December 31, 2005	2,897,107	$17,639	1,818,182	$16,024	829,230	$8,051	5,612,759	$56	$—	$—	$965	$(3,958)	$(2,937)

The accompanying notes are an integral part of these consolidated financial statements.

 WordWave, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2004	2005
	(in thousands)
Cash flows from operating activities
Net income	$4,322	$3,960	$5,061
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property, equipment and deferred financing costs	1,357	1,202	1,637
Amortization of intangible assets and other assets	474	466	864
Accretion of interest for warrants	263	263	47
Provision for allowance for doubtful accounts	541	381	714
Noncash write-off of deferred financing costs	—	—	961
Noncash interest expense	287	292	—
Noncash gain on settlement	—	—	(210)
Loss on extinguishment of debt	—	—	892
Deferred income taxes	(1,866)	1,664	1,145
Changes in operating assets and liabilities, net of effects from business acquisitions
Accounts receivable	(514)	(2,331)	(6,664)
Other current assets	(25)	(871)	(507)
Accounts payable	104	(31)	(1,880)
Accrued expenses	(443)	1,557	467

Net cash provided by operating activities	4,500	6,552	2,527

Cash flows from investing activities
Purchase of property and equipment	(1,248)	(1,438)	(1,731)
Acquisition of businesses, net of cash acquired	(503)	(465)	(21,924)
Increase in notes receivable	—	—	(541)

Net cash provided by (used in) investing	(1,751)	(1,903)	(24,196)

Cash flows from financing activities
Payments on capital lease obligations	(156)	(66)	(48)
Net borrowings (payments) under notes payable to bank	(3,237)	(5,006)	48,639
Payment on subordinated notes	—	(217)	(23,392)
Repurchase of common stock	—	—	(1,322)
Payments received on stockholder notes	—	—	83
Deferred charges related to financing	—	—	(1,475)

Net cash (used in) provided by financing activities	(3,393)	(5,289)	22,485
Effect of exchange rate changes on cash	1,011	422	(560)

Net increase (decrease) in cash	367	(218)	256
Cash at beginning of year	1,457	1,824	1,606

Cash at end of year	$1,824	$1,606	$1,862

Supplemental cash flow information
Income taxes paid	$1,305	$1,313	$3,181
Interest paid	4,224	4,053	4,434

The accompanying notes are an integral part of these consolidated financial statements.

 WordWave, Inc.

Notes to Consolidated Financial Statements

December 31, 2003, 2004 and 2005

1. Nature of Business

        WordWave, Inc. (the "Company") is a Delaware corporation, which provides digitized information transcription and related services, primarily to the legal, media and government markets through its subsidiaries and divisions throughout the United States, Europe, Asia and Australia.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, accounts receivable, long-lived and intangible assets, income taxes, and accounting for acquisitions. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Risks and Uncertainties

        The Company's future results of operations involve a number of risks and uncertainties that could affect the Company's future operating results and cause actual results to vary materially from expectations.

Cash

        Cash consists of deposits at various banks. At times, the Company may maintain balances in excess of the federally insured limits of $100,000 per account.

Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulleting (SAB) No. 104, Revenue Recognition, which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, the Company recognizes revenue related to providing information transcription services when such services are completed. Where the Company has revenue arrangements with multiple deliverables, we apply Emerging Issues Task Force (EITF) Issue

No. 00-21, Accounting for Revenue Arrangements with Multiple Deliveries, and recognize each element separately as long as the Company has objective and reliable evidence of the fair value of each element. Where the Company has invoiced customers or collected cash from customers for services to be completed in the future, these revenues are deferred and recognized as revenue over the period earned or when completed. Such deferred revenue is included in accrued expenses on the accompanying Consolidated Balance Sheets.

        During 2003 the Company reduced revenues by $927,000 to reflect a one-time discount on services to be rendered to a customer in the United Kingdom, related to the resolution of a contract pricing issue.

Property and Equipment

        Property and equipment are recorded at cost. The Company provides for depreciation of furniture and fixtures and equipment using the straight-line method over three to five years. Amortization of leasehold improvements is provided using the straight-line method over the shorter of the lease term or the estimated useful life of the leasehold improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Significant additions or improvements extending asset lives are capitalized; normal repairs and maintenance costs are expensed as incurred.

Accounts Receivable and Concentration of Credit Risk

        The Company's accounts receivable consist primarily of amounts owed by law firms and related clients and companies in the entertainment business located throughout the United States of America and in other countries where the Company has operations. The Company performs credit evaluations of its clients to minimize its collection risk and generally does not require collateral. The Company maintains an allowance for doubtful accounts for amounts considered uncollectible. Receivables are written off against these reserves in the period they are determined to be uncollectible.

Accounting for Derivatives and Hedging Activities

        The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings. At December 31, 2004 the Company had entered into only one such transaction, an interest rate swap, to minimize the fluctuation of its financing costs pursuant to its bank credit facility agreement, discussed in Note 5. At December 31, 2005, this transaction was terminated and all changes in the fair value of the instrument were recorded in current earnings.

Income Taxes

        Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Stock-Based Compensation

        As more fully described in Note 6 to the consolidated financial statements, the Company has a stock option plan authorizing various types of stock-based awards that may be granted to employees. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for its stock-based compensation plans for employees, rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The exercise price of the stock options, set at the time of the grant, is not less than the fair market value per share at the date of grant. Options have a term of ten years and generally vest over three to five years.

        The following table illustrates the effect on net income as if the minimum value method described in SFAS No. 123 had been applied to the Company's stock option plan.

	Years Ended December 31,
	2003	2004	2005
	(in thousands)
Net income, as reported	$4,322	$3,960	$5,061
Less: Total stock-based employee compensation expense, net of related tax effects	112	89	67

Pro forma net income	$4,210	$3,871	$4,994

        Pro forma information regarding net income was computed in accordance with SFAS No. 123, and has been determined as if the Company accounted for its employee stock options granted under the fair value methods of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model. The weighted average fair value at date of grant for stock options granted during each of the years ended December 31, 2003 and 2004 was nominal and was $2.95 during the year ended

December 31, 2005. The following table summarizes the weighted average assumptions used in the minimum value method option pricing model:

	Years Ended December 31,
	2003	2004	2005
Risk-free interest rate	5.0%	5.0%	4.25%
Expected life	7 years	7 years	5 years
Expected volatility	0%	0%	0%
Expected dividend yield	0%	0%	0%

Foreign Currency Translation

        The Company translates balance sheet amounts of its foreign subsidiaries using year-end exchange rates and statement of operations amounts using average exchange rates for the year. Foreign currency translation gains (losses) in the amount of $1,011,000 in 2003, $422,000 in 2004 and ($622,000) in 2005, respectively, are included in the statement of stockholders' equity.

Goodwill

        The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires among other things, the discontinuance of goodwill amortization and the requirement to test goodwill and other indefinite-lived intangible assets for impairment at least annually. A two-step impairment test is used to first identify potential impairments and then measure the amount of impairment losses. The Company completed the annual impairment tests during the years ended December 31, 2003, 2004 and 2005 and determined that no impairment charge was necessary.

Other Intangible Assets

        Intangible assets recorded in the acquisitions of businesses include customer relationships, trademarks and tradenames, noncompetition agreements and other rights to technology. These assets are subject to amortization over the expected useful lives.

        The following table reflects the estimated useful lives.

Useful Life
Customer relationships	8-9 years
Trademarks and tradenames	3-13 years
Noncompetition agreement	8 years
Other	3 years

        Customer relationships, trademarks and tradenames are being amortized based on economic consumption. Noncompetition agreements and other intangible assets are being amortized on a straight-line basis.

Deferred Financing Costs

        Deferred financing costs are amortized to interest expense over the term of the related borrowings and are included in other assets in the accompanying financial statements. Accumulated amortization amounted to $1,531,000, $1,844,000 and $297,000 at December 31, 2003, 2004 and 2005, respectively.

Impairment of Long-Lived Assets

        The Company reviews the carrying value of its long-lived assets (primarily property and equipment and goodwill) to assess the recoverability of these assets whenever events indicate that impairment may have occurred; any impairment would be recognized in operating results if a permanent diminution in value were to occur. As part of this assessment, the Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset or operating unit. If an impairment is indicated from this review, the carrying amount of the assets would be reduced to their estimated fair value.

Fair Value of Financial Instruments

        Financial instruments, other than long-term debt, consist principally of cash and cash equivalents, trade receivables and accounts payables, for which their current carrying amounts approximated fair market value. The Company believes its term loan debt carrying amounts approximate their fair values.

Comprehensive Income

        Comprehensive income includes net income and the effects of currency translation adjustments. Comprehensive income for all periods presented is included in the consolidated statements of shareholders' equity (deficit).

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which revises SFAS No. 123 and No. 25, Accounting for Stock Issued to Employees. Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation expense for share-based payment awards with employees, based on the grant date fair value of those awards in the financial statements. The effective date for private companies is the first reporting period beginning after December 15, 2005, which would be January 1, 2006 for the Company. The Company has not yet determined which of the adoption methods prescribed by SFAS No. 123R it will elect, nor has it determined the impact of adopting this statement. In March 2005, the SEC issued SAB No. 107, Topic 14: Share-Based Payment, which addresses the interaction between SFAS

No. 123R and certain SEC rules and regulations and provides views regarding the valuations of shared-based payment arrangements for public companies.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

3. Consolidated Balance Sheet and Statement of Operations Detail

Property and Equipment, Net

	December 31,
	2004	2005
Furniture and fixtures	$2,018	$2,308
Computer and video equipment	7,716	9,814
Leasehold improvements	606	736

	10,340	12,858
Less: Accumulated depreciation and amortization	(7,378)	(9,058)

Property and equipment, net	$2,962	$3,800

        Amortization of property and equipment under capital leases totaled $116,000, $40,000 and $152,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

        Depreciation and amortization expense for property and equipment was $1,327,000, $1,279,000 and $1,637,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

Accrued Expenses

	As of December 31,
	2004	2005
Accrued payroll related	$4,140	$4,686
Accrued taxes	1,826	1,785
Accrued interest	694	37
Deferred income	375	308
Other accrued expenses	2,140	3,091

Total accrued expenses	$9,175	$9,907

Other Expense, Net

	Years Ended December 31,
	2003	2004	2005
Loss on extinguishment of senior subordinated notes payable	$—	$—	$(892)
Write-off of unamortized deferred financing costs	—	—	(961)
(Loss) gain on foreign currency exchange	(555)	(473)	205
Interest income	230	314
Other (expense) income	(39)	(105)	460

Other expense, net	$(364)	$(264)	$(1,188)

4. Goodwill and Other Intangible Assets

(in thousands)
Balance, December 31, 2002	$61,625
Goodwill acquired	1,000

Balance, December 31, 2003	62,625
Goodwill acquired	434

Balance, December 31, 2004	63,059
Goodwill acquired (Note 8)	12,571

Balance, December 31, 2005	$75,630

        The components of the Company's amortizable intangible assets are as follows:

	December 31,
	2004	2005
	(in thousands)
Noncompete agreements	$2,032	$2,692
Customer relationships	—	7,722
Trademarks and tradenames	—	884
Other	—	17

Gross amortizable assets	2,032	11,315
Total accumulated amortization	(1,996)	(2,536)

Total amortizable intangible assets, net	$36	$8,779

        At December 31, 2005 estimated intangible asset amortization expense is expected to be $1,259,000, $1,259,000, $1,185,000, $1,060,000 and $4,016,000 in fiscal year 2006, 2007, 2008 and 2009 and thereafter, respectively.

5. Financing Arrangements

Senior Subordinated Notes

        The Company had an agreement to issue up to $25.0 million of 12.75% Senior Subordinated Notes due 2009 and ten-year warrants to purchase shares of common stock at $0.01 per share. As of December 31, 2004, $21.7 million of the 12.75% Senior Subordinated Notes were issued and warrants to purchase 1,393,000 shares of common stock had been granted. In connection with this agreement, the Series A and Series B preferred stockholders agreed to waive their redemption rights so long as the Senior Subordinated Notes were outstanding. The Company allocated approximately $2.6 million of the borrowings to the value of the warrants. The reduction in the recorded principal amount of the senior debt was amortized as interest expense over the term of the loans. The unamortized balance approximated $1.3 million at December 31, 2004. For each of the years ended December 31, 2003 and 2004, $263,000 of the value of the warrants was amortized to interest expense.

        In January 2005, the Company repaid the outstanding balance on the Senior Subordinated Notes, which approximated $23.3 million. As a result, the Company recognized a loss on the extinguishment of debt of $892,000 and wrote off the related unamortized deferred financing costs of $961,000. These charges are included in other (expense), net on the accompanying consolidated statements of operations.

        The Company was subject to meeting certain operating and financial covenants under the Senior Subordinated Notes, the most restrictive of which required the Company to maintain certain financial ratios and placed restrictions on the level of capital expenditures made and indebtedness incurred. Furthermore, the Company was prohibited from declaring or paying cash dividends. The Company was in compliance with these covenants at time of repayment of the outstanding balance.

Bank Credit Facility

        In September 2002, the Company renegotiated its Bank Credit Facility and converted $22.0 million of Revolving Credit Notes into Term Notes ("2002 Term Notes"). These 2002 Term Notes were collateralized by substantially all of the Company's assets and accrued interest either at the LIBOR rate plus an applicable margin of between 3% to 4% or at the bank's base rate plus an applicable margin of between 0.75% to 1.75% depending upon the Company's leverage ratio. Quarterly redemption payments in varying amounts were scheduled through June 2005. The remaining 2002 Term Notes matured in September 2005. At December 31, 2004, the outstanding balance on the Term Notes was $15,297,000.

        The Bank Credit Facility allowed for borrowings of up to $13.0 million through a revolving credit agreement which also terminated in September 2005. Borrowings outstanding under this agreement were $1.3 million at December 31, 2004. The revolving credit agreement was collateralized by substantially all of the Company's assets and accrued interest either at the LIBOR rate plus an applicable margin of between 3% to 4% or at the bank's base rate plus an applicable margin of between 0.75% to 1.75% dependant upon the Company's leverage ratio. At December 31, 2004, borrowings under the Revolving Credit Agreement accrued interest at 6.0%.

        In January 2005, the Company renegotiated its Bank Credit Facility. The renegotiated Bank Credit Facility provides for Term Notes borrowings of up to $28.8 million. At December 31, 2005, the outstanding balance on the Term Notes approximated $28,750,000. The Term Notes are collateralized by substantially all the assets of the Company and accrue interest at the LIBOR rate plus an applicable margin of between 2.25% and 3.50% or at the bank's base rate plus an applicable margin of between 0.25% to 1.50% depending upon the Company's leverage ratio. Quarterly redemption payments in varying amounts are scheduled through December 2009. The remaining Term Notes mature and are payable January 2010. At December 31, 2005 the interest rate was 8.75%.

        As part of the renegotiated Bank Credit Facility, the new Revolving Credit Facility allows for borrowings of up to $50.0 million. Borrowings outstanding under the Revolving Credit Facility were $36,452,000 at December 31, 2005. The Revolving Credit Facility is collateralized by substantially all the assets of the Company and accrues interest at the LIBOR rate plus an applicable margin of between 2.25% and 3.50% or at the bank's base rate plus an applicable margin of between 0.25% and 1.50% depending upon the Company's leverage ratio. The revolving credit agreement matures in January 2010. At December 31, 2005 the interest rate was 8.75%.

        The Company is subject to meeting certain operating and financial covenants under the Bank Credit Facility, the most restrictive of which requires the Company to maintain certain financial ratios and places restrictions on the level of capital expenditures made and indebtedness incurred. Furthermore, the Company is prohibited from declaring or paying cash dividends. At December 31, 2005, the Company was in compliance with the covenants.

Notes Payable

        In August 2003, the Company acquired Statewide Reporters, Inc. (Statewide). As partial consideration of the purchase price of this acquisition, the Company issued a $650,000 promissory note to the seller. This note bears interest at a rate of 7.0% per annum and is due in three, equal, annual installments.

        In April 2005, the Company acquired L.A.D. Reporting Company, Inc. (LAD) (Note 8). As partial consideration of the purchase price of this acquisition, the Company issued a $2,000,000 promissory note to the seller. This note bears interest at a rate of 6.0% per annum and is due in July 2008.

        At December 31, 2005, the aggregate amounts of required minimum principal payments under the Company's Bank Credit Facility and Notes Payable in each of the next five years are as follows:

(in thousands)
2006	$6,217
2007	6,000
2008	8,000
2009	7,000
2010	40,202

$67,419

        At December 31, 2004, although the balance of the Company's bank credit facility was scheduled to mature in 2005, it has been classified as long-term on the Company's consolidated balance sheet as the Company had the ability and intention to refinance this obligation over a period greater than one year.

Interest Rate Swap

        In 1999, the Company entered into a three-year fixed interest rate swap agreement which converted a portion of its floating rate debt to a fixed-rate basis. In October 2002, the Company renewed the interest rate swap agreement for another three years and was renewed again in January 2005 as part of the renegotiated Bank Credit Facility. The agreement was terminated on December 29, 2005.

        The notional amounts and fair market value under the swap agreements were as follows:

	Notional Amount	Estimated Fair Value Asset (Liability)
December 31, 2004	$14,667,000	$(25,000)

        The differentials to be paid or received are accrued as interest rate change and are recognized as an adjustment to interest expense. As of December 31, 2004 the fixed rate was 3.2%. Under this arrangement, the Company recognized as a component of interest expense losses of $274,000, $182,000 and $62,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

6. Stockholders' Equity

Series A Redeemable Convertible Preferred Stock

        Each share of Series A redeemable convertible preferred stock has the same number of votes as a holder of common stock as its conversion rights provide, as defined in the amended Articles of Incorporation. Holders of Series A redeemable convertible preferred stock have preference over common shareholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series A redeemable convertible preferred stock are entitled to a liquidation value of $3.60 per share, respectively, plus all unpaid dividends (aggregating approximately $7.2 million as of December 31, 2005 based on a rate equal to $0.29 per share per year) as of the liquidation date.

        Unless waived by holders of two thirds of the outstanding Series A shares, the Company is required to redeem at the redemption value, defined as the liquidation value on the redemption date, (approximately $16.8 million as of December 31, 2004 and $17.6 million as of December 31, 2005) the outstanding shares of Series A redeemable convertible preferred stock as follows: 33% of the outstanding shares on January 31, 2001, 67% of the outstanding shares on January 31, 2002 and 100% of the outstanding shares on January 31, 2003, provided that no shares shall be redeemed until the earlier of 180 days after the stated 2009 maturity date of the 12.75% Senior Subordinated Notes or on the date such notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series A redeemable convertible preferred stock is convertible on a one for one basis at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $3.60 per share for each share of Series A convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Series B Redeemable Convertible Preferred Stock

        Each share of Series B preferred stock has the same number of votes as a holder of common stock as its conversion rights provide, as defined in the amended Articles of Incorporation. Holders of Series B redeemable convertible preferred stock have preference over common stockholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series B convertible preferred stock are entitled to a liquidation value of $5.50 per share, plus all unpaid dividends (aggregating approximately $6.0 million as of December 31, 2005 based on a rate equal to $0.44 per share per year) as of the liquidation date.

        Unless waived by holders of two thirds of the outstanding Series B shares, the Company is required to redeem at the redemption value, defined as the liquidation value on the redemption date, approximately $15.2 million as of December 31, 2004 and $16.0 million as of December 31, 2005) the outstanding shares of Series B redeemable convertible preferred stock as follows: 33% of the outstanding shares on January 31, 2002, 67% of the outstanding shares on January 31, 2003 and 100% of the outstanding shares on January 31, 2004, provided that no shares shall be redeemed until the earlier of 180 days after the stated 2009 maturity date of the 12.75% Senior Subordinated Notes or on the date such Notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series B redeemable convertible preferred stock is convertible on a one for one basis at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15.0 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $5.50 per share for each share of Series B convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Series C Redeemable Convertible Preferred Stock

        Each share of Series C preferred stock has the same number of votes as a holder of common stock as its conversion rights, provide, as defined in the amended Articles of Incorporation. Holders of the Series C preferred stock have preference over common stockholders with respect to payment of dividends and distribution of assets in the event of liquidation. Holders of Series C preferred stock are entitled to a liquidation value of $6.50 per share, plus any unpaid dividends (aggregating approximately $2.2 million as of December 31, 2004 and $2.7 million as of December 31, 2005 based on a rate equal to $0.52 per share per year) as of the liquidation date. The Company may be required to redeem, unless waived by two-thirds of the Series C holders, at redemption value (approximately $7.6 million at December 31, 2004 and approximately $8.0 million as of December 31, 2005) the Series C preferred stock 180 days after the stated 2009 maturity of the 12.75% Senior Subordinated Notes or on the date such Notes are paid in full and until the Company's Bank Credit Facility is repaid.

        Each share of Series C redeemable convertible preferred stock is convertible on a one for one basis at any time and also upon a qualified initial public offering with proceeds equal to or in excess of $15.0 million and a per share price of $15.00. Each share converts into an equal number of shares of common stock which results from dividing the conversion value per share in effect at the time of conversion into $6.50 per share for each share of Series C convertible preferred stock being converted, subject to certain adjustments as defined in the Company's Articles of Incorporation.

Common Stock

        During 2003 and 2005, the Company issued 25,000 and 155,000 shares of common stock in connection with acquisitions as discussed in Note 8.

        During 2005, the Company received 70,000 shares of common stock as resolution to a dispute. These shares were valued at $210,000, the then fair value, and were subsequently retired.

        During 2005, the Company repurchased and retired approximately 441,000 shares of common stock in exchange for approximately $1,322,000 in cash.

Notes Receivable from Stockholders

        Notes receivable from stockholders in the amount of $83,000 at December 31, 2004 accrued interest at the bank's base rate plus 1.50% and were due no later than December 2005. Interest income was received periodically and is included as a component of interest expense, net on the accompanying consolidated statements of operations. These notes receivable plus accrued interest were repaid on December 31, 2005.

1996 Stock Option Plan

        The Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which allows for the granting of nonincentive and incentive stock options, as defined by Section 422 of the Internal Revenue Code, and stock appreciation rights to officers, directors and employees of the Company to purchase up to 2,000,000 shares of common stock. The Stock Option Plan terminates in 2006.

        Awards under the Stock Option Plan may be granted as determined by the Board of Directors, which administers the Stock Option Plan. The Board of Directors selects the participants and establishes the terms and conditions of each option or other equity right granted under the Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. All options were granted with an exercise price that was equal to or greater than their fair market value on the date of grant. Information relating to the Stock Option Plan is as follows:

	Number of Options	Weighted Average Exercise Price
	(in thousands, except per share data)
Outstanding at December 31, 2002	1,603	$2.80
Granted	267	4.00
Canceled	(72)	3.33

Outstanding at December 31, 2003	1,798	2.94
Granted	63	4.00
Canceled	(1,219)	2.80

Outstanding at December 31, 2004	642	3.30
Granted	252	4.00
Canceled	(19)	3.70

Outstanding at December 31, 2005	875

Exercisable at December 31, 2005	571	$3.49

Available for grant at December 31, 2005	1,125

        The following table summarizes information about stock options outstanding under the 1996 Plan at December 31, 2005:

	Options Outstanding
				Options Exercisable
			Weighted Average Remaining Contractual Life (in Years)
Exercise Price	Number Outstanding	Weighted Average Exercise Price		Number Exercisable	Weighted Average Exercise Price
$1.50	153	$1.50	3.5	153	$1.50
3.00	61	3.00	4.6	61	3.00
4.00	661	4.00	7.3	357	4.00

	875			571

        At December 31, 2005, a total of 8,738,000 shares of common stock were reserved for the exercise of options, warrants, and the conversion of preferred stock.

Warrants

        The Company has warrants outstanding to purchase 1,393,000 and 1,193,000 shares of common stock outstanding as of December 31, 2004 and December 31, 2005, respectively at $.01 per share, which expire in 2009. These warrants were issued with the Senior Subordinated Notes Payable as discussed in Note 5. During 2005, warrants to purchase 200,000 shares of common stock were canceled as part of the debt refinancing discussed in Note 5.

Restricted Stock

        On July 20, 2004, 1,745,000 shares of common stock were issued at $0.01 per share to certain members of management. At this time, the Company evaluated the fair value of its common stock and determined it to be nominal. These shares will vest at various times between the date of issuance and 2008. Each employee who received the restricted stock also agreed to the cancellation of certain previously held stock options. At December 31, 2004 and December 31, 2005, 1,025,000 and 1,253,230 of these shares were vested, respectively. Any unvested shares granted under the 2004 Incentive Plan are subject to repurchase by the Company at the issue price of $0.01 upon termination of the employee. No compensation expense was recorded relating these shares at issuance in 2004.

7. Income Taxes

        The Company's (benefit from) provision for income taxes for the years ended December 31 consists of the following:

	2003	2004	2005
	(in thousands)
Current
Federal	$16	$61	$1,465
Foreign	630	754	673
State	284	300	425

	$930	$1,115	$2,563

Deferred
Federal	$(1,164)	$1,380	$815
Foreign	(161)	6	21
State	(541)	284	309

	$(1,866)	$1,670	$1,145

Total
Federal	$(1,148)	$1,441	$2,280
Foreign	469	760	694
State	(257)	584	734

(Benefit from) provision for income taxes	$(936)	$2,785	$3,708

        The components of the net deferred tax assets (liabilities) are as follows:

	2004	2005
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$1,247	$2,303
Allowance for doubtful accounts	742	902
Depreciation	381	—
Other	485	258

Deferred tax assets	2,855	3,463

Valuation allowance	(951)	(2,292)
Deferred tax liabilities
Cash to accrual adjustment	(32)	(21)
Goodwill and intangible assets	(4,639)	(5,008)
Depreciation	—	(54)

Deferred tax liabilities	(4,671)	(5,083)

Net deferred tax liabilities	$(2,767)	$(3,912)

        During 2003, management determined that the available positive evidence carried more weight than the historical negative evidence and concluded it was more likely than not that the net deferred tax assets would be realized in future periods. Therefore, $3,134,000 of valuation allowance was released in the year ended December 31, 2003. At December 31, 2004 and 2005, the Company had a valuation allowance against certain state net operating losses which management has determined will more likely than not expire unutilized.

        At December 31, 2005, the Company had state net operating loss carryforwards of approximately $24,126,000, which expire at various dates through 2008.

        The reconciliation of the expected tax (benefit) expense to actual tax expense was as follows:

	2003	2004	2005
Expected federal income tax	34.0%	34.0%	34.0%
Permanent items	4.5	2.4	2.5
Foreign deemed dividends	22.5	4.9	1.8
State taxes	8.4	7.2	6.1
Foreign rate differential	(5.1)	(4.2)	(2.1)
Other	0.4	(3.0)	—
Change in valuation reserve	(92.3)	—	—

	(27.6)%	41.3%	42.3%

8. Acquisitions

2003

        In August 2003, the Company acquired a privately held court reporting firm for a total cost of approximately $1,278,000, including transaction costs of $103,000. In connection with the acquisition, the Company paid $500,000 in cash, issued a Note for $650,000 (Note 5) and issued 25,000 shares in the Company's common stock, valued at $25,000.

        The acquisition has been accounted for as a purchase business combination. Accordingly, the results of operations of the business have been included with those of the Company for the period subsequent to the date of the acquisition. Of the purchase price of $1,278,000, approximately $1,000,000 was allocated to goodwill and $48,000 was allocated to other intangible assets.

        Pro forma data summarizing the combined results have been omitted as the results of this business are immaterial to those of the Company for all prior periods.

2004

        In July 2004, the Company acquired 66.7% of a privately held Australian-based court reporting firm for total cost of approximately $376,000, including transaction costs of $51,000. The Company paid cash for this acquisition. Of the purchase price of $376,000 approximately $318,000 was allocated to goodwill. The Company reflects the other shareholders' interest in the court reporting firm as minority interest in the consolidated financial statements.

        As discussed in Note 10, in March 2005, the Company acquired the remaining 33.3% interest. The Company paid $214,000 in cash for this interest. Of the purchase price, approximately $136,000 was allocated to goodwill. Pro forma data summarizing the combined results have been omitted as the results of this business are immaterial to those of the Company for all prior periods.

2005

        On April 19, 2005, the Company acquired substantially all of the assets of Pacific Coast Court Reports (PCCR). The total purchase price of $2,814,000 included $2,400,000 in cash, assumed liabilities of $169,000 and $245,000 for acquisition related costs. PCCR complements the Company's existing litigation support services. The operating results of PCCR are reflected in operating results since April 19, 2005. The Company has allocated the purchase price to the acquired assets and liabilities based upon their relative fair value as follows:

Total purchase price	$2,814
Liabilities assumed	(169)
Accounts receivable	306
Customer relationships	1,222
Trademarks and tradenames	334
Noncompetition agreements	10
Other intangible assets	17
Goodwill	925

        On July 27, 2005, the Company acquired substantially all of the assets of LAD Reporting Company, Inc. (LAD). The total purchase price of $10,590,000 included $8,000,000 in cash, a $2,000,000 promissory note, 5,000 shares of the Company's common stock with an estimated fair valued at $20,000, assumed liabilities of $225,000 and $345,000 for acquisition related costs. LAD complements the Company's existing litigation support services and gives the Company a presence in the Mid-Atlantic region. The operating result of LAD are reflected in operating results since July 27, 2005. The Company has allocated the purchase price to the acquired assets and liabilities based upon their relative fair values as follows:

Total purchase price	$10,590
Liabilities assumed	(225)
Accounts receivable	1,000
Property and equipment	145
Customer relationships	3,300
Trademarks and tradenames	300
Noncompetition agreements	450
Goodwill	5,395

        On August 30, 2005, the Company acquired substantially all of the assets of The Docuserve Group (Docuserve). The total purchase price of $12,396,000 included $11,450,000 in cash, 120,000 shares of the Company's common stock with an estimated fair valued at

$480,000, assumed liabilities of $109,000 and $357,000 for acquisition related costs. Docuserve will expand the Company's service offerings and complements its existing litigation support services. The operating results of Docuserve are reflected in operating results since August 30, 2005. The Company has allocated the purchase price to the acquired assets and liabilities based upon their relative fair value as follows:

Total purchase price	$12,396
Liabilities assumed	(109)
Accounts receivable	2,032
Property and equipment	599
Customer relationships	3,200
Trademarks and tradenames	250
Noncompetition agreements	200
Goodwill	6,115

        The following table presents results of operations on an unaudited pro forma basis as if these acquisitions had taken place at January 1, 2004.

	Year Ended December 31,
	2004	2005
Revenue	$139,508	$146,613
Net income	5,224	5,540

        The pro forma results are not necessarily indicative of the results that would have resulted had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

9. Commitments and Contingencies

        The Company has various operating and capital leases that expire at various dates through 2009. In addition to the base rent relating to the Company's lease of its facilities, the Company is obligated to pay a proportionate share, as defined, of real estate tax and operating cost increases. The Company recorded rental and lease expense of $3,140,000, $3,222,000 and $3,733,000 in 2003, 2004 and 2005, respectively.

        Future noncancelable minimum lease commitments at December 31, 2005 are as follows:

	Capital Leases	Operating Leases
	(in thousands)
Year Ended December 31,
2006	$69	$3,624
2007	15	3,086
2008	—	2,508
2009	—	1,714
Thereafter	—	2,934

Present value of minimum lease payments	84	$13,866

Less current portion of capital lease obligations	69

Capital lease obligations, net of current portion	$15

  Litigation

        The Company is the subject of various pending or threatened legal actions in the ordinary course of business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. However, management believes that the final disposition of these matters will not be material to our financial position, results of operations or cash flows.

10. Joint Ventures

United Kingdom

        In December 2003 the Company entered into a joint venture to provide broadcast capturing services outside of North America, principally in the United Kingdom. The Company owns 50% of the net equity of the joint venture. The joint venture agreement requires each partner to contribute the lesser of $250,000 or 150,000 GBP, in the form of 24-month, interest-free loans. No contributions had been paid at December 31, 2004.

        From January 2005 through May 2005, the Company contributed a net total of 300,000 GBP (approximately $567,000).

Australia

        In July 2004, the Company acquired 66.7% of a privately held Australian-based court reporting firm for total cost of approximately $376,000 including transaction costs of $51,000. The Company paid cash for this acquisition. Of the purchase price of $376,000 approximately $318,000 was allocated to goodwill. The Company reflected the other shareholders' interest in the court reporting firm as minority interest in the consolidated statements.

        In March 2005, the Company acquired the remaining 33.3% interest (Note 8) of the privately held Australian-based court reporting firm that it did not own. The Company paid $214,000 in cash for this interest.

11. Defined Contributions Plans

        The Company sponsors a 401(k) savings and retirement plan for certain employees. The Company's contribution expense related to the Plan was approximately $115,000, $33,000 and $32,000 for 2003, 2004 and 2005, respectively.

12. Supplemental Cash Flows Disclosure

        The Company accreted the value of redeemable convertible preferred stock by $2,071,000 for 2003, 2004 and 2005.

        The Company issued 155,000 shares of common stock valued at $620,000 in aggregate as partial consideration associated with acquisitions made in 2005 (Note 8).

13. Subsequent Events

        On January 3, 2006, all outstanding shares of common stock of the Company were purchased for total consideration of approximately $158.0 million by Merrill Corporation. The redeemable convertible preferred stock holders converted their shares into common stock as prescribed in the Company's articles of Incorporation as discussed in Note 6. In conjunction with the acquisition, the Credit Facility and Notes Payable were paid in full.

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different or additional information. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                           , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

             Shares

Common Stock

Deutsche Bank Securities

Credit Suisse

Piper Jaffray

Prospectus

                           , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange listing fee.

Amount
SEC registration fee		$27,071
NASD fee		25,800
New York Stock Exchange listing fee		*
Blue sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*To be filed by amendment

Item 14. Indemnification of Directors and Officers.

        The Minnesota Business Corporation Act requires us to indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of these indemnification rights.

        Our articles of incorporation, as amended, provide that each director, officer, employee and agent, past or present of our company, and persons serving as such of another corporation or entity at our request, shall be indemnified to the fullest extent permitted by applicable state law.

        We also maintain a directors' and officers' insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

        On                           , we effected a recapitalization pursuant to which all of our issued and outstanding shares of class B common stock were converted into shares of issued and outstanding common stock and each plan, right, option or warrant entitling its holder to subscribe for or purchase shares of our class B common stock were automatically converted into and became a plan, right, option or warrant, respectively, to subscribe for or purchase an identical number of shares of our common stock. In effecting the exchange, we relied upon Section 3(a)(9) of the Securities Act of 1933, as amended.

        Since January 1, 2003, we have granted under our 1999 stock option plan options to purchase an aggregate of             shares of our class B common stock at exercise prices ranging from $             to $             per share to our employees and independent contractors:

  •
  In December 2003, we granted options to purchase an aggregate of 575,000 shares of our class B common stock at an exercise price of $6.30 per share.

  •
  In April 2004, we granted options to purchase an aggregate of 40,000 shares of our class B common stock at an exercise price of $17.04 per share.

  •
  In November 2004, we granted options to purchase an aggregate of 61,500 shares of our class B common stock at an exercise price of $22.00 per share.

  •
  In February 2005, we granted options to purchase an aggregate of 56,500 shares of our class B common stock at an exercise price of $26.37 per share.

  •
  In February 2006, we granted options to purchase an aggregate of 382,500 shares of our class B common stock at an exercise price of $72.00 per share.

        Since January 1, 2003, no stock options to purchase shares of our class B common stock have been exercised.

        No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities and grant of stock options described above. At the time of the option grants described above, we believed that each of the grants was exempt from the registration requirements of the Securities Act of 1933 by virtue of a "no-sale" theory under Section 5 of the Securities Act of 1933, since none of the option recipients provided any consideration for the grants (the sale of the underlying option shares will occur only when the option is exercised and the purchase price paid to us). We also believed that each of such grants was exempt from the registration requirements of the Securities Act of 1933 by virtue of the exemption available under Rule 701 of the Securities Act of 1933 for securities offered under compensatory plans. With regard to our reliance upon the Rule 701 exemption, all such option grants were to our employees or independent consultants pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Form of Amended and Restated Articles of Incorporation of Merrill Corporation to be effective immediately prior to effectiveness of the offering.
3.2	*	Form of Amended and Restated Bylaws of Merrill Corporation to be effective immediately prior to the effectiveness of the offering.
4.1	*	Specimen Certificate representing shares of common stock of Merrill Corporation.
4.2	*	Amended and Restated Investors' Agreement dated as of , 2006 among Merrill Corporation and the investor parties thereto.
4.3	**	Form of Warrant issued November 23, 1999 to the holders of preferred stock.

4.4	**	Global Warrant issued November 23, 1999 to the holders of senior subordinated notes.
4.5	**	Form of Series C Warrant to be issued to the holders of preferred stock.
4.6	**	Form of Series D Warrant to be issued to the holders of preferred stock.
4.7	**	Warrant Registration Rights Agreement dated as of November 23, 1999 between Merrill Corporation and Donaldson, Lufkin Jenrette Securities Corporation.
4.8		Warrant Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Norwest Bank Minnesota, N.A.
5.1	*	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1	**	Merrill Corporation 1999 Stock Option Plan, as amended.
10.2	**	Form of Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and the Merrill Corporation Direct Investment Plan for awards granted prior to 2003.
10.3	**	Form of Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan for awards granted prior to 2003.
10.4	**	Merrill Corporation Direct Investment Plan, as amended.
10.5	**	Form of Participation Agreement (Options Only) under the Merrill Corporation 1999 Stock Option Plan for options granted after 2003.
10.6	**	Form of First Amendment to Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.7	**	Form of First Amendment to Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.8	**	Merrill Corporation 2003 Long Term Incentive Plan.
10.9	**	Form of Eligibility Notice under Merrill Corporation 2003 Long Term Incentive Plan.
10.10	**	Merrill Corporation Second 2003 Long Term Incentive Plan.
10.11	**	Form of Eligibility Notice under Merrill Corporation Second 2003 Long Term Incentive Plan.
10.12	**	Merrill Corporation Supplemental Executive Retirement Plan, as amended.
10.13	**	Merrill Corporation Income Deferral Plan, as amended.
10.14	**	Merrill Corporation 2006 Management Incentive Plan.
10.15	*	Merrill Corporation 2006 Stock Incentive Plan.
10.16	*	Form of Stock Option Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.17	*	Form of Restricted Stock Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.18	*	Merrill Corporation 2006 Employee Stock Purchase Plan.

10.19	**	Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and John W. Castro.
10.20	**	Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Rick R. Atterbury.
10.21		Offer Letter dated March 6, 2000 to Robert H. Nazarian.
10.22	**	Employment Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.23	**	Non-Competition Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.24	**	Letter Agreement dated November 23, 2005 between Merrill Communications LLC and Craig P. Levinsohn.
10.25	**	Form of Change in Control Agreement between Merrill Corporation and certain of its executive officers.
10.26	*	Summary of Named Executive Officer Compensation.
10.27	*	Summary of Outside Director Compensation.
10.28	**	Preferred Stockholders Agreement dated as of August 9, 2002 among Merrill Corporation and holders of its preferred stock.
10.29	**	Amended, Restated and Combined Credit Agreement, dated December 22, 2005, among Merrill Communications LLC, Merrill Corporation, Bank of America, N.A., as the Administrative Agent, and the various financial institutions as the lenders thereunder.
10.30	**	First Amendment to Credit Agreement dated December 30, 2005 among Merrill Communications LLC, Merrill Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
10.31	**	Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.32	**	Closing Agreement and Amendment No. 1 to the Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.33	**	Stock Transfer Restriction Agreement dated February 10, 2006 by and among Merrill Corporation and certain officers of Merrill Corporation.
21.1	**	List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Pricewaterhouse Coopers LLP.
23.3	*	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney.

*To be filed by amendment.

**Previously filed.

(b)   Financial Statement Schedules.

        All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17. Undertakings.

        (a)   The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Merrill Corporation has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota on this 14th day of June, 2006.

MERRILL CORPORATION
By:	/s/ JOHN W. CASTRO John W. Castro Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ JOHN W. CASTRO John W. Castro	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	June 14, 2006
/s/ ROBERT H. NAZARIAN Robert H. Nazarian	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 14, 2006
* Rick R. Atterbury	Director	June 14, 2006
* Thompson Dean	Director	June 14, 2006
* David A. Durkin	Director	June 14, 2006
* Mark D. Edwards	Director	June 14, 2006
* B. Michael James	Director	June 14, 2006

* Kamil Marc Salame	Director	June 14, 2006
*By:	/s/ JOHN W. CASTRO John W. Castro, as Attorney-in-Fact

MERRILL CORPORATION

REGISTRATION STATEMENT ON FORM S-1

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Form of Amended and Restated Articles of Incorporation of Merrill Corporation to be effective immediately prior to effectiveness of the offering.
3.2	*	Form of Amended and Restated Bylaws of Merrill Corporation to be effective immediately prior to the effectiveness of the offering.
4.1	*	Specimen Certificate representing shares of common stock of Merrill Corporation.
4.2	*	Amended and Restated Investors' Agreement dated as of , 2006 among Merrill Corporation and the investor parties thereto.
4.3	**	Form of Warrant issued November 23, 1999 to the holders of preferred stock.
4.4	**	Global Warrant issued November 23, 1999 to the holders of senior subordinated notes.
4.5	**	Form of Series C Warrant to be issued to the holders of preferred stock.
4.6	**	Form of Series D Warrant to be issued to the holders of preferred stock.
4.7	**	Warrant Registration Rights Agreement dated as of November 23, 1999 between Merrill Corporation and Donaldson, Lufkin Jenrette Securities Corporation.
4.8		Warrant Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Norwest Bank Minnesota, N.A.
5.1	*	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1	**	Merrill Corporation 1999 Stock Option Plan, as amended.
10.2	**	Form of Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and the Merrill Corporation Direct Investment Plan for awards granted prior to 2003.
10.3	**	Form of Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan for awards granted prior to 2003.
10.4	**	Merrill Corporation Direct Investment Plan, as amended.
10.5	**	Form of Participation Agreement (Options Only) under the Merrill Corporation 1999 Stock Option Plan for options granted after 2003.
10.6	**	Form of First Amendment to Executive Participation Agreement under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.7	**	Form of First Amendment to Participation Agreement (All Awards) under the Merrill Corporation 1999 Stock Option Plan and Merrill Corporation Direct Investment Plan granted prior to 2003.
10.8	**	Merrill Corporation 2003 Long Term Incentive Plan.

Index-1

10.9	**	Form of Eligibility Notice under Merrill Corporation 2003 Long Term Incentive Plan.
10.10	**	Merrill Corporation Second 2003 Long Term Incentive Plan.
10.11	**	Form of Eligibility Notice under Merrill Corporation Second 2003 Long Term Incentive Plan.
10.12	**	Merrill Corporation Supplemental Executive Retirement Plan, as amended.
10.13	**	Merrill Corporation Income Deferral Plan, as amended.
10.14	**	Merrill Corporation 2006 Management Incentive Plan.
10.15	*	Merrill Corporation 2006 Stock Incentive Plan.
10.16	*	Form of Stock Option Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.17	*	Form of Restricted Stock Agreement under the Merrill Corporation 2006 Stock Incentive Plan.
10.18	*	Merrill Corporation 2006 Employee Stock Purchase Plan.
10.19	**	Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and John W. Castro.
10.20	**	Employment Agreement dated as of November 23, 1999 between Viking Merger Sub, Inc. and Rick R. Atterbury.
10.21		Offer Letter dated March 6, 2000 to Robert H. Nazarian.
10.22	**	Employment Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.23	**	Non-Competition Agreement dated November 18, 2005 between Merrill Communications LLC and Perry L. Solomon.
10.24	**	Letter Agreement dated November 23, 2005 between Merrill Communications LLC and Craig P. Levinsohn.
10.25	**	Form of Change in Control Agreement between Merrill Corporation and certain of its executive officers.
10.26	*	Summary of Named Executive Officer Compensation.
10.27	*	Summary of Outside Director Compensation.
10.28	**	Preferred Stockholders Agreement dated as of August 9, 2002 among Merrill Corporation and holders of its preferred stock.
10.29	**
Amended, Restated and Combined Credit Agreement, dated December 22, 2005, among Merrill Communications LLC, Merrill Corporation, Bank of America, N.A., as the Administrative Agent, and the various financial institutions as the lenders thereunder.
10.30	**	First Amendment to Credit Agreement dated December 30, 2005 among Merrill Communications LLC, Merrill Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

Index-2

10.31	**	Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.32	**
Closing Agreement and Amendment No. 1 to the Agreement and Plan of Merger dated November 18, 2005 by and among Capture Merger Corp., Merrill Communications LLC, WordWave, Inc. and Perry L. Solomon, as stockholder representative.
10.33	**	Stock Transfer Restriction Agreement dated February 10, 2006 by and among Merrill Corporation and certain officers of Merrill Corporation.
21.1	**	List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3	*	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

Index-3

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Relating to Our Business
Risks Relating to this Offering and Ownership of Our Common Stock
FORWARD-LOOKING STATEMENTS
RECAPITALIZATION AND STOCK SPLIT
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Uaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended January 31, 2006
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Aggregated Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
PRINCIPAL AND SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Merrill Corporation Consolidated Balance Sheets (dollars in thousands, except per share amounts)
Merrill Corporation Consolidated Statements of Operations (dollars in thousands except per share data)
Merrill Corporation Consolidated Statements of Cash Flows (dollars in thousands)
Merrill Corporation Consolidated Statements of Shareholders' Equity (Deficit) and Comprehensive Income (Loss) (dollars in thousands, except share amounts) For the Years Ended January 31, 2004 (restated), 2005 (restated) and 2006
Merrill Corporation Notes to Consolidated Financial Statements
WordWave, Inc. Consolidated Financial Statements December 31, 2003, 2004 and 2005
Report of Independent Auditors
WordWave, Inc. Consolidated Balance Sheets
WordWave, Inc. Consolidated Statements of Operations
WordWave, Inc. Consolidated Statements of Cash Flows
WordWave, Inc. Notes to Consolidated Financial Statements December 31, 2003, 2004 and 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
MERRILL CORPORATION REGISTRATION STATEMENT ON FORM S-1 EXHIBIT INDEX